As filed with the Securities and Exchange Commission on June 18, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL CROSSING LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda	4813	98-0407042
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(For Co-Registrants, see “Table of Co-Registrants” on the following page)

Wessex House

45 Reid Street

Hamilton HM12, Bermuda

(441) 296-8600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John B. McShane

Executive Vice President and General Counsel

Global Crossing Limited

Wessex House

45 Reid Street

Hamilton HM12, Bermuda

(441) 296-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis D. Lamont

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022

(212) 906-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
12% Senior Secured Notes due 2015(2)	$750,000,000	100%	$750,000,000	$53,475
Guarantees of 12% Senior Secured Notes due 2015(3)	N/A	N/A	N/A	N/A

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee.
(2)	The 12% Senior Secured Notes due 2015 will be the obligations of Global Crossing Limited.
(3)	Represents the guarantees of the 12% Senior Secured Notes due 2015, to be issued by the Co-Registrants. Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is being paid in respect of the guarantees.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS

Exact Name of Co-Registrant as Specified in its Charter	Address, including zip code, and telephone number, including area code, of Co-Registrant’s principal executive offices	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
Global Crossing Holdings Limited	(1)	Bermuda	98-0407045
Atlantic Crossing Ltd.	(1)	Bermuda	98-0167636
Global Crossing Asia Holdings Ltd.	(1)	Bermuda	*
Global Crossing Australia Holdings Ltd.	(1)	Bermuda	*
Global Crossing Network Center Ltd.	(1)	Bermuda	*
Global Crossing International, Ltd.	(1)	Bermuda	98-0193017
Old GMS Holdings Ltd.	(1)	Bermuda	*
South American Crossing Holdings Ltd.	(1)	Bermuda	*
Global Crossing International Networks Ltd.	(1)	Bermuda	*
GC Crystal Holdings Ltd.	(1)	Bermuda	*
PAC Panama Ltd.	(1)	Bermuda	*
Global Crossing Telecommunications–Canada, Ltd.	(2)	Canada (Federal)	*
Ameritel Management, Inc.	(3)	Canada (Federal)	*
Global Crossing Hong Kong Limited	(4)	Hong Kong Special Administrative Region	*
Fibernet Holdings Limited	(5)	England and Wales	*
Global Crossing (Bidco) Limited	(5)	England and Wales	*
Global Crossing Europe Limited	(5)	England and Wales	*
Global Crossing Financial Markets Limited	(5)	England and Wales	*
Pan American Crossing UK Ltd.	(5)	England and Wales	*
GC Impsat Holdings I Plc.	(5)	England and Wales	98-0643145
GC Impsat Holdings II Limited	(5)	England and Wales	*
GC Impsat Holdings III Limited	(5)	England and Wales	*
GC Pan European Crossing UK Limited	(5)	England and Wales	*
Racal Telecommunications, Inc.	(6)	Delaware	65-0782799
International Optical Network, L.L.C.	(6)	Delaware	13-3979526
Global Crossing Bandwidth, Inc.	(6)	California	77-0228804
Global Crossing North America, Inc.	(6)	New York	16-0613330
Global Crossing Development Co.	(6)	Delaware	95-4670902
Global Crossing Employee Services Inc.	(6)	Delaware	94-3328185
Global Crossing Local Services, Inc.	(6)	Michigan	38-3273802
Global Crossing North American Holdings, Inc.	(6)	Delaware	52-2288471
Global Crossing North American Networks, Inc.	(6)	Delaware	16-1194420
Global Crossing Telecommunications, Inc.	(6)	Michigan	36-3098226
ALC Communications Corporation	(6)	Delaware	38-2643582
Budget Call Long Distance, Inc.	(6)	Delaware	47-0755311
GT Landing II Corp.	(6)	Delaware	02-0555657

Exact Name of Co-Registrant as Specified in its Charter	Address, including zip code, and telephone number, including area code, of Co-Registrant’s principal executive offices	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification No.
Global Crossing Telemanagement, Inc.	(6)	Wisconsin	39-1423549
Global Crossing Telemanagement VA, LLC	(6)	Virginia	16-1543620
Impsat Fiber Networks, Inc.	(7)	Delaware	52-1910372
Global Crossing Americas Solutions, Inc.	(8)	Delaware	65-0600569
Global Crossing Australia Pty Limited	(9)	Australia	*
Global Crossing Japan KK	(10)	Japan	*
Global Crossing Singapore Pte. Ltd.	(11)	Singapore	*
SAC Brasil Holding Ltda.	(12)	Brazil	*
SAC Brasil S.A.	(12)	Brazil	*
Impsat Participacoes e Comercial Ltda.	(13)	Brazil	*
Global Crossing Comunicacoes do Brasil Ltda.	(13)	Brazil	*
Global Crossing Chile S.A.	(14)	Chile	*
Global Crossing Servicios, S. de R.L. de C.V.	(15)	Mexico	*
Global Crossing Mexicana, S. de R.L. de C.V.	(15)	Mexico	*
Global Crossing Mexicana, II S. de R.L. de C.V.	(15)	Mexico	*
SAC Panama S.A.	(16)	Panama	*
Global Crossing Panama Inc.	(17)	Panama	*
Telecom Infrastructure Hardware S.R.L.	(18)	Peru	*
Global Crossing Peru S.A.	(19)	Peru	*
GC St. Croix Company, Inc.	(20)	U.S. Virgin Islands	66-0575696
Global Crossing Costa Rica, S.R.L.	(21)	Costa Rica	*
Global Crossing Comunicaciones Ecuador S.A.	(22)	Ecuador	*
Global Crossing Venezuela S.A.	(23)	Venezuela	*
Fibernet GmbH	(24)	Germany	*
Global Crossing PEC Deutschland GmbH	(24)	Germany	*
Global Crossing Ireland Limited	(25)	Ireland	*
Global Crossing Services Europe Limited	(25)	Ireland	*
Global Crossing Services Ireland Limited	(25)	Ireland	*
Global Crossing PEC Luxembourg I s.à.r.l.	(26)	Luxembourg	*
Global Crossing PEC Luxembourg II s.à.r.l.	(26)	Luxembourg	*
Global Crossing PEC España S.A.	(27)	Spain	*
GC IMPSAT Holdings Nederland B.V.	(28)	The Netherlands	*
Global Crossing PEC Holdings B.V.	(29)	The Netherlands	*
GC Pan European Crossing Networks B.V.	(29)	The Netherlands	*
Global Crossing PEC Nederland B.V.	(29)	The Netherlands	*
Global Crossing Nederland B.V.	(29)	The Netherlands	*
Global Crossing Belgie b.v.b.a.†	(30)	Belgium	*
Global Crossing PEC Belgium b.v.b.a.	(30)	Belgium	*
Global Crossing Cyprus Holdings Limited	(31)	Cyprus	*
Global Crossing PEC Danmark A.p.S.	(32)	Denmark	*
Global Crossing Sverige AB	(33)	Sweden	*
Global Crossing PEC Switzerland AG	(34)	Switzerland	*

(1)	The address of the principal executive offices of the registrant is Wessex House, 1st floor, 45 Reid Street, Hamilton HM12, Bermuda, telephone (441) 296-8600.
(2)	The address of the principal executive offices of the registrant is Commerce Court West, 199 Bay Street, Suite 2800, Toronto, Ontario, Canada M5L 1A9, telephone (416) 863-2400.
(3)	The address of the principal executive offices of the registrant is 595 Burrard Street, Three Bentall Centre, Suite 2600, P.O. Box 49314, Vancouver, British Columbia, Canada V7X 1L3, telephone (604) 631-3300.
(4)	The address of the principal executive offices of the registrant is 601 Prince’s Bldg., Chater Road, Central, Hong Kong, telephone (852) 3512-5838.
(5)	The address of the principal executive offices of the registrant is 1 London Bridge, London SE1 9BG, United Kingdom, telephone (44) 845-000-1000.
(6)	The address of the principal executive offices of the registrant is 225 Kenneth Drive, Rochester, New York 14623-4277, telephone (585) 255-1100.
(7)	The address of the principal executive offices of the registrant is Elvira Rawson de Dellepiane 150, Piso 8, C1107BCA, Buenos Aires, Argentina, telephone (5411) 5170-0000.
(8)	The address of the principal executive offices of the registrant is 701 Waterford Way, Suite 390, Miami, FL 33126, telephone (305) 808-5934.
(9)	The address of the principal executive offices of the registrant is Suite 21A, Level 4, 33 MacMahon St., Hurtsville, NSW 2220, Australia, telephone (61 2) 9225-5306.

(10)	The address of the principal executive offices of the registrant is Pier West Square, 11-8, Tskuda 1-chome, Chuo-ku, Tokyo, Japan, telephone (81 3) 5645-8089.
(11)	The address of the principal executive offices of the registrant is 80 Raffles Place, #33-00, UOB Plaza 048624, Singapore, telephone (65) 6225-2626.
(12)	The address of the principal executive offices of the registrant is Av. Pedro II 329 Sao Cristovao Rio de Janeiro, rio 20941-070 Brazil, telephone (55 21) 3957-2100.
(13)	The address of the principal executive offices of the registrant is 666 Eid Mansur Av., Parque Sao George, City of Cotia, Sao Paulo, Brazil, telephone (55 11) 3957-2200.
(14)	The address of the principal executive offices of the registrant is Av Kennedy 5732, 802 Torre Poniente Las Condes, Santiago, Chile, telephone (56 2) 422-5900.
(15)	The address of the principal executive offices of the registrant is Lago Zurich 96 Col. Granada Miguel Hidalgo Mexico D.F. Mexico, telephone (52 55) 2581-6270.
(16)	The address of the principal executive offices of the registrant is Avenida Arnulfo Arias Madrid a un costado de Cable & Wireless, Balboa, Ancon Panama, telephone (507) 314-0324.
(17)	The address of the principal executive offices of the registrant is Avenida Arnulfo Arias y Calle Remon Levy Balboa, Edificio No. 851 Panama City, Panama, telephone (507) 324-0324.
(18)	The address of the principal executive offices of the registrant is Carretera Panamericana Sur Km 20.4 Villa del Salvador, Lima, Peru, telephone (51 5) 295-7400.
(19)	The address of the principal executive offices of the registrant is Av. Manuel Olguin 359 Urb., Santiago de Sucro, Lima Peru, telephone (51 1) 705-5700.
(20)	The address of the principal executive offices of the registrant is 14A Norre Gade St. Thomas, U.S. Virgin Islands, telephone (305) 808-6007.
(21)	The address of the principal executive offices of the registrant is Sabana Norte, Edificio Torre La Sabana, Piso Siete, San Jose, Costa Rica, telephone 305-808-6007.
(22)	The address of the principal executive offices of the registrant is Calle Juan Diaz N37-111, Urbanizacion Iñaquito Alto, Quito, Ecuador, telephone (593 2) 226-4101.
(23)	The address of the principal executive offices of the registrant is Calle 7, Zona 1, Manzana B-2, Sector Sur—Edificio—Edificio Impsat, La Urbina, Caracas, Venezuela, telephone (58 212) 243-5044.
(24)	The address of the principal executive offices of the registrant is Kleyerstrasse, 82 D-60326, Frankfurt am Main, Germany, telephone (49 69) 71373-400.
(25)	The address of the principal executive offices of the registrant is Fourth Floor, The Sweepstakes Centre, No. 3, Ballsbridge, Dublin 4, Ireland, telephone (353 1) 618-8787.
(26)	The address of the principal executive offices of the registrant is 208 Val des Bons Malades, L-2121 Luxembourg-Kirchberg, Grand Duchy of Luxembourg, telephone (352) 262-0451.
(27)	The address of the principal executive offices of the registrant is O´Donnell street, 10, 4º Derecha, 28009 Madrid, Spain, telephone (34 91) 369-14-14.
(28)	The address of the principal executive offices of the registrant is Prins Bernhardplein 200, 1097 JB, Amsterdam, The Netherlands, telephone (31 35) 655-6575.
(29)	The address of the principal executive offices of the registrant is Gooimeer 3-15, 1411 DC Naarden, The Netherlands, telephone (31 35) 655-6575.
(30)	The address of the principal executive offices of the registrant is Kouterveldstraat 15, B-1831 Diegem, Belgium, telephone (32 2) 275-51-11.
(31)	The address of the principal executive offices of the registrant is Diagorou, 2 Era House 11th Floor, P.C. 1097 Nicosia, Cyprus, telephone (357 22) 817830.
(32)	The address of the principal executive offices of the registrant is Gladsaxe Ringvej 11, 2860 Søborg, Denmark, telephone (45) 4346-3333.
(33)	The address of the principal executive offices of the registrant is Mejerivagen 6, Stockholm 11743, Sweden, telephone (46 8) 503-20-502.
(34)	The address of the principal executive offices of the registrant is Rautistrasse 77, CH-8048 Zurich, Switzerland, telephone (41 44) 497-1900.
†	The registrant is currently in liquidation.
*	The registrant currently does not have an I.R.S. employer identification number.

Address, including zip code, and telephone number, including area code, of each Co-Registrant’s agent for service is c/o Global Crossing Limited, 45 Reid Street, Hamilton HM12, Bermuda, and the name of each Co-Registrant’s agent for service is John B. McShane, Executive Vice President and General Counsel, Global Crossing Limited.

The Primary Standard Industrial Classification Code Number for each Co-Registrant is 4813.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 18, 2010

PROSPECTUS

Global Crossing Limited

Offer To Exchange Up To

$750,000,000

12% Senior Secured Notes due 2015

which have been registered under the Securities Act of 1933

for any and all outstanding

12% Senior Secured Notes due 2015

The Exchange Offer:

•

The notes offered by this prospectus, or “exchange notes,” have been registered under the Securities Act of 1933, as amended, and are being offered in exchange for the outstanding, unregistered notes, or “original notes,” that we issued on September 22, 2009.

•	We will exchange all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes.

•	You may withdraw tendered outstanding original notes at any time prior to the expiration of the exchange offer.

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless extended by us.

•	The exchange of outstanding original notes for exchange notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes:

•

The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act, the exchange notes will bear a separate CUSIP number, and the transfer restrictions, registration rights and related special interest terms applicable to the original notes will not apply to the exchange notes.

•	The exchange notes will mature on September 15, 2015. We will pay interest on the exchange notes semi-annually on March 15 and September 15 of each year.

•

The exchange notes will be guaranteed by all of our direct and indirect subsidiaries other than the subsidiaries comprising the GC UK Segment (as defined in this prospectus) and certain other subsidiaries as further described in this prospectus. The exchange notes and the guarantees will be senior obligations, will rank equally in right of payment with all of our and the guarantors’ other existing and future senior indebtedness and will be effectively subordinated in right of payment to all existing and future liabilities of our subsidiaries that do not guarantee the exchange notes.

•

The exchange notes and the guarantees will be secured on a first-priority basis, subject to certain exceptions and permitted liens, on our and certain of the guarantors’ existing and future assets as described in this prospectus.

•	We do not intend to list the exchange notes on any securities exchange.

Any broker-dealer that holds original notes acquired for its own account as a result of market-making activities or other trading activities, and that receives exchange notes pursuant to the exchange offer, must deliver a prospectus in connection with any resales of such exchange notes. We have agreed that, for a period beginning on the date the exchange offer is consummated and ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Investments in the exchange notes involve risks. See “Risk Factors” beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus, the letter of transmittal and the notice of guaranteed delivery are first being mailed to all holders of the original notes on                     , 2010.

The date of this prospectus is                     , 2010.

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

This prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information in this prospectus is current only as of the date on its cover and may change after that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may obtain information incorporated by reference, at no cost, by writing or telephoning us at the following address:

Global Crossing Limited

200 Park Avenue

Suite 300

Florham Park, NJ 07932

(973) 937-0100

Attention: Corporate Secretary

To obtain timely delivery, you must request the information no later than five (5) business days prior to the expiration of the exchange offer, or                 , 2010. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page 161.

i

SUMMARY

This summary contains basic information about Global Crossing Limited, or “GCL,” an exempt company with limited liability formed under the laws of Bermuda in 2003, and its subsidiaries. This summary highlights selected information included or incorporated by reference in this prospectus. This summary is not intended to be a complete description of the matters covered in this prospectus and is subject to, and is qualified in its entirety by reference to, the more detailed information and financial statements (including the notes thereto) included or incorporated by reference in this prospectus. Except as otherwise noted herein, or as the context may otherwise require, references to “Global Crossing,” “the Company,” “we,” “our” and “us” mean GCL and its subsidiaries. Various financial terms, including “OIBDA,” have the meanings set forth under “Summary Consolidated Financial Information.”

Our Company

We are a global communications service provider. We offer a full range of data, voice and collaboration services and deliver services to approximately 40 percent of the companies in the Fortune 500, as well as 700 carriers, mobile operators and Internet service providers around the world. Our operations are based principally in North America, Europe, Latin America and a portion of the Asia/Pacific region.

We assess performance and allocate resources based on the following three operating segments:

(i) The ROW Segment.    The “Rest of World” Segment (“ROW Segment”) represents all our operations outside the GC UK Segment and the GC Impsat Segment (each, as defined below) and operates primarily in North America, with smaller operations in Europe, Latin America and a portion of the Asia/Pacific region and includes our subsea fiber network, serving many of the world’s largest corporations and many other telecommunications carriers with a full range of managed telecommunication services, including data, IP, data center and voice products.

(ii) The GC Impsat Segment.    The segment consisting of GC Impsat Holdings I Plc (“GC Impsat”) and its subsidiaries (collectively, the “GC Impsat Segment”) operates primarily in the Latin American region and provides telecommunication services, including data, IP, data center, information technology and voice services to corporate, government and other communication clients in Latin America.

(iii) The GC UK Segment.    The segment consisting of Global Crossing (UK) Telecommunications Limited (“GC UK”) and its subsidiaries (collectively, the “GC UK Segment”) operates primarily in the United Kingdom (“U.K.”) and provides a wide range of managed network communications services, including data, IP, data center and voice services, to government and other public sector organizations, major corporations and other communications companies in the U.K.

We believe that our global and diversified customer base, global IP network, IP-enabled solutions and hosting capabilities, and extensive network of suppliers globally, coupled with our systems, processes and superior customer service, provide us with a differentiated platform and enable us to take advantage of the evolving competitive landscape of the telecommunications industry.

Our Network

Our global IP network allows us to operate service platforms enabling the delivery of various IP-based data and voice services in major business centers throughout the world. We monitor, provision and maintain the global network utilizing a suite of operational support systems. Our business benefits from significant growth in global demand for IP-based network services.

At the base of our network are subsea and terrestrial fiber-optic cables that connect and cross North America, South America, Europe and a portion of the Asia/Pacific region, which we either own or hold under long-term indefeasible rights of use (“IRUs”) from other carriers. These fiber optic assets and related transmission, switching and routing equipment (the “GC Fiber Network”) provides seamless, broadband connectivity to 32 countries through a combination of subsea cables, national and international networks and metropolitan networks.

The subsea portion of the GC Fiber Network consists of six fiber-optic cable systems owned by us: Atlantic Crossing-1 (“AC-1”); Atlantic Crossing-2 (“AC-2”); Mid-Atlantic Crossing (“MAC”); South America Crossing (“SAC”); Pan American Crossing (“PAC”); and an approximate 314 route mile system connecting the U.K. and Ireland. SAC is a 12,400 route mile sub-sea system including an approximately 2,500 mile terrestrial route connecting Argentina and Chile. SAC connects major markets throughout Latin America and is one of only two sub-sea systems currently in operation that circumnavigates the majority of South America. At approximately 4,600 route miles, MAC provides a strategic gateway between the Eastern Seaboard of the U.S. and our Latin America assets, a route that is experiencing acute demand growth and increasing capacity scarcity. PAC is integrated with a 2,300 mile terrestrial ring route (including associated backhaul) within Mexico, and we completed the extension of our PAC system to Costa Rica in 2008. In the aggregate, these subsea cable systems span approximately 39,000 route miles and have approximately 24 landing points on three continents: North America, South America and Europe.

The North American network portion of the GC Fiber Network comprises approximately 18,000 route miles of fiber in the U.S. and Canada, most of which consists of IRUs on fibers purchased from other carriers.

We also have a deep footprint in Latin America through our GC Impsat assets and in the U.K. where our approximately 9,800 route mile network comes within 1.5 miles of approximately two-thirds of Britain’s business infrastructure. GC Impsat currently provides telecommunications services to its customers using its local access and long haul fiber optic and satellite networks. The deployed facilities include 15 metropolitan area networks in the largest cities of the region, long haul networks across Argentina, Brazil, Chile and Colombia, and leased submarine capacity to link South America to the United States.

Our GC Fiber Network consists of more than 90,000 route miles spanning the globe. In addition to the GC Fiber Network, we lease rights (such as wavelengths) on other carriers’ fiber-optic cables on a non-IRU basis. In certain cases, we operate (and generally own) the network transmission, switching and routing equipment that provides us with the ability to monitor and manage traffic over these leased facilities. We refer to the portions of our leased network over which we have this degree of control, together with the GC Fiber Network, as the “Core Network.” The Core Network has approximately 800 points of presence (“PoPs”) in approximately 400 cities in approximately 45 countries worldwide.

In addition to our Core Network, we also deliver service to additional cities and countries through network-to-network interface agreements with other service providers, extending our total reach to more than 700 cities in more than 70 countries around the world.

Our Service Offerings

Our services are built around a streamlined global service delivery model designed to provide outstanding customer service, including prompt and accurate provisioning and billing.

The following is a brief description of our key service offerings, divided into product categories of Infrastructure and Switched Data Services, Collaboration and Voice Services and Data Center Services. These categories reflect the different levels of value-added services we provide to our customers.

Infrastructure and Switched Data Services

We offer a broad range of infrastructure and switched data services to enterprise and carrier customers. These include IP services, transport services, managed solutions and carrier rings. Our infrastructure and switched data services accounted for approximately 56%, 56% and 52% of the consolidated revenues in 2009, 2008 and 2007, respectively. The chart below briefly summarizes some of our principal infrastructure and switched data services.

Services	Product	Description
IP Services	IP VPN(1)	Secure, private, MPLS(2) -based VPN enabling single access connection to deliver voice, video, data and multimedia.
	IP Transit	IP capacity used to support high capacity internet connectivity between content distributors and users.
	Dedicated Internet Access	Always-on, direct high-speed connectivity to the Internet.
	Remote Access Services	Secure access to the customer’s WAN(3) through global dial, WiFi and broadband Internet access.
Transport Services	EtherSphere (Ethernet WAN IP) Service	Multipoint to multipoint, point to point, and point to multipoint service of up to 10 gigabits per second (“Gbps”) with six classes of service. Provides virtual connections using Ethernet over our MPLS network at designated speeds, enabling the transport of voice, data, multimedia and collaboration applications between two or more locations.
	International Private Line and Wavelength Services	Secure point-to-point digital connectivity between any two points of presence on our network.
	Metro Access Network Service	Network capabilities extend into more than 50 major metropolitan markets globally.
Managed Services		Full suite of managed equipment and security services.
Switched Data	Frame Relay & ATM(4)	Reliable data transport services widely used in the enterprise market to support commercial applications.

(1)	Internet Protocol-based virtual private networks (“IP VPN”)
(2)	Multi-Protocol Label Switching (“MPLS”)
(3)	Wide Area Network (“WAN”)
(4)	Asynchronous Transfer Mode (“ATM”)

Collaboration and Voice Services

We offer a suite of collaboration and voice services to our enterprise and carrier customers. These services accounted for approximately 39%, 40% and 46% of the consolidated revenues in 2009, 2008 and 2007, respectively. These services transported over 43 billion, 43 billion and 38 billion minutes of voice traffic over our global voice network during 2009, 2008 and 2007, respectively. The chart below briefly summarizes these services:

Services	Product	Description
Collaboration Services	Audio Conferencing	On-demand/reservationless audio conferencing service enabling geographically dispersed teams to connect instantaneously. Event Call provides highly reliable, operator-assisted, full-service conference calls.
	Web Conferencing	Full suite of on-demand Web-based collaboration tools, fully integrated with our audio conferencing services.
	Video Conferencing	Connects multiple customer video sites, either IP or ISDN(1) , using multipoint bridging.
Voice Services	VoIP(2) Services	Complete VoIP services portfolio of inbound, outbound, and on-net calling solutions. Key features include VoIP Ready Access®, IP access to our on-demand audio conferencing service, VoIP Community Peering, true IP-to-IP call flows, and VoIP Integrity Service, monitor and management of VoIP applications.
	Traditional Voice Services	Global outbound (domestic and international long distance), local and inbound (toll free) voice services via TDM(3) connection.
	Hosted IP Telephony (GC UK Only)	IP telephony service that uses software-enabled switching managed in the core of our network.

(1)	Integrated Services Digital Network (“ISDN”)
(2)	Voice over IP (“VoIP”)
(3)	Time-Division Multiplexing (“TDM”)

Data Center Services

We also offer enterprise and carrier customers a set of data center and collocation services. These services accounted for approximately 5%, 4% and 2% of the consolidated revenues in 2009, 2008 and 2007, respectively. The chart below briefly summarizes these services:

Services	Product/Description
Data Center and Collocation Services	17 existing data center facilities operating in Latin America, the U.K., Europe and the U.S., which offer customers a complete set of data center services ranging from housing and hosting to more complex managed solutions, including disaster recovery, applications management, business continuity, and security services in order to manage mission critical applications.

Our Business Strategy

Our business benefits from a global IP-based network and from significant growth in global demand for IP-based network services. Our strategy is based on four key elements. First, we are focused on the following target markets: multinational enterprises, governments, Web2.0 companies and telecommunications carriers. Second, our solutions are based on IP and Ethernet technologies that cover the full range of service offerings typically utilized by our target markets. Third, we focus on those communication requirements that are pan-regional in scope. Fourth, we strive to provide unsurpassed customer service.

Our objectives are to continue to grow revenue, to expand our gross margin and OIBDA margin through operating leverage and continuing opportunities for cost efficiencies, and to generate substantial free cash flow. For 2010, we have defined the following operational imperatives which we believe will help enhance revenue growth and profitability.

•

Continue to Aggressively Manage Costs and Improve Margins.    We will continue to improve our cost structure by aggressively managing operating and third party access costs. This will be done by network optimization, infrastructure improvements, customer migrations, use of alternative termination providers and other traditional means such as revenue assurance and dispute resolution. We intend to leverage relationships with third party access providers for our wholesale voice services to help reduce our costs across our product offerings. Finally, we continue to manage expenditures on discretionary items and control payroll costs by limiting salary increases and defined benefit plan matching contributions in certain jurisdictions, and reducing other discretionary sales, general and administrative expenses.

•

Focus on our Employees and Customers and Selectively Augment our Sales Force.    We will continue our efforts to maintain a motivated, enthusiastic and talented work force in order to achieve our strategies and support our growing customer base. We have adopted a continuous improvement management approach to enhance the customer experience and are investing in processes, systems and tools to better enable our customers to configure and manage our services, including the development of a new customer portal that will provide customers with real-time visibility of their network. We also have selectively strengthened our sales and support staff, both in our indirect and direct channels serving governments, multinational and regional enterprises and carriers.

•

Capitalize on Industry Trends to Capture New Demand.    We believe that our growing customer base, transport and hosting capabilities, and extensive network of suppliers globally, coupled with our systems, processes and strong customer service, position us as a leading provider of global services. We believe that our comprehensive network and value-add service offerings position us well to meet the growing demand for complete solutions for outsourcing, hosting as well as for bandwidth and IP connectivity. We also intend to leverage our innovation and focus on IP and Ethernet services to capture the customer demand created by the convergence of legacy protocols to fixed, mobile and unified communications, which increasingly rely on packet-based networks such as ours.

•

Leverage our Global Network and Enhance our Service Offerings.    We intend to offer substantially all of our service offerings throughout our entire network. For example, we introduced hosting and Ethernet capabilities that we acquired in the Impsat and Fibernet acquisitions in new markets where we have operations. We intend to increase our selling efforts on managed solutions and collaboration services, as we believe that the current economic environment supports these products. We also intend to continue to add capacity to and maintain our network, bringing new cities on-net and adding new service offerings to our product portfolio such as telepresence, managed security and wide area network optimization services.

•

Enhance our Business Through Opportunistic Expansion.    We intend to pursue the extension of our network in order to offer our growing suite of value-add service offerings to additional markets. The expansion of our network may occur through ongoing capital expenditures and other organic initiatives, additional service arrangements with other carriers and targeted acquisitions, which in the past have accelerated the growth of our enterprise and carrier data businesses. We also intend to continue to analyze potential acquisition opportunities that would increase our scale and efficiency and/or expand our product sets and network reach.

Summary Corporate Information

GCL is a publicly traded company with its common stock listed on Nasdaq, under the symbol “GLBC.” Our principal executive offices are located at Wessex House, 45 Reid Street, Hamilton HM12, Bermuda. Our principal administrative offices are located at 200 Park Avenue, Suite 300, Florham Park, New Jersey 07932. Our Internet address is www.globalcrossing.com. Except to the extent set forth under the caption “Where You Can Find More Information,” the information on our website is not incorporated by reference in this prospectus.

The Exchange Offer

On September 22, 2009, we completed the offering of $750,000,000 aggregate principal amount of our 12% Senior Secured Notes due 2015. The offering was made in reliance upon an exemption from the registration requirements of the Securities Act. As part of the offering, we entered into a registration rights agreement with the initial purchasers of such notes in which we agreed, among other things, to deliver this prospectus and to complete an exchange offer for such notes. Below is a summary of the exchange offer.

The Exchange Offer	We are offering to exchange our 12% Senior Secured Notes due 2015, which have been registered under the Securities Act and which we refer to as the “exchange notes,” for our outstanding, unregistered 12% Senior Secured Notes due 2015, which we issued on September 22, 2009, and which we refer to as the “original notes,” in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Unless we specify otherwise or the context indicates otherwise, we refer to the exchange notes and the original notes together as the “notes.”

To be exchanged, an original note must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged. As of the date of this prospectus, there are $750,000,000 aggregate principal amount of original notes outstanding. We will issue exchange notes promptly after the expiration of the exchange offer.

Resales of Exchange Notes	Based on interpretations by the staff of the Securities and Exchange Commission, or “SEC,” in no-action letters issued to third parties with respect to other transactions, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in a distribution of the exchange notes; and

•

you are not our affiliate within the meaning of Rule 405 under the Securities Act, which defines “affiliate” as a person that, directly or indirectly, controls or is controlled by, or is under common control with, a specified person.

If you do not satisfy the foregoing conditions, in the absence of an exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements, you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the exchange notes issued in the exchange offer. We have agreed in a registration rights agreement that, for a period beginning on the date the exchange offer is consummated and ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. For additional information, see “Plan of Distribution.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2010, unless extended by us.

Withdrawal Rights	You may withdraw tenders of the original notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For additional information, see “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive in our sole discretion. For additional information, see “The Exchange Offer—Conditions to the Exchange Offer.” The exchange offer is not conditioned upon the exchange of any minimum principal amount of original notes.

Procedures for Tendering Original Notes	If you wish to accept the exchange offer, you must (1) complete, sign and date the accompanying letter of transmittal, or a facsimile copy of such letter, in accordance with its instructions and the instructions in this prospectus, and (2) mail or otherwise deliver the executed letter of transmittal, together with the original notes and any other required documents, to the exchange agent at the address set forth in the letter of transmittal. If you are a broker, dealer, commercial bank, trust company or other nominee and you hold original notes through The Depository Trust Company, or “DTC,” and wish to accept the exchange offer, you must do so pursuant to DTC’s automated tender offer program. For additional information, see “The Exchange Offer—Procedures for Tendering.”

If you are a beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, we urge you to contact promptly the person or entity in whose name your original notes are registered and instruct that person or entity to tender on your behalf. If you wish to tender original notes in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either make appropriate arrangements to register ownership of your original notes in your name or obtain a properly completed bond power from the person or entity in whose name your original notes are registered. The transfer of registered ownership may take considerable time.

By executing the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes to be received by you will be acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the original notes or the exchange notes in violation of the provisions of the Securities Act;

•	you are not an “affiliate” (within the meaning of Rule 405 under Securities Act) of GCL; and

•

if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus in connection with any resale of such exchange notes.

Guaranteed Delivery Procedures	If you wish to tender your original notes and your original notes are not immediately available or you cannot deliver your original notes, the letter of transmittal or any other required documents to the exchange agent (or comply with the procedures for book-entry transfer) prior to the expiration date, you must tender your original notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures.”

Interest on the Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the original notes or, if no interest has been paid on the original notes, from the date of initial issuance of the original notes. Interest on the original notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.

Taxation	The exchange pursuant to the exchange offer will generally not be a taxable event for U.S. federal income tax purposes. For additional information, see “Certain United States Federal Income Tax Considerations” and “Certain Bermuda Tax Consequences.”

Consequences of Failure to Exchange	If you do not exchange your original notes, they will remain entitled to the rights and subject to the limitations contained in the indenture governing the notes. Following the exchange offer, however, all outstanding original notes will continue to be subject to the same restrictions on transfer, and we will have no obligation to register outstanding original notes under the Securities Act or to pay contingent increases in interest based on our original registration obligation.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Exchange Agent	Wilmington Trust FSB is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed in “The Exchange Offer—Exchange Agent.”

The Exchange Notes

The exchange offer relates to the exchange of up to $750,000,000 in aggregate principal amount of original notes for an equal aggregate principal amount of exchange notes. The terms of the exchange notes will be substantially identical to the terms of the original notes, except the exchange notes are registered under the Securities Act, the exchange notes will bear a separate CUSIP number, and the transfer restrictions, registration rights and related additional interest terms applicable to the original notes will not apply to the exchange notes. The exchange notes will evidence the same indebtedness as the original notes which they will replace. Both the original notes and the exchange notes are governed by the same indenture.

Issuer	Global Crossing Limited.

Notes Offered	$750 million in aggregate principal amount of 12% Senior Secured Notes due 2015.

Maturity	September 15, 2015.

Interest Payment Dates	March 15 and September 15 of each year.

Guarantees	The exchange notes will be fully and unconditionally guaranteed on a joint and several basis (subject to certain legal restrictions and except as described below) by each of our existing and future restricted subsidiaries, other than the excluded restricted subsidiaries. As of March 31, 2010, these guarantors had aggregate book value of “Specified Tangible Assets” (as defined in “Description of the Exchange Notes”) of $1.28 billion, or 72% of total Specified Tangible Assets of Global Crossing and its restricted subsidiaries. The excluded restricted subsidiaries that will not guarantee the notes include:

•

Global Crossing Colombia S.A. (“GC Colombia”) until such time as it is no longer prohibited from guaranteeing the notes under the indenture governing its Senior Guaranteed Notes due December 18, 2010 or such notes are repaid;

•	Global Crossing Landing Mexicana S. de R. L., a joint venture entity, so long as such entity is not our direct or indirect wholly owned subsidiary (the “Mexican Joint Venture”);

•	SAC Peru S.R.L, GC Pan European Crossing France S.A.R.L., GC SAC Argentina S.R.L. and Global Crossing Argentina S.A.;

•	any of our other direct or indirect subsidiaries that are prohibited by applicable laws or regulations from guaranteeing the notes; and

•

any of our other direct or indirect subsidiaries that are deemed immaterial, that are expected to dissolve or cease operation, or that are organized in jurisdictions where they cannot give full and unconditional guarantees.

The subsidiaries that comprise our GC UK Segment are not restricted subsidiaries and therefore will not guarantee the exchange notes.

Collateral	The exchange notes and related guarantees will be secured, subject to certain exceptions and permitted liens, by:

•

a security interest in substantially all of the assets of the grantor guarantors (other than certain excluded assets) who as of March 31, 2010 had an aggregate book value of Specified Tangible Assets of $1.16 billion, or 66% of total Specified Tangible Assets of Global Crossing and its restricted subsidiaries (see “Description of Collateral” for an explanation of “substantially all” and see “Description of Collateral” and “Description of the Exchange Notes” for a description of excluded assets);

•

a pledge by the grantor guarantors and pledgor guarantors of the outstanding equity interests in each of our restricted subsidiaries other than (i) the Mexican Joint Venture, (ii) GC SAC Argentina S.R.L., (iii) restricted subsidiaries deemed to be immaterial or which are expected to dissolve or cease operations, and (iv) any restricted subsidiary (other than Global Crossing Argentina S.A.) that if pledged would be required to present separate audited financial statements pursuant to Rule 3-16 of Regulation S-X; and

•

a pledge of the outstanding equity interests of GC UK (the parent and principal operating company for our GC UK Segment); provided that no security interest will be granted in the assets of GC UK or in the outstanding equity interests or assets of any of its subsidiaries.

The exchange notes and the related guarantees will not be secured by a security interest in the assets of pledgor guarantors (other than equity interests held by the pledgor guarantors to the extent set forth above) or the excluded restricted subsidiaries.

See “Description of Collateral” and “Description of the Exchange Notes.”

Excluded Assets	The grant of security interests in, or pledge of, our assets will not include a number of assets that will be excluded under the indenture and the collateral documents. These significant exclusions are set forth in the definition of “Excluded Assets.” See “Description of Collateral” and “Description of the Exchange Notes.”

Ranking	The exchange notes and the related guarantees are senior secured obligations. Accordingly, they will be:

•	equal in right of payment to all of our and the guarantors’ existing and future senior indebtedness;

•

secured on an equal and ratable first-priority lien basis, subject to certain limitations and exceptions, with respect to our and the grantor guarantors’ obligations under any other pari passu obligations incurred after the date of the indenture;

•	effectively senior to all of our and the grantor guarantors’ existing and future senior unsecured indebtedness to the extent of the collateral securing the exchange notes and related guarantees;

•	senior in right of payment to any of our and the guarantors’ existing and future subordinated indebtedness; and

•	effectively junior to all of the liabilities of our non-guarantor subsidiaries.

As of March 31, 2010:

•

we and the guarantors had $244 million of senior indebtedness owed to third parties (excluding the notes and the related guarantees) plus approximately $56 million of senior indebtedness including accrued interest owed to GC UK; and

•	our excluded restricted subsidiaries and GC UK had $474 million of indebtedness owed to third parties.

Optional Redemption	On and after September 15, 2012, we may redeem all or a portion of the exchange notes at the prices set forth in this prospectus. Prior to September 15, 2012, we may redeem all or a portion of the exchange notes at a “make-whole” amount. In addition, prior to September 15, 2012, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings. See “Description of the Exchange Notes—Optional Redemption.”

We may also redeem the exchange notes, in whole but not in part, at a price equal to their principal amount plus accrued and unpaid interest and certain additional amounts, if any, if certain changes in applicable tax law occur as described under “Description of the Exchange Notes—Optional Redemption for Additional Amounts.”

Certain Covenants	The indenture governing the exchange notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions;

•	make certain investments;

•	enter into arrangements that restrict dividends or other payments to us from our restricted subsidiaries;

•	create liens;

•	sell assets, including capital stock of subsidiaries;

•	engage in transactions with affiliates; and

•	merge or consolidate with other companies or sell substantially all of our assets.

These covenants are subject to a number of important exceptions and limitations, which are described under “Description of the Exchange Notes.”

Change of Control	Upon certain change of control events, we will be required to make an offer to purchase each holder’s exchange notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Asset Sales and Events of Loss	If we sell certain assets or experience certain events of loss and do not apply the proceeds thereof as permitted, we will be required to make an offer to purchase exchange notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Asset Sales” and “—Events of Loss.”

Original Issue Discount	The exchange notes will be treated as having been issued with original issue discount, or “OID.” Thus, in addition to the stated interest on the notes, U.S. holders (as defined in “Certain United States Federal Income Tax Considerations”) will generally be required to include amounts representing the original issue discount in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable. See “Certain United States Federal Income Tax Considerations.”

Risk Factors	See “Risk Factors” for a discussion of certain factors that you should carefully consider before investing in the notes and participation in the exchange offer.

RISK FACTORS

You should carefully consider the risks described below before participating in the exchange offer. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations in the future. Any of the following risks could materially adversely affect our business, financial condition, results of operations or cash flows. In such case, you may lose all or part of your investment in the exchange notes.

Risks Related to the Exchange Offer

You may have difficulty selling the original notes you do not exchange.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes as described in the legend on the global notes representing the original notes. There are restrictions on transfer of your original notes because we issued the original notes under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any original notes not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered original notes registered under the Securities Act. In addition, the trading market, if any, for the remaining original notes will be adversely affected depending on the extent to which original notes are tendered and accepted in the exchange offer.

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes.

We will only issue exchange notes in exchange for original notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the original notes and you should carefully follow the instructions on how to tender your original notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you may continue to hold outstanding notes that are subject to the existing transfer restrictions.

Broker-dealers and others may need to comply with the registration and prospectus delivery requirements of the Securities Act.

Any broker-dealer that (1) exchanges its original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or (2) resells exchange notes that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the exchange notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition, other persons that tender original notes for the purpose of participating in a distribution of the exchange notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

You may not receive exchange notes in the exchange offer if the exchange offer procedure is not followed.

We will issue the exchange notes in exchange for your original notes only if you tender the original notes and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If you are the beneficial holder of original notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender original notes in the exchange offer, you should promptly contact the person in whose name your original notes are registered and instruct that person to tender your original notes on your behalf.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these notes.

We have a significant amount of indebtedness. As of March 31, 2010, we had total indebtedness of $1.453 billion of which $735 million consisted of the notes ($750 million aggregate principal less $15 million of unamortized discount), and the remaining balance consisted of $426 million of GC UK’s 10.75% U.S. Dollar denominated senior secured notes due 2014 and 11.75% pounds sterling denominated senior secured notes due 2014 (the “GC UK Notes”) ($424 million aggregate principal plus $2 million of net unamortized premium), $132 million of 5% convertible senior notes due 2011 ($144 million aggregate principal less $12 million of unamortized discount), $134 million of capital lease obligations and $26 million of other debt.

Our substantial indebtedness could have negative consequences to you and us. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain financing in the future for working capital, capital expenditures, acquisitions or other purposes on acceptable terms, on a timely basis or at all.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture and other existing indebtedness do not fully prohibit us or our subsidiaries from doing so. In addition, the indenture will not prevent us from incurring other liabilities that do not constitute indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of the Exchange Notes.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures and other strategic investments will depend on our ability to generate cash in the future. This depends to a degree on general economic, financial, competitive, legislative, regulatory and other factors (such as satisfactory resolution of contingent liabilities) that are beyond our control. Based on our current level of operations and anticipated cost management and operating improvements, we believe our expected cash flow from operations, available cash and other sources of available financing will be adequate to meet our future liquidity needs for at least the next twelve months. There can be no assurance, however, that our business will generate sufficient cash flow from operations, that currently anticipated operating improvements will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot provide assurances that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. Furthermore, we cannot provide any assurances that ongoing adverse general economic conditions will not have a material adverse impact on our future operations and cash flows.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.

As a holding company, all of our revenues are generated by our subsidiaries, and substantially all of our assets are owned by our subsidiaries. Accordingly, our ability to make payments on the notes is dependent on the earnings and the distribution of funds from our subsidiaries. However, our subsidiaries are not obligated to make funds available to us for payment on the notes. The terms of the instruments governing GC UK’s debt significantly restrict it from paying dividends and otherwise transferring assets to us, and other subsidiaries of ours may have similar restrictions under the terms of their debt that will remain outstanding after the exchange offer. Furthermore, our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these notes when due. Additionally, legal constraints, such as restrictions relating to foreign exchange controls or transfer approvals, a lack of retained earnings or the solvency of our subsidiaries may also limit the amounts our subsidiaries can distribute to us. If distributions from our subsidiaries to us were eliminated, delayed, reduced or otherwise impaired, our ability to make payments on the notes would be substantially impaired.

Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

A number of our subsidiaries will not guarantee the notes. See “Description of the Exchange Notes—Note Guarantees.” Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the notes. The indenture governing the notes permits these subsidiaries to incur certain additional debt and does not limit their ability to incur other liabilities that are not considered indebtedness under the indenture. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of March 31, 2010, 28% of our consolidated Specified Tangible Assets (as defined in “Description of the Exchange Notes”) was held by our subsidiaries that do not guarantee the notes. At March 31, 2010, the notes were effectively junior to $474 million of indebtedness of our non-guarantor subsidiaries.

The guarantees and the granting of the collateral securing the guarantees may be voidable, subordinated or limited in scope under United States’ federal and state laws governing fraudulent transfer and insolvency and, under certain circumstances, such laws allow courts to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and either

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard. The rights of the collateral agent under the security documents to foreclose upon and sell collateral, including assets in any reserve account, upon the occurrence of an event of default on the notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against us. A court would likely find that a subsidiary did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court avoided such guarantee, holders of the notes would no longer have a claim against such subsidiary or the benefit of the assets of such subsidiary constituting collateral that purportedly secured such guarantee under applicable bankruptcy law, secured creditors such as the holders of the notes would be prohibited from foreclosing upon or disposing of a debtor’s property without prior bankruptcy court approval. In addition, the court might direct holders of the notes to repay any amounts already received from such subsidiary. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the notes from any other subsidiary or from any other source.

The enforceability of the guarantees issued by and security interests granted by our subsidiaries organized under the laws of jurisdictions outside the U.S. will be subject to the local laws of such jurisdictions.

The laws of certain of the jurisdictions in which the non-U.S. grantor guarantors and pledgor guarantors are organized limit (i) the ability of these subsidiaries to guarantee and secure debt of a direct or indirect parent company and/or (ii) any obligations other than such subsidiaries’ direct obligations or the obligations of such subsidiaries’ subsidiaries. These limitations arise under various provisions or principles of corporate and tax law which include provisions requiring a subsidiary guarantor to receive adequate corporate benefit from the financing, financial assistance rules, ultra vires rules, rules governing preservation of share capital, thin capitalization and fraudulent transfer principles. In many of these jurisdictions, including Belgium, Denmark, Germany, Luxembourg, Spain, Sweden, Switzerland and Venezuela, the note guarantees and/or security documents contain language limiting the amount of debt guaranteed and/or secured to the maximum extent allowable in accordance with applicable local law. Accordingly, if you were to enforce the note guarantees and security interests of the grantor guarantors or the pledgor guarantors in these jurisdictions, your claims may be limited. If these limitations were not observed, the guarantees of the notes and security interests of the subsidiary guarantors could be subject to legal challenge. Furthermore, although we believe that the note guarantees and security interests of these grantor guarantors and these pledgor guarantors are enforceable (subject to local law restrictions), a third party creditor may challenge these note guarantees and security interests and prevail in court.

Any enforcement of the guarantees and collateral after an insolvency event of any of the non-U.S. grantor guarantors or pledgor guarantors will be subject to the insolvency and administrative laws of such non-U.S. grantor guarantor’s or pledgor guarantor’s jurisdiction of organization, or the insolvency laws of the country where the center of main interests of such grantor guarantor or pledgor guarantor is situated. The insolvency, administrative and other laws of each of these jurisdictions may be materially different from, or in conflict with, each other and those of the United States, including in the areas of rights of creditors, priority of governmental and other creditors, ability to obtain post-petition interest and duration of the proceeding. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s law should apply, adversely affect your ability to enforce your rights under the guarantees and the collateral in these jurisdictions or limit any amounts that you may receive.

The security interests over the collateral are not granted directly to the holders of the notes.

The security interests in the collateral that secure the obligations of GCL under the notes and the obligations of the guarantors under the guarantees are not granted directly to the holders of the notes but are granted only in favor of the collateral agent. The indenture and the collateral agency agreement provide that only the collateral agent has the right to enforce the collateral documents. As a consequence, holders of the notes will not have the right to directly enforce security interests and will not be entitled to take enforcement action in respect of the collateral securing the notes and related guarantees, except through the collateral agent for the holders of the notes (and, if applicable, certain pari passu obligations permitted under the indenture) and in accordance with and subject to the terms of the collateral agency agreement.

The collateral pledged to secure the notes may not be sufficient to satisfy amounts owed in respect of the notes and, upon any foreclosure, it may be difficult to realize the value of the collateral pledged to secure the notes.

The notes are secured on a first-priority lien basis, subject to certain exceptions and permitted liens, by substantially all of our existing and future assets, including the pledge of capital stock of our sole direct subsidiary. Similarly, the guarantees by our subsidiaries are secured on a first-priority lien basis, subject to certain exceptions and permitted liens, by (a) substantially all or a significant portion of the existing and future assets of “Grantor Guarantors” and (b) by a pledge of the existing and future capital stock of subsidiaries in the case of “Pledgor Guarantors” (as each such term is defined under the caption “Description of the Exchange Notes”). As indicated, some of the guarantors are not granting liens in most of their assets, and some of our subsidiaries are not granting any liens at all, including the subsidiaries comprising our GC UK Segment. Moreover, because of legal requirements in jurisdictions in Latin America we are unable to provide a security interest in all our receivables in such jurisdictions. See “Risk Factors— Rights of the holders of the notes in the collateral may be adversely affected by the failure to create or perfect security interests in certain collateral on a timely basis or at all”. In addition, the definition of “Excluded Assets” (as defined under the caption “Description of the Exchange Notes”) creates significant exceptions to the assets that are required to be subjected to a lien in favor of the collateral agent. See “Description of Collateral” and “Description of the Exchange Notes.” Accordingly, the assets and properties that comprise the collateral that secures the notes and guarantees are significantly less than our consolidated assets.

Under the terms of the indenture governing the notes, we may grant additional first-priority liens that rank pari passu with the lien securing the notes or other liens on the collateral securing the notes in order to secure certain obligations permitted to be incurred pursuant to the indenture. Also, additional indebtedness (including additional notes) may be issued if we satisfy a certain leverage ratio and subject to certain other conditions. In either case, any grant of additional liens on the collateral would dilute the value of the first-priority lien on the collateral securing the notes. To the extent pre-existing liens or liens permitted under the indenture encumber (i) any of the collateral, the parties benefiting from such liens may have or may exercise rights and remedies that affect the value of the collateral or the ability of the collateral agent to realize or foreclose on the collateral and (ii) any assets that do not constitute collateral, the claims of the parties benefiting from such liens would be senior to the claims of the holders of the notes to the extent of such parties’ liens in such assets.

No appraisals of any collateral have been prepared in connection with this exchange offer. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the collateral may be illiquid and may not have a readily ascertainable market value. Collateral constituting receivables may be subject to set off, recoupment and inability to collect. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. Also, the value of the collateral may be affected by the fact that assets comprising only a portion of our global telecommunications network are being pledged to secure the notes. See “Risk Factors—The assets included in the collateral constitute a portion of a network and our inability to operate, or the collateral agent’s inability to foreclose on, any integral part of the network could significantly interrupt operations or reduce the value of the other components.” If we default on the payments due on the notes and the collateral agent forecloses on and sells the collateral, or in the event of a liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all. If the proceeds of any sale or liquidation of the collateral are not sufficient to repay all amounts due on the notes, the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured claim against our and the guarantors’ remaining assets.

In addition, if the collateral agent were to foreclose upon the assets that constitute collateral rather than upon the equity interests in the guarantors, the ability of the collateral agent to realize upon the value of the collateral may be delayed and result in less net proceeds, as it is generally more complicated, time consuming and costly to foreclose upon all or a substantial portion of the assets of an entity instead of its capital stock. Furthermore, there are certain assets, such as permits, licenses and contracts, that the collateral agent may not be able to effectively foreclose upon without the consent of a third party, such as a contracting party or governmental authority. We cannot assure investors that if the collateral agent seeks to foreclose on the guarantors’ assets, the collateral agent will be able to obtain all of the third party consents and approvals necessary to foreclose on such assets. A foreclosure on contractual rights may also trigger rights of first refusal and similar rights held by third parties. Furthermore, if the collateral agent exercises its right to foreclose on the collateral, transferring required governmental approvals and licenses to a purchaser or new operator of the business may require additional governmental approvals or proceedings, with consequent delays.

The collateral agent’s ability to foreclose on the collateral on the noteholders’ behalf may be subject to perfection and priority issues. In accordance with customary financing practices, the collateral may not be fully perfected at all possible registries. For example, fixture filings will not be made with respect to certain assets included in the collateral and no liens will be created in the real estate leasehold interests. Similarly, charges will not be made on all owned real property assets in various jurisdictions. Although personal property financing statements have been filed and certain other charges have been made with respect to the collateral, subject to certain exceptions, such financing statements and charges may be ineffective to, where applicable, perfect the interest of the collateral agent therein or, even if effective, may be subject to the interests of other creditors who may obtain priority over the security interest of the collateral agent therein. For example, there is legal uncertainty as to whether, and how, the security interest of the collateral agent in certain collateral located in international territories, such as our subsea cables, may be perfected, and this collateral may be material. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties.

Rights of holders of the notes in the collateral may be adversely affected by the failure to create or perfect security interests in certain collateral on a timely basis or at all.

We have agreed to secure the notes by granting first priority liens, subject to certain permitted liens, on all of our and the guarantors’ property that may also secure other indebtedness in the future, subject to significant exceptions, and to take other steps to assist in perfecting the security interests granted in the collateral. We have agreed under the indenture to use commercially reasonable efforts to obtain the consent of certain present and future customers in Latin America to the assignment of receivables generated under their contracts with our Latin American subsidiaries so that a security interest therein can be granted (and, if applicable, perfected or registered) in favor of the collateral agent. These customers included our 20 largest customers in Latin America as of June 30, 2009 (representing accounts receivable in the aggregate amount of $17 million as of that date). We have granted a lien on the accounts receivable generated by only 6 of such customers (representing accounts receivable in the aggregate amount of $4 million as of June 30, 2009) based on the consents we have been able to obtain. Our attempts to obtain consents from the other 14 such customers have been unsuccessful to date, and we have no reason to believe these customers will change their positions. In addition, we cannot assure you that we will be successful in entering into future contracts with provisions that permit assignment of receivables or in obtaining consents from customers who enter into future contracts that prohibit such assignment. To the extent that we fail to obtain such consents and contract provisions, we will be unable to grant (and, if applicable, perfect or register) a security interest in such accounts receivable in favor of the collateral agent. Such receivables comprise a substantial portion of the tangible assets of our Latin American subsidiaries.

The security interests in portions of the collateral may not be capable of, where applicable, perfection or registration according to commonly established means of filing financing statements, recording charges, possession, or otherwise. For example, a significant amount of the value of the collateral is attributable to undersea cable in international waters where there is inadequate or uncertain authority about whether a security interest in such cable can be perfected or registered or the proper means for doing so that will be recognized by all relevant jurisdictions. To the extent the security interest in any property or asset comprising part of the collateral cannot be perfected or registered by established customary means of filing financing statements, recording a charge or taking possession, we will not be required to, where applicable, perfect or register such security interest in that portion of the collateral (or deliver legal opinions to the effect that such security interests are perfected or registered). Furthermore, the collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties.

Certain of our restricted subsidiaries do not guarantee the notes.

Each of our subsidiaries that constitutes an Excluded Restricted Subsidiary do not guarantee the notes and the assets of those subsidiaries do not secure the notes or any guarantee of the notes. The definition of Excluded Restricted Subsidiaries is set forth in this prospectus under the caption “Description of the Exchange Notes—Note Guarantees.” Our subsidiaries that constituted Excluded Restricted Subsidiaries on the date of this prospectus generated 7% of our revenues and 2% of our OIBDA for the year ended December 31, 2009, and held 10% of our consolidated tangible assets as of March 31, 2010. Those of our current subsidiaries that constitute Excluded Restricted Subsidiaries may change in the future and we may have new subsidiaries in the future that constitute Excluded Restricted Subsidiaries.

The enforceability of the guarantees issued by and security interests granted by our subsidiaries may require FCC or state regulatory approvals, which may not be granted or which may be subject to delays or conditions and may also be limited by foreign laws and regulations.

In the event it becomes necessary to enforce the guarantees or the security interests, the collateral agent under the indenture may be required to obtain regulatory approvals, including approval for the transfer of control of various licenses held by our operating subsidiaries or the transfer of control over or sale of the assets of our operating subsidiaries. These approvals may not be obtained or may be subject to delays or conditions that could affect your ability to enforce the guarantees.

Guarantees provided by foreign guarantors are subject to limitations and restrictions applicable under the laws of such guarantor’s jurisdiction of organization. For example, corporate benefit regulations may limit the liability that can be assumed by a foreign guarantor to the amount commensurate with the benefit derived, directly or indirectly, from the proceeds of the notes. Also, with respect to thin capitalization regulations applicable in certain jurisdiction, a guaranty may not be enforceable to the extent that the net assets of the guarantor will fall below certain required capital or the company will be deprived of liquidity necessary to fulfill financial liabilities due to an enforcement of the guarantee. Certain jurisdictions have prohibitions on guarantees in connection with acquisition of equity interests in the guarantor or the guarantor’s direct or indirect holding company. Violating any of these or other applicable restrictions can expose us, our subsidiaries and our or their officers and directors to significant legal risks, including fines and criminal penalties.

The assets included in the collateral constitute a portion of a network and our inability to operate, or the collateral agent’s inability to foreclose on, any integral part of the network could significantly interrupt operations or reduce the value of the other components.

Our business is primarily comprised of a telecommunications network that provides services to customers around the world. Our networks have a limited design lifetime and must be upgraded from time to time and may ultimately become obsolete or uneconomic to use. Additionally, many of our cable landing stations and telehouses throughout the world are operated under leases, licenses or similar arrangements. We also lease property housing our fiber-optic backbone and distribution network facilities, our point-to-point distribution capacity, our switching equipment and connecting lines between other carriers’ equipment and facilities and the equipment and facilities of customers. If our leasing arrangements terminate and if we are unable to renew them, we may be required to relocate these assets to other jurisdictions, and it may not be feasible to relocate cable that feeds into such landing stations, telehouses distribution network facilities or other assets. This could materially impair our ability to operate our network, and could reduce the value of the collateral.

The majority of our property, plant and equipment (including ducts and segments of our fiber optic cable) is located on leased premises or on land not owned or leased by us in which no security interests are being granted. We are not required to, and we will not, provide landlord waivers or consents in favor of the collateral agent. In addition, our rights to use land not owned or leased by us depend on rights of way from the land owners and various permits and licenses which require renewal. We may be unable to renew our permits, licenses or rights of way with respect to such land or otherwise have our right to use such land suspended. Therefore, the collateral agent may be unable to foreclose on any assets located on such property in order to sell or operate them. This may substantially impair the value of the collateral and adversely affect the operation of the network.

Segments of our fiber optic cable and related equipment are located in territorial waters (generally 12 nautical miles from the coastal baseline) of sovereign jurisdictions. If for any reason the subsidiaries which own such segments were to lose the right to own and operate the cable segments and related equipment, the value of the surrounding cable and equipment constituting collateral, as well as our ability to operate the overall network, will be substantially impaired. Losing portions of the network will limit our ability to operate and administer the cable system and provide services to our clients. For example, if the collateral agent were to foreclose under such circumstances, it may be unable to operate the network on going concern basis and the liquidation proceeds may not be adequate to repay amounts owed on the notes. Similarly, damage to a portion of the cable or a hardware related to it can substantially decrease the value and impair the collateral. See “Risk Factors—Risks related to our operations.”

Inter-company loans may be significant, and may be challenged by other creditors.

The collateral securing the notes and guarantees includes the pledge of intercompany loans made from time to time among the guarantors and between guarantors and other restricted subsidiaries. The balances on these intercompany loans may be significant from time to time. Recovery under these intercompany loans may be limited by challenges or other claims on the grounds that such intercompany loans should be limited, subordinated or voided in favor of third party creditors of the borrowers of such loans under applicable law. For example, the intercompany loans could be challenged because the loans are between related parties or were not made for adequate consideration or should be treated as equity to the extent that the borrower is deemed to be undercapitalized.

Holders of the notes may have difficulty enforcing their rights across multiple jurisdictions.

GCL and its subsidiaries, including the guarantors, are incorporated in various jurisdictions. In the event that any one of GCL, any guarantor or any of their subsidiaries experiences financial difficulty, it is not possible to predict with certainty the jurisdiction or jurisdictions in which insolvency or similar proceedings would be commenced or the outcome of such proceedings.

If a bankruptcy, insolvency or similar event occurs, there could be proceedings involving us or our subsidiaries in Bermuda, the U.S., U.K. or elsewhere and it is possible that we could be made a part of these proceedings. Multi-jurisdictional proceedings are likely to be complex and costly for creditors and otherwise may result in greater uncertainty and delay regarding the enforcement of the rights of the holders of the notes. The rights of the holders of the notes under the notes and the guarantees could be subject to the insolvency and administrative laws of several jurisdictions, and therefore we cannot assure holders of the notes that they will be able to effectively enforce their rights in such complex multiple bankruptcy, insolvency or similar proceedings.

In addition, the bankruptcy, insolvency, administrative and other laws of these various jurisdictions may be materially different from, or be in conflict with, one another and those with which holders of the notes may be familiar, including in the areas of the rights of creditors, the priority of governmental and other creditors, the ability to obtain post-petition interest and the duration of the proceedings. These laws may also not be as favorable to the interests of the holders of the notes as the laws with which they may be familiar. The application of these laws, or any conflict among them, could call into question whether any particular jurisdiction’s laws should apply and could adversely affect the ability of the holders of the notes to enforce their rights under the notes and the guarantees in the relevant jurisdictions or limit any amounts that they may receive.

The value of the notes may be limited by applicable Bermuda law affecting the rights of creditors.

GCL and certain of its subsidiaries are organized under the laws of Bermuda. Under Bermuda insolvency law, the liquidator, on behalf of a company, may apply to the courts to avoid a transaction entered into by that company on the grounds that the transaction constituted a fraudulent preference if the company was insolvent at the time of, or immediately after, the transaction and entered into a formal insolvency proceeding within six months of completion of the transaction. In addition, under Bermuda law, a transaction at less than fair value and made with the dominant intention of putting property beyond the reach of creditors is voidable after an action is successfully brought by an eligible creditor for a period of up to six years from the date of the transaction. A transaction might be challenged if it involved a gift by the company or the company received consideration of significantly less value than the benefit given by such company. A Bermuda court generally will not intervene, however, if a company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company. Under Bermuda law, a court (if it deems appropriate) may, upon application by the Official Receiver, or liquidator, creditor or contributory of a company being wound up, order that, where individuals were knowingly parties to the carrying on of a business of that company with the intent of defrauding creditors of the company, or any other person, or of any fraudulent purpose, such individuals be personally held liable without limitation for all or any debt or other liability of that company.

We believe that the guarantee of the notes by our subsidiaries organized under Bermuda law is not issued on terms that would amount to a transaction at less than fair value and that such guarantee is in good faith for the purposes of carrying on each such subsidiaries’ business and that there are reasonable grounds for believing that the transactions would benefit them. We also believe that each of our subsidiaries organized under Bermuda Law is solvent and that the guarantee by such subsidiary does not render it insolvent. There can be no assurance, however, that the issue of the guarantee will not be challenged by a liquidator of GCL or its subsidiaries, or that a Bermuda court would support the analysis described above.

The guarantee of the notes by each of our subsidiaries organized under the laws of Bermuda is limited to the maximum amount that can be guaranteed without rendering the guarantee voidable or otherwise ineffective under applicable laws relating to insolvency, financial assistance, ultra vires or similar laws or regulations affecting the rights of creditors generally. As a result, the liabilities of each Bermuda subsidiary guarantor under its guarantee of the notes could be reduced to zero, depending upon the amount of its other obligations.

Because the non-U.S. Global Crossing companies are incorporated under the laws of countries outside of the United States, and certain of their directors and officers reside outside of the United States, it may be difficult for you to enforce judgments against the non-U.S. Global Crossing companies or their directors and officers.

Certain of the directors and officers of the non-U.S. Global Crossing companies reside outside of the United States. As a result, it may be difficult for investors to effect service of process on the non-U.S. Global Crossing companies or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against the non-U.S. Global Crossing companies or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in the jurisdictions of organization of the non-U.S. Global Crossing companies will enforce judgments obtained in other jurisdictions, including the United States, against the non-U.S. Global Crossing companies or the directors or officers under the securities laws of those jurisdictions or entertain actions in those jurisdictions against the non-U.S. Global Crossing companies or the directors or officers under the securities laws of other jurisdictions.

The pledge of the capital stock and other securities of our subsidiaries that secure the notes will automatically be released from the lien on such securities for as long as the pledge of such capital stock or other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the related guarantees are secured by a pledge of the capital stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the principal amount, par value, book value as carried by us or market value (whichever is greatest) of the capital stock or other securities of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture governing the notes and the collateral documents provide that any capital stock and other securities of any of our subsidiaries (other than the parent of our GC UK Segment and our subsidiary Global Crossing Argentina S.A. if they are not grantors under the indenture) will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time, “Rule 3-16”) or other law, rule or regulation. As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. We are required to assess the value of pledged securities for purposes of Rule 3-16 annually for as long as the notes are outstanding. As a result, changes in the value of the securities of any of our subsidiaries could cause the amount of pledged securities to decrease each year. Furthermore, if we redeem any portion of the notes, the threshold at which the pledged securities of any of our subsidiaries becomes excluded from the collateral will be reduced and additional pledged securities could become excluded from the collateral. See “Description of the Exchange Notes.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of a “Change of Control,” as defined in the indenture that governs the notes, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that such change of control triggers repayment obligations under our other indebtedness and capital leases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. See “Description of the Exchange Notes.”

One of the circumstances under which a “Change of Control” may occur is upon the sale or disposition of all or substantially all of our capital stock or assets. However, the phrase “all or substantially all” will likely be interpreted under the laws of the State of New York, which is the applicable state law that governs the indenture and the notes, and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or disposition of “all or substantially all” of our capital stock or assets has occurred, in which case, the ability of a holder of the notes to obtain the benefit of an offer to repurchase all or portion of the notes held by such holder may be impaired.

The notes will be treated as issued with original issue discount for U.S. federal income tax purposes.

The exchange notes will be treated as having been issued with original issue discount. Thus, in addition to the stated interest on the notes, U.S. holders (as defined in “Certain United States Federal Income Tax Considerations”) are required to include amounts representing the original issue discount in gross income on a constant yield basis for U.S. federal income tax purposes as it accrues and in advance of the receipt of cash payments to which such income is attributable. See “Certain United States Federal Income Tax Considerations.”

If an active trading market does not develop for these notes you may not be able to resell them.

The exchange notes are a new issue of securities with no established trading market. We cannot assure you that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. We have been informed by the initial purchasers of the original notes that they currently intend to make a market in the exchange notes. However, the initial purchasers may cease their market-making at any time. We do not intend to apply for listing the exchange notes on any securities exchange. Historically, the market for non-investment grade debt has been subjected to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your notes.

Risks Related to Our Business

Risks Related to Liquidity and Financial Resources

We face a number of risks related to current global economic conditions and the severe tightening in the global credit markets.

The global economy and capital and credit markets have been experiencing exceptional turmoil and upheaval. Many major economies entered significant recessions in 2008 which continued throughout much of 2009. Ongoing concerns about the systemic impact of potential long-term and wide-spread recession, volatile energy costs, volatile foreign currency markets, sovereign debt levels and associated default risk, geopolitical issues, the availability, cost and terms of credit, consumer and business confidence, substantially increased unemployment and the crisis in the global housing and mortgage markets have contributed to increased market volatility and diminished expectations for both established and emerging economies, including those in which we operate. In the second half of 2008, added concerns fueled by government interventions in financial systems led to increased market uncertainty and instability in both U.S. and international capital and credit markets. These conditions contributed to economic uncertainty of levels not seen in over seventy years. The availability, cost and terms of credit have also been and may continue to be adversely affected by illiquid markets and wider credit spreads. Concern about the stability of the markets generally and the strength of counterparties specifically has led many lenders and institutional investors to reduce, and in many cases cease to provide, credit to businesses and consumers. These factors have led to a substantial decrease in spending by businesses and consumers, and a corresponding decrease in or deferral of global infrastructure spending, which could impact future demand for our services. Turbulence in the U.S. and international markets and economies and prolonged declines in business and consumer spending may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our customers, including our ability to refinance maturing debt instruments and to access the capital markets and obtain capital lease and similar financing to meet liquidity needs.

We have incurred substantial operating losses since inception and will continue to experience negative cash flows.

For most periods since inception, we have incurred substantial operating losses. Although we expect our operating results to improve over time, there is no assurance that our business will generate sufficient cash flow from operations, that currently anticipated operating improvements will be realized on schedule or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. In 2010, operating cash flows will be adversely impacted by approximately $55 million of annual interest expense resulting primarily from the issuance of the notes and the associated refinancing in September 2009. We also anticipate lower IRUs and prepaid services than those realized in 2009. Despite these factors, in the short-term, we expect cash provided by operating activities (including IRUs and prepaid sales) to exceed purchases of property and equipment. This expectation is based in part on raising financing for such property and equipment from vendors and others in amounts somewhat lower than those arranged in 2009. Our ability to arrange such financings is subject to negotiating acceptable terms from equipment vendors and financing parties. This could prove more difficult given current conditions in the credit markets. If we are unable to arrange such financings, we may not be able to make all necessary capital and other expenditures to run and grow our business, including the expenditures that will be necessary to implement our operational imperatives.

Our ability to generate positive cash flow over the long term is predicated on significant revenue growth in our target enterprise, carrier data and indirect sales channel, together with economies of scale expected from such growth. We can provide no assurances that we will be successful in these regards. If our cash flows do not improve, we would need to arrange financing facilities in order to continue as a going concern. We may be unable to arrange financing facilities on acceptable terms or at all. Adverse conditions in global capital and credit markets could make it more difficult for us to obtain financing on commercially acceptable terms or at all.

We may not be able to achieve anticipated economies of scale.

We expect that economies of scale will allow us to increase revenues while incurring incremental costs that are proportionately lower than those applicable to our existing business. If the increased costs required to support our revenue growth turn out to be greater than anticipated, we may be unable to improve our profitability and/or cash flows even if revenue growth goals are achieved. Adverse conditions in the world economy could temper our growth, although the value we offer prospective customers could attract business in a cost-saving environment. In addition, improvements in our cost structure in the short term become more difficult as the amount of potential savings decreases due to the success of past savings initiatives.

The sale of IRUs and similar prepayments for services continue to be an important source of cash flows for us, representing tens of millions of dollars of cash in most quarters.

If customers’ buying patterns were to change such that those traditionally buying IRUs were to switch to monthly payment plans, our liquidity would be adversely affected. Adverse conditions in the world economy and tightening of global credit markets could cause customers to change their buying patterns away from prepaid services and IRUs in order to conserve cash. In addition, the large dollar amounts and long sales cycles typically associated with IRU sales increase the volatility of our quarter-to-quarter cash flow results.

Access vendors could force us to accelerate payments to them, which would adversely impact our working capital and liquidity.

Cost of access represents our single largest expense and gives rise to material current liabilities. We actively manage our working capital through careful attention to our receivables and payables. In the past, certain telecommunications carriers from which we purchase access services demanded that we pay for access services on a more timely basis, which resulted in increased demands on our liquidity. If such demands were to continue to a greater degree than anticipated, or if access vendors were to insist on significant deposits to secure our access payment obligations, we could be prevented from meeting our cash flow projections and our long-term liquidity requirements. Current global economic and credit market conditions could cause access vendors to insist upon more timely payment or the provision of security deposits.

The covenants in our major debt instruments limit our financial and operational flexibility.

We and numerous of our subsidiaries have material indebtedness outstanding under the following debt instruments (collectively, the “Principal Debt Instruments”):

•	the notes;

•	GCL’s $144 million aggregate original principal amount of 5.0% convertible senior notes due 2011 (the “5% Convertible Notes”); and

•

GC UK’s $200 million and 157 million pounds sterling aggregate principal amount (approximately $424 million combined at the exchange rate at March 31, 2010) of senior secured notes due 2014 (the “GC UK Notes” or “GC UK Senior Secured Notes”).

The Principal Debt Instruments generally contain covenants and events of default that are customary for high-yield debt facilities, including limitations, on:

•	incurring or guaranteeing additional indebtedness and issuing preferred stock;

•	dividend and other payments to holders of equity and subordinated debt;

•	investments or other restricted payments;

•	asset sales, consolidations, and mergers;

•	creating or assuming liens; and

•	transactions with affiliates.

These covenants impose significant restrictions on the ability of entities in our ROW and GC Impsat segments to make intercompany funds transfers to entities in our GC UK segment and vice versa. In addition, the covenants in the indenture governing the notes impose certain limitations on the ability of entities in our ROW and GC Impsat segments to make intercompany funds transfers to other entities in those segments that have not granted liens on their assets to secure the notes.

Additionally, the certificate of designations governing our 2% Cumulative Preferred Shares requires the holder’s approval for certain major corporate actions of us and/or our subsidiaries.

Finally, many of our assets are leased by us under capital lease facilities (the “Capital Lease Facilities”) that contain non-financial covenants which require specific tracking and reporting procedures for the physical location of the leased assets. The failure to meet these covenants allows the lessor to accelerate payments under the lease. We have in the past failed to meet such non-financial covenants in certain Capital Lease Facilities.

A failure to comply with the restrictions or covenants contained in our Principal Debt Instruments or certain Capital Lease Facilities could result in an event of default, which, if not cured or waived, could result in an acceleration of all such debts, which would have a material adverse effect on our business, results of operations and financial condition. If the indebtedness under any of our Principal Debt Instruments or material Capital Lease Facilities were to be accelerated, we would have to raise funds from alternative sources, which may not be available on favorable terms, on a timely basis or at all. Moreover, a default by any of our subsidiaries under any capital lease obligation or debt obligation totaling more than $2.5 million, as well as the bankruptcy or insolvency of any of our subsidiaries, could trigger cross-default provisions under certain of our debt instruments.

Our international corporate structure limits the availability of our consolidated cash resources for intercompany funding purposes and reduces our financial flexibility.

As a holding company, all of our revenues are generated by our subsidiaries and substantially all of our assets are owned by our subsidiaries. As a result, we are dependent upon dividends and inter-company transfers of funds from our subsidiaries to meet our debt service and other payment obligations. Our subsidiaries are incorporated and operate in various jurisdictions throughout the world. Some of our subsidiaries have cash on hand that exceeds their immediate requirements but that cannot be distributed or loaned to us or our other subsidiaries to fund our or their operations due to contractual restrictions (such as those described in the immediately preceding risk factor) or legal constraints related to the lack of retained earnings, the solvency of such entities or other local law restrictions (e.g., restrictions related to foreign exchange controls or transfer approvals). These restrictions, which apply to most of our subsidiaries given their history of operating losses, could cause us or certain of our subsidiaries to become and remain illiquid while other subsidiaries have sufficient liquidity to meet their liquidity needs. Also see “—We are exposed to significant currency exchange rate risks and our net loss may suffer due to currency translations,” below, for a discussion of important exchange rate and expatriation risks involving our Venezuelan and other subsidiaries.

We cannot predict our future tax liabilities.

If we become subject to increased levels of taxation or if tax contingencies are resolved adversely, our results of operations could be adversely affected. Due to the international nature of our operations, we are subject to multiple sets of complex and varying tax laws and rules. We cannot predict the amount of future tax liabilities to which we may become subject. Any increase in the amount of taxation incurred as a result of our operations or due to legislative or regulatory changes could result in a material adverse effect on our business, results of operations and financial condition. While we believe that our current tax provisions are reasonable and appropriate, we cannot be assured that these items will be settled for the amounts accrued or that additional exposures will not be identified in the future. We have material tax-related contingent liabilities that are difficult to predict or quantify.

The Ministry of Finance in Bermuda has granted a tax assurance to GCL and its Bermuda incorporated subsidiaries under the Exempted Undertakings Tax Protection Act, 1966, which expires in 2016.

GCL and its Bermuda incorporated subsidiaries have received an assurance from the Ministry of Finance granting an exemption, until March 28, 2016, from the imposition of tax under any applicable Bermuda law computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate, duty or inheritance tax, provided that such an exemption shall not prevent the application of any such tax or duty to such persons as are ordinarily resident in Bermuda and shall not prevent the application of any tax payable in accordance with the provisions of the Land Tax Act, 1967 or otherwise payable in relation to land in Bermuda leased to GCL or its Bermuda incorporated subsidiaries. To date, the Ministry of Finance has given no indication that the Ministry would extend the term of the assurance beyond 2016 or would not change the tax treatment afforded to exempted companies either before or after 2016.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

We and certain of our subsidiaries are Bermuda-based companies, and we believe that a significant portion of our income will not be subject to tax in Bermuda, which currently has no corporate income tax, or in other countries in which we conduct activities or in which our customers are located, including the United States and the United Kingdom. This belief is based on our current position under the tax laws of the countries in which we have assets or conduct activities. This position is subject to review and possible challenge by taxing authorities and to possible changes in law that may have a retroactive effect. In addition, tax legislation and regulations are proposed from time to time in various jurisdictions, which, if adopted, could have a material adverse effect on our results of operations. For example, in December 2006, the U.S. Department of the Treasury finalized regulations with respect to the source of international and other types of communications income. The regulations as adopted could, under certain circumstances, subject us to U.S. withholding tax on a significant portion of our income, possibly even if we are not found to have engaged in a trade or business within the United States or to have had an office or other fixed place of business in the United States.

Our pension plans may require additional funding and negatively impact our cash flows.

Certain North American and European hourly and salaried employees are covered by our defined benefit pension plans. On December 31, 1996, our North American plan was frozen and all employees hired thereafter are not eligible to participate in the plan. Our U.K. plans were closed to new employees on December 31, 1999. Our pension expense and required contributions to our pension plan are directly affected by the value of plan assets, the projected rate of return on plan assets, the actual rate of return on plan assets and the actuarial assumptions we use to measure the defined benefit pension plan obligations. As of December 31, 2009, the projected benefit obligation under our pension plans was approximately $89 million ($14 million for U.S. plans and $75 million for U.K. plans) and the value of plan assets was approximately $77 million ($17 million for US plans and $60 million for U.K. plans), resulting in our pension plans being underfunded by approximately $12 million, of which $4 million is attributable to participants of the plans and is therefore not a liability of GCL. If plan assets perform below expectations, future pension expense and funding obligations will increase, which would have a negative impact on our cash flows from operations, decrease borrowing capacity and increase interest expense.

Risks Related to Our Operations

We are subject to several unpredictable factors that may adversely impact our results of operations.

Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control. Some of the primary factors that may affect our results of operations include the following:

•	changes in pricing policies or the pricing policies of our competitors;

•	general economic conditions as well as those specific to our industry;

•	demand for our higher margin services;

•	costs of acquisitions, including the integration of such acquisitions;

•	changes in regulations and regulatory rulings or interpretations;

•	changes in tax law or policy; and

•	resolution of contingent liabilities.

A delay in generating revenue or the timing of recognizing revenue and expenses could cause significant variations in our operating results from quarter to quarter. Results in future quarters may be below analysts’ and investors’ expectations, as well as our own forecasts.

Our rights to the use of the fiber that make up our network may be affected by the financial stability of our fiber providers.

The majority of our North American network and some of the other transmission facilities comprising our global network are held by us through long-term leases or IRU agreements with various companies that provide us access to fiber owned by them. The bankruptcy or financial collapse of one of these fiber providers could result in a loss of our rights under such leases and agreements with the provider, which in turn could have a negative impact on the integrity of our network and ultimately on our results of operations. To our knowledge, the rights of the holder of such rights in strands of fiber in the event of bankruptcy have not been specifically addressed by the judiciary at the state or federal level in the U.S. or in most of the foreign jurisdictions in which we operate and, therefore, our rights with respect to fiber agreements under such circumstances are unclear. In addition, the laws governing the ability of fiber providers to provide us access to their fibers pursuant to long-term leases and IRU agreements vary by jurisdiction and, in some cases, the term of such leases and agreements may be limited by law. Our providers, along with certain of our subsidiaries, also are parties to legal proceedings the outcome of which may affect our rights to use certain portions of our network.

We may not be able to continue to connect our network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms.

We must be party to interconnection agreements with incumbent carriers and certain independent carriers in order to connect our customers to the PSTN. If we are unable to renegotiate or maintain interconnection agreements in all of our markets on favorable terms, it could adversely affect our ability to provide services in the affected markets. In Europe, although certain rights to interconnect with other networks are subject to legal and regulatory protection, new IP-based networking technologies are becoming more generally adopted within the industry and new commercial and charging models are being developed for interworking between these networks. The extent to which such new models may affect our business is still uncertain. Peering agreements with Internet service providers allow us to access the Internet and exchange transit for free with these providers. Depending on the relative size of the carriers involved, these exchanges may be made without settlement charge. Recently, many Internet service providers that previously offered peering have reduced or eliminated peering relationships or are establishing new, more restrictive criteria for peering and an increasing number of these service providers are seeking to impose charges for transit. Increases in costs associated with Internet and exchange transit could have a material adverse effect on our margins for our products that require Internet access. We may not be able to renegotiate or maintain peering arrangements on favorable terms, which would impair our growth and performance.

The Network Security Agreement imposes significant requirements on us. A violation of the agreement could have severe consequences.

The Network Security Agreement imposes significant requirements on us related to information storage and management; traffic routing and management; physical, logical, and network security arrangements; personnel screening and training; corporate governance practices; and other matters. While we expect to continue to comply fully with our obligations under the Network Security Agreement, it is impossible to eliminate completely the risk of a violation of the agreement. The consequences of a violation of the Network Security Agreement could be severe, potentially including the revocation of our FCC licenses in the U.S., which would result in the cessation of our U.S. operations and would have a material adverse effect on our business, results of operations and financial condition.

It is expensive and difficult to switch new customers to our network, and lack of cooperation of incumbent carriers can slow the new customer connection process.

It is expensive and difficult for us to switch a new customer to our network because:

•

we usually charge the potential customer certain one-time installation fees, and, although the fees may be less than the cost to install a new customer, they may act as a deterrent to becoming our customer; and

•

we require cooperation from the incumbent carrier in instances where there is no direct connection between the customer and our network, which can complicate and add to the time that it takes to provision a new customer’s service.

Many of our principal competitors, the domestic and international incumbent carriers, are already established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. Their physical connections from their premises to those of their customers are expensive and difficult to duplicate. To complete the new customer provisioning process, we rely on the incumbent carrier to process certain information. The incumbent carriers have a financial interest in retaining their customers, which could reduce their willingness to cooperate with our new customer provisioning requests, thereby adversely impacting our ability to compete and grow revenues. Further consolidation of incumbent carriers with other telecommunications service providers may make these problems more acute.

The operation, administration, maintenance and repair of our systems require significant expenses and are subject to risks that could lead to disruptions in our services and the failure of our systems to operate as intended for their full design life.

Each of our systems is subject to the risks inherent in large-scale, complex fiber-optic telecommunications systems including (i) equipment breakdowns; (ii) service interruptions; (iii) power outages; (iv) software defects; (v) security breaches; (vi) physical damage to access lines and equipment and (vii) natural disasters. The operation, administration, maintenance and repair of our systems require the coordination and integration of sophisticated and highly specialized hardware and software technologies and equipment located throughout the world and require significant operating and capital expenses. Our systems may not continue to function as expected in a cost-effective manner. For example, as our network elements become obsolete or reach their design life capacity, our operating and capital expenses could significantly increase depending on the nature and extent of repairs or replacements. The failure of the hardware or software to function as required could render a cable system unable to perform at design specifications or at all, which could have a material adverse impact on our business, results of operations and financial condition.

Furthermore, interruptions in service or performance problems, for whatever reason, could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones. In particular, a failure of our operations support systems could adversely affect our ability to process orders and provision sales, and to bill for services efficiently and accurately, all of which could cause us to suffer customer dissatisfaction, loss of business, loss of revenue or the inability to add customers on a timely basis, any of which would adversely affect our revenues. In addition, because many of our services are critical to our customers’ businesses, a significant interruption in service could result in lost profits or other loss to customers. Although we attempt to disclaim liability for these losses in our service agreements, a court might not enforce a limitation on liability under certain conditions, which could expose us to financial loss. In addition, we often provide customers with guaranteed service level commitments. If we are unable to meet these guaranteed service level commitments for whatever reason, we may be obligated to provide our customers with credits, generally in the form of free service for a short period of time, which could negatively affect our operating results and we may be exposed to other liabilities.

We may not be able to retain our key management personnel or attract additional skilled management personnel.

We depend on key members of our senior management team to remain competitive and achieve our strategic goals. Our inability to retain our key management personnel or to continue to attract skilled management personnel could have a material adverse effect on our business, results of operations and financial condition.

Recent capital expenditure levels may not be sustainable.

While capital expenditures have remained relatively stable at levels significantly below those prevailing prior to our bankruptcy reorganization, such levels may not be sustainable in the future, particularly as our business continues to grow. Our ability to fund future capital expenditures may be limited by our ability to generate sufficient cash flow, including raising any necessary financings, which could prove to be difficult if the adverse conditions in the credit markets continue.

Intellectual property and proprietary rights of others could prevent us from using necessary technology.

While we do not believe that there exists any technology patented by others, or other intellectual property owned by others, that is necessary for us to provide our services and that is not now subject to a license allowing us to use it, from time to time we receive claims from third parties in this regard and there can be no assurances as to our ability to defend against those claims successfully. If such intellectual property is owned by others and not licensed by us, we would have to negotiate a license for the use of that intellectual property. We may not be able to negotiate such a license at a price that is acceptable or at all. This could force us to cease offering products and services incorporating such intellectual property, and adversely affecting our business, results of operations and financial condition.

We may not be successful in making or integrating acquisitions with our business or may not be able to realize the benefits we anticipate from such acquisitions.

We have in the past, and may in the future, pursue acquisitions to grow our business. The process of integrating acquisitions with our business so that the consolidated business operates as efficiently as possible requires significant corporate resources, and such efficiencies will be limited to some degree by our Principal Debt Instruments and Capital Lease Facilities. In addition, this process could cause the interruption to, or a loss of momentum in, the activities of our or our acquisitions’ businesses, including customer service, which could have a material adverse effect on our business, results of operations and financial condition. The management of the integration of the businesses, systems and culture of our acquisitions requires the continued development of our financial and management controls, including the integration of information systems and structure, the integration of product offerings and customer base, the integration of networks, the retention of current personnel and the training of new personnel, all of which could disrupt the timeliness of financial information, place a strain on our management resources and require significant expenditure. Any significant diversion of management’s attention or any major difficulties encountered in the integration of the business could have a material adverse effect on our business, results of operations and financial condition.

We have substantial international operations and face political, legal, tax, regulatory and other risks from our operations in foreign jurisdictions.

We derive a substantial portion of our revenue from international operations and have substantial physical assets in several jurisdictions along our routes, including Venezuela, Ecuador, Argentina and other countries in Latin America, Asia and Europe. In addition, we lease capacity and obtain rights-of-way and other services from carriers and government and quasi-government agencies in those and other regions. As a result, our business is subject to particular risks from operating in some of these areas, including: uncertain and rapidly changing political, regulatory and economic conditions, including the possibility of civil unrest, vandalism affecting cable assets, terrorism, armed conflict or the seizure or nationalizing of private property; unexpected changes in regulatory environments and trade barriers; interruptions to essential energy inputs; exchange and/or transfer restrictions related to foreign currency; direct and indirect price controls; cancellation or non-renewal of contract rights; delays or denial of government approval; exposure to new or different accounting, legal, tax and regulatory standards; burdensome tax, customs, duties, regulatory assessments or right-of-way charges based on new or differing interpretations of law or regulations; and difficulties in staffing and managing operations consistently through our several operating areas. These risks significantly increased as a result of our acquisition of the operations of Impsat in Latin America. In addition, managing operations in multiple jurisdictions may place further strain on our ability to manage growth.

We are subject to the Foreign Corrupt Practices Act (the “FCPA”) and other anticorruption laws, and our failure to comply therewith could result in penalties which could harm our reputation and have a material adverse effect on our business, results of operations and financial condition.

We are subject to the FCPA, which generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits. Although we have policies and procedures designed to ensure that we, our employees and agents comply with the FCPA, there is no assurance that such policies or procedures will work effectively all of the time or protect us against liability under the FCPA for actions taken by our agents, employees and intermediaries with respect to our business or any businesses that we acquire. We operate in a number of jurisdictions that pose a high risk of potential FCPA violations. As previously disclosed, between 2004 and 2006 (prior to our acquisition of Impsat in May 2007), Impsat paid approximately $23,000 (based on the exchange rate at the time of payment) to government officials to allow performance of construction work notwithstanding the fact that required permits were not obtained. Also as previously disclosed, the Colombian National Attorney General (Procuraduría General de la Nación (“NAG”)) published a decision in November 2007 finding (as part of broader allegations unrelated to Impsat) that funds originated with Impsat had been used by a contractor retained by Impsat to bribe an official within Colombia’s homeland security agency (Departamento Administrativo de Seguridad (“DAS”)). Impsat retained the contractor in question in 2003 and paid him approximately $44,000 (based on the exchange rate at the time of payment) in 2004; we have not been able to determine whether any of these funds went to DAS officials. The NAG’s decision included a referral of the report and its findings to the criminal prosecutor, and the referral included specific reference to Impsat. One DAS official has been criminally convicted in connection with a related investigation, and criminal proceedings are pending against two other individuals (including a former senior official at DAS). We brought these matters to the attention of the U.S. Securities and Exchange Commission (the “SEC”) and the U.S. Department of Justice in March 2008. Following that disclosure we were notified that the SEC had commenced an investigation of the matter. The staff of the SEC notified us in March 2010 that it has completed its investigation and does not intend to recommend any enforcement action by the SEC. If we are not in compliance with the FCPA and other laws governing the conduct of business with government entities (including local laws), we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse impact on our business, financial condition, results of operations and liquidity. Any investigation of any potential violations of the FCPA or other anticorruption laws by U.S. or foreign authorities could have an adverse impact on our business, financial condition and results of operations.

We are exposed to significant currency transfer restrictions and currency exchange rate risks and our net loss may suffer due to currency translations.

Certain of our current and prospective customers derive their revenue in currencies other than U.S. Dollars but are invoiced by us in U.S. Dollars. The obligations of customers with revenue in foreign currencies may be subject to unpredictable and indeterminate increases in the event that such currencies depreciate in value relative to the U.S. Dollar. Furthermore, such customers may become subject to exchange control regulations restricting the conversion of their revenue currencies into U.S. Dollars. In either event, the affected customers may not be able to pay us in U.S. Dollars. In addition, where we issue invoices for our services in currencies other than U.S. Dollars, our operating results may suffer due to currency translations in the event that such currencies depreciate relative to the U.S. Dollar and we cannot or do not elect to enter into currency hedging arrangements in respect of those payment obligations. Declines in the value of foreign currencies (such as the devaluation of the Venezuelan bolivar discussed below) relative to the U.S. Dollar could adversely affect our ability to market our services to customers whose revenue is denominated in those currencies.

Certain Latin American economies have experienced shortages in foreign currency reserves and have adopted restrictions on the use of certain mechanisms to expatriate local earnings and convert local currencies into U.S. Dollars. Any such shortages or restrictions may limit or impede our ability to transfer or to convert such currencies into U.S. Dollars and to expatriate such funds for the purpose of making timely payments of interest and principal on our indebtedness. These restrictions have a significantly greater impact on us and on our ability to service our debt as a result of the Impsat acquisition. In addition, currency devaluations in one country may have adverse effects in another country.

We are subject to some limitations on the ability of our Venezuelan operations to expatriate cash and may be subject to similar restrictions elsewhere in the future. In Venezuela, the official bolivares—U.S. Dollar exchange rate established by the Venezuelan Central Bank and the Venezuelan Ministry of Finance has historically attributed to the bolivar a value that is significantly greater than the value prevailing on the parallel market. The official rate is the rate used for recording the assets, liabilities and transactions for our Venezuelan subsidiary. Effective January 12, 2010, the Venezuelan government devalued the Venezuelan bolivar. The official rate increased from 2.15 Venezuelan bolivares to the U.S. Dollar to 4.30 for non-essential goods (which we believe includes our products and services). This devaluation reduced our net monetary assets (including unrestricted cash and cash equivalents) by approximately $27 million based on the bolivares balances as of such date resulting in a corresponding foreign exchange loss, which was recorded to other expense, net in our unaudited condensed consolidated statement of operations for the three months ended March 31, 2010.

The current official rate continues to attribute to the bolivar a value that is significantly greater than the value prevailing on the parallel market. Moreover, the conversion of bolivares into foreign currencies is limited by the current exchange control regime. Accordingly, the acquisition of foreign currency by Venezuelan companies to honor foreign debt, pay dividends or otherwise expatriate capital is subject to registration and subject to a process of application and approval by the Comisión de Administración de Divisas (“CADIVI”) and to the availability of foreign currency within the guidelines set forth by the National Executive Power for the allocation of foreign currency. Such approvals have become less forthcoming over time, resulting in a significant buildup of excess cash in our Venezuelan subsidiary and a significant increase in our exchange rate and exchange control risks. We cannot predict if and when we will obtain CADIVI approval to honor foreign debt, distribute dividends or otherwise expatriate capital using the official Venezuelan exchange rate or the timing of receipt of such approval. At March 31, 2010, we had $19 million registered and subject to approval by CADIVI for the conversion of bolivares into foreign currencies. If we elected, or were required, to convert our Venezuelan subsidiary’s cash balances into U.S. Dollars using unofficial, parallel currency-exchange mechanisms that may be available from time to time, material currency exchange losses would likely be incurred in the period of conversion. Additionally, if we further determined that the unofficial parallel rate should be used in the future to measure bolivar-based assets, liabilities and transactions, reported results could be further adversely affected. As of March 31, 2010, approximately $30 million (valued at the fixed official rate) of our cash and cash equivalents were held in Venezuelan bolivares. For the three months ended March 31, 2010, our Venezuelan subsidiary generated approximately $12 million of our consolidated revenue and $8 million of our consolidated OIBDA at the fixed official rate. As of March 31, 2010, our Venezuelan subsidiary had $27 million of net monetary assets of which $1 million and $26 million were denominated in U.S. Dollars and Venezuelan bolivares, respectively. The official exchange rate is 4.30 bolivares to the U.S. Dollar at March 31, 2010. The estimated exchange rate on the parallel market is between 6.90 and 7.00 bolivares to the U.S. Dollar at March 31, 2010. As of March 31, 2010 our Venezuelan subsidiary had $62 million of net assets, of which $24 million may not be transferred to us in the form of loans, advances or cash dividends without the consent of a third party (i.e., CADIVI). This amount represents the difference in value of our Venezuelan subsidiary’s net assets calculated using the official exchange rate as of March 31, 2010 versus such subsidiary’s net assets calculated using our estimate of the parallel market rate as at such date (since no third party consent is required to convert bolivares into U.S. Dollars on the parallel market and to then transfer such dollars to us).

We conduct a significant portion of our business using the British Pound Sterling, the Euro and the Brazilian Real. Appreciation of the U.S. Dollar adversely impacts our consolidated revenue. Since we tend to incur costs in the same currency in which we realize revenue, the impact on operating income and operating cash flow is largely mitigated. In addition, the appreciation of the U.S. Dollar relative to foreign currencies reduces the U.S. Dollar value of cash balances held in those currencies.

Economic and political conditions in Latin America pose numerous risks to our operations.

Our business operations in the Latin American region constitute a material portion of our business. As events in the Latin American region have demonstrated, negative economic or political developments in one country in the region can lead to or exacerbate economic or political instability elsewhere in the region. Furthermore, events in recent years in other developing markets have placed pressures on the stability of the currencies of a number of countries in Latin America in which we operate, including Argentina, Brazil, Colombia and Venezuela. While certain areas in the Latin American region have experienced economic growth, this recovery remains fragile. Pressures on local currencies are likely to have an adverse effect on our customers. Volatility in regional currencies and capital markets could also have an adverse effect on our ability and that of our customers to gain access to international capital markets for necessary financing, refinancing and repatriation of earnings.

In addition, any changes to the political and economic conditions in certain Latin American countries could materially and adversely impact our future business, operations, financial condition and results of operations. For example, in January 2007, the Venezuelan National Assembly issued an Enabling Law allowing the President of Venezuela to carry out the nationalization of certain businesses in the electricity and energy sectors, as well as Venezuela’s largest telecommunications company, Compañía Anónima Nacional Teléfonos de Venezuela (“CANTV”). CANTV was nationalized in the same year. A statement from the Venezuelan minister of telecommunications and director of the Comisión Nacional de Telecomunicaciones, the country’s telecommunications regulatory authority, has indicated that the nationalization of CANTV does not imply the nationalization of the telecommunications sector as a whole. However, there can be no assurance that such nationalization plans will not also extend to other businesses in the telecommunications sector, including our business. The government has also announced plans to modify the telecommunications law, and we cannot predict the impact of such amendments to our business. In addition, a referendum held on February 15, 2009, approved an amendment to the nation’s constitution removing presidential term limits.

Inflation and certain government measures to curb inflation in some Latin American countries may have adverse effects on their economies, our business and our operations.

Some Latin American countries have historically experienced high rates of inflation. Inflation and some measures implemented to curb inflation have had significant negative effects on the economies of these countries. Governmental actions taken in an effort to curb inflation, coupled with speculation about possible future actions, have contributed to economic uncertainty at times in most Latin American countries. These countries may experience high levels of inflation in the future that could lead to further government intervention in the economy, including the introduction of government policies that could adversely affect our results of operations. In addition, if any of these countries experience high rates of inflation, we may not be able to adjust the price of our services sufficiently to offset the effects of inflation on our cost structures. A high inflation environment would also have negative effects on the level of economic activity and employment and adversely affect our business, results of operations and financial condition.

Many of our most important government customers have the right to terminate their contracts with us if a change of control occurs or to reduce the services they purchase from us.

Various agencies of the U.K. Government together represented approximately 49%, 47% and 47% of the GC UK Segment’s revenues in 2009, 2008 and 2007, respectively. Many of GC UK’s government contracts contain broad change of control provisions that permit the customer to terminate the contract if GC UK undergoes a change of control. A termination in many instances gives rise to other rights of the government customer, including, in some cases, the right to purchase some of GC UK’s assets used in servicing those contracts. Some change of control provisions may be triggered when any lender (other than a bank lender in the normal course of business) or a noteholder or group of noteholders would have the right to control GC UK or the majority of GC UK’s assets upon any event, including upon bankruptcy. If GC UK’s noteholders have the right to control GC UK or the majority of GC UK’s assets upon such event, it could be deemed to be a change of control of GC UK. Similarly, if ST Telemedia’s ownership interest in Global Crossing falls below certain levels, it could be deemed to be an indirect change of control of GC UK. In addition, most of GC UK’s government contracts do not include significant minimum usage guarantees. Thus, the applicable customers could simply choose not to use GC UK’s services and move to another telecommunications provider. If any of GC UK’s significant government contracts were terminated as a result of a change of control or otherwise, or if the applicable customers were to significantly reduce the services that they purchase under these contracts, we could experience a material and adverse effect on our business, results of operations and financial condition. In addition, one of GC UK’s principal customer relationships is with the UK Foreign and Commonwealth Office (“FCO”), to whom GC UK provides an international telecommunications network known as the FTN. GC UK’s contract to provide the FTN expired in May 2010. GC UK continues to provide the existing services pursuant to interim arrangements while the FCO finalizes its plans regarding the future of the FTN.

Risks Related to Competition and Our Industry

The prices that we charge for our services have been decreasing, and we expect that such decreases will continue over time.

We expect overall price erosion in our industry to continue at varying rates based on our service portfolio and reflective of marketplace demand and competition relative to existing capabilities and availability. Accordingly, our historical revenues are not indicative of future revenues based on comparable traffic volumes. If the prices for our services decrease for whatever reason and we are unable to increase profitable sales volumes through additional services or otherwise or correspondingly reduce operational costs, our operating results would be adversely affected. Similarly, future price decreases could be greater than we are anticipating.

Technological advances and regulatory changes are eroding traditional barriers between formerly distinct telecommunications markets, which could increase the competition we face and put downward pressure on prices.

New technologies, such as VoIP, and regulatory changes are blurring the distinctions between traditional and emerging telecommunications markets. As a result, a competitor in any of our business areas is potentially a competitor in our other business areas.

We face competition in each of our markets from the incumbent carrier in that market and from more recent market entrants. In addition, we could face competition from other companies, such as other competitive carriers, cable television companies, microwave carriers, wireless telephone system operators and private networks built by large end-users or municipalities. The introduction of new technologies may reduce the cost of services similar to those that we plan to provide and create significant new competitors with superior cost structures. If we are not able to compete effectively with any of these industry participants, or if this competition places excessive downward pressure on prices, our operating results would be adversely affected.

In the U.K., the OFCOM is encouraging new operators to build their own infrastructures to compete with BT and during recent years, BT has made significant progress towards completing construction of a new, IP based network which it refers to as a “21st Century” network. At present, it is not clear how operators will connect with this network or as to how and at what level BT will charge for access to the network. In January 2010, discussions were initiated between BT and communications providers, including us, on the interconnect nodes that will be available for calls originating on Voice over “Next Generation Access” (“VoNGA”) lines and how migration from TDM to IP Interconnect for VoNGA will take place. Regulation has historically provided for the expansion of competition in the marketplace and the subsequent lowering of tariffs charged across the industry. However, there is no way to know what regulatory actions OFCOM and other governmental and regulatory agencies may take in the future. Individually and collectively, these matters could have negative effects on our U.K. business, which could materially and adversely affect our consolidated business, results of operations and financial condition.

Many of our competitors have superior resources, which could place us at a cost and price disadvantage.

Many of our existing and potential competitors have significant competitive advantages, including greater market presence, name recognition and financial, technological and personnel resources, superior engineering and marketing capabilities, more ubiquitous network reach, and significantly larger installed customer bases. As a result, many of our competitors can raise capital at a lower cost than we can, and they may be able to adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisition and other opportunities (including regulatory changes) more readily, and devote greater resources to the development, marketing and sale of products and services than we can. Also, our competitors’ greater brand name recognition may require us to price our services at lower levels in order to win business. Our competitors’ financial advantages may give them the ability to reduce their prices for an extended period of time if they so choose. Many of these advantages are expected to increase with the trend toward consolidation by large industry participants. Continued industry consolidation could further strengthen our competitors and adversely affect our prospects.

Failure to develop and introduce new services could affect our ability to compete in the industry.

We continuously develop, test and introduce new communications services that are delivered over our communications network. These new services are intended to allow us to address new segments of the communications marketplace and to compete for additional customers. In certain instances, the introduction of new services requires the successful development of new technology. To the extent that upgrades of existing technology are required for the introduction of new services, the success of these upgrades may be dependent on reaching mutually-acceptable terms with vendors and on vendors meeting their obligations in a timely manner. In addition, new service offerings may not be widely accepted by our customers. If our new service offerings are not widely accepted by our customers, we may terminate those service offerings and we may be required to impair any assets or technology used to develop or offer those services. If we are not able to successfully complete the development and introduction of new services in a timely manner, our business, results of operations and financial condition could be materially adversely affected.

Our selection of technology could prove to be incorrect, ineffective or unacceptably costly, which would limit our ability to compete effectively.

The telecommunications industry is subject to rapid and significant changes in technology, evolving industry standards, changing customer needs, emerging competition and frequent new product and service introductions. The future success of our business will depend, in part, on our ability to adapt to these factors in a timely and cost-effective manner. If we do not replace or upgrade technology and equipment that becomes obsolete, or if the technology choices we make prove to be incorrect, ineffective or unacceptably costly, we will be unable to compete effectively because we will not be able to meet the expectations of our customers, which would have a material adverse effect on our business, results of operations and financial condition.

Our operations are subject to regulation in each of the countries in which we operate and require us to obtain and maintain a number of governmental licenses and permits. If we fail to comply with those regulatory requirements or to obtain and maintain those licenses and permits, including payment of related fees, if any, we may not be able to conduct our business. Moreover, those regulatory requirements could change in a manner that significantly increases our costs or otherwise adversely affects our operations.

In the ordinary course of constructing our networks and providing our services we are required to obtain and maintain a variety of telecommunications and other licenses and authorizations in the countries in which we operate, as well as rights-of-way from utilities, railroads, incumbent carriers and other persons. We also must comply with a variety of regulatory obligations. Due to the political and economic risks associated with the countries in which we operate, we cannot assure you that we will be able to maintain our licenses or that they will be renewed upon their expiration. Our failure to obtain or maintain necessary licenses, authorizations and rights-of-way, or to comply with the obligations imposed upon license holders including the payment of fees, in one or more countries, may result in sanctions or additional costs, including the revocation of authority to provide services in one or more countries.

Our operations around the world are subject to regulation at the regional level (e.g., European Union), the national level (e.g. FCC) and, in many cases, at the state, provincial, and local levels. The regulation of telecommunications networks and services around the world varies widely. In some countries, the range of services that we are legally permitted to provide may be limited. In other countries, existing telecommunications legislation is in the process of development, is unclear or inconsistent, or is applied in an unequal or discriminatory fashion, or inadequate judicial, regulatory or other forums are available to address these inadequacies or disputes. Our inability or failure to comply with the telecommunications laws and regulations of one or more of the countries in which we operate could result in the temporary or permanent suspension of operations in one or more countries. We also may be prohibited from entering certain countries at all or from providing all of our services in one or more countries. In addition, many of the countries in which we operate are conducting regulatory or other proceedings that will affect the implementation of their telecommunications legislation. We cannot be certain of the outcome of these proceedings. These proceedings may affect the manner in which we are permitted to provide our services in these countries as well as the level of fees and taxes payable to the government, and may have a material adverse effect on our business, results of operations and financial condition.

Terrorist attacks and other acts of violence or war may adversely affect the financial markets and our business and operations.

Significant terrorist attacks against the U.S., the U.K. or other countries in which we operate are possible. It is possible that our physical facilities or network control systems could be the target of such attacks or that such attacks could impact other telecommunications companies or infrastructure or the Internet in a manner that disrupts our operations. Terrorist attacks (or threats of attack) also could lead to volatility or illiquidity in world financial markets and could otherwise adversely affect the economy. These events could adversely affect our business and our ability to obtain financing on favorable terms. In addition, it is becoming increasingly difficult and expensive to obtain adequate insurance for losses due to terrorist attacks. Uninsured losses as a result of such attacks could have a material adverse effect on our business, results of operations and financial condition.

Other Risks

Actions of our controlling shareholder may conflict with your interests.

As of May 31, 2010, STT Crossing, a wholly-owned subsidiary of ST Telemedia, owned 60.4% of GCL’s outstanding equity securities. As a result, ST Telemedia has the power to elect the majority of GCL’s directors. Under applicable law, our memorandum of association and bye-laws and the certificate of designations for GCL’s preferred stock, certain actions cannot be taken without the approval of holders of a majority of our voting stock including, without limitation, mergers, certain acquisitions and dispositions, issuances of additional equity securities (with certain enumerated exceptions), incurrences of indebtedness above specified amounts, the making of capital expenditures in excess of specified amounts, and amendments to our articles of association and bye-laws. GCL’s bye-laws include significant additional corporate governance rights of ST Telemedia. The interests of ST Telemedia may, in certain circumstances, conflict with your interests as the holders of the notes. We cannot assure you that ST Telemedia will take actions that are consistent with your best interest as holders of the notes. For example, ST Telemedia could vote to declare distributions or to cause us to incur indebtedness, in each case to the extent permitted under the indenture governing the notes, causing capital outflows or increasing debt service obligations for us, all of which could hinder our ability to meet our obligations under the notes.

A sale by ST Telemedia of a significant portion of its shareholdings in GCL could trigger contractual provisions tied to a change in control of GCL. For example, a change in control could result in the termination of significant contracts with U.K. Government customers, the requirement that we offer to purchase the GC UK Notes and the notes offered hereby at a price equal to 101% of their outstanding principal amount plus accrued and unpaid interest and the 5% Convertible Notes at a price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, and the acceleration of the vesting of stock options and other incentive compensation awards granted to our officers, directors and employees.

Federal law generally prohibits more than 25% of GCL’s capital stock to be owned by foreign persons.

Ownership of GCL’s common stock is governed in part by the Communications Act of 1934, as amended. Other than ownership by ST Telemedia and its affiliates, which cannot exceed 66.25% without prior FCC approval, foreign ownership of GCL’s capital stock (i.e., total equity interests held by non-U.S. persons) generally cannot exceed 25% without prior FCC approval. Although we monitor foreign ownership in our capital stock, we cannot necessarily detect or control it and could be subject to governmental penalties if trading in our capital stock resulted in foreign ownership in excess of 25% without prior FCC approval.

We are exposed to legal proceedings and contingent liabilities, including those related to Impsat, that could result in material losses that we have not reserved against.

We are a party to various legal proceedings and are subject to certain important contingent liabilities. If one or more of these legal proceedings or contingent liabilities were to be resolved in a manner adverse to us, we could suffer losses that are material to our business, results of operations and financial condition. We have not established reserves for many of these contingent liabilities and those for which reserves have been established could be adversely resolved at levels exceeding the reserved amounts. Certain of these contingent liabilities could have a material adverse effect on our business, results of operations and financial condition in addition to the effect of any potential monetary judgment or sanction against us. Furthermore, any legal proceedings, regardless of the outcome, could result in substantial costs and diversion of resources that could have a material adverse effect on our business, results of operations, and financial condition. Assets and entities that we acquired from Impsat, or may acquire from future acquisitions, may be subject to unknown or contingent liabilities for which we may have no recourse, or only limited recourse to the entity from which the business was acquired (or its stakeholders).

Our real estate restructuring reserve represents a material liability, the calculation of which involves significant estimation.

As of December 31, 2009, our real estate restructuring reserve related to 2003 and prior restructuring plans aggregated $94 million of continuing building lease obligations and broker commissions, offset by anticipated receipts of $34 million from existing subleases and $47 million from subleases projected to be entered into in the future. Although we believe these estimates to be reasonable, actual sublease receipts could turn out to be materially less than we have estimated.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements set forth anticipated results based on management’s plans and assumptions. From time to time, we also provide forward-looking statements in other materials we release to the public as well as oral forward-looking statements. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “could” and similar expressions in connection with any discussion of future events or future operating or financial performance or strategies or trends. Such forward-looking statements include, but are not limited to, statements regarding:

•

our services, including the development and deployment of data products and services based on IP and other technologies and strategies to expand our targeted customer base and broaden our sales channels and the opening and expansion of our data center and collocation services;

•	the operation of our network, including with respect to the development of IP-based services and data center and collocation services;

•

our liquidity and financial resources, including anticipated capital expenditures, funding of capital expenditures, anticipated levels of indebtedness, and the ability to raise capital through financing activities, including capital leases and similar financings;

•

trends related to and management’s expectations regarding results of operations, required capital expenditures, integration of acquired businesses, revenues from existing and new lines of business and sales channels, OIBDA, gross margin, order volumes, expenses and cash flows; and

•	sales efforts, expenses, interest rates, foreign exchange rates, and the outcome of contingencies, such as regulatory, legal and tax proceedings and audits.

Our forward-looking statements are subject to a variety of factors that could cause actual results or events to differ significantly from current beliefs and expectations. See the section titled “Risk Factors” in this prospectus. In addition to the risk factors identified in this prospectus, the operation and results of our business are subject to general risks and uncertainties such as those relating to general economic, regulatory and political conditions and demand for telecommunications services as well as risks and uncertainties not known to us or that we deem to be immaterial. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange the original notes in the same principal amount. The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the transfer restrictions, registration rights and related special interest terms applicable to the original notes will not apply to the exchange notes. The original notes surrendered in exchange for the exchange notes will be retired and canceled and may not be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding indebtedness or in the obligations of the guarantors of the notes.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2010. This table should be read in conjunction with “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the related notes, all of which are included or incorporated by reference in this prospectus.

As of March 31, 2010
(in millions)
Cash and Cash Equivalents(1)	$373

GC UK Debt:
GC UK Senior Secured Notes due 2014	$426
Capital Leases and other debt	28

Total GC UK Debt	$454
GC Impsat Debt:
Capital Leases and other debt	$25

Total Impsat Debt	$25
GCL Debt:
12% Senior Secured Notes due 2015(2)	$735
Capital Leases and other debt	107
5% Convertible Senior Notes due 2011(3)	132

Total GCL Debt	$974

Total Debt	$1,453
Total Shareholders’ Deficit	$(449)

Total capitalization	$1,004

(1)	Includes $14 million in restricted cash.

(2)	Represents $750 million original aggregate principal less $15 million original issue discount.

(3)	Reflects the impact of the adoption of FASB Staff Position No. 14-1. At March 31, 2010 the principal amount of the liability component, its amortized discount, and its net carrying value were $144 million, $12 million and $132 million, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods indicated.

Global Crossing Limited

(Dollars in Millions)

	Years Ended December 31,					Three Months Ended March 31,
	2005	2006	2007	2008	2009	2009 (unaudited)	2010 (unaudited)
Loss before provision for income taxes	$(300)	$(261)	$(249)	$(235)	$(140)	$(54)	$(112)
Interest expense	99	110	177	176	160	36	49
Portion of rent expense representing interest	49	47	57	66	64	15	17

Income (losses) available for fixed charges	$(152)	$(104)	$(15)	$7	$84	$(3)	$(46)

Fixed Charges:
Interest expense	$99	$110	$177	$176	$160	$36	$49
Portion of rent expense representing interest	49	47	57	66	64	15	17
Preferred stock dividends	4	3	4	4	4	1	1

Fixed charges	$152	$160	$238	$246	$228	$52	$67

Ratio of Earnings to Fixed Charges	—	—	—	—	—	—	—

Deficiency	$304	$264	$253	$239	$144	$55	$113

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents our selected consolidated financial information of and for the periods ended on the dates indicated. The selected consolidated financial information for each of the fiscal years ended December 31, 2005, 2006, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements. The selected consolidated financial information as of and for the three-month periods ended March 31, 2009 and 2010 have been derived from our unaudited financial statements, which have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation of the information set forth therein. Our results are not necessarily indicative of the results to be expected for the entire fiscal year.

You should read the data set forth below together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and GCL’s consolidated financial statements and the related notes thereto incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2009 and our subsequently filed quarterly reports on Form 10-Q, and with the other financial information incorporated by reference in this prospectus.

Year Ended December 31,	Three Months Ended March 31,
2005	2006	2007	2008	2009	2009 (unaudited)	2010 (unaudited)
Statement of Operations Data:
Revenue	$1,968	$1,871	$2,265	$2,599	$2,536	$609	$648
Cost of revenue
Cost of access	(1,216)	(1,120)	(1,146)	(1,211)	(1,159)	(286)	(305)
Real estate, network and operations	(309)	(303)	(391)	(423)	(406)	(97)	(99)
Third party maintenance	(96)	(90)	(103)	(107)	(103)	(24)	(27)
Cost of equipment sales	(55)	(65)	(88)	(94)	(98)	(23)	(24)

Total cost of revenue	(1,676)	(1,578)	(1,728)	(1,835)	(1,766)	(430)	(455)

Gross margin	292	293	537	764	770	179	193
Selling, general and administrative expenses	(412)	(342)	(414)	(491)	(428)	(104)	(116)
Depreciation and amortization	(142)	(163)	(264)	(326)	(340)	(79)	(88)

Operating income (loss)	(262)	(212)	(141)	(53)	2	(4)	(11)

Other expense, net	(74)	(81)	(141)	(192)	(142)	(50)	(101)
Net gain on pre-confirmation contingencies	36	32	33	10	—	—	—
Provision for income taxes	(63)	(67)	(63)	(49)	(1)	(4)	(7)
Income from discontinued operations, net of income taxes	9	—	—	—	—	—	—

Net loss	$(354)	$(328)	$(312)	$(284)	$(141)	$(58)	$(119)

Other Data:
OIBDA(1)	$(120)	$(49)	$123	$273	$342	$75	$77
OIBDA margin (%)(2)	NM	NM	5.4%	10.5%	13.5%	12.3%	11.9%
Capital expenditures	$70	$99	$214	$192	$174	$38	$41
Ratio of Earnings to Fixed Charges(3)	—	(4)	—	(5)	—	(6)	—	(7)	—	(8)	—	(9)	—	(10)

	As of December 31,					As of March 31,
	2005	2006	2007	2008	2009	2009 (unaudited)	2010 (unaudited)
	(in millions)
Balance Sheet data:
Cash and cash equivalents	$224	$459	$397	$360	$477	$306	$359
Working capital deficit	(252)	(99)	(114)	(153)	(128)	(152)	(178)
Property and equipment, net	963	1,132	1,467	1,300	1,280	1,260	1,229
Goodwill and intangibles, net	—	26	193	172	198	172	193
Total assets	1,590	2,054	2,666	2,349	2,488	2,258	2,343
Short term debt and Long term debt (including current portion)	649	913	1,246	1,153	1,332	1,148	1,319
Capital leases (including current portion)	76	138	177	145	139	134	134
Total shareholders’ deficit	(173)	(161)	(35)	(246)	(360)	(260)	(449)

	Year Ended December 31,					Three Months Ended March 31,
	2005	2006	2007	2008	2009	2009 (unaudited)	2010 (unaudited)
	(in millions)
Cash flow data:
Net cash provided by (used in) operating activities	$(114)	$(70)	$(16)	$203	$256	$6	$(31)
Net cash used in investing activities	(4)	(157)	(330)	(146)	(168)	(36)	(39)
Net cash provided by (used in) financing activities	(15)	455	283	(75)	26	(22)	(20)
Effect of exchange rate changes on cash and cash equivalents	(8)	7	1	(19)	3	(2)	(28)

(1)	We define OIBDA as operating income (loss) before depreciation and amortization (“OIBDA”). OIBDA differs from operating income (loss), as calculated in accordance with U.S. GAAP and reflected in our consolidated financial statements, in that it excludes depreciation and amortization. Such excluded expenses primarily reflect the non-cash impacts of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods. In addition, OIBDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for reinvestment, distributions or other discretionary uses. OIBDA is an important part of our internal reporting and planning processes and a key measure to evaluate profitability and operating performance, make comparisons between periods, and to make resource allocation decisions.

We believe that OIBDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. OIBDA provides us with an indication of the underlying performance of our everyday business operations. It excludes the effect of items associated with our capitalization and tax structures, such as interest income, interest expense and income taxes, and of other items not associated with our everyday operations.

There are material limitations to using non-U.S. GAAP financial measures. Our calculation of OIBDA may differ from similarly titled measures used by other companies, and may not be comparable to those other measures. Additionally, OIBDA does not include certain significant items such as depreciation and amortization, interest income, interest expense, income taxes, other non-operating income or expense items, and preferred stock dividends. OIBDA should be considered in addition to, and not as a substitute for, other measures of financial performance reported in accordance with U.S. GAAP.

The following table provides a reconciliation of OIBDA to income (loss) applicable to common shareholders:

	Year Ended December 31,					Three Months Ended March 31,
	2005	2006	2007	2008	2009	2009 (unaudited)	2010 (unaudited)
OIBDA	$(120)	$(49)	$123	$273	$342	$75	$77
Depreciation and amortization	(142)	(163)	(264)	(326)	(340)	(79)	(88)
Interest expense, net	(86)	(93)	(156)	(166)	(153)	(35)	(49)
Other income (expense), net	12	12	15	(26)	11	(15)	(52)
Net gain on pre-confirmation contingencies, net	36	32	33	10	—	—	—
Income tax provision	(63)	(67)	(63)	(49)	(1)	(4)	(7)
Discontinued operations, net of income tax	9	—	—	—	—	—	—
Preferred stock dividends	(4)	(3)	(4)	(4)	(4)	(1)	(1)

Loss applicable to common shareholders	$(358)	$(331)	$(316)	$(288)	$(145)	$(59)	$(120)

(2)	OIBDA margin represents OIBDA divided by revenue.

(3)	These computations include us and our consolidated subsidiaries. For purposes of calculating the ratio of earnings to fixed charges, “earnings” is calculated by adding (i) income from continuing operations before income taxes and (ii) fixed charges for continuing operations. For purposes of calculating this ratio, fixed charges includes interest expense, capitalized interest, preferred dividends and one-half of rent expense, which is deemed to be representative of that portion of rental expense estimated to be attributable to interest.

(4)	Earnings were insufficient to cover fixed charges by $304 million for the year ended December 31, 2005.

(5)	Earnings were insufficient to cover fixed charges by $264 million for the year ended December 31, 2006.

(6)	Earnings were insufficient to cover fixed charges by $253 million for the year ended December 31, 2007.

(7)	Earnings were insufficient to cover fixed charges by $239 million for the year ended December 31, 2008.

(8)	Earnings were insufficient to cover fixed charges by $144 million for the year ended December 31, 2009.

(9)	Earnings were insufficient to cover fixed charges by $55 million for the three months ended March 31, 2009.

(10)	Earnings were insufficient to cover fixed charges by $113 million for the three months ended March 31, 2010.

In reading the above historical financial data, please note the following:

•

On September 22, 2009, we issued $750 million in aggregate principal amount of notes due 2015 at an issue price of 97.944% of their par value. We used proceeds from the issuance of the notes to: (i) repay in full the loan outstanding under the Credit and Guaranty Agreement, dated as of May 9, 2007, among us, certain of our subsidiaries, Goldman Sachs Partners L.P. and Credit Suisse Securities (USA) LLC (“the “Term Loan Agreement”) together with a 1% prepayment penalty and unpaid interest to but not including the date of repayment (total cost of $348 million); (ii) purchase all of the 9.875% senior notes due February 15, 2017 of GC Impsat (the “GC Impsat Notes”) that were validly tendered in a tender offer for such notes, including a consent fee of 5% of the principal amount of those notes tendered by the early withdrawal date (total cost of $237 million); and (iii) pay the estimated initial purchaser discounts, professional fees and other transactions fees and expenses in connection with the offering. After these costs, the remaining $125 million is to be used for general corporate purposes. Included in other income (expense), net in our consolidated statements of operations is a charge of approximately $29 million recorded in connection with the early extinguishment of the GC Impsat Notes and the Term Loan Agreement.

•

On May 9, 2007, we acquired Impsat for cash of $9.32 per share of Impsat common stock, representing a total equity value of approximately $95 million. The total purchase price including direct costs of acquisition was approximately $104 million. Impsat is a leading Latin American provider of IP, hosting and value-added data solutions. As a result of the acquisition, we are able to provide greater breadth of services and coverage in the Latin American region and enhance our competitive position as a global service provider. The results of Impsat’s operations have been included in our results commencing May 9, 2007. Due to the purchase, we recorded a $27 million non-cash, non-taxable gain from the deemed settlement of pre-existing arrangements.

•

On February 14, 2007, GC Impsat, a wholly owned subsidiary, issued $225 million in aggregate principal amount of 9.875% senior notes due February 15, 2017. On May 9, 2007, we entered into the Term Loan Agreement pursuant to which we borrowed $250 million on that date and on June 1, 2007 amended the Term Loan Agreement to provide for the borrowing of an additional $100 million on that date. Also, in conjunction with the recapitalization pursuant to which we entered into the Term Loan Agreement, on August 27, 2007, STT Crossing Ltd. converted $250 million original principal amount of Mandatorily Convertible Notes into approximately 16.58 million shares of common stock. We recorded a $30 million inducement fee related to the early conversion of STT Crossing Ltd. debt to equity in other income (expense), net.

•

During 2007, we released a contingent liability and interest accrued on that liability as a result of a tax court dismissing the claim and we recorded a $27 million net gain on settlement of pre-confirmation contingencies and an $8 million reduction in interest expense.

•

On December 28, 2006, we issued an additional 52 million pounds sterling aggregate principal amount of 11.75% pound sterling senior secured notes due 2014. The additional notes were issued at a premium of approximately 5 million pounds sterling which resulted in us receiving gross proceeds, before underwriting fees, of approximately $111 million. The notes are additional notes issued under the original GC UK Notes bond indenture dated December 23, 2004.

•

In October 2006, we acquired Fibernet. The total purchase price including direct costs of the acquisition was approximately 52 million pounds sterling (approximately $97 million at the exchange rate at the closing date). Fibernet is a provider of specialist telecommunications services to large enterprises and other telecommunications and internet service companies primarily located in the U.K. and Germany. Fibernet’s results of operations have been included in our results since October 11, 2006, the date we took control of their operations.

•

On May 30, 2006, we made concurrent public offerings of 12,000,000 shares of common stock and $144 million aggregate principal amount of the 5% Convertible Senior Notes for total gross proceeds of $384 million. Restructuring plans resulting in employee terminations, closing of real estate facilities, and cancellation of contracts have resulted in significant restructuring charges (credits). Excluding those related to acquired businesses which are included as liabilities assumed in our purchase price, we have recorded restructuring charges (credits) of $4 million, $3 million, $(30) million, $(4) million and $18 million in the results from operations above in 2009, 2008, 2007, 2006 and 2005, respectively. These charges (credits) are included in selling, general and administrative expenses. See further discussion under the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2009 incorporated by reference in this prospectus.

DESCRIPTION OF CERTAIN INDEBTEDNESS

In addition to the original notes for which we are offering the exchange notes pursuant to this prospectus, we currently have the following indebtedness outstanding.

GC UK Notes

On December 23, 2004, GC UK issued $200 million in aggregate principal amount of 10.75% U.S. dollar denominated senior secured notes due 2014 and 105 million pounds sterling aggregate principal amount of 11.75% pounds sterling denominated senior secured notes due 2014. The U.S. dollar and sterling denominated notes were issued at a discount of approximately $3 million and 2 million pounds sterling, respectively, which resulted in our receiving gross proceeds before underwriting fees, of approximately $398 million. The GC UK Notes mature on December 15, 2014. Interest is payable in cash semi-annually on June 15 and December 15.

On December 28, 2006, GC UK Finance issued an additional 52 million pounds sterling aggregate principal amount of pound sterling denominated GC UK Notes. The additional notes were issued at a premium of approximately 5 million pounds sterling, which resulted in us receiving gross proceeds, before underwriting fees, of approximately $111 million.

The GC UK Notes are senior obligations of GC UK Finance and rank equal in right of payment with all of its future senior debt. GC UK has guaranteed the GC UK Notes as a senior obligation ranking equal in right of payment with all of its existing and future senior debt. The GC UK Notes are secured by certain assets of GC UK and GC UK Finance, including the capital stock of GC UK Finance, but certain material assets of GC UK do not serve as collateral for the GC UK Notes.

GC UK Finance may redeem the GC UK Notes in whole or in part, at any time on or after December 15, 2009 at redemption prices decreasing from 105.375% (for the U.S. dollar denominated notes) or 105.875% (for the pounds sterling denominated notes) of the principal amount in 2009 to 100% of the principal amount in 2012 and thereafter. At any time before December 15, 2009, GC UK Finance may redeem either series of notes, in whole or in part, by paying a “make-whole” premium, calculated in accordance with the GC UK Notes indenture. GC UK Finance may also redeem either series of notes, in whole but not in part, upon certain changes in tax laws and regulations.

The GC UK Notes were issued under an indenture which includes covenants and events of default that are customary for high-yield senior note issuances. The indenture governing the GC UK Notes limits GC UK’s ability to, among other things: (i) incur or guarantee additional indebtedness, (ii) pay dividends or make other distributions to repurchase or redeem its stock; (iii) make investments or other restricted payments, (iv) create liens; (v) enter into certain transactions with affiliates (vi) enter into agreements that restrict the ability of its material subsidiaries to pay dividends; and (vii) consolidate, merge or sell all or substantially all of its assets.

As required by the indenture governing the GC UK Notes, within 120 days after the end of each twelve month period ending December 31, GC UK must offer (the “Excess Cash Offer”) to purchase a portion of the GC UK Notes at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the purchase date, with 50% of “Designated GC UK Cash Flow” from that period. “Designated GC UK Cash Flow” means GC UK’s consolidated net income plus non-cash charges minus capital expenditures. With respect to the 2009 Excess Cash Offer, we made an offer for and purchased approximately $18 million and less than $1 million, respectively, principal amount of the GC UK Notes, exclusive of accrued but unpaid interest. With respect to the 2008 and 2007 Excess Cash Offers, we made an offer for and purchased approximately $11 million and $2 million principal amount of the GC UK Notes, plus accrued interest through the purchase date, respectively.

A loan or dividend payment by GC UK to GCL and its affiliates is a restricted payment under the indenture governing the GC UK Notes. Under the indenture such a payment (i) may be made only if GC UK is not then in default under the indenture and would be permitted at that time to incur additional indebtedness under the applicable debt incurrence test; (ii) may generally be made only within ten business days of consummation of each Excess Cash Offer; and (iii) would generally be limited to 50% of GC UK’s Designated GC UK Cash Flow plus the portion, if any, of the applicable Excess Cash Offer that the holders of the notes decline to accept. In addition, so long as GC UK is not then in default under the indenture, GC UK may make up to 10 million pounds sterling (approximately $15 million at March 31, 2010) in the aggregate in restricted payments in excess of 50% of Designated GC UK Cash Flow for a given period; provided that any such excess payments shall reduce the amount of restricted payments permitted to be paid out of future Designated GC UK Cash Flow. Prior to the conversion of the Mandatorily Convertible Notes (see Term Loan Agreement and Other Financing Activities below), loans from GC UK made to us or our other subsidiaries were subordinated to the payment of obligations under the Mandatorily Convertible Notes. Any future loans made by GC UK to GCL or GCL’s other subsidiaries must be subordinated to the payment of obligations under the Term Loan Agreement. The terms of any inter-company loan by GC UK to GCL or GCL’s other subsidiaries are required by the GC UK Notes indenture to be at arm’s length and must be agreed to by the board of directors of GC UK, including its independent members. In the exercise of their fiduciary duties, GC UK’s directors will require GC UK to maintain a minimum cash balance in an amount they deem prudent.

5% Convertible Notes

On May 30, 2006, we completed a public offering of $144 million aggregate principal amount of the 5% convertible notes due 2011. The 5% Convertible Notes rank equal in right of payment with any other of our senior indebtedness, except to the extent of the value of any collateral securing such indebtedness. The notes were priced at par value, mature on May 15, 2011, and accrue interest at 5% per annum, payable semi-annually on May 15 and November 15 of each year. The 5% Convertible Notes may be converted at any time prior to maturity at the option of the holder into shares of our common stock at a conversion price of approximately $22.98 per share. At any time prior to maturity, we may unilaterally and irrevocably elect to settle our conversion obligation in cash and, if applicable, shares of our common stock, calculated as set forth in the indenture governing the 5% Convertible Notes. During the twelve months commencing on May 20, 2009 and May 20, 2010, we may redeem some or all of the 5% Convertible Notes for cash at a redemption price equal to 102% and 101%, respectively, of the principal amount being redeemed, plus accrued and unpaid interest. We had no right to redeem the 5% Convertible Notes prior to May 20, 2009. We may be required to repurchase, for cash, all or a portion of the notes upon the occurrence of a fundamental change (i.e., a change in control or a delisting of our common stock) at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest, or, in certain cases, to convert the notes at an increased conversion rate based on the price paid per share of our common stock in a transaction constituting a fundamental change.

Concurrent with the closing of the 5% Convertible Notes offering we purchased a portfolio of U.S. treasury securities with total face value of $21 million for $20 million, and pledged these securities to collateralize the first six interest payments due on the 5% Convertible Notes.

GC Impsat Notes and Colombian Bonds

On February 14, 2007, GC Impsat, our wholly owned subsidiary, issued $225 million aggregate principal amount of 9.875% senior notes due February 15, 2017. Interest on the GC Impsat Notes is payable in cash semi-annually in arrears every February 15 and August 15, commencing August 15, 2007. The proceeds of this offering were used to finance a portion of the purchase price (including the repayment of indebtedness and payment of fees) of our acquisition of Impsat, which was consummated on May 9, 2007. Pursuant to a pledge and security agreement, entered into on the date of the acquisition, GC Impsat maintained a debt service reserve account in the name of the collateral agent for the benefit of the note holders equal to two interest payments ($22 million) on the GC Impsat Notes until certain cash flow metrics were met. During 2008, those cash flow metrics were met and the $22 million debt service reserve funds for the GC Impsat Notes were released to unrestricted cash and cash equivalents.

The GC Impsat Notes are senior unsecured obligations of GC Impsat and rank equal in right of payment with all of its other senior unsecured debt. Upon consummation of the acquisition, the restricted subsidiaries of GC Impsat (including Impsat and most of its subsidiaries) guaranteed the GC Impsat Notes on a senior unsecured basis, ranking equal in right of payment with all of their other senior unsecured debt.

In August 2009, we commenced a tender offer for any and all of the outstanding GC Impsat Notes, and on September 10, 2009, we entered into a supplemental indenture that removed substantially all of the restrictive covenants in the indenture, which changes became operative when we accepted for purchase all of the GC Impsat Notes validly tendered and not withdrawn in the offer.

At December 31, 2009 the primary debt of the GC Impsat Segment that remains outstanding was approximately $10 million of bonds issued by Impsat’s subsidiary in Colombia. These bonds bear interest at the Colombian consumer price index plus 8%. The Colombia Bonds are repayable in December 2010.

Other Financing Activities

During the three months ended March 31, 2010, we entered into one debt agreement to finance various equipment purchases and software licenses. The total debt obligation resulting from this agreement was $4 million and is payable over one year with annual interest of 8.8%. In addition, we also entered into various capital leasing arrangements that aggregated $12 million. These agreements have terms that range from 15 to 48 months with a weighted average effective interest rate of 11.6%.

DESCRIPTION OF COLLATERAL

The following description is an overview of the collateral securing the notes, certain requirements with respect thereto and certain important exclusions therefrom. It does not restate the provisions of the indenture or the collateral documents pertaining to security in their entirety. We urge you to read the indenture and the collateral documents because they, and not this summary, define your rights in the collateral. Copies of the indenture and the collateral documents are available as set forth under the caption “Where You Can Find More Information.” Certain defined terms used in this description but not defined under the caption “Description of the Exchange Notes—Certain Definitions” have the meanings assigned to them in the indenture and the collateral documents.

The notes and the related guarantees are secured by our assets and the assets of certain of our subsidiaries (the “Grantors”), subject to the limitations described below. GCL has granted a security interest in substantially all of its assets, which primarily consisted of the capital stock of its sole direct subsidiary, Global Crossing Holdings Limited. Our subsidiaries that guarantee the notes have granted security interests in certain of their assets to secure those guarantees. Since the subsidiaries in our GC UK Segment are Unrestricted Subsidiaries, they do not guarantee the notes and none of their assets secure the notes.

In general, the notes and guarantees are secured by liens on the following categories of assets of the Grantor Guarantors (as defined below). These assets will also secure future permitted pari passu indebtedness on a pari passu basis.

•

Cash and cash equivalents.    Aggregate cash and cash equivalents of the Grantor Guarantors were $248 million as of March 31, 2010. The indenture requires us to grant (and, where applicable, register or perfect) a security interest in all cash and cash equivalents of the Grantor Guarantors, other than cash and cash equivalents in an amount equal to $15 million (or, at any time that Impsat Colombia becomes a Grantor Guarantor, $25 million). There is no requirement in the indenture, however, that the Grantor Guarantors maintain a particular level of cash and cash equivalents.

•

Accounts receivable.    As of March 31, 2010, the Grantor Guarantors had aggregate receivables in an amount equal to approximately $244 million. As described in greater detail below, a substantial portion of the receivables of the Latin American Grantors (as defined below) are not subject to a valid and enforceable security interest. As of March 31, 2010, the Latin American Grantors had aggregate receivables equal to approximately $40 million. The amount of the Latin American Grantors’ receivables fluctuates from time to time, sometimes significantly.

•

Sub-sea fiber optic cable network in international waters.    As of March 31, 2010, our sub-sea fiber optic cable network in international waters had a book value of approximately $102 million. As explained in further detail below, there is a lack of certainty as to the ability to establish and perfect a security interest in these assets.

•

Real estate, improvements and fixtures.    As of March 31, 2010, the Grantor Guarantors had real estate and improvements with an aggregate book value of $85 million. However, the indenture only requires us to establish (and, where applicable, register or perfect) a security interest in the Grantor Guarantors’ principal cable landing stations and telehouses in Latin America and in other owned real estate, improvements and fixtures with a value at any single site of $3 million or more. Also, certain of our owned real estate is subject to existing mortgage liens. The owned real properties in which we have granted (and, where applicable, registered or perfected) a security interest had an aggregate book value of $71 million as of March 31, 2010. With certain limited exceptions, the collateral does not include our cable landing stations and principal telehouses outside of South America, which are generally located on leased real property.

•

Equipment.    As of March 31, 2010, the Grantor Guarantors held equipment (excluding equipment held under capital leases) with an aggregate book value of $515 million, of which $109 million of equipment (excluding equipment held under capital leases) was held by Latin American Grantors. Due to the difficulty in establishing (and, where applicable, registering or perfecting) a security interest in the Latin American Grantors’ equipment, as contemplated by the indenture, we only have granted security interest on the equipment (excluding equipment held under capital leases) at certain principal operating sites in Latin America, which had an aggregate book value of $47 million as of March 31, 2010. In addition, in many jurisdictions the indenture does not require a security interest in ductwork and fiber optic cable due to its dispersed nature and the need for local filings to establish (and, where applicable, register or perfect) the same.

In addition, the notes and guarantees are secured by liens on the following assets. These assets will also secure any future permitted pari passu indebtedness on a pari passu basis.

•	The capital stock of approximately 60 out of our approximately 105 restricted subsidiaries that are subject to the covenants under the indenture; and

•

The capital stock of Global Crossing (UK) Telecommunications Ltd. (“GC UK”), the principal operating subsidiary of our GC UK Segment, which is separately financed and is not subject to the covenants under the indenture.

The value and scope of the security interests granted by each such guarantor vary depending on, among other things, the following factors:

•	the status of such guarantor under the indenture;

•

such guarantor’s ability to grant (and, where applicable, register or perfect) security interests in the jurisdiction in which it is organized and the nature of the assets in which the security interest is given;

•

in the case of any Latin American Grantor, our ability to conduct asset identification and valuation audits with a sufficient level of detail to grant (and, where applicable, register or perfect) security interests in the collateral to be provided by such guarantors;

•	exceptions to the requirement to provide a security interest in light of the relative cost, benefits and burden of granting (and, where applicable, registering or perfecting) the same;

•

our ability to designate some of our subsidiaries that do not provide liens on assets on the date of this prospectus as Grantors in the future, or to release the liens on collateral provided by Grantors in accordance with the terms of the indenture;

•	the value from time to time of the assets comprising collateral; and

•	the scope of assets excluded by the definition of “Excluded Assets” in the indenture.

Each of these factors is further described below. Additional and important details regarding these factors are included in the terms of the indenture set forth under the caption “Description of the Exchange Notes,” and you should consult those provisions and related definitions for a more precise description of the collateral arrangements. There also are material risks related to the collateral securing the notes and guarantees and the grant (and, where applicable, registration or perfection) of such security interests, and material limitations on the scope of collateral and the rights and remedies of creditors in respect of the collateral. See “Risk Factors—The collateral pledged to secure the notes may not be sufficient to satisfy amounts owed in respect of the notes and, upon any foreclosure, it may be difficult to realize the value of the collateral pledge to secure the notes.”

In this summary description of collateral, when we say “substantially all”, we mean that we would have in place appropriate filings and registrations (and as applicable, pledge agreements, control agreements, mortgages and other documents) that cover substantially all tangible assets and certain intangible assets of the applicable legal entity, subject to significant exceptions detailed in the definition of “Excluded Assets” set forth in the indenture and described further below and subject to other limitations described below. Due to the different requirements for perfection (or similar concepts, if applicable) in various jurisdictions around the world with respect to various categories of assets and the widely dispersed nature of the assets comprising our global network, we are not able to quantify with precision the amount or value of the assets that constitute “Excluded Assets” or that will otherwise be excluded from collateral as described below, and such excluded assets may be significant in amount. When we refer to “tangible assets”, we mean principally cash and cash equivalents, third party accounts receivable and property, plant and equipment (excluding assets subject to capital leases, fixtures in real estate not subject to a mortgage, and owned real estate that has a book value below certain agreed thresholds). When we refer to intangible assets, we principally refer to intellectual property in the United States and certain contract rights. No security interest will be granted in our intellectual property rights outside of the United States, and we do not expect that our intangible assets will comprise a material portion of the collateral. Certain contract rights and governmental licenses, permits or concessions which may be material to our operations may also not be included in the collateral.

Status of Subsidiaries under the Indenture

Grantor Guarantors

Certain of our subsidiaries guarantee the notes on a secured basis and have granted liens on their assets to secure the notes, other than certain excluded assets and subject to limitations detailed below. These subsidiaries are referred to as “Grantor Guarantors” in the indenture. These Grantor Guarantors currently include our subsidiaries organized under the laws of Bermuda, Brazil, Canada, Chile, Germany, Hong Kong, Ireland, Luxembourg, Mexico, the Netherlands, Panama, Peru, Spain, the United Kingdom, the United States and the U.S. Virgin Islands, other than certain immaterial subsidiaries, subsidiaries that will be liquidated, unrestricted subsidiaries and certain other individually named subsidiaries. For the year ended December 31, 2009, these subsidiaries as a group represented approximately 71% of our consolidated revenues and approximately 67% of our consolidated OIBDA. The total book value of the tangible assets of these subsidiaries as of March 31, 2010 was approximately $1.16 billion.

Pledgor Guarantors

Certain of our other subsidiaries that guarantee the notes only pledge the outstanding equity interests held by them in their direct subsidiaries, subject to certain exclusions. These subsidiaries are referred to as “Pledgor Guarantors”. These include our subsidiaries organized under the laws of Australia, Belgium, Costa Rica, Cyprus, Denmark, Ecuador, Japan, Singapore, Sweden, Switzerland and Venezuela. Most of these subsidiaries do not hold any equity interests in other subsidiaries; however, they will pledge any future equity interests held by them. For the year ended December 31, 2009, these subsidiaries as a group represented approximately 3% of our consolidated revenues and approximately 4% of our consolidated OIBDA.

The indenture permits us to designate some of our subsidiaries that have not then provided liens on their assets to become Grantor Guarantors or Pledgor Guarantors and in connection therewith to grant (and, where applicable, register or perfect) security interests in their assets, or to release the liens on collateral of Grantor Guarantors or Pledgor Guarantors in compliance with the covenants in the indenture.

Excluded Restricted Subsidiaries and Unrestricted Subsidiaries

Our subsidiaries that we deem to be immaterial subsidiaries, subsidiaries that we expect to liquidate or commence liquidation before September 22, 2010 and other specified subsidiaries (the “Excluded Restricted Subsidiaries”) are subject to the restrictive covenants contained in the indenture, but do not guarantee the notes and do not grant a security interest in their assets, including any outstanding equity interests held by them. Our subsidiaries organized under the laws of France and Italy are not guaranteeing the notes and will not grant security interests in their assets to secure the notes because of significant limitations under local law on the value of the guarantee, as well as the fact that such a guarantee could require them to provide separate audited financial statements and become separate reporting companies under applicable SEC rules. However, the equity interests in our Italian subsidiary have been pledged by its parents. Further, despite their status as Excluded Restricted Subsidiaries, Global Crossing Argentina S.A. and Global Crossing Colombia S.A. are each pledged by their respective parent. For the year ended December 31, 2009, all of our Excluded Restricted Subsidiaries as a group represented approximately 7% of our consolidated revenues and approximately 2% of our consolidated OIBDA. The stock pledge of Global Crossing Argentina S.A., or GC Argentina, is initially limited to $35 million, which was over 120% of the net worth of GC Argentina as reflected on its balance sheet as of June 30, 2009 because of the substantial stamp taxes under Argentina law as a result of such pledge. We will periodically increase the limit on the pledge to an amount that is at least 120% of GC Argentina’s shareholders equity from time to time as set forth in “Description of the Exchange Notes—Global Crossing Argentina S.A. Pledge”. No such increase has been required through March 31, 2010. In a foreclosure, the collateral agent would not be able to recover amounts under the pledge in excess of the maximum amount specified from time to time in the collateral documents affecting such pledge.

Certain of our other subsidiaries are unrestricted subsidiaries. These entities do not provide a guarantee of the obligations under the notes, do not grant a security interest in their assets and are not subject to the restrictive covenants contained in the indenture. On the date of this prospectus, only Global Crossing (UK) Telecommunications Limited (“GC UK”) and its direct and indirect subsidiaries are unrestricted subsidiaries. For the year ended December 31, 2009, these subsidiaries as a group represented approximately 19% of our consolidated revenues and approximately 27% of our consolidated OIBDA. In general, equity interests held by guarantors in unrestricted subsidiaries will not be pledged pursuant to the terms of the indenture; however, the equity interests in GC UK have been pledged by its direct parent to secure the notes.

Jurisdiction in which Grantor Guarantor is Organized

Subsidiaries in Bermuda, Canada, England & Wales, Ireland and the United States

We have provided a security interest in substantially all of the assets (excluding (i) owned real property and buildings and fixtures thereon with an aggregate book value of such property and associated fixtures of less than $3.0 million individually and (ii) other excluded assets) of our subsidiaries organized under the laws of (or political subdivisions of) the following jurisdictions: Bermuda, Canada, England & Wales, Ireland and the United States. These jurisdictions have legal regimes allowing the grant of security interests (and, where applicable, registration and perfection of such security interests ) on substantially all tangible assets of a Grantor Guarantor without requirements for individual identification of those assets (except real estate and fixtures on real estate), and on deposit and securities accounts. For the year ended December 31, 2009, these subsidiaries as a group represented approximately 59% of our consolidated revenues and approximately 49% of our consolidated OIBDA. The total book value of tangible assets of these subsidiaries as of March 31, 2010 was approximately $828 million.

In contrast, many of our subsidiaries that are organized under the laws of other countries, notably in continental Europe and Latin America, are subject to more complicated legal regimes for the making of guarantees and the granting (and, where applicable, registration or perfection) of security interests on assets. We are able to provide liens only on a portion of their assets as described below.

Continental European Subsidiaries

Certain of our subsidiaries organized under the laws of continental European countries guarantee the notes and have granted security interests in certain of their assets to secure the notes. These countries include Germany, The Netherlands and Spain. In most of these jurisdictions there is legal uncertainty as to whether these security interests are effective as to certain classes of assets (such as fiber optic cable and duct work) and the collateral is limited in this regard. Portions of our network infrastructure in these jurisdictions therefore may not constitute part of the collateral securing the notes. Other such jurisdictions have practical limits on our ability to provide security interests in cash or future accounts receivable in those countries, and these assets may be excluded from the collateral.

Latin American Subsidiaries

Certain of our subsidiaries organized under the laws of Latin American countries guarantee the notes and have granted security interests in certain of their assets to secure the notes. These countries include Brazil, Chile, Mexico, Panama and Peru (the “Latin American Grantors”). For the year ended December 31, 2009, these subsidiaries as a group represented approximately 10% of our consolidated revenues and approximately 33% of our consolidated OIBDA.

In general, the Latin American Grantors require consent of the applicable contract counterparty for a security interest in contract rights and receivables to be granted (and, if applicable, registered or perfected), unless the applicable contract expressly permits such assignment (in which case only notice to the counterparty is generally required). Most of our customer contracts in these countries, however, prohibit assignment without consent. As required by the indenture, we have used commercially reasonable efforts (a) to contact our 20 largest customers in Latin America with existing contracts (representing accounts receivable in the aggregate amount of $17 million as of June 30, 2009) and (b) to obtain their consent (if necessary) so that we may grant a lien on the accounts receivable generated by these customers’ contracts. We have granted a lien on the accounts receivable generated by 6 out of such 20 customers based on the consents we have been able to obtain, representing accounts receivable in the aggregate amount of $4 million as of June 30, 2009. We have no reason to believe that the non-consenting customers will change their positions.

In addition, under applicable local law the Latin American Grantors must identify equipment with particularity (which, in some jurisdictions may require serial numbers, detailed narrative descriptions and similar information) in order to grant (and, if applicable, register or perfect) security interests in their equipment. In light of these restrictions and the nature of our operations in Latin America, these subsidiaries have provided security interests only in specified owned real property and equipment at a limited number of cable landing stations and telehouse sites that have significant concentrations of plant, property and equipment. With respect to these subsidiaries, we have provided a lien on real property and equipment at certain principal operating sites with a book value for property, plant and equipment of $176 million (such amount excludes real property and fixtures onsite in Lima, Peru with a book value of $11 million which has an existing mortgage loan and therefore does not constitute collateral for the notes), as of March 31, 2010. In addition, we will provide a lien on real property and equipment at any other operating sites of the Latin American Grantors that may in the future have a book value at any single site of $3 million or more.

Furthermore, these subsidiaries will track the requisite detailed information on new equipment to enable them to provide a security interest in new equipment with a value in excess of $25,000 located at the key sites referred to above or at any other premises or facility comprising real property, fixtures and equipment with a book value in excess of $3 million and will use commercially reasonable efforts to include a consent to assignment of receivables in all new contracts in accordance with the terms of the indenture applicable to after-acquired property.

The total book value of tangible assets of the Latin American Grantors was approximately $274 million as of March 31, 2010.

Subsea Assets

Finally, with respect to our sub-sea fiber optic cable in international waters, our Grantor Guarantor subsidiaries that own those assets have granted a security interest in those assets; however, given the lack of any governmental authority with jurisdiction over the physical location of the assets, it may not be practicable to perfect a security interest in those assets in a manner which would be recognized in applicable jurisdictions.

Changes in Collateral over Time

We have the right to redesignate the status of certain of our subsidiaries as Grantor Guarantors, Pledgor Guarantors or Unrestricted Subsidiaries, in each case in compliance with the provisions of the indenture. That means that the total security interests in our consolidated assets securing the notes and guarantees may increase, in the case of redesignating a subsidiary as a Grantor Guarantor, or possibly decrease, to the extent that we redesignate a Grantor Guarantor as a Pledgor Guarantor or if a guarantee is otherwise released in accordance with the indenture. Moreover, as discussed in greater detail below, under certain circumstances the pledge of capital stock of a subsidiary may be released, or repledged, to the extent the pledge of such capital stock would require separate audited financial statements of the issuer of that capital stock under applicable SEC rules.

Value and Measurement of Assets

The value of the assets constituting collateral can be measured in different ways. For purposes of the indenture, we focus on the book value of the assets in monitoring the collateral and using commercially reasonable efforts to grant liens on assets securing the notes and related guarantees. The book value may be greater or less than the fair market value of those assets due to the effects of fresh-start accounting, ordinary course depreciation and amortization, reserves for bad debt expense and other factors. The value of collateral also may vary from time to time due to market conditions, the effects of the currency in which it is denominated or recorded, collectability, and other factors which are generally outside of our control. In addition, the book value of assets may not reflect the strategic importance of an asset or collection of assets in light of the role it plays in the interconnectivity of our global network. We cannot assure you that the collateral securing notes will have a particular value. See “Risk Factors—The collateral pledged to secure the notes may not be sufficient to satisfy amounts owed in respect of the notes and, upon any foreclosure, it may be difficult to realize the value of the collateral pledged to secure the notes.”

In addition, certain calculations under the indenture will measure the book value of different groups of assets. In some cases, a test will be measured based on the book value of a specific asset in determining whether or not it is collateral. In other cases, a test will be measured on the book value of all tangible assets of the Grantor Guarantors, even though not all of those tangible assets will constitute “collateral” due to the definition of “Excluded Assets” discussed below. Moreover, in some calculations the test will be measured based on the book value of the tangible assets of a subset of the Grantor Guarantors organized in Approved Jurisdictions.

With respect to pledges of capital stock and other securities of our subsidiaries as collateral, under applicable SEC rules we will have to periodically value the principal amount, par value, book value and market value of those securities, and the greatest of any such value will be determinative in whether or not the pledge of such capital stock or securities triggers a separate financial statement requirement under SEC rules. If such a separate financial statement requirement is triggered, the pledge of such capital stock or securities of the relevant subsidiary will be released, except in the case of the parent of our GC UK Segment and our subsidiary Global Crossing Argentina S.A.

Definition of “Excluded Assets”

For all purposes of the indenture and the collateral documents, the grant of security interests in assets or pledge of assets are limited to assets of GCL, Grantor Guarantors and Pledgor Guarantors that are not “Excluded Assets” as defined in the indenture. The definition of Excluded Assets includes a number of significant exceptions to the assets that constitute collateral securing the notes and guarantees. We are not able to quantify the aggregate amount of these Excluded Assets of the Grantor Guarantors or Pledgor Guarantors, but the aggregate book value of these excluded assets is material.

Certain of the Excluded Assets are excluded from the collateral because, among other reasons, the cost of obtaining such security interests may be impracticable or excessive relative to the benefit that would be afforded by such security interests. As a general matter, the scope of excluded assets includes but is not limited to:

•

contracts, agreements, leases and other documents that restrict assignment, or in the case of contracts, agreements, leases and other documents that must be identified with particularity in order to register the security interest under local law, those that account for under $1.0 million in annual revenues;

•

governmental licenses, permits, concessions, applications and authorizations that restrict assignment or require consent to assign, or in the case of governmental licenses, permits, concessions, applications or authorizations that must be identified with particularity in order to register the security interest under local law, that are not individually material to the business, financial condition or operations of the applicable Grantor Guarantor;

•

equity interests of immaterial subsidiaries, certain specified subsidiaries and subsidiaries where the pledge is excused because it would require the filing of separate financial statements of the subsidiary under SEC rules (other than GC UK and Global Crossing Argentina S.A., unless such subsidiaries become Grantor Guarantors);

•

all (a) leased real property; (b) owned real property other than (i) specific real property located in the U.S. Virgin Islands, (ii) specific real property owned by the Latin American Grantors and (iii) any other owned real property with a book value equal to or greater than $3.0 million; and (c) fixtures (including ductwork and conduit) that cannot be perfected using commercially reasonable efforts;

•

plant, machinery, office equipment, computers and similar tangible property that must be identified with particularity in order to register the security interest under local law having an individual book value below (a) $200,000 or (b) in the case of any property, plant or equipment of any Latin American Grantor which is acquired after the date of the indenture and located at any of the specified real property owned by the Latin American Grantors which is subject to a mortgage in accordance with the indenture or at any other premises or facility comprising real property, fixtures and equipment with a value in excess of $3 million, $25,000;

•

property subject to liens securing debt existing at closing, and property from time to time financed by capital leases, mortgage financings and purchase money obligations permitted under the indenture;

•	motor vehicles and other equipment subject to a certificate of title statute in an aggregate amount less than $10 million;

•	certain letter of credit rights and commercial tort claims;

•	crops or farm products, and as-extracted collateral;

•	intellectual property rights located outside the United States;

•

personal property (other than deposit and securities accounts) outside the United States, U.S. Virgin Islands, Bermuda, Canada, the Netherlands or the United Kingdom if a lien is prohibited by law or regulation or that cannot be perfected either automatically or by filing or registering a financing statement charge, chattel mortgage or equivalent filing or registration in a single central filing office or registry with respect to the applicable Grantor Guarantor or (b) in the case of any premises required to be subject to a mortgage or at which equipment with a value exceeding $3 million is located, any one or more additional local filing offices (or, in the case of equity interests, by taking possession or similar process);

•	assets of Pledgor Guarantors that are not capital stock of a Subsidiary;

•

deposit and securities accounts containing an aggregate daily balance (calculated for each calendar month as of the last business day of such month) not to exceed $15.0 million in the aggregate or, after our Colombia subsidiary becomes a Grantor Guarantor, not to exceed $25 million;

•	assets (other than cash, cash equivalents and Equity Interests) of any Grantor Guarantor formed under the law of Luxembourg with a book value of $5 million or less;

•	insurance policies (other than proceeds therefrom under certain circumstances);

•	Equity Interests of the subsidiaries of the parent of our GC UK Segment;

•

assets with an aggregate book value of $10 million as to which our chief financial officer certifies the cost of granting, perfecting, registering or maintaining the liens thereon is materially burdensome relative to their book value; and

•	other assets with an aggregate book value of $20 million or less.

DESCRIPTION OF THE EXCHANGE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the words “Global Crossing” refer only to Global Crossing Limited and not to any of its Subsidiaries.

The original notes were, and the exchange notes will be, issued under an indenture, dated as of September 22, 2009, among Global Crossing, the Guarantors and Wilmington Trust FSB, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The Collateral Documents referred to below under the caption “—Security” define the terms of the agreements that secure the notes.

The following description is a summary of the material provisions of the indenture and the Collateral Documents. It does not restate those agreements in their entirety. We urge you to read the indenture and the Collateral Documents because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the Collateral Documents are available as set forth below under the caption “—Additional Information.” Certain defined terms used in this description but not defined below under the caption “—Certain Definitions” have the meanings assigned to them in the indenture and the Collateral Documents.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Global Crossing issued $750,000,000 aggregate principal amount of original notes on September 22, 2009. The terms of the exchange notes offered in exchange for the original notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act, and the transfer restrictions, registration rights and related additional interest terms applicable to the original notes (as described under “The Exchange Offer—Purpose of the Exchange Offer—Registration Rights Agreement”) will not apply to the exchange notes. As a result, we refer to the exchange notes and the original notes collectively as “notes” for purposes of the following summary.

The following summary includes a description of the “Limited Guarantors” and certain provisions applicable to them. “Limited Guarantors” are certain U.S. operating subsidiaries of Global Crossing that required regulatory approvals in order to guarantee the full amount of the notes issued. Such regulatory approvals have been obtained by the Limited Guarantors and such subsidiaries have taken all necessary actions to provide a Full and Unconditional guarantee of the notes. As a result, provisions in the indenture applicable to the Limited Guarantors are no longer operative.

The following summary also includes a description of certain actions to be taken by certain Grantors to grant (and, where applicable, register or perfect) initial security interests in their assets after the closing of the offering of the original notes. Such Grantors have completed all such actions required under the indenture through the date of this prospectus.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	are general obligations of Global Crossing;

•	are secured, subject to the exceptions and limitations described below under the caption “—Security,” on an equal and ratable basis with all Pari Passu Obligations incurred after the date of the indenture by Global Crossing (it being understood that no such Pari Passu Obligations have been incurred as of the date of this prospectus), by First Priority security interests in substantially all of Global Crossing’s existing and future assets, other than Excluded Assets;

•	are pari passu in right of payment with all existing and future senior Indebtedness of Global Crossing;

•	are senior in right of payment to all future subordinated Indebtedness of Global Crossing; and

•	are unconditionally guaranteed by the Guarantors (to the extent permitted by applicable laws and regulations).

The Note Guarantees

The notes are jointly and severally guaranteed by each of Global Crossing’s Restricted Subsidiaries, other than Excluded Restricted Subsidiaries. Each guarantee:

•	is a general obligation of the Guarantor;

•

with respect to each Grantor Guarantor, is secured, subject to the exceptions and limitations described below under the caption “—Security,” on an equal and ratable basis with all Pari Passu Obligations incurred after the date of the indenture by such Grantor Guarantor (it being understood that no such Pari Passu Obligations have been incurred as of the date of this prospectus), by First Priority security interests on substantially all of such Grantor Guarantor’s existing and future assets, other than Excluded Assets;

•

with respect to each Pledgor Guarantor is secured, subject to the exceptions and limitations described below under the caption “—Security,” on an equal and ratable basis with all Pari Passu Obligations incurred after the date of the indenture by such Pledgor Guarantor (it being understood that no such Pari Passu Obligations have been incurred as of the date of this prospectus), by a First Priority pledge of the Equity Interests owned by such Pledgor Guarantor, if any, in any other Subsidiary of Global Crossing (except to the extent constituting Excluded Assets);

•	is pari passu in right of payment with all existing and future senior Indebtedness of that Guarantor; and

•	is senior in right of payment to all existing and future subordinated Indebtedness of that Guarantor.

In addition, certain of Global Crossing’s Restricted Subsidiaries were previously Limited Guarantors because of the necessity to obtain certain governmental approvals in order for such entities to be able to guarantee all Obligations in respect of the notes. As a result, on the date of the indenture, each Limited Guarantor entered into a Limited Note Guarantee providing for a guarantee of the notes up to an aggregate maximum amount of $200.0 million. The indenture required Global Crossing to:

(1)	use its commercially reasonable efforts to obtain all governmental approvals necessary for each Limited Guarantor to be able to provide a Full and Unconditional guarantee of all Obligations of Global Crossing under the notes and the indenture incurred on the date of the indenture (and any related exchange notes issued pursuant to the registration rights agreement); and

(2)

upon the earlier of (a) the receipt of such approvals with respect to a Limited Guarantor and (b) the time that a Limited Guarantor is no longer prohibited by any law or regulation from executing such a guarantee, cause such Limited Guarantor as promptly as practicable, but in any event within five business days of such earlier date, to execute a new Note Guarantee pursuant to which such Limited Guarantor will guarantee on a Full and Unconditional basis all Obligations of Global Crossing under the notes and the indenture incurred on the date of the indenture (and any related exchange notes issued pursuant to the registration rights agreement) and, if applicable, enter into the required Collateral Documents, unless the Limited Note Guarantee of such Limited Guarantor has previously been released pursuant to the penultimate paragraph of this section. See “—Certain Covenants—Approvals for Certain Note Guarantees” and “—Additional Note Guarantees.”

As noted above, all such governmental approvals have been obtained by the Limited Guarantors and such subsidiaries have taken all necessary actions to provide a Full and Unconditional guarantee of the notes.

Additionally, (1) the Note Guarantee of certain Guarantors organized outside of the United States is limited to the extent necessary to comply with financial assistance, “thin capitalization”, corporate benefit and other laws of its jurisdiction of incorporation or organization and (2) each Note Guarantee is limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or other invalid transfer under applicable law. See “Risk Factors—The guarantees and the granting of the collateral securing the guarantees may be voidable, subordinated or limited in scope under federal, state and foreign laws governing fraudulent transfer and insolvency and, under certain circumstances, such laws allow courts to void guarantees and require note holders to return payments received from guarantors.”

As stated above, Excluded Restricted Subsidiaries do not guarantee the notes. Excluded Restricted Subsidiaries consist of:

(1)	any Immaterial Restricted Subsidiary;

(2)	any Restricted Subsidiary of Global Crossing that is (a) prohibited by the laws of its jurisdiction of incorporation or organization, or by any regulatory authority to which it is subject, from guaranteeing the notes, or (b) incorporated or organized in a jurisdiction for so long as the laws of such jurisdiction do not permit such Restricted Subsidiary to enter into a Note Guarantee that is a Full and Unconditional guarantee of all of Global Crossing’s Obligations under the notes and the indenture incurred on the date of the indenture (and any related exchange notes issued pursuant to the registration rights agreement) without significant risk of civil or criminal liability, all as determined by Global Crossing in consultation with its counsel, in each case under clauses (a) and (b) above, until such date as Global Crossing and its counsel determine that clauses (a) and (b) above no longer apply to such Restricted Subsidiary;

(3)	Impsat Colombia until the earlier of (a) the time that the Colombia Notes Indenture no longer prohibits the guarantee of the notes by Impsat Colombia and (b) the repayment, defeasance, discharge, repurchase, cancellation or extinguishment of the Colombia Notes, whether at final maturity on December 18, 2010, or otherwise; and

(4)	any Limited Guarantor the Note Guarantee of which is released in accordance with the provisions set forth below until such time (if any) as such Limited Guarantor enters into a new guarantee in accordance with the covenant set forth under the caption “—Certain Covenants—Additional Note Guarantees”;

(5)	SAC Peru S.R.L.;

(6)	GC Pan European Crossing France S.A.R.L.;

(7)	GC SAC Argentina S.R.L. and Global Crossing Argentina S.A.; and

(8)	Global Crossing Landing Mexicana S. De R.L., so long as such Subsidiary is not a direct or indirect wholly owned Subsidiary of Global Crossing.

Furthermore, as of the date of this prospectus, all of our Subsidiaries are “Restricted Subsidiaries”, other than GC UK and its Subsidiaries. However, under the circumstances described below under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries”, we will be permitted to designate certain of our other Subsidiaries as additional “Unrestricted Subsidiaries.” Although interactions between us and our Restricted Subsidiaries, on the one hand, and our Unrestricted Subsidiaries, on the other hand, are restricted by the covenants set forth in the indenture, our Unrestricted Subsidiaries are not restricted by those covenants and do not guarantee the notes.

The following table sets forth the approximate percentage of our revenues and OIBDA generated by, and book value of Specified Tangible Assets owned by, the applicable groups of Subsidiaries for the period or as of the date presented, as applicable, as compared to the consolidated financial results and balance sheet of Global Crossing and its Subsidiaries, taken as a whole:

	Year ended December 31, 2009		As of March 31, 2010
	Revenues(a)	OIBDA(a)	Specified Tangible Assets
Global Crossing Limited	0%	(10%)	2%
Grantor Guarantors	71%	77%	64%
Pledgor Guarantors	3%	4%	6%
Excluded Restricted Subsidiaries	7%	2%	10%

Total Restricted Group	81%	73%	82%
Unrestricted Subsidiaries	19%	27%	18%

	100%	100%	100%

(a)	Excludes revenues and OIBDA, as applicable, related to intercompany transactions.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) Global Crossing or a Restricted Subsidiary of Global Crossing, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Global Crossing or a Restricted Subsidiary of Global Crossing, if the sale or other disposition does not violate the “Asset Sale” or “Event of Loss” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of Global Crossing as a result of the sale or other disposition or Event of Loss;

(3)	if Global Crossing designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”;

(5)	upon a liquidation or dissolution of such Guarantor permitted under the indenture; provided that no Default or Event of Default has occurred and is continuing or will occur as a result of such liquidation or dissolution; or

(6)	at such time as such Guarantor constitutes an Excluded Restricted Subsidiary and Global Crossing has delivered to the trustee and the collateral agent an officer’s certificate of its chief financial officer so stating; provided that no Default or Event of Default has occurred and is continuing at the time of delivery of such officer’s certificate.

Principal, Maturity and Interest

Global Crossing has issued $750.0 million in aggregate principal amount of notes. Global Crossing may issue additional notes under the indenture from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenants described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Global Crossing will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on September 15, 2015.

Interest on the notes will accrue at the rate of 12% per annum and will be payable semi-annually in arrears on March 15 and September 15 of each year through maturity. Interest on overdue principal, interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Global Crossing will make each interest payment to the holders of record on the immediately preceding March 1 and September 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Amounts

All payments made by Global Crossing, any Guarantor or a successor of the foregoing (each, a “Payor”) under, or with respect to, the notes or the relevant Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties and interest related thereto) (collectively, “Taxes”) imposed, levied, collected or assessed by or on behalf of (1) Bermuda or any political subdivision or governmental authority thereof or therein having power to tax, (2) any jurisdiction from or through which payment on the notes or the relevant Note Guarantee is made on behalf of Global Crossing or any Guarantor, or any political subdivision or governmental authority thereof or therein having the power to tax, or (3) any other jurisdiction in which the relevant Payor is organized or resident, or any political or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), unless the withholding or deduction of such Taxes is then required by law or the interpretation or administration thereof.

If any deduction or withholding for, or on account of, any Taxes of any Relevant Taxing Jurisdiction will at any time be required from any payments made with respect to the notes or the relevant Note Guarantee, including payments of principal, premium, if any, redemption price, interest or Special Interest, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder, after such deduction or withholding (including any such deduction or withholding from such Additional Amounts), will not be less than the amounts which would have been received in respect of such payments in the absence of such deduction or withholding; provided, however, that no such Additional Amounts will be payable with respect to:

(1)

any Taxes that would not have been so imposed, levied, collected or assessed but for the existence of any present or former connection between the relevant holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member, partner or shareholder of, or possessor of power over, the relevant holder or beneficial owner, if the relevant holder or beneficial owner is an estate, nominee, trust, limited liability company, partnership or corporation, if applicable) and the

Relevant Taxing Jurisdiction (other than the ownership or holding of such note or enforcement of rights thereunder or the receipt of payments in respect thereof);

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(3)	any Taxes payable otherwise than by deduction or withholding from payments on or in respect of any note or Note Guarantee;

(4)	any Taxes which would not have been imposed, payable or due if the presentation (where presentation is required) of the notes for payment occurred within 30 days after the date such payment was due and payable or was provided for, whichever is later, except for Additional Amounts with respect to Taxes that would have been imposed had the holder presented the note for payment within such 30-day period;

(5)	any Taxes that are imposed or withheld by reason of the failure of the holder or beneficial owner of a note to comply, upon Global Crossing’s reasonable request, with certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the Relevant Taxing Jurisdiction of the holder or such beneficial owner or to make, upon Global Crossing’s reasonable request, any other claim or filing for exemption to which it is entitled if such compliance, making a claim or filing for exemption is required or imposed by a statute, treaty or regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from all or part of such Taxes;

(6)	any withholding or deduction imposed on a payment to an individual and required to be made pursuant to European Union Directive on the taxation of savings income which was adopted by the ECOFIN Council (the Council of EU Finance and Economic Ministers) on June 3, 2003, or any law implementing or complying with, or introduced to conform to, such directive, or pursuant to related measures entered into on a reciprocal basis between member states of the European Union and certain non-European Union countries and dependent or associated territories;

(7)	any Taxes which could have been avoided by the presentation (where presentation is required) of the relevant note to another paying agent in a Relevant Taxing Jurisdiction; or

(8)	any combination of the above.

Also, such Additional Amounts will not be payable with respect to any payment of principal of (or premium, if any, on), interest or Special Interest on such note or Note Guarantee to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such note.

The Payor will (1) make any required withholding or deduction and (2) remit the full amount deducted or withheld to the applicable taxing authority in the Relevant Taxing Jurisdiction in accordance with applicable law.

The Payor will use all commercially reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and upon request by the trustee at the direction of a holder will provide such certified copies to the trustee.

If the Payor becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes or a Note Guarantee, the Payor will deliver to the trustee, at least five days prior to the relevant payment date (unless the obligation to pay Additional Amounts arises after the fifth day prior to the relevant payment date, in which case the Payor shall notify the trustee and paying agent promptly after becoming aware of such obligation), an officer’s certificate stating the fact that such Additional Amounts will be payable, the amounts estimated to be so payable and will set forth such other information reasonably necessary to enable the trustee and paying agent to pay such Additional Amounts to holders of notes on the relevant payment date. Each such officer’s certificate shall be relied upon by the trustee and paying agent without further inquiry until receipt of a further officer’s certificate addressing such matters.

The Payor will pay any stamp, issue, registration, documentary, value added, excise, property or other similar taxes and duties (including interest and penalties) payable in respect of the creation, issue, offering or execution of the notes or a Note Guarantee, or any documentation with respect thereto, excluding any such taxes, charges or similar levies or duties imposed by a jurisdiction outside the jurisdiction in which the Payor is organized or any political subdivision or taxing authority or agency thereof or therein other than those resulting from, or required to be paid in connection with, the enforcement of the notes or a Note Guarantee following the occurrence of any Default or Event of Default.

The foregoing obligations will survive any termination, defeasance or discharge of the indenture and will apply with appropriate modifications to any jurisdiction in which any successor Person to a Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Whenever in the indenture or in this description there is mentioned, in any context, (1) the payment of principal, premium, if any, or interest, (2) redemption prices or purchase prices in connection with the redemption or purchase of notes, or (3) any other amount payable under or with respect to any note or a Note Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Global Crossing, Global Crossing will pay all principal, interest and premium and Special Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar unless Global Crossing elects to make such payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Global Crossing may change the paying agent or registrar without prior notice to the holders of the notes, and Global Crossing or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Global Crossing will not be required to transfer or exchange any note selected for redemption. Also, Global Crossing will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Collateral Agency Agreement

Each Grantor is party to the Collateral Agency Agreement with the trustee and the collateral agent. The Collateral Agency Agreement sets forth the terms on which the collateral agent will receive,

hold and distribute the proceeds of any property and assets of any Grantor encumbered by Liens securing both (1) the present and future holders of the Obligations in respect of the notes, including additional notes issued under the indenture from time to time, and (2) one or more series of Pari Passu Obligations (such property and assets, the “Common Collateral”; the Obligations secured thereby collectively, the “Secured Obligations”; and the holders thereof collectively, the “Secured Debtholders”).

Pursuant to the Collateral Agency Agreement, all Liens on Common Collateral granted at any time to secure any Secured Obligations will secure equally and ratably all of the Secured Obligations, and all proceeds from any exercise of rights or remedies with respect to any Common Collateral will be allocated and distributed equally and ratably on account of the Secured Obligations.

Upon receiving notice in writing of the occurrence and continuance of an event of default under any agreement evidencing any series of Secured Obligations, in each case after any applicable notice requirement has been satisfied and any applicable cure period has expired (an “Actionable Default”), the collateral agent shall send written notice of such Actionable Default to the trustee or agent, as applicable, with respect to each other series of Secured Obligations, and thereafter the collateral agent will follow the direction of the holders of a majority in principal amount of all Secured Obligations (excluding Hedging Obligations and Obligations with respect to Treasury Management Arrangements) as to the initiation and exercise of any rights or remedies of secured creditors (or the forbearance from exercising any such rights and remedies) with respect to Global Crossing and its Subsidiaries or Common Collateral.

After the occurrence of an Actionable Default and the exercise of rights or remedies (or sale or transfer in lieu thereof) with respect to any Common Collateral as a consequence thereof, all proceeds of Common Collateral will be applied in the following order of priority:

(1)	first, to pay administrative expenses (including all reasonable fees and disbursements of attorneys, accountants, auditors, consultants, appraisers and other professionals) and reasonable compensation of the collateral agent, the trustee, any agent for lenders under the revolving facility (if applicable) and/or any agent of any other Secured Debtholders for services rendered in connection with the administration of Common Collateral;

(2)	second, to pay, equally and ratably, all amounts then due and payable (including as a result of acceleration or automatic acceleration) under each series of Secured Obligations;

(3)	third, to the extent of any remaining proceeds after application pursuant to clauses (1) and (2) above, if any series of Secured Obligations or portion thereof remains unpaid, such proceeds will be held as collateral for such Secured Obligations until satisfied in full, and applied from time to time to such Secured Obligations as they become due; and

(4)	fourth, to the extent of any remaining proceeds after application pursuant to clauses (1), (2) and (3), above, to the applicable Grantor or its successors or assigns, or as a court of competent jurisdiction may direct.

The collateral agent will not have any duties or responsibilities except those expressly assumed by it in the Collateral Agency Agreement and the other Collateral Documents and shall not be required to take any action which is contrary to applicable law or any provision of the Collateral Agency Agreement and the other Collateral Documents. Further, the collateral agent shall not be responsible or liable for any action taken or omitted to be taken by it under the Collateral Agency Agreement or under any other Collateral Document, except for its own gross negligence or willful misconduct.

If at any time the collateral agent receives an officer’s certificate from Global Crossing stating that the collateral agent is required by the indenture and any Additional Secured Debt Agreement or by an Act of the Secured Debtholders to release any property of Global Crossing or any other Grantor described in such certificate from any Lien granted by a Collateral Document specified in such certificate and that no Event of Default is continuing on the date of such certificate or will result from the release of such Lien, accompanied by the proposed instrument releasing such Lien as to such property and a written opinion from legal counsel who is reasonably acceptable to the collateral agent (which opinion may include exceptions and qualifications consistent with customary practice in the applicable jurisdiction in which the Lien must be released for written third party legal opinions relating to the subject matter of the opinion) to the effect that the release of such Lien as to such property is required or permitted by the indenture and all Additional Secured Debt Agreements or by an Act of the Secured Debtholders and that such proposed instrument is effective solely to release such Lien as to such property, without requiring the collateral agent to make any representation or warranty in respect thereof, without releasing or satisfying any Obligation secured by such Lien, and without imposing any liability upon the collateral agent or any other person, then, subject to the provisions of the immediately preceding paragraph, the collateral agent will, within five business days thereafter, execute (and if necessary acknowledge in recordable form) such proposed instrument and deliver it to Global Crossing or such other Grantor in order to release such Lien. In connection with the execution of any such instrument, the collateral agent will be authorized to authorize, execute, deliver and/or file amendments to UCC financing statements, deeds, mortgages, registrations, charges or other public records of the security interest (and to execute powers of attorney to effectuate the foregoing in any jurisdiction) to evidence the release of such Lien.

The Collateral Documents may be amended or supplemented from time to time by written agreement of Global Crossing and the Guarantors party thereto and the collateral agent, acting as directed by an Act of the Secured Debtholders. No amendment or supplement to the provisions of the Collateral Agency Agreement or any of the other Collateral Documents that reduces, impairs or adversely affects the right of any Secured Debtholder to share equally and ratably in the proceeds of any Common Collateral that has not been released in accordance with the provisions of the Collateral Agency Agreement will become effective without the consent of such Secured Debtholder.

The Collateral Agency Agreement provides that no Collateral Document will impose upon Global Crossing or any other Grantor any condition, covenant or default, or require Global Crossing or any other Grantor to make any representation or warranty, relating to the creation or perfection or registration (or compliance with any equivalent filing requirement) of any security interests in any Excluded Asset. Each Collateral Document will be deemed to provide (unless such Collateral Document already so expressly provides) that all representations, warranties, covenants, defaults and other obligations contained therein with respect to Global Crossing or any other Grantor are subject to the “override” provision described in the immediately preceding sentence.

Security

Collateral Securing the Notes and the Note Guarantees

The notes and the Note Guarantees are secured, subject to the provisions of the following paragraphs, by (i) a First Priority Lien on the existing and future property and assets of Global Crossing and each Grantor Guarantor, including a First Priority pledge of the outstanding Equity Interests owned by Global Crossing in any Subsidiary and by each Grantor Guarantor in any other Subsidiary, in each case other than Excluded Assets, and (ii) a First Priority pledge of the outstanding Equity Interests owned by each Pledgor Guarantor in any other Subsidiary (except to the extent constituting Excluded Assets). Notwithstanding the foregoing, the pledge of Equity Interests may be released as described below under the caption “Limitations on Collateral in the Form of Securities.”

The notes and the Note Guarantees are not secured by (1) Liens on the property or assets of Pledgor Guarantors (other than Equity Interests in any other Subsidiary owned by any such Pledgor Guarantor (except to the extent constituting Excluded Assets)) in light of the cost of obtaining such

Liens relative to the benefit to holders of the notes or the feasibility of obtaining such Liens, (2) Liens on the property or assets of any of our Unrestricted Subsidiaries, which on the date of this prospectus are GC UK and its Subsidiaries, (3) the property or assets of any Excluded Restricted Subsidiaries or (4) any Excluded Assets. The covenant set forth under the caption “—Certain Covenants—Additional Collateral; Acquisition of Property or Assets” will govern when the notes and the Note Guarantees will be secured by future property and assets of Global Crossing and its Restricted Subsidiaries.

In addition, assets of Global Crossing or a Grantor Guarantor will cease to constitute Collateral to the extent they are transferred to or invested in any Restricted Subsidiary of Global Crossing other than a Grantor Guarantor (except in the case of any Equity Interests in any Subsidiary that constitute Collateral and are transferred to a Pledgor Guarantor). Such a transfer or investment is only permitted in accordance with the covenant set forth below under the caption “—Certain Covenants—Restricted Payments” and the definition of “Permitted Investments.”

Initially, only the notes will have the benefit of the First Priority Liens on the Collateral. However, Global Crossing and its Restricted Subsidiaries will be able to incur additional Indebtedness in the future which could be secured by the Collateral on a pari passu basis. The amount of all such additional Indebtedness will be limited by the covenants set forth under the captions “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens.” The amount of such additional secured Indebtedness could be significant.

Global Crossing, the other Grantors, the trustee and the collateral agent are party to the Collateral Documents, which define the terms of the Liens securing the notes and the Note Guarantees. These Liens secure the payment and performance when due of (1) the Obligations of Global Crossing and the Grantors under the notes, the indenture, the Note Guarantees and the Collateral Documents, as applicable, and (2) all Pari Passu Obligations, in each case as provided in the Collateral Documents (and to the extent permitted by applicable law or regulation).

Global Crossing shall have the right to designate certain newly formed or acquired Restricted Subsidiaries and certain existing Grantor Guarantors as Pledgor Guarantors in accordance with the covenant set forth below under the caption “Certain Covenants—Designation of Grantor Guarantors and Pledgor Guarantors.”

Limitations on Collateral in the Form of Securities

Rule 3-16 of Regulation S-X, promulgated pursuant to the Securities Act (as currently enacted and as it may be amended or modified, “Rule 3-16”) under the Securities Act requires the presentation of a company’s stand-alone, audited financial statements if that company’s capital stock or other securities are pledged to secure the securities of another issuer, and the greatest of the principal amount, par value, book value or market value of the pledged stock or securities equals or exceeds 20% of the principal amount of the securities secured by such pledge. The indenture provides that, subject to the final paragraph of this section, the Equity Interests and other securities of a Subsidiary of Global Crossing that are owned by any Grantor will constitute Collateral only if all such Equity Interests or other securities can secure the notes or any Note Guarantee without Rule 3-16 or any other law, rule or regulation requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal governmental agency).

In accordance with Rule 3-16 and any other applicable law, rule or regulation, Global Crossing will periodically reassess whether the pledge of the Equity Interests or other securities of each of its Subsidiaries held by a Grantor would cause Rule 3-16 or any other law, rule or regulation to require the filing of separate financial statements of such Subsidiary with the SEC (or any other U.S. federal governmental agency). The indenture and the Collateral Documents provide that, subject to the following paragraph, if Rule 3-16 or any other law, rule or regulation would so require (or is interpreted by the SEC to so require) as a result of the pledge of the Equity Interests or other securities of a Subsidiary of Global Crossing, the First Priority pledge of the Equity Interests or other securities of such Subsidiary will be released. In addition, the indenture and the Collateral Documents will provide that if the Equity Interests or other securities of any Subsidiary of Global Crossing are held by a Grantor, are not part of the Collateral and may be pledged without causing separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal governmental agency) pursuant to Rule 3-16 or any other law, rule or regulation as a result of such pledge, then the Equity Interests or other securities of such Subsidiary shall be required to become part of the Collateral and Global Crossing shall promptly cause such Equity Interests to be pledged in accordance with the covenant described below under the caption “—Certain Covenants—Additional Collateral; Acquisition of Property or Assets.”

Notwithstanding the foregoing, in no event shall (1) the pledge of the Equity Interests of GC UK or Global Crossing Argentina S.A. be released as a result of Rule 3-16 or any other law, rule or regulation, unless GC UK and each of its Subsidiaries or Global Crossing Argentina S.A. and its subsidiaries, as applicable, has become a Grantor Guarantor, and (2) the Equity Interests of any Subsidiary of Global Crossing be required to be pledged unless all such Equity Interests owned, directly or indirectly, by Global Crossing may be so pledged without Rule 3-16 or any other law, rule or regulation requiring separate financial statements.

Release of Collateral

Subject to the terms of the Collateral Agency Agreement relating to Pari Passu Obligations, the Liens on property and assets constituting Collateral securing the notes and the Note Guarantees will be released under the following circumstances:

(1)	the Lien on any property or asset will be released in connection with the disposition of such property or asset to the extent such disposition is not in violation of the first paragraph of the covenant entitled “—Repurchase at the Option of Holders—Asset Sales” or to the extent such property or asset was the subject of an Event of Loss;

(2)	the Lien on the property and assets of a Grantor will be released upon the release of such Grantor from its Note Guarantee in accordance with the terms of the indenture;

(3)	the Lien on any property or asset of Global Crossing or any other Grantor will be released to the extent such property or asset is or becomes an Excluded Asset;

(4)	the Lien on any property or asset of Global Crossing or any Grantor Guarantor will be released upon the transfer of such property or asset to a Restricted Subsidiary that is not a Grantor Guarantor in a transaction that complies with the covenant set forth under the caption “Certain Covenants—Restricted Payments”, including pursuant to one or more clauses of the definition of Permitted Investments; provided that in the case of Equity Interests in any Subsidiary transferred to a Pledgor Guarantor, the Lien on such Equity Interests will be released only to the extent necessary in order to permit such transfer and until such Equity Interests are pledged by such Pledgor Guarantor;

(5)	the Lien on the property and assets of any Grantor Guarantor will be released upon such Grantor Guarantor becoming a Specified Pledgor Guarantor (except in the case of any Equity Interests in a Subsidiary constituting Collateral);

(6)	in whole or in part, as provided under the caption “Amendment, Supplement and Waiver”;

(7)

with respect to the pledge of Equity Interests or other securities of any Subsidiary of Global Crossing, at any time that Rule 3-16 (as currently enacted or as modified or amended) or any other law, rule or regulation requires or is interpreted by the SEC to require the filing with the SEC

(or any other U.S. federal governmental agency) of separate financial statements of such Subsidiary due to the fact that such Subsidiary’s Equity Interests or other securities are pledged to secure the notes or any Note Guarantee; provided that this clause shall only apply to the pledge of Equity Interests of GC UK or Global Crossing Argentina S.A. or any of their respective Subsidiaries after GC UK and each of its Subsidiaries or Global Crossing Argentina S.A. and each of its Subsidiaries, as applicable, has become a Grantor Guarantor; and

(8)	the Lien on any equipment will be released if required under the laws of the relevant jurisdiction in order to permit the removal of such equipment from such jurisdiction for purposes of repairing or refurbishing the same in the ordinary course of business, so long as promptly upon completion of such repairs or refurbishment, such equipment is subjected to a fully perfected (or the applicable equivalent) First Priority Lien.

Subject to the terms of the Collateral Agency Agreement relating to Pari Passu Obligations, the Liens on all Collateral securing the notes and the Note Guarantees will be released:

(1)	upon payment in full and discharge of all notes then outstanding under the indenture and the full and final payment and performance of all other Obligations of Global Crossing due and payable under the indenture at the time that the notes are paid in full and discharged, whether at maturity, upon redemption or otherwise;

(2)	upon legal defeasance or covenant defeasance under the indenture as provided below under the caption “—Legal Defeasance and Covenant Defeasance” or the satisfaction and discharge of the indenture as provided below under the caption “—Satisfaction and Discharge”; or

(3)	upon purchase or other acquisition of all of the notes then outstanding by Global Crossing and/or its Affiliates, including without limitation in connection with a Change of Control Offer, Asset Sale Offer, Event of Loss Offer or other tender offer or open market purchases.

Optional Redemption

At any time prior to September 15, 2012, Global Crossing may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price equal to 112% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Global Crossing and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

On or after September 15, 2012, Global Crossing may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2012	106.000%
2013	103.000%
2014 and thereafter	100.000%

In addition, Global Crossing may on any one or more occasions prior to September 15, 2012, redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the sum of the present values of (1) the redemption price of the notes to be redeemed at September 15, 2012 (set forth in the prior paragraph), and (2) the remaining scheduled payments of interest on such notes from the redemption date through September 15, 2012, excluding accrued and unpaid interest to the redemption date, in each case discounted to the redemption date, computed on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points, plus accrued and unpaid interest and Special Interest, if any, on such notes to the redemption date. The notice of redemption with respect to the redemption described in this paragraph need not set forth the redemption price, but shall set forth the manner of calculation thereof. Global Crossing will notify the trustee of the redemption price with respect to any redemption described in this paragraph promptly after the calculation and the trustee shall not be responsible for such calculation.

Optional Redemption for Additional Amounts

If, as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) or treaties applicable to the jurisdiction in which Global Crossing is then incorporated or organized (so long as such jurisdiction is a jurisdiction in which Global Crossing may reincorporate or reorganize pursuant to the covenant entitled “—Merger, Amalgamation, Consolidation or Sale of Assets”) or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules, regulations or treaties, which amendment to or change of such laws, rules, regulations or treaties becomes effective on or after the date of the indenture, Global Crossing would be obligated, after taking all reasonable measures to avoid this requirement, to pay Additional Amounts (provided that Global Crossing shall not be required to take any measures that, in its reasonable determination, would result in the imposition on it of any material legal or regulatory burden or the incurrence by it of any material costs, or would otherwise result in any material adverse consequences), then, at Global Crossing’s option, all, but not less than all, of the notes may be redeemed at any time on giving not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest, any Special Interest and any Additional Amounts due thereon up to but not including the date of redemption; provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which Global Crossing would be obligated to pay these Additional Amounts if a payment on the notes or the relevant Note Guarantee were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect. Such notice, once delivered by Global Crossing to the trustee, will be irrevocable.

Prior to the publication of any notice of redemption pursuant to the previous paragraph, Global Crossing will deliver to the trustee:

•

an officer’s certificate stating that Global Crossing is entitled to effect the redemption described in the previous paragraph and setting forth a statement of facts showing that the conditions precedent to Global Crossing’s right to redeem have occurred; and

•

an opinion of legal counsel in the jurisdiction in which Global Crossing is then incorporated or organized (which may be Global Crossing’s counsel) of recognized standing to the effect that Global Crossing has or will become obligated to pay such Additional Amounts as a result of such amendment or change.

Unless Global Crossing defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Global Crossing is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Global Crossing to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Global Crossing will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Global Crossing will mail a notice to each holder and the trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

Global Crossing will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Global Crossing will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Global Crossing will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Global Crossing.

The paying agent will promptly send to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Global Crossing will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Global Crossing to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Global Crossing repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Global Crossing will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Global Crossing and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption for all outstanding notes has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Global Crossing and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Global Crossing to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Global Crossing and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Holders of notes will not be entitled to require Global Crossing to purchase their notes in the event of a merger, takeover, recapitalization, leveraged buyout or similar transaction that is structured in a manner that does not constitute a Change of Control. In addition, under a recent Delaware Chancery Court interpretation of the definition of “Continuing Directors,” a board of directors may approve, for purposes of such definition, a slate of shareholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. It is unclear whether, pursuant to Bermuda law, our Board of Directors is similarly capable of approving a slate of dissident director nominees while recommending and endorsing its own slate. If such an action is possible under Bermuda law, the foregoing interpretation would permit our board to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control” that would trigger your right to require us to repurchase your notes as described above.

Asset Sales

Global Crossing will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Global Crossing (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Global Crossing or such Restricted Subsidiary is in the form of cash, Cash Equivalents or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Global Crossing’s most recent consolidated balance sheet, of Global Crossing or any of its Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to (i) a customary novation agreement that releases Global Crossing or such Restricted Subsidiary from further liability or (ii) a customary indemnity agreement that indemnifies Global Crossing or such Restricted Subsidiary from and against any loss, liability or expense in respect of such assumed liability; provided that the liabilities so assumed (A) in the case of an Asset Sale by Global Crossing or a Grantor Guarantor, shall be liabilities of Global Crossing or a Grantor Guarantor and (B) in the case of an Asset Sale by a Pledgor Guarantor, shall be liabilities of Global Crossing, a Grantor Guarantor or a Pledgor Guarantor;

(b)	any securities, notes or other obligations received by Global Crossing or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Global Crossing or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Global Crossing (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to the extent such Net Proceeds are attributable to an Asset Sale of assets, rights or Equity Interests, in each case that do not constitute Collateral, to repay, redeem or purchase Indebtedness, if any, secured by such assets, rights or Equity Interests;

(2)	to acquire (a) all or substantially all of the assets of another Person engaged in a Permitted Business or (b) any Capital Stock of another Person engaged in a Permitted Business, if, after giving effect to any such acquisition, the Permitted Business is or becomes a Restricted Subsidiary of Global Crossing;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Global Crossing or the Restricted Subsidiary that consummated the applicable Asset Sale may temporarily reduce revolving credit borrowings and invest such Net Proceeds in Cash Equivalents.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” Within 30 days after the date that the aggregate amount of Excess Proceeds exceeds $10.0 million, Global Crossing will make an offer to purchase notes to all holders of notes and will redeem or repay (or make an offer to do so) Pari Passu Obligations the terms of which require redemption or repayment (or the making of an offer to do so) with the proceeds of any sales of assets, the maximum principal amount of notes and such Pari Passu Obligations that may be purchased, redeemed and repaid out of the Excess Proceeds as follows:

(1)	Global Crossing or any of its Subsidiaries will (a) make an offer to purchase notes to all holders of notes in accordance with the procedures set forth in the indenture and (b) redeem or repay (or make an offer to do so) Pari Passu Obligations (and permanently reduce the related loan commitment (if any) in an amount equal to the principal amount so redeemed or repaid, other than with respect to Pari Passu Obligations of the type referred to in clause (1) of the definition thereof), pro rata in proportion to the respective principal amounts of the notes and Pari Passu Obligations required to be redeemed or repaid, the maximum principal amount of notes and Pari Passu Obligations that may be repurchased, repaid and redeemed out of the Excess Proceeds;

(2)	the offer price for the notes will be equal to 100% of the principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of repurchase and will be payable in cash and the redemption or repayment price for the Pari Passu Obligations will be equal to 100% of the principal amount or accreted value, as applicable, thereof plus accrued and unpaid interest to the date of redemption or repayment;

(3)	if the aggregate amount offered to holders of the notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the aggregate amount of Excess Proceeds to be paid to holders of the notes, notes to be purchased will be selected on a pro rata basis (provided that the minimum denomination of notes is maintained); and

(4)	if any Excess Proceeds remain after consummation of the applicable offer to purchase notes and redemption or repayment of applicable Pari Passu Obligations, the amount of Excess Proceeds will be reset at zero and such remaining Excess Proceeds may be used for any purpose not otherwise prohibited by the indenture.

Global Crossing will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Global Crossing will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

Events of Loss

Within 365 days after the receipt of any Event of Loss Proceeds from an Event of Loss, Global Crossing (or the applicable Restricted Subsidiary, as the case may be) may apply such Event of Loss Proceeds:

(1)	to the extent such Event of Loss Net Proceeds are attributable to an Event of Loss of assets, rights or Equity Interests, in each case that do not constitute Collateral, to repay, redeem or purchase Indebtedness, if any, secured by such assets, rights or Equity Interests;

(2)	to acquire (a) all or substantially all of the assets of another Person engaged in a Permitted Business or (b) any Capital Stock of another Person engaged in a Permitted Business, if, after giving effect to any such acquisition, the Permitted Business is or becomes a Restricted Subsidiary of Global Crossing;

(3)	to make a capital expenditure; or

(4)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

With respect to any Event of Loss, the amount equal to (1) the greater of the Event of Loss Proceeds from such Event of Loss and the Fair Market Value of the assets that are the subject of such Event of Loss less (2) the amount of the Event of Loss Proceeds from such Event of Loss that are applied within 365 days after such Event of Loss in accordance with the previous paragraph, will constitute “Excess Event of Loss Proceeds.” Within 30 days after the date that the aggregate amount of Excess Event of Loss Proceeds exceeds $10.0 million, Global Crossing will make an offer to purchase notes to all holders of notes and will redeem or repay (or make an offer to do so) Pari Passu Obligations the terms of which require redemption or repayment (or the making of an offer to do so) with the proceeds of any Events of Loss, the maximum principal amount of notes and such Pari Passu Obligations that may be purchased, redeemed and repaid out of the Excess Event of Loss Proceeds as follows:

(1)	Global Crossing will (a) make an offer to purchase notes to all holders of notes in accordance with the procedures set forth in the indenture and (b) redeem or repay (or make an offer to do so) Pari Passu Obligations (and permanently reduce the related loan commitment (if any) in an amount equal to the principal amount so redeemed or repaid, other than with respect to Pari Passu Obligations of the type referred to in clause (1) of the definition thereof), pro rata in proportion to the respective principal amounts of the notes and Pari Passu Obligations required to be redeemed or repaid, the maximum principal amount of notes and Pari Passu Obligations that may be repurchased, repaid and redeemed out of the Excess Event of Loss Proceeds;

(2)	the offer price for the notes will be equal to 100% of the principal amount thereof plus accrued and unpaid interest and Special Interest, if any, to the date of repurchase and will be payable in cash and the redemption or repayment price for the Pari Passu Obligations will be equal to 100% of the principal amount or accreted value, as applicable, thereof plus accrued and unpaid interest to the date of redemption or repayment;

(3)	if the aggregate amount offered to holders of the notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the aggregate amount of Excess Event of Loss Proceeds to be paid to holders of the notes, notes to be purchased will be selected on a pro rata basis (provided that the minimum denomination of notes is maintained); and

(4)	if any Excess Event of Loss Proceeds remain after consummation of the applicable offer to purchase notes and redemption or repayment of applicable Pari Passu Obligations, the amount of Excess Event of Loss Proceeds will be reset at zero and such remaining Excess Event of Loss Proceeds may be used for any purpose not otherwise prohibited by the indenture.

Within five days after an Event of Loss, Global Crossing shall deliver to the trustee an officer’s certificate of its chief financial officer describing the assets that were the subject of such Event of Loss, the Fair Market Value of such assets and the amount of cash and Fair Market Value of any assets received or expected to be received in connection with such Event of Loss.

Global Crossing will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Event of Loss provisions of the indenture, Global Crossing will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Event of Loss provisions of the indenture by virtue of such compliance.

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as set forth under the caption “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Global Crossing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Global Crossing’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving Global Crossing or any of its Restricted Subsidiaries) or to the direct or indirect holders of Global Crossing’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Global Crossing);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger, amalgamation or consolidation involving Global Crossing) any Equity Interests of Global Crossing or any direct or indirect parent of Global Crossing;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value (a) any Subordinated Indebtedness, except a payment of interest or principal at the Stated Maturity thereof or (b) the GC UK Intercompany Debt; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(i)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(ii)	Global Crossing would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four- quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio Test; and

(iii)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Global Crossing and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (8), (9)(but, in the case of clause (9)(b), only to the extent accrued prior to the date of the indenture) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	100% of Global Crossing’s Consolidated Cash Flow for the period (taken as one accounting period) from July 1, 2009 to the end of Global Crossing’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (the “Calculation Period”) less 1.5 times Global Crossing’s Fixed Charges for the Calculation Period; minus

(b)	the sum of the Quarterly Specified Tangible Assets Reduction Amounts for all completed fiscal quarters in the period from July 1, 2009 to the end of Global Crossing’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; minus

(c)	the aggregate amount of Permitted Investments in the form of Specified Tangible Assets made pursuant to clause (1)(c) of the definition of Permitted Investments after the end of Global Crossing’s most recent fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; minus

(d)	the amount of cash and Cash Equivalents of Global Crossing and its Restricted Subsidiaries that is subject to a Currency Restriction as of the applicable date of determination; plus

(e)	100% of the aggregate net cash proceeds received by Global Crossing since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Global Crossing (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Global Crossing that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Global Crossing); plus

(f)	to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise cancelled, liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

(g)	to the extent that any Unrestricted Subsidiary designated as such after the date of the indenture is redesignated as a Restricted Subsidiary of Global Crossing after the date of the indenture, the lesser of (i) the Fair Market Value of Global Crossing’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture, in each case to the extent such amount was a Restricted Investment on the date of such redesignation; plus

(h)	100% of any dividends received by Global Crossing or any of its Restricted Subsidiaries after the date of the indenture from an Unrestricted Subsidiary, to the extent that such dividends were not otherwise included in the Consolidated Cash Flow of Global Crossing for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with, the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Global Crossing) of, Equity Interests of Global Crossing (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Global Crossing; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (iii)(e) of the preceding paragraph and clause (5)(b)(i) of this paragraph;

(3)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of Global Crossing or any Guarantor with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	any dividends or distributions by, or any payment on or with respect to any Subordinated Indebtedness (including, without limitation, any payment on or with respect to any purchase, redemption, defeasance, acquisition or retirement of any Subordinated Indebtedness) by:

(a)	any Pledgor Guarantor or Excluded Restricted Subsidiary to Global Crossing or any other Restricted Subsidiary of Global Crossing; and

(b)	any Grantor Guarantor to Global Crossing or any other Grantor Guarantor;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Global Crossing or any Restricted Subsidiary of Global Crossing held by any current or former officer, director or employee of Global Crossing or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period; provided further, that (a) Global Crossing may carry over and make in subsequent twelve-month periods, in addition to the amounts permitted for such twelve-month period, any unutilized capacity under this clause (5) attributable to the immediately preceding twelve-month period, up to a maximum amount of carry forward of $10.0 million into any subsequent twelve-month period, and (b) such amount in any twelve-month period may be increased by an amount not to exceed:

(i)	the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Global Crossing to any current officer, director or employees of Global Crossing or any of its Restricted Subsidiaries that occurs after the date of the indenture; provided that the amount of any such net cash proceeds that are utilized (A) for any such repurchase, redemption, acquisition or retirement, (B) to make a Restricted Payment pursuant to clause (2) of this paragraph or (C) to make an optional redemption of notes pursuant to the provisions of the indenture summarized above under the caption “Optional Redemption” will, in each case, be excluded from clause (iii)(e) of the preceding paragraph and clause (2) of this paragraph; plus

(ii)	the cash proceeds of key man life insurance policies received by Global Crossing or its Restricted Subsidiaries after the date of the indenture;

(6)	repurchases of Subordinated Indebtedness at a purchase price not greater than (a) 101% of the principal amount or accreted value, as applicable, of such Subordinated Indebtedness and accrued and unpaid interest thereon in the event of a Change of Control, (b)100% of the principal amount or accreted value, as applicable, of such Subordinated Indebtedness and accrued and unpaid interest thereon in the event of an Asset Sale or (c) 100% of the principal amount or accreted value, as applicable, of such Subordinated Indebtedness and accrued and unpaid interest thereon in the event of an Event of Loss, in connection with any change of control offer, asset sale offer or event of loss offer required by the terms of such Subordinated Indebtedness, but only if:

(i)	in the case of a Change of Control, Global Crossing has first complied with and fully satisfied its obligations under the covenant described above under the caption “—Repurchase at the Option of Holders—Change of Control”;

(ii)	in the case of an Asset Sale, Global Crossing has first complied with and fully satisfied its obligations under the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; or

(iii)	in the case of an Event of Loss, Global Crossing has first complied with and fully satisfied its obligations under the covenant described above under the caption “—Repurchase at the Option of Holders—Events of Loss”;

(7)	payment or distributions to dissenting shareholders or stockholders pursuant to applicable law in connection with a merger, amalgamation, consolidation or transfer of all or substantially all of the assets of Global Crossing that does not violate the covenant described below under the caption “—Merger, Amalgamation, Consolidation or Sale of Assets”;

(8)	the repurchase of Equity Interests deemed to occur upon the vesting or exercise of stock options, warrants, restricted stock or other similar rights to the extent such Equity Interests represent a portion of the exercise price or tax withholding cost thereof;

(9)	the declaration and payment of regularly scheduled or accrued dividends to holders of (a) any class or series of Disqualified Stock of Global Crossing or any preferred stock or preferred shares of any Restricted Subsidiary of Global Crossing issued on or after the date of the indenture in accordance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) the 2.0% Cumulative Senior Preferred Shares of Global Crossing outstanding from time to time to the extent outstanding on the date of the indenture, to the extent such dividend payment is in accordance with the terms thereof as in effect on the date of the indenture;

(10)	any payment on or with respect to, or the repurchase, redemption, defeasance or other acquisition or retirement for value of GC UK Intercompany Debt existing as of the date of the indenture;

(11)	payments to STT and its Affiliates as reimbursement for out-of-pocket expenses incurred by STT and its Affiliates in connection with any amendments, modifications, waivers or consents with respect to the 2.0% Cumulative Senior Preferred Shares of Global Crossing outstanding on the date of the indenture; and

(12)	other Restricted Payments in an aggregate amount not to exceed $10.0 million since the date of the indenture.

As of March 31, 2010, the outstanding balance of the GC UK Intercompany debt, including accrued interest, was $56.0 million, and Global Crossing’s 2.0% Cumulative Senior Preferred Shares had accrued unpaid dividends (since initial issuance in 2002) of $23 million. In addition, as of the date of this prospectus we believe that none of our subsidiaries is subject to Currency Restriction that could reduce our capacity to make Restricted Payments.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Global Crossing or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be (1) set forth in an officer’s certificate of the chief financial officer of Global Crossing delivered to the trustee if such value is equal to or greater than $15.0 million but no more than $35.0 million and (2) shall be set forth in a certified resolution of the Board of Directors of Global Crossing delivered to the trustee if such value exceeds $35.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Global Crossing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Global Crossing will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that (i) Global Crossing may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock (ii) any Grantor Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock and (iii) any Pledgor Guarantor may Guarantee Indebtedness incurred by Global Crossing, incur Subordinated Indebtedness (including Acquired Debt that constitutes Subordinated Debt) or issue preferred stock, in each case if the Leverage Ratio at the time (the “Calculation Time”) at which such additional Indebtedness is incurred or (if applicable) such Disqualified Stock or preferred stock is issued would have been no greater than 4.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred or (if applicable) the Disqualified Stock or preferred stock had been issued at the beginning of Global Crossing’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the Calculation Time (the “Leverage Ratio Test”).

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Global Crossing and its Restricted Subsidiaries of the Existing Indebtedness;

(2)	the incurrence by Global Crossing and the Guarantors of (a) Indebtedness represented by the notes and the related Note Guarantees issued on the date of the indenture, (b) Indebtedness represented by the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement and (c) their respective obligations arising under the Collateral Documents to the extent such obligations constitute Indebtedness;

(3)	the incurrence by Global Crossing or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Global Crossing or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding under this clause (3), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (3), not to exceed the amount outstanding on the date of the indenture plus $100.0 million;

(4)	the incurrence by Global Crossing or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness and, to the extent such Permitted Refinancing Indebtedness would prevent Impsat Colombia from at any time becoming a Grantor Guarantor, the Colombia Notes) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (13), (14), (16), (17) or (18) of this paragraph;

(5)	the incurrence by Global Crossing or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Global Crossing and any of its Restricted Subsidiaries; provided, however, that:

(a)	such Indebtedness is incurred in compliance with the covenants set forth under the captions “—Certain Covenants—Advances Between or Among Global Crossing and its Restricted Subsidiaries” and “—Certain Covenants—Restricted Payments”; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Global Crossing or a Restricted Subsidiary of Global Crossing and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Global Crossing or a Restricted Subsidiary of Global Crossing, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Global Crossing or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6)	the issuance by any of Global Crossing’s Restricted Subsidiaries to Global Crossing or any of its Restricted Subsidiaries of shares of Qualified Preferred Stock; provided, however, that:

(i)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Global Crossing or a Restricted Subsidiary of Global Crossing; and

(ii)	any sale or other transfer of any such preferred stock to a Person that is not either Global Crossing or a Restricted Subsidiary of Global Crossing, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (6);

(7)	Indebtedness arising from agreements of Global Crossing or a Restricted Subsidiary of Global Crossing providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds (including the Fair Market Value of non-cash consideration) actually received by (or held in escrow for later release to) Global Crossing and such Restricted Subsidiary in connection with such disposition;

(8)	the incurrence by Global Crossing or any Restricted Subsidiary of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)	the Guarantee by Global Crossing or any of its Restricted Subsidiaries of Indebtedness of Global Crossing or a Restricted Subsidiary of Global Crossing that was permitted to be incurred by another provision of this covenant; provided that (i) if the Indebtedness being guaranteed is subordinated to or pari passu with the notes or any Note Guarantee, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed, (ii) if the Indebtedness being guaranteed is permitted to be incurred only by Global Crossing or a Grantor Guarantor pursuant to the applicable provision of this covenant, then the guarantor thereof shall be Global Crossing or a Grantor Guarantor and (iii) if the Indebtedness being guaranteed is permitted to be incurred only by Global Crossing or a Guarantor pursuant to the applicable provision of this covenant, then the guarantor thereof shall be Global Crossing or a Guarantor;

(10)	the incurrence by Global Crossing or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance bonds, surety bonds and similar obligations in the ordinary course of business;

(11)	the incurrence by Global Crossing or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	Indebtedness of Global Crossing or any of its Restricted Subsidiaries consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements in the ordinary course of business;

(13)	Acquired Debt of Global Crossing or any of its Restricted Subsidiaries assumed or acquired in connection with a transaction governed by, and effected in accordance with, the covenant set forth under the caption “Merger, Amalgamation, Consolidation or Sale of Assets”; provided, however, that such Indebtedness was not incurred in connection with, or in contemplation of, such transaction;

(14)	Indebtedness of a Restricted Subsidiary of Global Crossing incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by Global Crossing (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of Global Crossing) in an aggregate principal amount at any time outstanding pursuant to this clause (14), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $25.0 million;

(15)	the incurrence by Global Crossing or any Guarantor of additional revolving credit Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (15) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Global Crossing and the Guarantors thereunder) not to exceed $50.0 million;

(16)	the incurrence by Global Crossing or any Guarantor of Indebtedness owing to any Unrestricted Subsidiary in an aggregate principal amount at any time outstanding pursuant to this clause (16), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $50.0 million; provided that any Indebtedness outstanding under this clause (16) is not secured by a Lien;

(17)	the incurrence by Global Crossing or any Guarantor of any Deeply Subordinated Debt in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (17), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (17), not to exceed $150.0 million; and

(18)	the incurrence by Global Crossing or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (18), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (18), not to exceed $25.0 million.

Notwithstanding the foregoing, the Counterparty in respect of any Hedging Obligation secured by a Lien entered into by Global Crossing or any of its Restricted Subsidiaries may not be an Affiliate of Global Crossing or any such Restricted Subsidiary.

Global Crossing will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Global Crossing or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Global Crossing or any Guarantor solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Global Crossing will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion, amortization or payment (other than with respect to Deeply Subordinated Debt) is included in Fixed Charges of Global Crossing as accrued and that any such outstanding additional Indebtedness or Disqualified Stock or preferred stock is counted as Indebtedness for purposes of determining the Leverage Ratio and the Priority Leverage Ratio.

With respect to any U.S. Dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar equivalent principal amount (or accreted value, as applicable) of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to renew, refund, refinance, replace, defease or discharge other Indebtedness denominated in a foreign currency, and such renewal, refunding, refinancing, replacement, defeasance or discharge would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date thereof, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount (or accreted value, as applicable) of such Indebtedness does not exceed the principal amount (or accreted value, as applicable) of such Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Global Crossing or any Restricted Subsidiary of Global Crossing may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in currency exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Global Crossing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Global Crossing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Global Crossing to:

(1)	pay dividends or make any other distributions on its Capital Stock to Global Crossing or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Global Crossing or any of its Restricted Subsidiaries;

(2)	make loans or advances to Global Crossing or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Global Crossing or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes, the Note Guarantees and the Collateral Documents;

(3)	agreements governing Indebtedness incurred in compliance with the covenant set forth under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” if the encumbrance or restriction is not materially more restrictive, taken as a whole, than those in the indenture, notes, Note Guarantees or the Collateral Documents, in each case as then in effect;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Global Crossing or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for (a) the sale of assets that restricts such assets pending the sale or other disposition and (b) the sale, merger, amalgamation, consolidation or other disposition of Global Crossing or one or more of its Restricted Subsidiaries or the sale of all or substantially all of the assets of Global Crossing or any of its Restricted Subsidiaries, that restricts Global Crossing and/ or the applicable Restricted Subsidiaries pending such sale, merger, amalgamation, consolidation or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Amalgamation, Consolidation or Sale of Assets

Global Crossing will not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not Global Crossing is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Global Crossing and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Global Crossing is the surviving entity or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Global Crossing) or to which such sale, assignment, transfer, conveyance or other disposition has been made is (i) an exempt company with limited liability under the laws of Bermuda or (ii) a corporation or company organized or existing under the laws of another Qualified Jurisdiction;

(2)	the First Priority Liens granted to the collateral agent under the Collateral Documents in the assets of Global Crossing or the assets subject to such disposition, as the case may be, shall remain in full force and effect and perfected to at least the same extent as in effect immediately prior to such consolidation, amalgamation or merger or such disposition;

(3)	the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Global Crossing) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes (i) all the obligations of Global Crossing under the notes and the indenture pursuant to agreements satisfactory to the trustee and the registration rights agreement and (ii) all of the obligations of Global Crossing under the Collateral Documents pursuant to agreements or instruments satisfactory to the trustee and the collateral agent (and shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may otherwise be required to comply with the requirements of immediately preceding clause (2));

(4)	immediately after giving effect to such transaction, no Default or Event of Default would exist; and

(5)	Global Crossing or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than Global Crossing), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio Test and (b) have a Priority Leverage Ratio no greater than (i) 2.75 to 1.00, if such transaction occurs on or prior to December 31, 2010, (ii) 2.50 to 1.00, if such transaction occurs on or after January 1, 2011 and on or prior to December 31, 2011, and (iii) 2.25 to 1.00, if such transaction occurs after December 31, 2011 (the “Priority Leverage Ratio Test”).

In addition, Global Crossing will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate or amalgamate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Global Crossing or another Guarantor that is not a Limited Guarantor, unless:

(1)	either:

(a)	such Guarantor is the surviving Person; or

(b)	the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is (i) organized and existing under the laws of the jurisdiction under which such Guarantor was organized, (ii) an exempt company with limited liability under the laws of Bermuda or (iii) a corporation or company organized or existing under the laws of another Qualified Jurisdiction;

(2)	the First Priority Liens granted to the collateral agent under the Collateral Documents in the assets of such Guarantor or the assets subject to such disposition, as the case may be, shall remain in full force and effect and perfected to at least the same extent as in effect immediately prior to such transfer;

(3)

the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation, amalgamation or merger assumes (i) all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the trustee and under the registration rights agreement and (ii) all of the obligations of such Guarantor under the Collateral Documents pursuant to agreements or instruments satisfactory to the trustee and the collateral agent (and shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may otherwise be required to comply with the requirements of immediately preceding clause (2));

(4)	immediately after giving effect to such transaction, no Default or Event of Default would exist; and

(5)	Global Crossing would, on the date of such transaction and after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio Test and (b) have a Priority Leverage Ratio that satisfies the Priority Leverage Ratio Test;

provided, however, that the provisions of this paragraph shall not apply if such Guarantor is released from its Note Guarantee pursuant to clause (1) of the sixth paragraph set forth under the caption “—The Note Guarantees” as a result of such sale, disposition, consolidation, amalgamation or merger.

In addition, Global Crossing may merge or amalgamate with an Affiliate solely for the purpose of reincorporating Global Crossing in any Qualified Jurisdiction without complying with clauses (4) and (5) of the first paragraph of this covenant; provided that prior to such consolidation, amalgamation, merger or other disposition, Global Crossing has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such consolidation, amalgamation, merger or other disposition and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such consolidation, amalgamation, merger or other disposition had not occurred.

A successor Person formed by (i) any consolidation or amalgamation with or into, (ii) with which Global Crossing or a Guarantor is merged or (iii) to which a sale, assignment, transfer, lease, conveyance or other disposition governed by this covenant is made shall, in each case, succeed to and be substituted for Global Crossing or such Guarantor, as applicable (and the provisions of the indenture referring to Global Crossing or such Guarantor, as applicable, shall refer instead to the successor Person).

Transactions with Affiliates

Global Crossing will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Global Crossing (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to Global Crossing or the relevant Restricted Subsidiary of Global Crossing than those that would have been obtained in a comparable transaction by Global Crossing or such Restricted Subsidiary with an unrelated Person; and

(2)	Global Crossing delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million but no more than $35.0 million, a resolution of the Board of Directors of Global Crossing set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Global Crossing; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, an opinion as to the fairness to Global Crossing or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, except as set forth below will not be subject to the provisions of the prior paragraph:

(1)	any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration of less than $2.0 million;

(2)	reasonable fees and compensation paid to, and any indemnity provided on behalf of (and entering into related agreements with), officers, directors, employees, consultants or agents of Global Crossing or any of its Restricted Subsidiaries as determined in good faith by Global Crossing’s Board of Directors or senior management;

(3)	transactions between or among Global Crossing and/or its Restricted Subsidiaries;

(4)	transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of Global Crossing solely because Global Crossing owns, directly or through one or more of its Restricted Subsidiaries, an Equity Interest in, or controls, such Person;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Global Crossing to Affiliates of Global Crossing;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7)	loans or advances to employees in the ordinary course of business not to exceed $4.0 million in the aggregate at any one time outstanding;

(8)	Affiliate Transactions undertaken pursuant to (a) any contractual obligations or rights in existence on the date of the indenture and (b) any amendment or replacement agreement to the obligations and rights described in clause (a) above, so long as such amendment or replacement agreement is not materially more disadvantageous to the holders of the notes in any material respect, taken as a whole, than the agreement as in effect on the date of the indenture;

(9)	transactions for the purchase and sale of products and services used or useful in a Permitted Business in the ordinary course of business and on terms not materially less favorable to Global Crossing or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Global Crossing;

(10)	Indebtedness incurred by Global Crossing or a Guarantor pursuant to clause (16) of the covenant set forth under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that the terms of such Indebtedness are not materially less favorable to Global Crossing or the applicable Guarantor than those that would reasonably be expected to be obtained in a comparable transaction by Global Crossing or such Guarantor with a Person that is not an Affiliate of Global Crossing and, to the extent the aggregate principal amount of such Indebtedness is greater than $10.0 million, Global Crossing has delivered to the trustee an officer’s certificate to such effect;

(11)	the incurrence of any Deeply Subordinated Debt in accordance with clause (17) of the second paragraph set forth under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(12)	the provision of administrative services to any Unrestricted Subsidiary on substantially the same terms provided to or by Restricted Subsidiaries of Global Crossing in the ordinary course of business consistent with the policies and practices of Global Crossing in effect on the date of the indenture; and

(13)	the purchase by an Affiliate of Global Crossing of (a) Indebtedness convertible into shares of Voting Stock of Global Crossing or (b) Equity Interests constituting or convertible or exchangeable into, or exerciseable for, shares of Voting Stock of Global Crossing, in each case issued in a bona fide, underwritten public or private offering; provided that such Affiliate’s participation in such offering is limited to the greater of 25% of the amount of the securities being offered or the amount of securities needed to allow such Affiliate to retain the percentage Beneficial Ownership of the outstanding Capital Stock of Global Crossing calculated on a fully diluted basis that it owned immediately prior to such offering.

Business Activities

Global Crossing will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Global Crossing and its Restricted Subsidiaries, taken as a whole.

Designation of Restricted and Unrestricted Subsidiaries

Global Crossing may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of Global Crossing is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Global Crossing and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Global Crossing. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary of Global Crossing otherwise meets the definition of an Unrestricted Subsidiary. Global Crossing may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of Global Crossing if that redesignation would not cause a Default.

Any designation of a Subsidiary of Global Crossing as an Unrestricted Subsidiary will be evidenced by filing with the trustee (a) if the Investment arising out of such designation is less than or equal to $5.0 million, an officer’s certificate giving effect to such designation and certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments” or (b) otherwise, a certified copy of a resolution of the Board of Directors of Global Crossing giving effect to such designation and an officer’s certificate of the chief financial officer of Global Crossing certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary fails to meet the definition of an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Global Crossing as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Global Crossing will be in default of such covenant. Global Crossing may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Global Crossing that is a Grantor Guarantor or a Pledgor Guarantor (subject to compliance with the covenants described under the captions “—Certain Covenants—Additional Note Guarantees” and “—Additional Collateral; Acquisition of Property or Assets”), unless at the time of designation such Subsidiary constitutes an Excluded Restricted Subsidiary, in which case it may be designated as such; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Global Crossing of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness could at that time be incurred under the first paragraph of the covenant set forth under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” or under one or more clauses of the definition of Permitted Debt, (2) any

Liens on property or assets of such Subsidiary are, after giving effect to such designation, Permitted Liens and (3) no Default or Event of Default would be in existence following such designation.

Notwithstanding the foregoing, GC UK and its Subsidiaries will be Unrestricted Subsidiaries without Global Crossing designating them as such or otherwise complying with the other requirements of this covenant with respect thereto unless and until Global Crossing re-designates any such Subsidiary to be a Restricted Subsidiary in accordance with the previous paragraph.

Sale and Leaseback Transactions

Global Crossing will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Global Crossing or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1)	Global Crossing or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens”; and

(2)	the transfer of assets in that sale and leaseback transaction is permitted by, and Global Crossing applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; provided that in connection with any sale and leaseback of equipment acquired by Global Crossing or any of its Restricted Subsidiaries substantially simultaneously with (but in any event not more than 90 days prior to) the sale and leaseback of such equipment, Global Crossing or the applicable Restricted Subsidiary shall be deemed to have applied the proceeds from such sale and leaseback transaction to the acquisition of the equipment that was the subject of such sale and leaseback transaction.

Advances Between or Among Global Crossing and its Restricted Subsidiaries

All advances between or among Global Crossing and its Restricted Subsidiaries made after the date of the indenture will be evidenced by intercompany loans that are not “securities” as defined by United States securities laws (to the extent (x) not prohibited by law or regulation, (y) such loan would not be subject to any materially burdensome local registration requirement or material stamp tax or other duty or (z) such loan would not reasonably be expected to result in an adverse tax consequence to Global Crossing or the applicable Restricted Subsidiaries (it being understood and agreed that the accrual and inclusion of interest in taxable income shall not be treated as an adverse tax consequence)), which will be substantially in the form of the intercompany loan attached as an exhibit to the indenture. Any such intercompany loan held by Global Crossing or a Grantor Guarantor will be pledged pursuant to the Collateral Documents to secure the notes and the Note Guarantees. Intercompany loans between Pledgor Guarantors will be subordinated in right of payment to Global Crossing’s and any Guarantor’s obligations under the notes and the Note Guarantees, as applicable.

Designation of Grantor Guarantors and Pledgor Guarantors

Global Crossing may designate as a Specified Pledgor Guarantor:

(1)	at any time, any newly formed or acquired Guarantor (other than any Guarantor formed under the laws of Bermuda, Canada, Luxembourg, the United States, the U.S. Virgin Islands, the United Kingdom or the Netherlands); or

(2)

on or after the date that is 180 days after the date of the indenture, any Grantor Guarantor (other than any Grantor Guarantor formed under the laws of Bermuda, Canada, Luxembourg, the United States, the U.S. Virgin Islands, the United Kingdom or the Netherlands) existing on the date of the indenture for which the cost of maintaining the First Priority Liens of the collateral agent on its property and assets becomes burdensome relative to the Book Value of such property and assets (or otherwise not practicable), as determined in good faith by the chief financial officer of Global Crossing (which determination shall be conclusive);

provided, in each case, that (a) such designation will not cause a Default or Event of Default and (b) all outstanding Investments owned by Global Crossing and its Restricted Subsidiaries in the applicable Guarantor being designated as a Pledgor Guarantor will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Global Crossing. Any designation of a Subsidiary of Global Crossing as a Pledgor Guarantor will be evidenced to the trustee (a) if the Investment arising out of such designation is less than or equal to $5.0 million (for this purpose, using the Book Value of property and assets other than cash), by delivery to the trustee and the collateral agent of an officer’s certificate of the chief financial officer of Global Crossing giving effect to such designation and certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments” or (b) otherwise, by filing with the trustee a certified copy of a resolution of the Board of Directors of Global Crossing giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Restricted Payments.”

Global Crossing may redesignate any Specified Pledgor Guarantor, Initial Pledgor Guarantor or Excluded Restricted Subsidiary to be a Grantor Guarantor at any time upon (i) delivery of an officer’s certificate by the chief financial officer of Global Crossing to the trustee and the collateral agent giving effect to such redesignation and (ii) the applicable Pledgor Guarantor or Excluded Restricted Subsidiary that is being redesignated as a Grantor Guarantor has complied with the second paragraph of the covenant set forth below under the caption “—Certain Covenants—Additional Collateral; Acquisition of Property or Assets”.

Notwithstanding the foregoing, the Initial Pledgor Guarantors will be Pledgor Guarantors without Global Crossing designating them as such or otherwise complying with the other requirements of this covenant with respect thereto unless and until they become a Grantor Guarantor in accordance with the previous paragraph.

Global Crossing Argentina S.A. Pledge

Notwithstanding anything to the contrary in the indenture, the aggregate amount secured by the Collateral Documents providing a pledge of the Equity Interests of Global Crossing Argentina S.A. (“GC Argentina”), will initially be limited to $35.0 million. Within 60 days after the end of each of its fiscal quarters occurring after the date of the indenture, GC Argentina will determine its shareholder’s equity as of the end of such fiscal quarter in conformity with GAAP. If the aggregate maximum amount secured by such Collateral Documents is less than 105% of GC Argentina’s shareholders equity as of the end of any such fiscal quarter, Global Crossing will, within 30 days of such determination, execute and deliver to the collateral agent such amendments to such Collateral Documents, additional Collateral Documents and related documents and certificates, and take such other actions, as are necessary to increase the maximum amount secured by the relevant Collateral Documents to an aggregate amount equal to or in excess of 120% of such shareholder’s equity. No Default or Event of Default shall result from the limitations on the amount secured by the pledge of the Equity Interests of GC Argentina referred to in this paragraph, as long as Global Crossing complies with the requirements to increase the maximum secured amount under such Collateral Documents from time to time to the extent required by in the immediately preceding sentence.

Approvals for Certain Note Guarantees

Global Crossing was required to use its commercially reasonable efforts to, as promptly as practicable after the date of the indenture, obtain any regulatory or other approvals necessary in order for each Limited Guarantor to provide a Full and Unconditional guarantee of all Obligations of Global Crossing under the notes and the indenture incurred on the date of the indenture (and any related exchange notes issued pursuant to the registration rights agreement), but limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or other invalid transfer under applicable law. As previously noted, Global Crossing has obtained all such approvals.

Additional Note Guarantees

If, after the date of the indenture:

(a)	Global Crossing or any of its Restricted Subsidiaries acquires or creates another Subsidiary that is not an Excluded Restricted Subsidiary or an Unrestricted Subsidiary;

(b)	any Excluded Restricted Subsidiary ceases to meet the definition thereof (including ceasing to meet the definition of Immaterial Restricted Subsidiary) or Global Crossing redesignates any Excluded Restricted Subsidiary as a Guarantor in accordance with the covenant described under the caption “—Designation of Grantor Guarantors and Pledgor Guarantors”; or

(c)	any Unrestricted Subsidiary ceases to meet the definition thereof or Global Crossing redesignates any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the covenant described under the caption “—Designation of Restricted and Unrestricted Subsidiaries” and such Subsidiary does not otherwise constitute an Excluded Restricted Subsidiary, then Global Crossing will, as soon as reasonably practicable but in any event within 45 days of such event:

(1)	cause such Subsidiary to become a Guarantor and execute a supplemental indenture pursuant to which such Subsidiary shall unconditionally (to the extent permitted by applicable law or regulation) guarantee Global Crossing’s obligations under the indenture and the notes on the terms set forth in the indenture;

(2)	take such further actions and execute and deliver such other documents specified in the indenture; and

(3)	deliver to the trustee an opinion of counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitute legally valid and binding and enforceable obligations of such Subsidiary (such opinion otherwise being in a form and with such qualifications and exceptions as may be customary for the applicable jurisdiction(s));

and upon the completion of the actions described in clauses (1) through (3) of this covenant, such Subsidiary shall constitute a Guarantor for all purposes of the indenture until such time as the Note Guarantee of such Guarantor may be released in accordance with the terms of the indenture.

Additional Collateral; Acquisition of Property or Assets

If after the date of the indenture any Person becomes a Guarantor as contemplated by the covenant described under the caption “—Certain Covenants—Additional Note Guarantees”, Global Crossing will, as soon as reasonably practicable but in any event within 90 days thereof (subject to the last paragraph of this covenant), cause such Guarantor to:

(1)

execute and deliver to the trustee and the collateral agent such amendments to the Collateral Documents, additional Collateral Documents, certificates (including stock certificates endorsed to the collateral agent or endorsed in blank, if a security interest can be perfected thereby in the relevant jurisdiction), instruments and other documents, and take such other actions, as may be necessary to create and perfect (or comply with any equivalent requirement) in favor of the collateral agent for the benefit of the holders of the notes and Pari Passu Obligations under the laws of each applicable jurisdiction, a First Priority Lien on the Equity Interests of such Guarantor (except to the extent constituting Excluded Assets or to the extent such Equity Interests have already been pledged to the collateral agent pursuant to the terms of the indenture);

(2)	with respect to any real property of such Guarantor (except to the extent constituting an Excluded Asset), execute and deliver to the collateral agent:

(a)	a deed of trust or other appropriate granting instrument (under which such Guarantor shall grant a security interest to the collateral agent in such real property and any related fixtures (except to the extent constituting Excluded Assets)); and

(b)	title insurance with extended coverage covering such real property in an amount at least equal to the Fair Market Value of such real property;

(3)	with respect to any other assets or property of such Guarantor (other than Excluded Assets), execute and deliver to the trustee and the collateral agent such amendments to the Collateral Documents, additional Collateral Documents, certificates, instruments and other documents, and take such other actions (including the filing of Uniform Commercial Code financing statements (or charges or other registrations)), as may be necessary to create and perfect (or comply with any equivalent requirement) in favor of the collateral agent, for the benefit of the holders of the notes and Pari Passu Obligations under the laws of each applicable jurisdiction, a First Priority Lien on such assets or property;

(4)	take such further actions and execute and deliver such other documents as may be required under the indenture or the Collateral Documents; and

(5)	deliver to the trustee an opinion of counsel that the agreements delivered pursuant to the preceding clauses (1) through (4) have been duly authorized, executed and delivered by such Guarantor and constitute legally valid and binding and enforceable obligations of such Guarantor (such opinion otherwise being in a form and with such qualifications and exceptions as may be customary for the applicable jurisdiction(s));

and upon the completion of the actions described in clauses (1) through (5) of this paragraph, such Person shall constitute a Grantor Guarantor (or if such Guarantor has been designated as a Specified Pledgor Guarantor in compliance with the covenant described under the caption “—Designation of Grantor Guarantors and Pledgor Guarantors,” a Pledgor Guarantor) for all purposes of the indenture.

If after the date of the indenture Global Crossing designates any Pledgor Guarantor as a Grantor Guarantor in accordance with the covenant described under the caption “—Certain Covenants—Designation of Grantor Guarantors and Pledgor Guarantors”, Global Crossing will, as soon as reasonably practicable but in any event within 90 days thereof (subject to the last paragraph of this covenant), cause such Pledgor Guarantor to take the actions referred to in clauses (2) through (5) of the preceding paragraph, and upon the completion of such actions such Subsidiary shall constitute a Grantor Guarantor for all purposes of the indenture.

In addition, if after the date of the indenture Global Crossing or any other Grantor acquires (x) any Equity Interests in any Subsidiary or (y) any other assets or property (including Equity Interests) with a Fair Market Value in excess of $1.0 million individually or $2.5 million in the aggregate for all related assets so acquired, in each case as to which the collateral agent, for the benefit of the holders of the notes and Pari Passu Obligations does not have a perfected (of the equivalent thereof) First Priority Lien, Global Crossing will, or will cause such Grantor to, as soon as reasonably practicable but in any event within 90 days thereof (subject to the last paragraph of this covenant):

(1)	with respect to any real property so acquired (except to the extent constituting Excluded Assets), execute and deliver to the collateral agent:

(a)	a deed of trust or other appropriate granting instrument (under which Global Crossing or such Grantor shall grant a security interest to the collateral agent in such real property and any related fixtures (except to the extent constituting Excluded Assets)); and

(b)	title insurance with extended coverage covering such real property in an amount at least equal to the Fair Market Value of such real property;

(2)	with respect to any other assets or property so acquired (other than Excluded Assets), execute and deliver to the trustee and the collateral agent such amendments to the Collateral Documents, additional Collateral Documents, certificates (including stock certificates endorsed to the collateral agent or endorsed in blank, if a security interest can be perfected thereby in the relevant jurisdiction), instruments and other documents, and take such other actions (including the filing of Uniform Commercial Code financing statements (or charges or other registrations)), as may be necessary to create and perfect (or comply with any equivalent requirement) in favor of the collateral agent, for the benefit of the holders of the notes and Pari Passu Obligations under the laws of each applicable jurisdiction, a First Priority Lien on such assets or property;

(3)	take such further action and execute and deliver such other documents as may be required under the indenture or the Collateral Documents; and

(4)	deliver to the trustee an opinion of counsel that the agreements delivered pursuant to the preceding clauses (1) through (3) have been duly authorized, executed and delivered by such Subsidiary and constitute legally valid and binding and enforceable obligations of such Subsidiary (such opinion otherwise being in a form and with such qualifications and exceptions as may be customary for the applicable jurisdiction(s)).

If at any time any Equity Interests owned by Global Crossing or any other Grantor theretofore constituting Excluded Assets pursuant to clause (5)(b) of the definition of “Excluded Assets” cease to constitute Exclude Assets, Global Crossing will, or will cause such Grantor to, as soon as reasonably practicable but in any event within 90 days thereof (subject to the last paragraph of this covenant), execute and deliver to the trustee and the collateral agent such amendments to the Collateral Documents, additional Collateral Documents, certificates (including stock certificates endorsed to the collateral agent or endorsed in blank), instruments and other documents, and take such other actions, as may be necessary to create and perfect (or comply with any equivalent requirement) in favor of the collateral agent for the benefit of the holders of the notes and Pari Passu Obligations, a First Priority Lien on such Equity Interests.

Notwithstanding anything to the contrary contained in the four foregoing paragraphs, Global Crossing shall not be required to, or to cause any of its Subsidiaries to, execute any Collateral Documents, perfect or register any security interest (or comply with any equivalent filing requirement), deliver any opinions or take any further actions pursuant to this covenant more frequently than once during any fiscal quarter, other than with respect to (1) any Subsidiary having a Fair Market Value greater than $15.0 million becoming a Guarantor, (2) any Grantor having or acquiring Equity Interests not previously pledged with a Fair Market Value greater than $15.0 million or (3) any acquisition (in any transaction or series of related transactions) by any Grantor Guarantor of any assets or property (other than Equity Interests) having a Fair Market Value greater than $15.0 million. Any actions with respect to Collateral that Global Crossing and its Restricted Subsidiaries are excused from taking in any fiscal quarter pursuant to this paragraph shall, in any event, be required to be taken no later than the end of the fiscal quarter following the fiscal quarter in which the event giving rise to such requirement occurred.

Post-Closing Collateral Requirement

To the extent the Grantors were not able to execute and deliver all Collateral Documents required in connection with the creation and perfection or registration of the First Priority Liens of the collateral agent on the Collateral (to the extent required by the indenture and the Collateral Documents) on or prior to the date of the indenture, the Grantors were required to use their commercially reasonable efforts to complete such actions as soon as reasonably practicable, and in no event later than 90 days following the date of the indenture; provided, however, that the period for such compliance was automatically extended for an additional (1) 180 days for real property of the Latin American Grantors and (2) 90 days for other items of Collateral having an aggregate book value of less than $25.0 million, in each case if Global Crossing delivered to the collateral agent a notice stating that the Grantors have not completed all actions necessary to create and perfect or register First Priority Liens in such Collateral; provided further that this paragraph shall not apply to the property and assets described in the following paragraph.

In addition, Global Crossing will cause each Latin American Grantor to use its commercially reasonable efforts to:

(1)	within 180 days following the date of the indenture, (a) complete a physical audit of the Specified PP&E of such Latin American Grantor in order to identify such Specified PP&E with sufficient particularity to allow the making of any filing or registration required to perfect (or comply with any equivalent requirement) a Lien thereon in the applicable jurisdiction and (b) execute and deliver to the trustee and the collateral agent such amendments to the Collateral Documents, additional Collateral Documents, certificates, instruments and other documents, and take such other actions (including the filing or registration in the applicable filing office or registry, no less frequently than once each calendar month commencing no later than January 2010, of financing statements, charges or other similar registrations with respect to any Specified PP&E so identified), as may be necessary to create and perfect (or comply with any equivalent requirement) in favor of the collateral agent, for the benefit of the holders of the Secured Obligations under the laws of each applicable jurisdiction, a First Priority Lien on the Specified PP&E; and

(2)	within 90 days following the date of the indenture, (a) obtain consents from customers to the collateral assignment of all Specified A/R under each contract pursuant to which such consent is required and (b) execute and deliver to the trustee and the collateral agent such amendments to the Collateral Documents, additional Collateral Documents, certificates, instruments and other documents, and take such other actions (including the filing or registration in the applicable filing office or registry, no less frequently than once each calendar month commencing no later than November 2009, of financing statements, charges or other similar registrations with respect to any Specified A/R with respect to which such customer consent has been obtained), as may be necessary to create and perfect (or comply with any equivalent requirement) in favor of the collateral agent, for the benefit of the holders of the Secured Obligations under the laws of each applicable jurisdiction, a First Priority Lien on the Specified A/R;

provided that such commercially reasonable efforts may be discontinued (i) with respect to any individual item of Specified PP&E, once such asset ceases to meet the definition thereof or is sold or otherwise disposed of in a transaction in which Collateral would be permitted to be disposed of pursuant to the indenture, (ii) with respect to any individual item of Specified A/R, once such account receivable ceases to meet the definition thereof or the underlying contract is terminated and (iii) generally, upon and after the first anniversary of the date of the indenture. Upon perfection (or compliance with any equivalent requirement) of a security interest in any Specified PP&E or Specified A/R, such property shall thereafter constitute Collateral, notwithstanding any provision of the definition of “Excluded Assets” to the contrary. Notwithstanding the foregoing, the failure of any Latin American Grantor to successfully establish a fully perfected (or the applicable equivalent) First Priority Lien in favor of the Collateral Agent in respect of any Specified PP&E or Specified A/R shall not constitute a

Default or an Event of Default under the indenture if, on the 90th day and the 180th day following, and on the first anniversary of, the date of the indenture (or, if either such day is not a Business Day, the next preceding Business Day), the chief financial officer of Global Crossing submits to the trustee and the collateral agent an officer’s certificate certifying that each Latin American Grantor has exercised its commercially reasonable efforts to comply with its obligations under this paragraph (it being understood that the failure of any Latin American Grantor to complete any actions described in preceding clauses (1) and (2) within the time periods specified therein shall not relieve such Latin American Grantor of its obligation to continue to exercise commercially reasonable efforts to complete such actions unless and until such actions may be discontinued pursuant to this proviso).

In addition, each Latin American Grantor will use commercially reasonable efforts to include in each customer contract entered into after the date of the indenture (including any renewal or replacement of any contract with any existing customer) expected to generate receivables in excess of $25,000 per annum, a consent to the assignment by the applicable Grantor as Collateral of receivables generated under such contract; provided that no such consent to assignment need be obtained from any governmental entity or quasi-governmental entity which uses forms that do not contemplate such consent or which does not otherwise allow for such provisions in its contracts.

Notwithstanding anything to the contrary set forth in the indenture or any Collateral Document, no Default or Event of Default will result from any failure to provide a First Priority security interest (or to perfect such security interest or comply with any equivalent requirement) in any property or asset owned by Global Crossing or any of its Subsidiaries (1) so long as the requirements of this covenant are otherwise satisfied or (2) in any jurisdiction where all necessary documents or filings have been submitted by Global Crossing and its Subsidiaries, but a governmental entity or office has failed to register, or otherwise take necessary administrative or discretionary action, in respect of the relevant First Priority security interest within the requisite time period specified in the indenture for registration or establishment of a First Priority security interest in any Collateral.

As previously noted, each Grantor has completed all actions required by this section (Post-Closing Collateral Requirement) through the date of this prospectus.

Insurance

Except with respect to jurisdictions where such insurance is not available to Global Crossing on commercially reasonable terms (determined in good faith by Global Crossing’s chief financial officer), Global Crossing will maintain or cause to be maintained, with financially sound and reputable insurers (with such requirement to be applicable, in the case of any liability with respect to which an event of loss has occurred, only at the time such insurance was procured), such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Global Crossing and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall, in the aggregate, be customary for such Persons.

Further Assurances

Global Crossing will, and will cause each other Grantor to, execute, acknowledge, deliver, record, re-record, file, re-file, register or re-register, as applicable, any deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, charges, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may be required from time to time, and take all such further acts, in order to:

(1)	carry out the purposes of the Collateral Documents;

(2)	subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests required to be encumbered thereby;

(3)	perfect or register (or comply with any equivalent filing requirement) and maintain the validity and effectiveness of any of the Collateral Documents and the First Priority nature of the Liens intended to be created thereby, other than with respect to Excluded Assets; and

(4)	assure, convey, grant, assign, transfer, preserve, protect and confirm to the collateral agent any of the rights granted now or hereafter intended by the parties thereto to be granted to the collateral agent or under any other instrument executed in connection therewith or granted to the collateral agent under the Collateral Documents or under any other instrument executed in connection therewith within the time frame required thereby and by the indenture.

Upon exercise by the trustee, the collateral agent or any holder of any power, right, privilege or remedy under the indenture or any of the Collateral Documents which requires consent, approval, recording, qualification or authorization of any governmental authority, upon request, Global Crossing will, and will cause each other Grantor to, execute and deliver all applications, certifications, instruments and other documents and papers that may reasonably be required from Global Crossing or any of other Grantor for such governmental consent, approval, recording, qualification or authorization.

Payments for Consent

Global Crossing will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture, the notes, the Note Guarantees or the Collateral Documents unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Global Crossing will furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Global Crossing were required to file such reports; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Global Crossing were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Global Crossing’s consolidated financial statements by Global Crossing’s certified independent accountants. Global Crossing shall include in each report on Forms 10-Q and 10-K the calculation of the aggregate Book Value of Specified Tangible Assets of Global Crossing and the other Grantor Guarantors organized in Approved Jurisdictions, taken as a whole, as of the date of the most recent balance sheet included in such report (each a “Specified Tangible Assets Calculation”); provided, however, that (1) if a Specified Tangible Assets Calculation is not permitted by the SEC to be included in the applicable Form 10-Q or Form 10-K, Global Crossing shall (1) supplementally publicly disclose such Specified Tangible Assets Calculation no later than five business days after the date of filing such report with the SEC or (2) if such supplemental disclosure is not permitted by the SEC or applicable laws or regulations, Global Crossing shall, to the extent possible in compliance with Regulation FD under the Securities Act, supplementally furnish to the holders of notes such Specified Tangible Assets Calculation.

If, at any time, Global Crossing is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Global Crossing will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Global Crossing will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Global Crossing’s filings for any reason, Global Crossing will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Global Crossing were required to file those reports with the SEC.

If Global Crossing has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Global Crossing and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Global Crossing.

In addition, with respect to GC UK and its Subsidiaries, so long as any of GC UK’s 11.75% Senior Secured Notes due 2014 (the “GC UK Notes”) are outstanding, Global Crossing will furnish to the holders of notes all reports and other information that GC UK is required to furnish to the holders of GC UK Notes under the indenture dated December 28, 2006 (the “GC UK Indenture”), governing the GC UK Notes, as the GC UK Indenture is in effect on the date of the indenture, within the time periods required by the GC UK Indenture.

Notwithstanding the foregoing, Global Crossing will be deemed to have furnished such reports referred to above to the holders if it has filed (or, in the case of a Form 8-K or Form 6-K that is furnished, furnished) such reports with the SEC via the EDGAR filing system within the time periods set forth above and such reports are publicly available.

In addition, Global Crossing and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest, Special Interest or Additional Amounts on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Global Crossing or any of its Restricted Subsidiaries to comply with the provisions described under the caption “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of Assets”;

(4)	failure by Global Crossing or any of its Restricted Subsidiaries for 60 days after notice to Global Crossing by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture or any of the Collateral Documents;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Global Crossing or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Global Crossing or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $40.0 million or more;

(6)	failure by Global Crossing or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $40.0 million, which judgments are not paid, discharged or stayed, for a period of 60 days after such judgments have become final and non-appealable;

(7)	except as expressly permitted by the applicable Collateral Documents and the indenture, any Collateral Document at any time for any reason shall cease to be in full force and effect in all material respects, or shall cease to give the collateral agent a First Priority Lien in any Collateral or the rights, powers, privileges and priority purported to be created thereby, subject to no other Liens (other than Permitted Liens), in any such case other than with respect to an immaterial portion of the Collateral, and such failure continues unremedied for 30 consecutive days after the earlier of (i) an executive officer of Global Crossing obtaining actual knowledge thereof or (ii) Global Crossing receiving notice thereof from the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class;

(8)	(a) Global Crossing or any of its Restricted Subsidiaries, directly or indirectly, contest the effectiveness, validity, binding nature or enforceability of any Collateral Document (except to the extent any such Collateral Document has been limited, released or discharged in accordance with its terms or the terms of the indenture) or (b) any representation or warranty made by Global Crossing or any of its Restricted Subsidiaries in any Collateral Document fails to be true in all material respects and such failure continues unremedied for 60 consecutive days after notice to Global Crossing by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class;

(9)	except as permitted by the indenture, any Note Guarantee of a Guarantor that is a Significant Subsidiary or the Note Guarantees of any group of Guarantors that, taken together, would constitute a Significant Subsidiary, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any such Guarantor or group of Guarantors, or any Person acting on behalf of any such Guarantor or group of Guarantors, denies or disaffirms its obligations under its Note Guarantee; and

(10)	certain events of bankruptcy or insolvency described in the indenture with respect to Global Crossing or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

No Default or Event of Default shall occur with respect to the covenant set forth under the caption “—Certain Covenants—Approvals for Certain Note Guarantees” if Global Crossing does not receive any regulatory or other approval referred to therein so long as Global Crossing has complied with its obligations under such covenant.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Global Crossing, any Restricted Subsidiary of Global Crossing that is a Significant Subsidiary or any group of Restricted Subsidiaries of Global Crossing that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest, premium or Special Interest, if any.

Subject to the provisions of the indenture and the Collateral Documents relating to the duties of the trustee and the collateral agent, in case an Event of Default occurs and is continuing, neither the trustee nor the collateral agent will be under any obligation to exercise any of the rights or powers under the indenture or any Collateral Document at the request or direction of any holders of notes unless such holders have offered to the trustee and the collateral agent satisfactory indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture, any Collateral Document or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee reasonably satisfactory security or indemnity against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest, premium or Special Interest, if any, on, or the principal of, the notes.

Global Crossing is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Global Crossing is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of Global Crossing or any Guarantor, as such, will have any liability for any obligations of Global Crossing or the Guarantors under the notes, the indenture, the Note Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Global Crossing may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officer’s certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest, premium or Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Global Crossing’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Global Crossing’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Global Crossing may, at its option and at any time, elect to have the obligations of Global Crossing and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers, Asset Sale Offers and Event of Loss Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Global Crossing must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. Dollars, non-callable Government Securities, or a combination of cash in U.S. Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest (including Additional Amounts), premium and Special Interest, if any, on the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Global Crossing must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Global Crossing must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Global Crossing has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Global Crossing must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Global Crossing or any Guarantor is a party or by which Global Crossing or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Global Crossing or any of its Subsidiaries is a party or by which Global Crossing or any of its Subsidiaries is bound;

(6)	Global Crossing must deliver to the trustee an officer’s certificate stating that the deposit was not made by Global Crossing with the intent of preferring the holders of notes over the other creditors of Global Crossing with the intent of defeating, hindering, delaying or defrauding any creditors of Global Crossing or others; and

(7)	Global Crossing must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture, the notes, the Note Guarantees or the Collateral Documents (subject to the terms of the Collateral Agency Agreement) may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture, the notes, the Note Guarantees or the Collateral Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest, premium or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium on, the notes;

(7)	make any change in the provisions of the indenture described under “Additional Amounts” that adversely affects the rights of any holder or amend the terms of the notes in a way that would result in a loss of exemption (if any) from Bermuda (or the jurisdiction in which Global Crossing is then organized or incorporated) withholding tax;

(8)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(9)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

(10)	release any Collateral from the Lien of the indenture or of the Collateral Documents, except in accordance with the terms of the indenture and the Collateral Documents; or

(11)	make any change in the preceding amendment and waiver provisions.

The consent of the holders holding at least 85% in aggregate principal amount of the notes shall be required to release all or substantially all of the Liens on Collateral securing the notes otherwise than in accordance with the terms of the indenture and the Collateral Documents.

Notwithstanding the preceding, without the consent of any holder of notes, Global Crossing, the Guarantors, the trustee and the collateral agent may amend or supplement the indenture, the notes, the Note Guarantees or the Collateral Documents (subject to the terms of the Collateral Agency Agreement) :

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Global Crossing’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger, amalgamation or consolidation or sale of all or substantially all of Global Crossing’s or such Guarantor’s assets, as applicable;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Note Guarantees, the Collateral Documents or the notes to any provision of the “Description of Notes” section of Global Crossing’s offering memorandum dated September 11, 2009, relating to the offering of the original notes, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees, the Collateral Documents or the notes as certified in an officer’s certificate delivered to the trustee;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes;

(9)	to release any Guarantor from any of its obligations under its Note Guarantee or the indenture in accordance with the terms of the indenture;

(10)	to enter into additional or supplemental Collateral Documents or any amendment to the Collateral Agency Agreement that adds additional creditors permitted to become party thereto as contemplated above under the caption “Collateral Agency Agreement”; or

(11)	to release any Collateral from the Lien of the indenture or of the Collateral Documents in accordance with the terms of the indenture and the Collateral Documents.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Global Crossing, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Global Crossing or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. Dollars, non-callable Government Securities, or a combination of cash in U.S. Dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Global Crossing or any Guarantor is a party or by which Global Crossing or any Guarantor is bound;

(3)	Global Crossing or any Guarantor has paid or caused to be paid all sums payable by it under the indenture and the Collateral Documents; and

(4)	Global Crossing has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Global Crossing must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Waiver of Immunity

To the extent that Global Crossing or any of the Guarantors may be or become entitled to claim for itself or its property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), pursuant to the indenture or the Collateral Documents, each of Global Crossing and the Guarantors will irrevocably waive and not claim such immunity with respect to its obligations under the indenture, the notes and the Collateral Documents.

Currency Indemnity

Global Crossing and each Guarantor will pay all sums payable under the indenture or the notes solely in U.S. Dollars. Any amount that a holder of notes receives or recovers in a currency other than U.S. Dollars in respect of any sum expressed to be due to it from Global Crossing or any Guarantor will only constitute a discharge of the notes to the extent of the U.S. Dollar amount which such holder is able to purchase with the amount received or recovered in that other currency on the date of the receipt or recovery or, if it is not practicable to make the purchase on that date, on the first date on which such holder is able to do so. If the U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due such holder under any note, Global Crossing and the Guarantors will jointly and severally indemnify such holder against any loss it sustains as a result. In any event, Global Crossing and the Guarantors will jointly and severally indemnify such holder against the cost of making any purchase of U.S. Dollars. For the purposes of this paragraph, it will be sufficient for such holder to certify in a satisfactory manner that such holder would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount received in that other currency on the date of receipt or recovery or, if it was not practicable to make the purchase on that date, on the first date on which such holder was able to do so. In addition, such holder will also be required to certify in a satisfactory manner the need for a change of the purchase date.

The indemnities described above:

(1)	constitute a separate and independent obligation from the other obligations of Global Crossing and the Guarantors;

(2)	will give rise to a separate and independent cause of action;

(3)	will apply irrespective of any indulgence granted by any holder; and

(4)	will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any note.

Concerning the Trustee

If the trustee becomes a creditor of Global Crossing or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the Collateral Documents without charge by writing to Global Crossing Limited, 200 Park Avenue, Suite 300, Florham Park, NJ 07932, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

The exchange notes will initially be represented by one or more global notes in registered form without interest coupons attached.

Global notes will be exchanged with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, global notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part. Except in the limited circumstances described below under “—Exchange of Global Notes for Certificated Notes,” beneficial interests in global notes may not be exchanged for notes in certificated form and owners of beneficial interests in global notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear System, or “Euroclear,” and Clearstream Banking, S.A., or “Clearstream,” is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, or “participants,” and to facilitate the clearance and settlement of transactions in those securities between the participants through electronic book-entry changes in accounts of the participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, which are referred to as “indirect participants,” that clear though or maintain a direct or indirect custodial relationship with a participant. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, DTC will credit the accounts of participants with portions of the principal amount of the global notes; and

(2)	ownership of these interests in global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

All interests in a global note may be subject to the procedures and requirements of DTC. Interests in a global note held through Euroclear or Clearstream also may be subject to the procedures and requirements of those systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to persons that are subject to those requirements will be limited to that extent. Because DTC may act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge those interests to persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in registered, certificated form, and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments in respect of the principal of and premium, interest and special interest, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names notes, including global notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1)	any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including payments of principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective ownership interests in the relevant security as shown on DTC’s records. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of any notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. If there has occurred and is continuing an Event of Default under the notes, DTC reserves the right to exchange the applicable global notes for notes in registered, certificated form, and to distribute such certificated forms of notes to its participants.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for definitive notes in registered, certificated form if:

•

DTC (a) notifies us that it is unwilling or unable to continue as depositary for the applicable global notes and we thereupon fail to appoint a successor depository within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act;

•	we, at our option, notify the Trustee in writing that we elect to cause the issuance of the notes in certificated form; or

•	there has occurred and is continuing an Event of Default with respect to the notes.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by DTC on behalf of its direct or indirect participants in accordance with the Indenture.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of its direct or indirect participants (in accordance with DTC’s customary procedures).

Same Day Settlement and Payment

Except for trades involving only Euroclear and Clearstream participants, interests in the global notes will trade in DTC’s same-day funds settlement system and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and the participants. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. Such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in global notes among participants, they are under no obligation to perform or to continue to perform those procedures, and may discontinue or change those procedures at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is amalgamated with or merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Act of the Secured Debtholders” means, as to any matter, a direction in writing delivered to the collateral agent by or with the written consent of:

(1)	the percentage of the applicable Secured Debtholders required to consent to such matter under any express provision of the indenture or any applicable Additional Secured Debt Agreements requiring that all Secured Debtholders or a percentage of Secured Debtholders greater than the Required Secured Debtholders to consent to such matter; provided that the trustee and any Additional Secured Debt Agent, as applicable, shall execute such written consent on behalf of such Secured Debtholders, as the case may be; and

(2)	in all other cases, the Required Secured Debtholders,

in each case accompanied by written confirmation (x) from the trustee (in a form reasonably satisfactory to the trustee and the collateral agent) as to the amount of outstanding notes as outstanding in the name of any consenting Secured Debtholder who is a holder of notes and (y) from the Additional Secured Debt Agent (in a form reasonably satisfactory to the Additional Secured Debt Agent and the collateral agent) as to the amount of applicable outstanding Additional Secured Debt and, if applicable and other than in connection with the exercise of remedies, the aggregate unfunded commitments to extend credit which, when funded, would constitute Additional Secured Debt registered by the Additional Secured Debt Agent as outstanding and/or, if applicable unfunded, in the name of any consenting Secured Debtholder who is a holder of such Additional Secured Debt under the applicable Additional Secured Debt Agreement.

“Additional Secured Debt” means the unpaid amount of all Obligations of Global Crossing or any Guarantor in respect of Pari Passu Obligations that:

(1)	are permitted to be incurred by Global Crossing or the Guarantors under the indenture and each other Additional Secured Debt Agreement;

(2)	are permitted under the indenture and each other Additional Secured Debt Agreement to be secured equally and ratably with the notes and any other Additional Secured Debt;

(3)	by the express terms of such Pari Passu Obligations, are to be secured equally and ratably by the Collateral; and

(4)	are secured solely by Liens created pursuant to the Collateral Documents;

provided that Global Crossing and the applicable Additional Secured Debt Agent, on behalf of the holders of the applicable Additional Secured Debt, shall have become a party to the Collateral Agency Agreement in accordance with the provisions thereof.

“Additional Secured Debt Agent” means any duly appointed trustee, agent or other representative acting on behalf of the Secured Debtholders under any Additional Secured Debt Agreement, together with the respective successors and assigns thereof.

“Additional Secured Debt Agreement” means each agreement evidencing or governing any Additional Secured Debt, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Approved Jurisdictions” means, with respect to the jurisdiction of organization of any Grantor Guarantor, each of:

(1)	Argentina, Australia, Bermuda, Brazil, Canada, the Cayman Islands, Chile, Colombia, Costa Rica, Germany, Hong Kong, Ireland, Japan, Mexico, The Netherlands, Panama, Peru, Singapore, Spain, the United States and the United Kingdom; and

(2)	any state, province or territory or other political subdivision of any of the foregoing.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by Global Crossing or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Global Crossing and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Amalgamation, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Global Crossing’s Restricted Subsidiaries or the sale by Global Crossing or any of its Restricted Subsidiaries of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $5.0 million;

(2)	a transfer of assets between or among Global Crossing and its Restricted Subsidiaries not in violation of the covenant set forth under the caption “—Certain Covenants—Restricted Payments”;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Global Crossing to Global Crossing or to a Restricted Subsidiary of Global Crossing;

(4)	sales of property or equipment that, in the reasonable determination of Global Crossing, has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Global Crossing or any of its Restricted Subsidiaries;

(5)	the sale, grant, lease, sublease, license, sublicense, consignment, conveyance or other disposition of equipment, inventory, telecommunications product, service or capacity, indefeasible rights of use, accounts receivable or other assets in the ordinary course of business;

(6)	the sale or other disposition of cash or Cash Equivalents;

(7)	a Restricted Payment that does not violate the covenant described above under the caption “—Certain Covenants—Restricted Payments” or a Permitted Investment; and

(8)	dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns”, “Beneficially Owned” and “Beneficial Ownership” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a company or corporation, the board of directors of the company or corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Book Value” means the book value of property or assets, other than cash, as set forth on the books and records of Global Crossing and its Restricted Subsidiaries and determined in accordance with GAAP.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a company or corporation, shares or corporate stock, respectively;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally guaranteed by: (a) the United States government, (b) Switzerland or (c) the United Kingdom, or issued by any agency thereof and backed by the full faith and credit of the United States, Switzerland or the United Kingdom, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or any successor thereto;

(3)	commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(4)	demand deposits, certificates of deposit, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by (a) any bank organized under the laws of the United States or any state thereof or the District of Columbia, or (b) any U.S. branch of a non-U.S. bank having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	to the extent an Investment is made using the currency of any country generated from the operations of a Restricted Subsidiary of Global Crossing in that country, demand deposits, certificates of deposit, time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any of the ten largest banks (based on assets as of the most recent December 31) organized under the laws of such country; provided that such bank is not under intervention, receivership or any similar arrangement at the time of making such Investment; and

(7)	investments in money market funds which invest substantially all of their assets in cash in Approved Jurisdictions or in any country that is a member of the European Economic and Monetary Union (EMU) and/or securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Global Crossing and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d) of the Exchange Act)) other than the Permitted Holders;

(2)	the adoption of a plan relating to the liquidation or dissolution of Global Crossing;

(3)	the consummation of any transaction (including, without limitation, any merger, amalgamation or consolidation), the result of which is that any Person (including any “person” (as defined in clause (1) above)), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 40% of the Voting Stock of Global Crossing, measured by voting power rather than number of shares, and the percentage of Voting Stock Beneficially Owned by such Person exceeds the percentage of Voting Stock Beneficially Owned by the Permitted Holders, in each case measured by voting power rather than number of shares; or

(4)	the first day on which a majority of the members of the Board of Directors of Global Crossing are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Collateral” means (1) substantially all existing and future property and assets (other than Excluded Assets) of Global Crossing and each of the Grantor Guarantors and (2) the Equity Interests, if any, owned by each of the Pledgor Guarantors in any of its Subsidiaries (except to the extent constituting Excluded Assets).

“Collateral Agency Agreement” means the Collateral Agency Agreement dated the date of the indenture, among Global Crossing, the other Grantors, the trustee, each holder of Pari Passu Obligations (or their duly appointed trustee, agent or other representative acting on such holders’ behalf) and the collateral agent, as amended, restated or amended and restated from time to time in accordance with the terms thereof and the indenture.

“Collateral Document” means each document purporting to grant a security interest in any Collateral to the collateral agent for the benefit of the Secured Debtholders or establishing the First Priority perfection or registration of such security interests, in each case as amended, restated, modified, renewed or replaced from time to time, and the Collateral Agency Agreement.

“Colombia Notes” means the Senior Guaranteed Notes due December 18, 2010, of Impsat Colombia.

“Colombia Notes Indenture” means the Indenture dated December 18, 2003, governing the Colombia Notes.

“Comparable Treasury Issue” means, with respect to notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to September 15, 2012, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided that if such period is less than one year then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date:

(1)	the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or

(2)	if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period (other than amortization of prepaid cash expenses relating to the installation of equipment and costs of connecting customers to Global Crossing’s network)) and other non-cash expenses (including, without limitation, non-cash expenses resulting from currency translation adjustments, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period (other than amortization of prepaid cash expenses relating to the installation of equipment and costs of connecting customers to Global Crossing’s network)) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)	legal, accounting and other fees and expenses incurred in connection with the issuance and sale of the notes on the date of the indenture and the write-off of deferred financing costs from time to time; plus

(5)	acquisition-related costs and restructuring reserves incurred by Global Crossing or any of its Restricted Subsidiaries in connection with the acquisition of, merger, amalgamation or consolidation with, any Person expensed in computing such Consolidated Net Income to the extent the same would have been capitalized prior to the adoption of Statement of Financial Accounting Standards No. 141R, Business Combinations; plus

(6)	other non-recurring or unusual losses or expenses of such Person and its Restricted Subsidiaries for such period (as determined by Global Crossing in good faith and in accordance with Regulation G, promulgated pursuant to the Securities Act and the Exchange Act) to the extent deducted in computing Consolidated Net Income; minus

(7)	non-recurring or unusual gains of such Person and its Restricted Subsidiaries for such period (as determined by Global Crossing in good faith in accordance with Regulation G, promulgated pursuant to the Securities Act and the Exchange Act); minus

(8)	non-cash items increasing such Consolidated Net Income for such period (including, without limitation, non-cash gains resulting from currency translation adjustments), other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income (but not loss) of any Restricted Subsidiary of such Person will be excluded to the extent that a corresponding amount could not be transferred (including by way or one or more of the following: (a) dividend, (b) loan, (c) repayment of intercompany loans, (d) other conveyances) to such Person at the date of determination as a result of any restriction pursuant to the constituent documents of such Restricted Subsidiary or any law, regulation, agreement or judgment applicable to any such distribution (and the equity in any net loss of such Restricted Subsidiary shall be included in determining Consolidated Net Income);

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	except for purposes of calculating Consolidated Cash Flow under clause (iii)(a) of the first paragraph of the covenant set forth under the caption “—Certain Covenants—Restricted Payments”, the Net Income (but not loss) of any Restricted Subsidiary of such Person will be included to the extent a corresponding amount of cash held by such Restricted Subsidiary would not be subject to a Currency Restriction as of the applicable date of determination (and the equity in any net loss of such Restricted Subsidiary shall be included in determining Consolidated Net Income); and

(5)	the Net Income of any Unrestricted Subsidiary of such Person will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

As of the date of this prospectus, we believe that none of our Restricted Subsidiaries are subject to a Currency Restriction that could reduce our Consolidated Net Income.

“Consolidated Total Indebtedness” means, for any Person as of any date of determination, an amount equal to the aggregate principal amount (or accreted value, as applicable) (without duplication) of all Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis outstanding at such time, with all Hedging Obligations valued at the net amount that the same are reflected as a liability upon the most recent balance sheet of the specified Person prepared in accordance with GAAP.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Global Crossing who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facilities” means one or more debt facilities with banks or other institutional lenders, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, in each case providing for revolving credit loans or letters of credit.

“Currency Restriction” means the failure of any governmental authority of a particular jurisdiction to exchange, or to approve or permit the exchange of, currency for U.S. Dollars, the unavailability of U.S. Dollars in any lawful currency market in any such jurisdiction, or any other action of a governmental authority that has the effect of prohibiting or preventing such exchange or the transfer of such funds outside of any such jurisdiction, in each case for ten or more consecutive days.

“Deeply Subordinated Debt” means Indebtedness of Global Crossing or any Guarantor that (1) is Subordinated Indebtedness, (2) does not require or permit any cash payment of any Obligation thereon prior to its maturity (but which may require or permit prior to the maturity thereof (x) the payment of any Obligations thereon in kind or in Equity Interests of Global Crossing (other than Disqualified Stock) and/or (y) the conversion or exchange of such Indebtedness into Equity Interests of Global Crossing (other than Disqualified Stock) and (3) does not mature prior to the date that is 91 days after the Stated Maturity of the notes.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Global Crossing to repurchase such Capital Stock upon the occurrence of a change of control, asset sale or event of loss will not constitute Disqualified Stock if the terms of such Capital Stock provide that Global Crossing may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Global Crossing and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale either (1) of Equity Interests of Global Crossing (other than Disqualified Stock and other than to a Subsidiary of Global Crossing) or (2) of Equity Interests of a direct or indirect parent entity of Global Crossing (other than to Global Crossing or a

Subsidiary of Global Crossing) to the extent that the net cash proceeds therefrom are contributed to the common equity capital of Global Crossing.

“Event of Loss” means, with respect to any asset of Global Crossing or any of its Restricted Subsidiaries (1) any condemnation, seizure, nationalization, expropriation or taking by exercise of the power of eminent domain or otherwise of such asset, or confiscation of such asset or the requisition of the use of such asset, in each case by any government or regulatory authority with jurisdiction over such asset and after such action has become final and non-appealable or (2) any final settlement in lieu of the actions set forth in clause (1) above.

“Event of Loss Offer” has the meaning assigned to that term in the indenture governing the notes.

“Event of Loss Proceeds” means the aggregate cash and Cash Equivalents proceeds received by Global Crossing or any of its Restricted Subsidiaries in respect of any Event of Loss (including, without limitation, any cash and Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Event of Loss), net of the direct costs relating to such Event of Loss, including, without limitation, legal, accounting and any relocation expenses incurred as a result of the Event of Loss, taxes paid or payable as a result of the Event of Loss, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements.

“Excluded Assets” means:

(1)

any contract, agreement, lease or other document (and any contract rights arising thereunder and any property or assets that is the subject of or relating to any such contract, agreement, lease or document) to which any of the Grantors is a party at any time to the extent (but only to the extent) that the assignment thereof, or the creation of a Lien thereon, would (a) constitute a breach of the terms of such contract, agreement, lease or other document, or would cause a default or event of default under the terms of such contract, agreement, lease or other document, or would permit any party to such contract, agreement, lease or other document to terminate any material contract right arising under any such contract, agreement, lease or other document or to exercise any put, call, right of refusal, purchase option or other similar right, (b) permit any party to such contract, agreement, lease or other document to terminate, cancel or withdraw from such contract, agreement, lease or other document, (c) result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (d) require notice of assignment to be provided to any party to such contract, agreement, lease or other document, provided that such notice shall be provided to each counterparty to a contract, agreement, lease or other document (x) providing for payments (excluding prepayments) to any Grantor reasonably anticipated to exceed $1.0 million per annum during the one-year period following the date of any such notice and (y) which does not otherwise constitute an Excluded Asset under preceding sub-clauses (a), (b), or (c) (all such contracts, agreements, leases and other documents being the “Excluded Agreements”) (for the avoidance of doubt, it being understood that the restrictions referred to in preceding sub-clauses (a), (b), (c) and (d) are not negative pledges or similar undertakings in favor of a lender or other financial counterparty), other than, in each case of the restrictions referred to in preceding sub-clauses (a), (b), (c) and (d), to the extent that any such restrictions would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code); provided, however, any of the Excluded Agreements (and any such property that is the subject of or relating to any such Excluded Agreement) shall automatically cease to be excluded at such time as (A) the restriction on assignment or on the creation of a Lien with respect to such agreement or other Collateral is no longer in effect or is rendered ineffective as a matter of law or (B) the applicable Grantor has obtained the consent of the other parties to such agreement to the assignment of, or creation of a

Lien with respect to, the contract rights of such Grantor thereunder or other Collateral (which consent such Grantor shall not, except as set forth in the covenant described under the caption “Certain Covenants—Post Closing Collateral Requirement”, be required to obtain under the indenture or the Collateral Documents);

(2)	any contract, agreement, lease or other document in any jurisdiction where such contract, agreement, lease or other document must be identified with particularity in the applicable security filing or registration, unless such contract, agreement, lease or other document provides for payments to (excluding prepayments), any Grantor reasonably anticipated to be in excess of $1.0 million per calendar year;

(3)	any license, permit, concession, application or authorization from any governmental or regulatory authority in favor of any Grantor to the extent (but only to the extent) that the assignment thereof or the creation of a Lien thereon would (a) constitute a breach of or a default or event of default under the terms of such license, permit or authorization, (b) would require any separate license, permit, concession, application or authorization or would otherwise terminate such license, permit, concession, application or authorization, or (c) result in the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein (all of the licenses, permits, concessions, applications and authorizations referred to herein being the “Excluded Authorizations”); provided, however, that any of the Excluded Authorizations shall cease to be excluded at such time as (x) the restriction on assignment or on the creation of a Lien with respect to such license, permit, concession, application or authorization is no longer in effect or is rendered ineffective as a matter of law or (y) the applicable Grantor has obtained the consent of the applicable governmental or regulatory authority to the assignment of, or creation of a Lien with respect to, such license, permit, concession, application or authorization of such Grantor (which consent such Grantor shall not be required to obtain);

(4)	any license, permit, concession, application or authorization in any jurisdiction in which such license, permit, concession, application or authorization must be identified with particularity in the applicable security filing or registration, unless such license, permit, concession, application or authorization is, individually, material to the business, financial condition or operations of the applicable Grantor;

(5)	the Equity Interests of (a) any Immaterial Restricted Subsidiary and (b) any Subsidiary if the pledge of the Equity Interests of such Subsidiary is not required or is released in accordance with the provisions set forth under the caption “—Security—Limitations on Collateral in the Form of Securities”;

(6)	the Equity Interests and assets and property of (a) SAC Peru S.R.L., (b) GC Pan European Crossing France S.A.R.L., (c) GC SAC Argentina S.R.L. and (d) for so long as such Subsidiary remains an Excluded Restricted Subsidiary, Global Crossing Landing Mexicana S. De R.L.;

(7)

(a) any leased real property of a Grantor, (b) any owned real property of a Grantor as of the date of the indenture, except to the extent (x) constituting a Specified Site or (y) having a Book Value (including owned fixtures and improvements thereon) greater than $3.0 million for any individual or related parcels, (c) any owned real property of a Grantor acquired after (or owned by a person who becomes a Grantor after) the date of the indenture having a Book Value (including owned fixtures and improvements thereon) for any individual or related parcels of less than $3.0 million and (d) any fixtures (including, without limitation, ductwork and conduit), except to the extent that a Lien can (if required) be perfected or otherwise evidenced under the laws of the applicable jurisdiction governing notice of security interests either automatically or by filing or registering a financing statement, charge, chattel mortgage or an equivalent filing or registration (in the case of any such fixtures having an individual Book value in excess of the Threshold Amount, irrespective of whether any such fixture must be identified with particularity in the applicable security filing or registration) no more frequently than annually in (x) a central filing office or registry with respect to the applicable Grantor and (y) the filing office or registry of the jurisdiction of the location of any owned real property not constituting an Excluded Asset;

(8)	any plant, machinery, office equipment, computers and similar tangible property (and all related rights) in any jurisdiction where any such property must be identified with particularity in the applicable security filing or registration, other than any such property having an individual Book Value in excess of the Threshold Amount located at one of the properties, premises or facilities described in clause (ii) of the proviso to clause (14) below;

(9)	any property or assets subject to a Lien that secures Indebtedness incurred pursuant to clauses (1) (or clause (4) to the extent of Permitted Refinancing Indebtedness refinancing Existing Indebtedness), (3), (13) and (14) of the second paragraph of the covenant set forth above under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10)	any motor vehicles and other equipment subject to a certificate of title statute, up to an aggregate Book Value of $10.0 million for all such property referred to in this clause (10);

(11)	certain letter of credit rights and commercial tort claims specified in the Collateral Documents;

(12)	crops or farm products or as-extracted collateral;

(13)	any intellectual property rights located outside of the United States;

(14)	any personal property with respect to which (a) a Lien cannot, if required under the law of the applicable jurisdiction (other than the United States, the U.S. Virgin Islands, Bermuda, Canada, the United Kingdom or the Netherlands), be perfected or otherwise evidenced in accordance with applicable statutes governing notice of security interests either automatically or by filing or registering a financing statement, charge, chattel mortgage or an equivalent filing or registration in a single central filing office or registry with respect to such Grantor no more frequently than annually or, in the case of Equity Interests, by taking possession or similar process, (b) the applicable Grantor is prohibited by the laws of its jurisdiction of incorporation or organization, or by any regulatory authority to which it is subject, from suffering a Lien to exist thereon or (c) any governmental entity or regulatory authority claiming jurisdiction over any such property or asset including Equity Interests, wherever located, prohibits the existence of a Lien thereon; provided that sub-clause (a) of this clause (14) shall not exclude (i) any deposit account or securities account (or any cash, Cash Equivalents and other investment property held therein) or (ii) any property (x) located at any owned real property not constituting an Excluded Asset or (y) having an aggregate Book Value in excess of $3.0 million located at any single facility (e.g., any cable station, landing station, data center or tele-house) or premises (in each case of the preceding sub-clauses (x) and (y), (1) to the extent a Lien on such property can be perfected or otherwise evidenced in accordance with applicable statutes by filing or registering a financing statement, charge, chattel mortgage or an equivalent filing or registration no more frequently than annually in one or more additional local filing offices or registries and (2) other than equipment held temporarily at a location referred to in the preceding clause (x) or (y) pending transfer to a customer or transfer within 90 days to another premises or facility of Global Crossing or a Subsidiary).

(15)	deposit accounts and securities accounts containing an aggregate average daily balance (calculated for each calendar month as of the last Business Day of such month) not to exceed (a) $25.0 million at any time that GC Columbia is a Grantor Guarantor and (b) otherwise, $15.0 million;

(16)	assets of any Pledgor Guarantor not constituting Equity Interests in any other Subsidiary;

(17)	any assets or property (other than cash, Cash Equivalents and Equity Interests) of any Grantor formed under the laws of Luxembourg, to the extent such assets do not have a Book Value in excess of $5.0 million at any time outstanding;

(18)	any policy of insurance; provided that proceeds of insurance shall not constitute Excluded Assets to the extent the Lien granted by the Collateral Documents in the property or assets covered by such insurance would constitute Collateral in accordance with Section 9-315 of the Uniform Commercial Code or any similar provision of the applicable law of the relevant jurisdiction;

(19)	the outstanding Equity Interests of Unrestricted Subsidiaries (other than the outstanding Equity Interests in GC UK);

(20)	property and assets of the Grantors as of the date of the Indenture that have, in the aggregate, Book Value of less than $10.0 million with respect to which the chief financial officer of Global Crossing determines in good faith (with such determination to be conclusive) that the cost of granting, perfecting, registering or maintaining a First Priority Lien on such property or asset is burdensome relative to the Book Value of such property or asset (or otherwise is not practicable);

(21)	other assets and property of the Grantors having an aggregate Book Value not to exceed $20.0 million at any time;

provided , that (i) any proceeds received by any Grantor from the sale, transfer or other disposition of any Excluded Asset shall constitute Collateral except to the extent such proceeds are in the form of property or assets constituting Excluded Assets and (ii) notwithstanding anything to the contrary contained in this definition, except a provided in clause (17) above, no assets or property of any Grantor formed under the laws of Luxembourg shall constitute Excluded Assets.

“Excluded Restricted Subsidiary” means:

(1)	any Immaterial Restricted Subsidiary;

(2)	any Restricted Subsidiary of Global Crossing that is (a) prohibited by the laws of its jurisdiction of incorporation or organization, or by any regulatory authority to which it is subject, from guaranteeing the notes, or (b) incorporated or organized in a jurisdiction for so long as the laws of such jurisdiction do not permit such Restricted Subsidiary to enter into a Note Guarantee that is Full and Unconditional guarantee of all of Global Crossing’s Obligations under the notes and the indenture incurred on the date of the indenture (and any related exchange notes issued pursuant to the registration rights agreement), without significant risk of civil or criminal liability, all as determined by Global Crossing in consultation with its counsel, in each case under clauses (a) and (b) above, until such date as Global Crossing and its counsel determine that clauses (a) and (b) above no longer apply to such Restricted Subsidiary;

(3)	Impsat Colombia until the earlier of (a) the time that the Colombia Notes Indenture no longer prohibits the guarantee of the notes by Impsat Colombia and (b) the repayment, defeasance, discharge, repurchase, cancellation or extinguishment of the Colombia Notes, whether at final maturity on December 18, 2010, or otherwise;

(4)	any Limited Guarantor the Note Guarantee of which is released in accordance with the provisions set forth above under the caption “Note Guarantees” and “—Certain Covenants—Approvals for Certain Note Guarantors” until such time (if any) as such Limited Guarantor enters into a new guarantee in accordance with the covenant set forth under the caption “—Certain Covenants—Additional Note Guarantees”;

(5)	SAC Peru S.R.L.;

(6)	GC Pan European Crossing France S.A.R.L.;

(7)	GC SAC Argentina S.R.L. and Global Crossing Argentina S.A.; and

(8)	Global Crossing Landing Mexicana S. De R.L., so long as such Subsidiary is not a direct or indirect wholly owned Subsidiary of Global Crossing.

“Existing Indebtedness” means Indebtedness of Global Crossing and its Restricted Subsidiaries in existence on the date of the indenture, other than Capital Leases Obligations, mortgage financings and purchase money obligations in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, as determined in good faith by (1) the chief financial officer of Global Crossing, if such value is equal to or less than $35.0 million and (2) the Board of Directors of Global Crossing, if such value exceeds $35.0 million, in each case unless otherwise provided in the indenture.

“First Priority” means (1) with respect to any Lien purported to be created on any Equity Interests in any Subsidiary of Global Crossing pursuant to any Collateral Document, that such Lien is a duly perfected or registered first priority Lien (subject to Permitted Liens of the type listed in clauses (3), (4), (7), (18), (19) and (22) in the definition thereof) in such Equity Interests and (2) with respect to any Lien purported to be created on any other asset pursuant to any Collateral Document, that such Lien is a duly perfected or registered first priority Lien (subject to Permitted Liens) in such asset.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments (including interest calculations in accordance with FASB Staff Position No. APB 14-1 for all purposes other than determining Fixed Charges under clause (iii)(a) of the first paragraph of the covenant set forth under the caption “—Certain Covenants—Restricted Payments”), the interest component of any deferred payment obligations or contingent obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings and late payment charges, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Global Crossing (other than Disqualified Stock) or to Global Crossing or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Full and Unconditional” has the meaning set forth in Rule 3-10 of Regulation S-X promulgated pursuant to the Securities Act or any successor rule.

“GAAP ” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, as in effect on the date of the indenture.

“GC UK” means Global Crossing (UK) Telecommunications Limited, a company organized under the laws of England and Wales.

“GC UK Intercompany Debt” means the Obligations in pounds sterling owing to GC UK in respect of Indebtedness issued pursuant to:

(1)	the Inter-Company Credit Agreement, dated as of April 2006, between and among Global Crossing (UK) Telecommunications Limited, as lender, Global Crossing Europe Limited, as borrower, and Global Crossing Limited, as guarantor, as amended from time to time prior to the date of the indenture;

(2)	the Guarantee, dated as of April 2006, by Global Crossing Limited, as guarantor, in favour of Global Crossing (UK) Telecommunications Limited, as beneficiary, as amended from time to time prior to the date of the indenture; and

(3)	all borrowing requests thereunder.

“Government Securities” means the direct obligations of, or obligations guaranteed by, the United States, and the payment for which the United States pledges its full faith and credit.

“Grantor Guarantor” means each Guarantor that is not a Pledgor Guarantor; provided that, in the case of any Grantor Guarantor formed, acquired or designated as such after the date of the indenture, the covenants described under the captions “—Certain Covenants—Additional Note Guarantees” (if applicable) and “—Additional Collateral; Acquisition of Property or Assets” have been complied with in respect of such Grantor Guarantor.

“Grantors” means, collectively, Global Crossing, the Grantor Guarantors and the Pledgor Guarantors (even though at any given time some Pledgor Guarantors may not actually pledge any Equity Interests in Subsidiaries).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means:

(1)	each Restricted Subsidiary of Global Crossing existing on the date of the indenture that is not an Excluded Restricted Subsidiary on the date of the indenture; and

(2)	any Subsidiary of Global Crossing that executes a Note Guarantee in accordance with the provisions of the indenture,

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture. For the avoidance of doubt, all Grantors other than Global Crossing are Guarantors.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk;

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices; and

(4)	other agreements with respect to one or more options or other derivative transactions entered into in connection with the issuance of convertible Indebtedness.

“Immaterial Restricted Subsidiary” means (1) as of any date, any Restricted Subsidiary of Global Crossing that has, as of such date, Specified Tangible Assets with a Book Value of less than $500,000 and which either (x) had less than $500,000 in total revenues for its most recently ended four full fiscal quarters or (y) is not reasonably expected by the chief financial officer of Global Crossing to generate revenues at any time after such date due to the sale, disposition or discontinuation of such Subsidiary’s assets or operations, (2) each of GC Hungary Holdings Property Management LLC, Geoconference Limited, Global Crossing Conferencing Limited, Global Crossing PEC Czech s.r.o, Global Crossing PEC Norge AS and Global Crossing PEC Ostereich GmbH and (3) each of Atlantic Crossing Holdings UK Limited, Corlew Investment, S.A., Deason Investment, S.A., Fibernet Quest Limited, GC Colombiana Ltda., Global Crossing Network Center (UK) Ltd., GT U.K. Ltd., International Optical Network Limited, International Satellite Communication Holding Aktiengesellschaft, Mid-Atlantic Crossing Holdings UK Ltd., SAC Colombia Ltda. and Telcontrol, S.A. de C.V., so long as such Subsidiaries are liquidated or commence liquidation within 12 months of the date of the indenture. Notwithstanding the foregoing, Global Crossing may elect from time to time, in its sole discretion (any such election shall be made in an officer’s certificate delivered to the trustee), to cause any Subsidiary that otherwise meets the definition of Immaterial Restricted Subsidiary to not constitute an Immaterial Restricted Subsidiary, whereupon such Subsidiary shall cease to be an Immaterial Restricted Subsidiary.

“Impsat Colombia” means Global Crossing Colombia S.A., a Colombian company.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Independent Investment Banker” means Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc. and their respective successors, or, if such firms or their respective successors, if any, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by Global Crossing.

“Initial Pledgor Guarantor” means each of Global Crossing Australia Pty. Limited, Global Crossing Belgie b.v.b.a. (in liquidation), Global Crossing Comunicaciones Ecuador S.A., Global Crossing Costa Rica S.R.L., Global Crossing Cyprus Holdings Limited, Global Crossing Japan KK, Global Crossing PEC Belgium b.v.b.a., Global Crossing PEC Danmark A.p.S., Global Crossing PEC Switzerland AG, Global Crossing Singapore Pte. Ltd., Global Crossing Sverige AB and Global Crossing Venezuela S.A.; provided, however, that any Initial Pledgor Guarantor shall constitute an Initial Pledgor Guarantor only until such time as such Initial Pledgor Guarantor is redesignated by the chief financial officer of Global Crossing as a Grantor Guarantor in a written notice to the collateral agent (subject to compliance with the covenant described under the caption “—Certain—Additional Collateral; Acquisition of Property or Assets”). For the avoidance of doubt, each Initial Pledgor Guarantor will guarantee the notes but not grant a Lien on its property or assets other than a pledge of the Equity Interests of its Subsidiaries (except that an Initial Pledgor Guarantor will not pledge the Equity Interests of Subsidiaries to the extent that (x) it does not have any Subsidiaries, (y) the pledge of the Equity Interests of the relevant Subsidiary is not required or is released in accordance with the provisions set forth under the caption “—Security—Limitations on Collateral in the Form of Securities” or (z) such Equity Interests otherwise constitute Excluded Assets).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding the extension of trade credit and deposits, in each case in the ordinary course of business in accordance with customary practice and on reasonable terms, and commission, travel and similar advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Global Crossing or any of its Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Global Crossing such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Global Crossing, Global Crossing will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Global Crossing’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Global Crossing or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by Global Crossing or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Latin American Grantor” means each Restricted Subsidiary of Global Crossing organized under the laws of Brazil, Chile, Mexico, Panama or Peru that as of the date of the indenture is a Grantor Guarantor.

“Legacy Latin American Grantors” means those Latin American Grantors that were part of our Latin American operations prior to the Impsat acquisition on May 9, 2007 and that were not subsequently transferred to our GC Impsat segment. These subsidiaries include Global Crossing Mexicana II; S. De R.L. de C.V.; Global Crossing Mexicana, S. de R.L. de C.V.; Global Crossing Servicios, S. de R. L. de C. V.; Global Crossing Panama, Inc.; SAC Panama, S.A.; the Panamanian branch of PAC Panama Ltd.; Telecom Infrastructure Hardware S.R.L.; SAC Brasil SA; and SAC Brasil Holding Ltda.

“Leverage Ratio” means, with respect to any specified Person as of any date of determination, the ratio of (1) the Consolidated Total Indebtedness of such Person as of such date to (2) the Consolidated Cash Flow of such Person for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date (the “Four Quarter Period”). In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the Four Quarter Period for which the Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Leverage Ratio is made (the “Ratio Date”), then the Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Four Quarter Period.

In addition, for purposes of calculating the Leverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers. amalgamations or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the applicable Four Quarter Period or subsequent to such period and on or prior to the Ratio Date will be given pro forma effect (in accordance with Regulation S-X, promulgated pursuant to the Securities Act) as if they had occurred on the first day of the applicable Four Quarter Period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Ratio Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Ratio Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Ratio Date;

(4)	any Person that is a Restricted Subsidiary of the specified Person on the Ratio Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during the applicable Four Quarter Period;

(5)	any Person that is not a Restricted Subsidiary of the specified Person on the Ratio Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during the applicable Four Quarter Period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Ratio Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Ratio Date in excess of 12 months).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or registered under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Guarantor” means each of the following Restricted Subsidiaries of Global Crossing: (1) Global Crossing Telecommunications, Inc., (2) Budget Call Long Distance, Inc., (3) Global Crossing North American Networks, Inc., (4) Global Crossing Local Services, Inc., and (5) Global Crossing Telemanagement, Inc., in each case until such entity executes a new Note Guarantee pursuant to which it provides a Full and Unconditional guarantee of all Obligations of Global Crossing under the notes and the indenture incurred on the date of the indenture (and any related exchange notes issued pursuant to the registration rights agreement).

“Limited Note Guarantee” means, with respect to a Limited Guarantor Subsidiary, the Note Guarantee executed by such Limited Restricted Subsidiary on the date of the indenture.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any asset sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash and Cash Equivalents proceeds received by Global Crossing or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash and Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt ” means Indebtedness:

(1)	as to which neither Global Crossing nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness (other than the pledge of Equity Interests of an Unrestricted Subsidiary that are not required to constitute Collateral under the indenture or the Collateral Documents)) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Global Crossing or any of its Restricted Subsidiaries (other than Equity Interests of an Unrestricted Subsidiary that are not required to constitute Collateral under the indenture or the Collateral Documents).

“Note Guarantee” means the Guarantee by each Guarantor of Global Crossing’s Obligations under the indenture and the notes, executed pursuant to the provisions of the indenture, including without limitation each Limited Note Guarantee.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the confidential offering circular, dated September 11, 2009, with respect to the initial offer and sale of the notes and guarantees by Global Crossing and the guarantors.

“Pari Passu Obligations” means all Obligations of Global Crossing or any of its Restricted Subsidiaries in respect of any Indebtedness:

(1)	for borrowed money owed to revolving lenders or the administrative agent for such lenders, letter of credit providers or other creditors and secured by a Lien on the Collateral pursuant to, and to the extent permitted by, clause (21)(a) of the definition of Permitted Liens;

(2)	representing Hedging Obligations incurred by Global Crossing or any Grantor Guarantor secured by a Lien on Collateral pursuant to, and to the extent permitted by, clause (21)(b) of the definition of Permitted Liens, all of which Hedging Obligations shall be valued at the net amount that the same are reflected as a liability upon the most recent consolidated balance sheet of Global Crossing prepared in accordance with GAAP;

(3)	incurred pursuant to the first paragraph of the covenant set forth under the caption “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” secured by a Lien on the Collateral pursuant to, and to the extent permitted by, clause (20) of the definition of Permitted Liens, and any Permitted Refinancing Indebtedness in respect of such Indebtedness incurred in reliance on clause (4) of the second paragraph of such covenant, secured by a Lien on the Collateral pursuant to, and to the extent permitted by, clause (18) of the definition of Permitted Liens; or

(4)	secured by a Lien on the Collateral to the extent permitted by clause (23) or (24) of the definition of Permitted Liens;

provided in each case that the obligees (or any duly appointed trustee, agent or other representative acting on behalf of such obligees) of such Obligations have become parties to the Collateral Agency Agreement in accordance with the provisions thereof.

“Permitted Business” means the business or businesses conducted by Global Crossing and its Restricted Subsidiaries as of the date of the indenture and any business reasonably ancillary, complimentary similar or related thereto.

“Permitted Holder” means (1) Temasek Holdings (Private) Limited (investment company) and any of its Subsidiaries and (2) STT and any of its Subsidiaries.

“Permitted Investments” means:

(1)	Investments:

(a)	(i) by Global Crossing in any Grantor Guarantor or (ii) by any Restricted Subsidiary of Global Crossing in Global Crossing or any Grantor Guarantor (or in any Person that, as a result of the relevant Investment (x) becomes a Grantor Guarantor or (y) is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Global Crossing or a Grantor Guarantor);

(b)	by any Pledgor Guarantor or any Excluded Restricted Subsidiary in any other Restricted Subsidiary of Global Crossing (or in any Person that, as a result of the relevant Investment (x) becomes a Restricted Subsidiary of Global Crossing or (y) is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Global Crossing or a Restricted Subsidiary of Global Crossing); and

(c)	by Global Crossing or any Grantor Guarantor in any Restricted Subsidiary that is not a Grantor Guarantor (or in any Person that, as a result of the relevant Investment (x) becomes a Restricted Subsidiary that is not a Grantor Guarantor or (y) is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary that is not a Grantor Guarantor) at any time as long as (immediately after giving pro forma effect to any reduction in Book Value of the Specified Tangible Assets resulting from (i) such Investment and any other Investments made pursuant to this clause (1)(c) and (ii) any Restricted Investment by Global Crossing or any Grantor Guarantor in any Restricted Subsidiary that is not a Grantor Guarantor made pursuant to the first paragraph of the covenant set forth under the caption “—Certain Covenants—Restricted Payments”, in each case after the end of the most recent fiscal quarter as if the same were made on such date) the aggregate Book Value of the Specified Tangible Assets of Global Crossing and the Grantor Guarantors organized in Approved Jurisdictions, taken as a whole, is equal to or greater than $1.0 billion;

(2)	any Investment in Cash Equivalents;

(3)	any Investment (a) made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) received in connection with an Event of Loss;

(4)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Global Crossing;

(5)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of Global Crossing or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (b) any litigation, arbitration or other dispute;

(6)	Investments represented by Hedging Obligations;

(7)	loans or advances to employees made in the ordinary course of business of Global Crossing or any Restricted Subsidiary of Global Crossing in an aggregate principal amount not to exceed $4.0 million at any one time outstanding;

(8)	Investments by Global Crossing or any of its Restricted Subsidiaries in any third-party financial institution in the form of cash deposits, and which an amount equivalent to such investment is lent by such financial institution, including any affiliates thereof, to another Restricted Subsidiary of Global Crossing;

(9)	repurchases of the notes and related guarantees or of the exchange notes and related guarantees;

(10)	netting of intercompany balances, including changing underlying currencies, and/or conversion of intercompany balances into capital contributions among Global Crossing and its Restricted Subsidiaries (in each case to the extent the making of such intercompany balances constituted an Investment when made) in transactions that do not involve the transfer of any cash or assets (other than the conversion of intercompany receivables into a capital contribution) and consistent with the practices and policies of Global Crossing in effect on the date of the indenture;

(11)	any Investment (including Investments in Subsidiaries) existing on, or made pursuant to written agreements existing on, the date of the indenture and any Investment consisting of an extension or renewal of any Investment existing on, or made pursuant to a written agreement existing on, the date of the indenture; and

(12)	other Investments made after the date of the indenture in any Person engaged in a Permitted Business having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed $25.0 million; provided that the aggregate amount of Investments outstanding at any time pursuant to this clause (12) shall be reduced (without reducing the aggregate availability of this clause (12)) by an amount equal to the net reduction in Investments made by Global Crossing and its Restricted Subsidiaries pursuant to this clause (12) after the date of the indenture resulting from, without duplication (a) repayments of loans or advances or payment of return of equity contributions in the form of dividends or distributions, as the case may be, in each case to Global Crossing or the Restricted Subsidiary that initially made such Investment, from such Investment, (b) the net cash proceeds received by Global Crossing or any Restricted Subsidiary that made any such Investment from the sale of such Investment, (c) a redesignation of an Unrestricted Subsidiary that was the recipient of such Investment as a Restricted Subsidiary that is a Grantor Guarantor so long as at such time such Investment would not constitute a Restricted Investment by such Unrestricted Subsidiary that is redesignated or (d) with respect to Investments by any Global Crossing or any Grantor Guarantor in any Pledgor Guarantor or Excluded Restricted Subsidiary, upon such Pledgor Guarantor or Excluded Restricted Subsidiary becoming a Grantor Guarantor (whether by designation in accordance with the covenant set forth under the caption “—Certain Covenants—Designation of Grantor Guarantors and Pledgor Guarantors” or by merger, amalgamation, consolidation or liquidation with or into, Global Crossing or a Grantor Guarantor) or upon the transfer or conveyance of substantially all of the assets of such Pledgor Guarantor or Excluded Restricted Subsidiary to Global Crossing or a Grantor Guarantor, in any such case described in clauses (a) through (d) above, not to exceed the amount of the Investment previously made by Global Crossing or any of its Restricted Subsidiaries (or in the case of clause (d), by Global Crossing or a Grantor Guarantor) in such Person in reliance on this clause (12);

provided, however, that no Investment made pursuant to clause (1), (6), (8) or (12) above in any Person organized or located in Venezuela or any jurisdiction that is at such time subject to a Currency Restriction shall be made by a Person organized or located outside of Venezuela or such jurisdiction, as the case may be.

“Permitted Liens” means:

(1)	Liens on assets of Global Crossing and its Restricted Subsidiaries created by the indenture and the Collateral Documents with respect to the notes and Note Guarantees issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(2)	Liens in favor of Global Crossing or any of the Grantor Guarantors;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Global Crossing or is merged with or into or consolidated or amalgamated with Global Crossing or any Grantor Guarantor; provided that such Liens were in existence prior to the contemplation of such Person becoming a Grantor Guarantor or such merger, amalgamation or consolidation and do not extend to any assets other than those of the Person that becomes a Grantor Guarantor or is merged into or consolidated or amalgamated with Global Crossing or a Grantor Guarantor;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Global Crossing or any Subsidiary of Global Crossing; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)

Liens incurred or deposits made in the ordinary course of business (a) in connection with workers’ compensation, unemployment insurance and other types of social security (including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith) or (b) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness (including improvements and accessions to such assets or proceeds or distributions thereof);

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law (including tax Liens) incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(10)	encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, and zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances), which do not in the aggregate materially adversely affect the value of material properties or materially impair their use in the operation of the business of Global Crossing and its Restricted Subsidiaries;

(11)	Liens constituting any interest of title of a lessor, a licensor or either’s creditors in the property subject to any lease (other than a capital lease), and leases, subleases, licenses or sublicenses granted to any other Person that do not materially interfere with the ordinary course of business of Global Crossing or any Restricted Subsidiary of Global Crossing;

(12)	Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by Global Crossing and its Restricted Subsidiaries in the ordinary course of business;

(13)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(14)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(15)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Global Crossing or a Restricted Subsidiary of Global Crossing, including rights of offset and set-off;

(16)	Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangement for the sale of goods entered into in the ordinary course of business;

(17)	judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired;

(18)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(19)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or export of goods in the ordinary course of business;

(20)	Liens on any of the Collateral securing Indebtedness incurred in compliance with the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that (a) at the time of creation of any such Indebtedness and after giving pro forma effect thereto, Global Crossing satisfies the Priority Leverage Ratio Test and (b) either the Liens incurred pursuant to this clause are junior to the Liens described under clause (1) above or the obligees (or any duly appointed trustee, agent or other representative acting on behalf of such obligees) of the Indebtedness secured by the Liens incurred pursuant to this clause has become a party to the Collateral Agency Agreement with respect to such Liens;

(21)	Liens on Collateral securing Indebtedness (a) incurred pursuant to clause (15) of the second paragraph of the covenant set forth above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and/or securing Hedging Obligations with respect thereto and/or securing Obligations under Treasury Management Arrangements with respect thereto and (b) representing Hedging Obligations incurred by Global Crossing or any Grantor Guarantor pursuant to clause (8) of the second paragraph of the covenant set forth above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that either the Liens incurred pursuant to this clause are junior to the Liens described under clause (1) above or the obligees (or any duly appointed trustee, agent or other representative acting on behalf of such obligees) of the Indebtedness incurred pursuant to this clause have become party to the Collateral Agency Agreement with respect to such Liens;

(22)	non-consensual Liens imposed in jurisdictions outside of the United States, the U.S. Virgin Islands, Bermuda, the United Kingdom, Canada, Luxembourg or the Netherlands to the extent not arising out of the incurrence of indebtedness for borrowed money; provided that Global Crossing or the applicable Restricted Subsidiary of Global Crossing exercises commercially reasonable efforts to cause such Lien to be discharged or released;

(23)	Liens not otherwise permitted pursuant to the preceding clauses (1) through (22) securing obligations that do not exceed $15.0 million in the aggregate at any one time outstanding; provided that either the Liens incurred pursuant to this clause are junior to the Liens described under clause (1) above or the obligees (or any duly appointed trustee, agent or other representative acting on behalf of such obligees) of the Indebtedness incurred pursuant to this clause has become party to the Collateral Agency Agreement with respect to such Liens; and

(24)	Liens not otherwise permitted pursuant to the preceding clauses (1) through (23) securing obligations that do not exceed $10.0 million in the aggregate at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Global Crossing or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of Global Crossing or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes or any Note Guarantee, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes or such Note Guarantee on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Global Crossing or by the Restricted Subsidiary of Global Crossing that is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pledgor Guarantor” means any Initial Pledgor Guarantor or any Specified Pledgor Guarantor.

“Priority Debt” means, for any Person as of any date of determination, an amount equal to the sum of the aggregate principal amount (or accreted value, as applicable) (without duplication) of all Indebtedness secured by Liens on the Collateral, in each case of such Person and its Restricted Subsidiaries on a consolidated basis outstanding at such time.

“Priority Leverage Ratio” means, as of any date of determination, the ratio of (1) Priority Debt as of such date to (2) the Consolidated Cash Flow of Global Crossing and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date (the “Priority Four Quarter Period”). In the event that Global Crossing or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Priority Debt (other than ordinary working capital borrowings) subsequent to the Priority Four Quarter Period for which the Priority Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Priority Leverage Ratio is made (the “Priority Ratio Date”), then the Priority Leverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of such Priority Debt, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Priority Four Quarter Period.

In addition, for purposes of calculating the Priority Leverage Ratio:

(1)

acquisitions that have been made by Global Crossing or any of its Restricted Subsidiaries, including through mergers, amalgamations or consolidations, or any Person or any of its Restricted Subsidiaries acquired by Global Crossing or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Subsidiaries, during the applicable Priority Four Quarter Period or subsequent to such period and on or prior to the Priority Ratio Date will be given pro forma effect (in accordance with Regulation S-X, promulgated pursuant to the Securities Act) as if they had occurred on the first day of the applicable Priority Four Quarter Period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Priority Ratio Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Priority Ratio Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of Global Crossing or any of its Restricted Subsidiaries following the Priority Ratio Date;

(4)	any Person that is a Restricted Subsidiary of the specified Person on the Priority Ratio Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during the applicable Priority Four Quarter Period;

(5)	any Person that is not a Restricted Subsidiary of the specified Person on the Priority Ratio Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during the applicable Priority Four Quarter Period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Priority Ratio Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Priority Ratio Date in excess of 12 months).

“Priority Leverage Ratio Test” has the meaning ascribed to such term in the covenants set forth under the caption “Merger, Amalgamation, Consolidation or Sale of Assets”.

“Qualified Jurisdictions” means each of Bermuda, the Cayman Islands, Ireland, Switzerland, the United Kingdom, the United States, any state of the United States and the District of Columbia.

“Qualified Preferred Stock” means preferred stock that, on or prior to the date that is 91 days after the date on which the notes mature, (1) does not mature and is not redeemable, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable) or upon the happening of any event, pursuant to a sinking fund obligation or otherwise, in whole or in part and (2) does not require or permit any payment of dividends or other cash payment in respect thereof (but which may require or permit the payment of dividends thereon in kind or in Qualified Preferred Stock).

“Quarterly Specified Tangible Assets Reduction Amount” means, for any fiscal quarter, an amount equal to the decrease (if any) in the aggregate Book Value of the Specified Tangible Assets of Global Crossing and the Grantor Guarantors organized in Approved Jurisdictions as of the end of such fiscal quarter, excluding any Specified Tangible Assets received during such fiscal quarter that increase the amount calculated pursuant to clause (3) of the first paragraph of the covenant set forth under the caption “—Certain Covenants—Restricted Payments” pursuant to clauses (e) through (h) thereof (as set forth in the Specified Tangible Assets Certification for such fiscal quarter) from the aggregate Book Value of the Specified Tangible Assets of Global Crossing and the Grantor Guarantors organized in Approved Jurisdictions as of the end of the immediately preceding fiscal quarter (as set forth in the Tangible Assets Certification for such fiscal quarter or, if the end of such fiscal quarter is June 30, 2009, $1,085 million except to the extent such decrease is attributable to (1) any Restricted Payments in the form of Specified Tangible Assets made in accordance with the first paragraph of the covenant set forth under the caption “—Certain Covenants—Restricted Payments”, (2) depreciation or amortization of such Specified Tangible Assets, (3) fluctuations in currency exchange rates or currency values or (4) other non-cash items that reduce the Book Value of such Specified Tangible Assets.

“Reference Treasury Dealer” means Goldman Sachs & Co., Credit Suisse Securities (USA) LLC or J.P. Morgan Securities Inc. and three additional primary Government Securities dealers in New York City (each a “Primary Treasury Dealer”) selected by Global Crossing, and their successors; provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. Government securities dealer in New York City, Global Crossing shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Required Secured Debtholders” means, at any time, the Secured Debtholders representing more than 50% of the aggregate outstanding amount of the Secured Obligations then outstanding (together with, in the case of the Additional Secured Debt, other than in connection with the exercise of remedies, if applicable, the aggregate unfunded commitments to extend credit which, when funded, would constitute Secured Obligations), voting as a single class. For this purpose, Secured Obligations (including, if applicable, any such unfunded commitments in respect thereof) registered in the name of, or Beneficially Owned by, Global Crossing or any Affiliate of Global Crossing shall be deemed not to be outstanding.

“Restricted Investment ” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group.

“Significant Subsidiary” means any Subsidiary (1) that would be a “significant subsidiary” pursuant to clause (1) or (2) of the definition thereof as set forth in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture, or (2) the total consolidated revenues of which for the most recently ended four full fiscal quarters for which Global Crossing’s internal financial statements are available at the time constituted greater than 5% of the total revenues of Global Crossing and its Subsidiaries for such period.

“Special Interest ” means all Special Interest then owing pursuant to the registration rights agreement.

“Specified A/R ” means each account receivable that is reflected on the balance sheet of any Latin American Grantor (other than the Legacy Latin American Grantors) as of June 30, 2009, as determined in accordance with GAAP, which is payable by any Person other than Global Crossing or any of its Subsidiaries which constituted one of the top 20 customers of the Latin American Grantors (other than the Legacy Latin American Grantors) as determined by revenue generated by such Person’s contracts during the first half of Global Crossing’s 2009 fiscal year.

“Specified Pledgor Guarantor” means each Subsidiary of Global Crossing that is designated as a Specified Pledgor Guarantor in accordance with the first paragraph of the covenant set forth under the caption “—Certain Covenants—Designation of Grantor Guarantors and Pledgor Guarantors”; provided, however, that any Specified Pledgor Guarantor so designated shall constitute a Specified Pledgor Guarantor only until such time as such Specified Pledgor Guarantor is redesignated by the chief financial officer of Global Crossing as a Grantor Guarantor in a written notice to the collateral agent

(subject to compliance with the covenant described under the caption “—Certain Covenants—Additional Collateral; Acquisition of Property or Assets”). For the avoidance of doubt, each Specified Pledgor Guarantor will Guarantee the notes but will not grant a Lien on its property or assets other than a pledge of the Equity Interests of its Subsidiaries (except that a Specified Pledgor Guarantor will not pledge the Equity Interests of Subsidiaries to the extent that (x) it does not have any Subsidiaries or (y) the pledge of the Equity Interests of the relevant Subsidiary is not required pursuant to the terms of the indenture or is released in accordance with the provisions set forth under the caption “—Security—Limitations on Collateral in the Form of Securities”).

“Specified PP&E ” means each asset classified as property, plant, fixtures and equipment (other than (a) leasehold improvements and (b) property, plant, fixtures and equipment under capital leases) that (1) has an individual Book Value greater than $10,000 as reflected on the balance sheet of any Latin American Grantor as of June 30, 2009, as determined in accordance with GAAP and (2) is located at a Specified Site.

“Specified Site” means each of the following buildings owned by the Latin American Grantors as of the date of the indenture, together with the land on which such buildings are situate and the fixtures and improvement appurtenant thereto, which together are deemed critical to our Latin American operations: (a) the cable landing stations in Fortaleza, Rio do Janeiro and Sao Paulo, Brazil; Valparaiso, Chile; and Lurin, Perú; Balboa and Colon, Panama; and Mazatlan and Tijuana, Mexico; and (b) the telehouses in Curitiba, Rio do Janeiro and Sao Paulo, Brazil; Santiago, Chile; Lima, Perú; and Mexico City and Monterrey, Mexico.

“Specified Tangible Assets” of any Person as of any date means the sum of the assets of such Person (excluding any assets of any Subsidiary of such Person) consisting of (1) unrestricted cash and Cash Equivalents, (2) accounts receivable payable by any Person other than Global Crossing or any of its Subsidiaries and (3) property, plant and equipment (other than property, plant and equipment under capital leases and fixtures constituting leasehold improvements on real property leasehold interests), in each case to the extent such assets are set forth (or that would be required to be set forth) on a balance sheet of such Person prepared in accordance with GAAP as of the end of the most recently ended fiscal quarter of such specified Person (the “Applicable Balance Sheet Date”); provided that (a) acquisitions (including through mergers, amalgamations or consolidations), Asset Sales and Events of Loss of Global Crossing or any of its Restricted Subsidiaries subsequent to the Applicable Balance Sheet Date, (b) the reclassification or redesignation of any Pledgor Guarantor, Excluded Restricted Subsidiary or Unrestricted Subsidiary as a Grantor Guarantor and the reclassification or redesignation of any Grantor Guarantor as a Pledgor Guarantor, Excluded Restricted Subsidiary or Unrestricted Subsidiary and (c) any dividends, distributions, repayments of Indebtedness to Global Crossing or any Grantor Guarantor, in each case subsequent to the Applicable Balance Sheet Date will be given pro forma effect as if they had occurred on such Applicable Balance Sheet Date.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof; provided that in the case of any Indebtedness on which payment of interest or principal is due upon demand by the obligee thereof, the Stated Maturity of such installment of interest or principal shall be the date on which demand for payment is made.

“STT” means STT Communications, Ltd., a company organized under the laws of Singapore.

“Subordinated Indebtedness” means Indebtedness of Global Crossing or a Guarantor that is contractually subordinated in right of payment (by the terms of any documents or instrument relating thereto) to the notes or the Note Guarantee of such Guarantor, as applicable.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); provided, that for purposes of the indenture Global Crossing Landing Mexicana S. de R.L. shall be deemed to be a Subsidiary of Global Crossing for as long as such entity is treated as a Subsidiary in the consolidated books and records of Global Crossing; and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Threshold Amount” means an amount equal to $200,000, except that with reference to any property, plant, fixtures or equipment of any Latin American Grantor owned or acquired after the date of the indenture, such term means an amount equal to $25,000.

“Total Assets” of any Person as of any date means the total assets of such Person as of the end of the most recent fiscal quarter for which internal financial statements are available and determined in accordance with GAAP.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft lines or other similar arrangements, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recent Federal Reserve Statistical Release H.15 (519) or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yield on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Unrestricted Subsidiary” means any Subsidiary of Global Crossing that is an Unrestricted Subsidiary as of the date of the indenture as set forth in the third paragraph of the covenant set forth under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” or is designated as an Unrestricted Subsidiary in compliance with such covenant, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates”, is not party to any agreement, contract, arrangement or understanding with Global Crossing or any of its Restricted Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Global Crossing or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Global Crossing;

(3)	is a Person with respect to which neither Global Crossing nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Global Crossing or any of its Restricted Subsidiaries; provided, that the pledge of Equity Interests of any Subsidiary by the holders of such Equity Interests shall be deemed to not be the indirect provision of credit support by such Subsidiary

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of original notes with an opportunity to acquire exchange notes which, unlike the original notes, generally will be freely transferable at all times, subject to any restrictions on transfer imposed by federal and state securities laws, so long as the holder is acquiring the exchange notes in the ordinary course of its business, has no arrangement or understanding with any person to participate in a distribution of the exchange notes, and is not our affiliate within the meaning of the Securities Act.

The following summary of certain provisions of the form of the letter of transmittal used in the exchange offer does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the form of the letter of transmittal.

Issuance of Original Notes.    The outstanding original 12% Senior Secured Notes due 2015 in the aggregate principal amount of $750,000,000 were originally issued and sold by GCL on September 22, 2009, the issue date, to Goldman, Sachs & Co., Credit Suisse Securities (USA) LLC, J.P. Morgan Securities Inc. and Jefferies & Company, Inc., as initial purchasers, pursuant to a purchase agreement dated as of September 11, 2009. GCL issued and sold the original notes in a transaction not registered under the Securities Act in reliance upon an exemption from the registration requirements of the Securities Act. The concurrent resale of the original notes by the initial purchasers to investors was effected in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S under the Securities Act.

The original notes may not be offered for resale, resold or otherwise transferred other than pursuant to a registration statement filed pursuant to the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. Pursuant to Rule 144 under the Securities Act, the original notes generally may be resold in the public market commencing six months after the issue date by a holder who is not, and has not been for the preceding three months, our affiliate if GCL is current in the filing of its Exchange Act reports at the time of sale. After one year, no restrictions apply to public resales of the original notes by such persons, including the requirement that GCL be current in its public reporting under the Exchange Act. Other exemptions also may be available under other provisions of the federal securities laws for the resale of the original notes.

Registration Rights Agreement.    In connection with the original issuance and sale of the original notes, we entered into a registration rights agreement dated as of September 22, 2009 with the initial purchasers of the original notes (the “Registration Rights Agreement”), pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the exchange notes for the original notes. The Registration Rights Agreement obligates us and the subsidiary guarantors to file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act with respect to an offer to the holders of the original notes to exchange their original notes for the exchange notes. The Registration Rights Agreement provides that unless the exchange offer would not be permitted by applicable law or SEC policy, we and the subsidiary guarantors will:

•	use our commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 365 days after the issue date for the original notes; and

•

upon the effectiveness of the exchange offer registration statement, commence the exchange offer and use our commercially reasonable efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all original notes tendered prior thereto in the exchange offer.

We and the subsidiary guarantors have filed the registration statement of which this prospectus forms a part, and are conducting the exchange offer, in compliance with these requirements.

In accordance with the Registration Rights Agreement, each holder of original notes is required to make specified representations and comply with the undertakings summarized below under the caption “Terms of the Exchange Offer—Resales of Exchange Notes.”

If for any of the reasons specified in the Registration Rights Agreement we and the subsidiary guarantors become obligated to file with the SEC a shelf registration statement covering resales of original notes by the holders, we will be required to use our commercially reasonable efforts to file the shelf registration statement on or prior to 30 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 90 days after the obligation arises. A holder of original notes that sells its original notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification and contribution obligations).

Pursuant to the Registration Rights Agreement, we will be required to pay special interest if a registration default exists. A registration default will exist if:

•	GCL and the Guarantors fail to file any of the registration statements required by the Registration Rights Agreement on or before the date specified for such filing;

•	any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness, which we refer to as “Effectiveness Target Date”;

•	GCL and the Guarantors fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement; or

•

the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the Registration Rights Agreement.

With respect to the first 90-day period immediately following the occurrence of the first registration default, special interest will be paid in an amount equal to 0.25% per annum of the principal amount of transfer restricted securities. The amount of the special interest will increase by an additional 0.25% per annum of the principal amount of transfer restricted securities with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of special interest for all registration defaults of 1.00% per annum of the principal amount of original notes that are Transfer Restricted Securities as defined in the registration rights agreement.

We have agreed to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer) and to indemnify the holders of the original notes against certain liabilities, including liabilities under the Securities Act.

This summary of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Registration Rights Agreement, which is listed as an exhibit to the registration statement of which this prospectus forms a part. For information about how you can obtain a copy of the Registration Rights Agreement, see “Where You Can Find More Information.”

Terms of the Exchange Offer

General.    Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, which together constitute the exchange offer, we will accept any and all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Subject to the minimum denomination requirements of the exchange notes, the exchange notes are being offered in exchange for a like principal amount of original notes. Original notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As of the date of this prospectus, $750,000,000 in aggregate principal amount of original notes were outstanding.

The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act, the exchange notes will bear a separate CUSIP number, and the transfer restrictions, registration rights and related additional interest terms applicable to the original notes (as described above under the caption “Purpose of the Exchange Offer—Registration Rights Agreement”) will not apply to the exchange notes. The exchange notes will evidence the same indebtedness as the original notes and will be entitled to the benefits of the indenture. The exchange notes will be treated as a single class under the indenture with any original notes that remain outstanding. Interest will accrue on the exchange notes from and including the last date on which interest was paid in respect of the original notes or, if interest has not been paid thereon, from and including the date of original issuance of the original notes.

Holders may tender some or all of their original notes pursuant to the exchange offer, except that if any original notes are tendered for exchange in part, the untendered amount of such original notes must be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

This prospectus, the letter of transmittal and the notice of guaranteed delivery are first being mailed to all registered holders of original notes as of                     , 2010.

Resales of Exchange Notes.    Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties with respect to other transactions, the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act by holders who satisfy the conditions described in the following paragraph. If a holder does not satisfy such conditions, in the absence of an exemption, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If a holder fails to comply with these requirements, it may incur liabilities under the Securities Act, and we will not indemnify the holder for such liabilities.

Each holder of original notes that wishes to exchange such original notes for exchange notes in the exchange offer will be required to make certain representations to us, including representations that:

•	any exchange notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes to be received in the exchange offer;

•	it is not our affiliate as defined in Rule 405 under the Securities Act; and

•	it is not prohibited by any law or policy of the SEC from participating in the exchange offer.

In addition, if the holder is not a broker-dealer, it will be required to represent to us that it is not engaged in, and does not intend to engage in, the distribution of exchange notes.

Any broker-dealer that holds original notes acquired for its own account as a result of market-making activities or other trading activities, and that receives exchange notes pursuant to the exchange offer, must deliver a prospectus in connection with any resale of such exchange notes, and must agree in the letter of transmittal that it will do so. By making this acknowledgement and by delivering a prospectus, any such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed in the Registration Rights Agreement that, for a period beginning on the date the exchange offer is consummated and ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act. For additional information, see “Plan of Distribution.”

Each broker-dealer that acquired original notes for its own account as a result of market-making activities or other trading activities, by tendering such original notes, will agree that, upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement included or incorporated by reference in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary to make the statements included or incorporated by reference therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such broker-dealer will suspend the sale of exchange notes pursuant to this prospectus until we have amended or supplemented the prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemented prospectus to such broker-dealer or have given notice that the sale of the exchange notes may be resumed. If we give such a notice to suspend the sale of the exchange notes, we will extend the 180-day period referred to above during which such broker-dealers are entitled to use this prospectus in connection with the resale of exchange notes by the number of days during the period from and including the date on which we gave such notice to and including the date on which such broker-dealer received copies of the supplemented or amended prospectus necessary to permit resales of the exchange notes, or to and including the date on which we gave notice that the sale of exchange notes may be resumed.

A broker-dealer that intends to use this prospectus in connection with resales of exchange notes must so notify us on or prior to the expiration date. The notice may be given in the space provided for this notice in the letter of transmittal or may be delivered to the exchange agent at the address set forth below under the caption “Exchange Agent.”

Expiration Date; Extension; Termination

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2010, unless extended by us. We reserve the right to extend the exchange offer at our discretion, in which event the term “expiration date” will mean the time and date on which the exchange offer as so extended will expire. We will notify the exchange agent of any extension by oral or written notice and will make an announcement thereof by press release over a national news service, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•

to delay accepting any notes, to extend the exchange offer or, if any of the conditions set forth under “Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent,

•

to extend the exchange offer or, if any of the conditions set forth under “Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that extension or termination to the exchange agent, or

•

to amend the terms of the exchange offer in any manner; however, in the event of a material change in the offer, including the waiver of a material condition, we will extend the offer so that at least five business days remain in the offer following notice of the material change.

In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

If we provide oral notice of any delay, extension or termination of the exchange offer, we will do so by press release or other public announcement in a manner compliant with Rule 14e-1(d) of the Exchange Act.

Procedures for Tendering

The tender to us of original notes by a holder pursuant to one of the procedures set forth below and the acceptance thereof by us will constitute a binding agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Except as set forth below, a holder that wishes to tender original notes for exchange must transmit, on or prior to the expiration date, a properly completed and duly executed letter of transmittal, or an “agent’s message” in lieu of a letter of transmittal, and all other documents required by the letter of transmittal to the exchange agent at the address set forth below under the caption “Exchange Agent.” In addition, either:

•	the exchange agent must receive certificates for such original notes along with the letter of transmittal; or

•

the exchange agent must receive, on or prior to the expiration date, a timely confirmation of a book-entry transfer, which we refer to as a “book-entry confirmation,” of such original notes into the exchange agent’s account at DTC pursuant to the book-entry transfer procedure described below under the caption “Book-Entry Transfer”; or

•	the holder must comply with the guaranteed delivery procedures described below.

Letters of transmittal, certificates for original notes and other documents should be sent to the exchange agent and not to us.

The term “agent’s message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the tendering participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

The method of delivery of original notes, the letter of transmittal and other required documents to the exchange agent is at the option and sole risk of the holder, and delivery will be deemed made only when these items are actually received by the exchange agent. If delivery is to be made other than by hand or facsimile transmission, registered mail with return receipt requested, properly insured, or overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery to the exchange agent.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on the record owner’s own behalf, the record owner must, prior to completing and executing the letter of transmittal and delivering the record owner’s original notes, either make appropriate arrangements to register ownership of the original notes in the beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on a letter of transmittal must be guaranteed unless the original notes tendered pursuant thereto are tendered (1) by the registered holder(s) of such original notes and the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal has not been completed or (2) for the account of any firm that is an “eligible institution.” An eligible institution includes, among others, a commercial bank, broker, dealer, credit union and national securities exchange. In all other cases, an eligible institution must guarantee signatures on a letter of transmittal.

If the letter of transmittal is signed by a person other than a registered holder (or less than all registered holders) of any original notes tendered therewith, the certificates for such original notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the registered holder(s) appears on the original notes, and such signatures must be guaranteed by an eligible institution.

If the letter of transmittal or any certificates for original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to us of their authority to act in such a capacity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered original notes will be resolved by us, and our determination of such questions will be final and binding on all parties. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any irregularities or conditions in any tender of particular original notes, whether or not we waive similar irregularities or conditions in tenders of other original notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Neither we or our affiliates or assigns nor the exchange agent or any other person will be under any duty to give notification of any irregularities in tenders or will incur any liability for any failure to give such notification. Tenders of original notes will not be deemed to have been made until all irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be promptly returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility systems may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of original notes may be effected through book-entry transfer into the exchange agent’s account at DTC, an agent’s message or a duly executed letter of transmittal, including all other documents required by such letter of transmittal, must in any case be transmitted to and received by the exchange agent at the address set forth below under the caption “Exchange Agent” on or prior to the expiration date, or the guaranteed delivery procedures described below must be complied with.

The Depository Trust Company’s Automated Tender Offer Program, or “ATOP,” is the only method of processing exchange offers through The Depository Trust Company. To accept the exchange offer through ATOP, participants in The Depository Trust Company must send electronic instructions to The Depository Trust Company through The Depository Trust Company’s communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to The Depository Trust Company and transmitted by The Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their original notes and (1) whose original notes are not immediately available or (2) who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, or comply with the procedures for book-entry transfer, may effect a tender if:

•	the tender is made by or through an eligible institution;

•

a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent on or prior to the expiration date and such documents set forth the name and address of the holder of original notes and the amount of original notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three NASDAQ Stock Market trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

•

the certificates (or a book-entry confirmation) representing all tendered original notes, in proper form for transfer, together with a letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an agent’s message in lieu thereof, and any other documents required by the letter of transmittal are received by the exchange agent within three NASDAQ Stock Market trading days after the date of execution of such notice of guaranteed delivery.

The notice of guaranteed delivery may be delivered by hand or transmitted by facsimile or mail to the exchange agent, and must include a guarantee by an eligible institution in the form set forth in such notice of guaranteed delivery. For original notes to be properly tendered pursuant to the guaranteed delivery procedure, the exchange agent must receive a notice of guaranteed delivery on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate the exchange offer (whether or not any original notes have been accepted for exchange) or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)	seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of the exchange offer or any such transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes in the exchange offer; or

(3)	any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clause (1), (2) or (3) above or, in our sole judgment, might result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretations by the staff of the SEC discussed above, or would otherwise make it inadvisable to proceed with the exchange offer; or

•	there has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer; or

(3)	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)	a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the original notes or the exchange notes, which, in our sole judgment, in any case makes it inadvisable to proceed with the exchange offer or with acceptance for exchange or exchange of some or all of the original notes; or

•

there has occurred a change in the interpretations by the staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for original notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; or

•	any law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•

a stop order has been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus forms a part, or proceedings have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated hereby (we are required to use commercially reasonable efforts to obtain the withdrawal of any stop order); or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

In addition, notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any original notes and may terminate or amend the exchange offer if at any time before the acceptance of those original notes for exchange or the exchange of the exchange notes for those original notes, we determine that the exchange offer violates any applicable law or applicable interpretation of the Staff of the SEC.

If we determine, in our sole discretion, that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any original notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If any such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes and will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration of the exchange offer. Any determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept all original notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue exchange notes in exchange for such original notes promptly following the expiration date.

Subject to the conditions set forth above under the caption “Conditions to the Exchange Offer,” issuance of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent’s account at DTC, a completed letter of transmittal, or, in the case of a book-entry transfer, an agent’s message in lieu of the letter of transmittal, and any other documents required by the letter of transmittal. Accordingly, the time of delivery of exchange notes will depend upon when certificates for original notes, book-entry confirmations with respect to original notes and other required documents are received by the exchange agent, and such delivery might not be made to all tendering holders at the same time.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby to have exchanged, original notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent of our acceptance of such original notes for exchange pursuant to the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving original notes, letters of transmittal and related documents and transmitting exchange notes that will not be held in global form by DTC or a nominee of DTC to validly tendered holders. Such exchange will be made promptly after the expiration date. If for any reason whatsoever, acceptance for exchange or the exchange of any original notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of original notes) or we extend the exchange offer or are unable to accept for exchange or exchange any original notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth herein, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-l under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the caption “Withdrawal Rights.”

Pursuant to the letter of transmittal or an agent’s message in lieu thereof, a holder of tendered original notes will represent and warrant to us that it has full power and authority to tender, exchange, sell, assign and transfer such original notes, that we will acquire good, marketable and unencumbered title to such original notes, free and clear of all liens, restrictions, charges and encumbrances, and that such original notes are not subject to any adverse claims or proxies. The holder also will warrant and agree with us that, upon request, it will execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, assignment and transfer of the original notes tendered pursuant to the exchange offer.

Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes) promptly after withdrawal, rejection of tender or termination or expiration of the exchange offer.

Withdrawal Rights

Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. Any original notes that are properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer.

For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address, or in the case of eligible institutions, at the facsimile number, set forth below under the caption “Exchange Agent” before 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must specify the name of the person that tendered the original notes to be withdrawn, identify the original notes to be withdrawn (including the principal amount of the original notes), and (where certificates for original notes have been transmitted) specify the name in which such original notes are registered, if different from that of the withdrawing holder. If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder also must submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution, unless such holder is an eligible institution. If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility.

All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Neither we or our affiliates or assigns nor the exchange agent or any other person will be under any duty to give notification of any irregularities in any notice of withdrawal or will incur any liability for any failure to give such notification.

Properly withdrawn original notes may be retendered by following one of the procedures described above under the caption “Procedures for Tendering” at any time on or prior to the expiration date.

Exchange Agent

We have appointed Wilmington Trust FSB as the exchange agent for the exchange offer. You should direct all executed letters of transmittal and other required documents to the exchange agent at the address indicated below. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By registered mail or certified mail:	By regular mail or overnight courier:	By hand:
Wilmington Trust FSB c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed	Wilmington Trust FSB c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed	Wilmington Trust FSB c/o Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Sam Hamed

Facsimile (eligible institutions only): (302) 636-4139, Attention: Sam Hamed Telephone Inquiries: (302) 636-6181

If you deliver the letter of transmittal and other required documents to an address other than any address indicated above or transmit instructions by facsimile to a facsimile number other than any facsimile number indicated above, your delivery or transmission will not constitute a valid delivery of the letter of transmittal or such other documents.

Payment of Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer. We will not make any payment to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent for its services. We also will pay the cash expenses to be incurred in connection with the exchange offer, including accounting, legal, printing and other related fees and expenses.

Tendering holders will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes pursuant to the exchange offer. If exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, the amount of any such transfer tax, whether imposed on the registered holder or any other person, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the original notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized.

Consequences of Failure to Exchange

Any original notes not exchanged in the exchange offer will remain entitled to the rights and subject to the limitations contained in the Indenture. Following the exchange offer, however, all outstanding original notes will continue to be subject to the same restrictions on transfer, and we will have no obligation to register outstanding original notes under the Securities Act or to pay contingent increases in interest based on our original registration obligation. Until termination of the transfer restrictions applicable to such original notes under the Securities Act and applicable state securities laws, such original notes generally could be resold only:

•	to us or our subsidiaries;

•	pursuant to an effective registration statement under the Securities Act;

•	to a qualified institutional buyer in compliance with Rule 144A under the Securities Act;

•	pursuant to offers or sales to non-U.S. Persons that occur outside the United States within the meaning of Regulation S under the Securities Act;

•

to an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the original notes (the form of which letter may be obtained from the Trustee) and, if the aggregate principal amount of such original notes at the time of transfer is less than $250,000, an opinion of counsel acceptable to us that such transfer is in compliance with the Securities Act; or

•	pursuant to another available exemption from the registration requirements of the Securities Act.

The liquidity of the original notes could be adversely affected by the exchange offer.

CERTAIN ERISA CONSIDERATIONS

The notes may be purchased and held by an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or by an individual retirement account or other plan subject to Section 4975 of the Internal Revenue Code of 1986, as amended (“Code”). A fiduciary of an employee benefit plan subject to ERISA must, however, determine that the purchase and holding of a note is consistent with its fiduciary duties under ERISA. The fiduciary of an ERISA plan, as well as any other prospective investor subject to Section 4975 of the Code or any similar law, must also determine that the purchase and holding of notes does not result in a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code or any similar law. Each purchaser and transferee of a note who is subject to Section 406 of ERISA and/or Section 4975 of the Code or any similar law (“Plan Investor”) will be deemed to have represented to us, by its acquisition, holding and disposition of the note or any interest therein, that such acquisition, holding and disposition of the note or any interest therein does not and will not constitute, give rise to or otherwise result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any similar law. The sale of any notes to any Plan Investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan Investors generally or any particular Plan Investor, or that such an investment is appropriate for Plan Investors generally or any particular Plan Investor.

CERTAIN BERMUDA TAX CONSIDERATIONS

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our noteholders in respect of the notes (including the exchange of original notes for exchange notes). We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our notes, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations relevant to the exchange of old notes for new notes (collectively, the “notes”) pursuant to the exchange offer and the ownership and disposition of the new notes by a U.S. holder (as defined below), but does not purport to be a complete analysis of all potential tax effects and does not address the effects of any state, local or non-U.S. tax laws. This discussion is based upon the Code, Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities and investors therein, persons liable for alternative minimum tax and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons who hold the notes as capital assets within the meaning of section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or any entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof; (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person.

No rulings from the IRS have or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of old notes for new notes or of the ownership or disposition of the new notes or that any such position would not be sustained. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their tax advisors regarding the tax consequences of the ownership and disposition of the notes.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of holding notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

Exchange Pursuant to the Exchange Offer

The exchange of the old notes for new notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. As a result, (i) a U.S. holder should not recognize taxable gain or loss as a result of such exchange; (ii) the holding period of the new notes should include the holding period of the notes exchanged therefor; and (iii) the adjusted tax basis of the new notes should be the same as the adjusted tax basis of the notes exchanged therefor immediately before such exchange.

Payment of Additional Amounts

In certain circumstances (see “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control,” “Description of the Exchange Notes—Additional Amounts,” “Description of the Exchange Notes—Optional Redemption,” and “Description of the Exchange Notes—Optional Redemption for Additional Amounts”), we may be obligated to pay amounts in excess of stated interest or principal on the notes. This may cause the notes to be subject to special rules for debt instruments with contingent payments unless the likelihood of the event that would result in such payment is “remote” or the amount of such payment is “incidental.” We believe that as of the expected issue date of the notes, such contingencies were remote and/or incidental, and that the notes are therefore not subject to special rules governing contingent payment debt instruments. Our determination that these contingencies are remote is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, our determination is not binding on the Internal Revenue Service (the “IRS”), and if the IRS were successfully to challenge this determination, or if any such contingencies were actually to occur, the amount, timing and character of income from the notes could be different from that described below.

U.S. holders should consult their tax advisors regarding the rules applicable to notes that provide for contingent payments. The remaining discussion assumes that the notes are not contingent payment debt instruments.

Payments of Interest on the Notes

Subject to the discussion of original issue discount below, payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Interest income on a note generally will be foreign source “passive category income” or, in the case of certain U.S. holders, “general category income” for purposes of computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws.

Original Issue Discount

The notes were issued with original issue discount (“OID”) equal to the excess of the notes’ stated principal amount over the “issue price” of the notes. The issue price of the notes is the first price at which a substantial amount of the notes is sold to investors for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers).

A U.S. holder is required to include OID (in addition to stated interest) in gross income for U.S. federal income tax purposes in advance of the receipt of cash attributable to that income regardless of its method of accounting. The amount of OID includible in gross income for a taxable year by a U.S. holder is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year or portion thereof in which such holder holds such note (“accrued OID”). A daily portion is determined by allocating to each day in any “accrual period” a pro-rata portion of the OID that accrued in such period. The “accrual period” of a note may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period. The amount of OID that accrues with respect to any accrual period is the excess of (i) the product of the note’s “adjusted issue price” at the beginning of such accrual period and its “yield to maturity,” determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of such period, over (ii) the amount of stated interest allocable to such accrual period. The “adjusted issue price” of a note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period and reduced by any prior payments made on such note (other than payments of stated interest). The “yield to maturity” of a note is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the note (including payments of stated interest), produces an amount equal to the issue price of the note. The yield to maturity is constant over the term of the note.

Market Discount

If a U.S. holder acquires a note at a cost that is less than its revised issue price, the amount of such difference is treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the stated principal amount multiplied by the number of complete years to maturity (from the date of acquisition). In general, the “revised issue price” of a note will be such note’s adjusted issue price, as defined above under “—Original Issue Discount.”

Under the market discount rules of the Code, a U.S. holder is required to treat any partial payment of principal on a note, and any gain on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the accrued market discount that has not previously been included in income. If such note is disposed of by the U.S. holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. holder as if the holder had sold the note at its then fair market value.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

With respect to notes with market discount, a U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the notes. A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply. This election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. A U.S. holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election.

Premium and Acquisition Premium

If a U.S. holder purchases a note for an amount in excess of the sum of all amounts payable on the note after the date of acquisition (other than payments of stated interest), the holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess, and generally will not be required to include any OID in income. Generally, a U.S. holder may elect to amortize the premium as an offset to stated interest income, using a constant yield method similar to that described above, over the remaining term of the note. The notes are subject to call provisions at the Issuer’s option at various times, as described under “Description of the Exchange Notes—Optional Redemption.” A U.S. Holder will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. A U.S. holder who elects to amortize bond premium must reduce the holder’s tax basis in the note by the amount of the premium used to offset stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held or subsequently acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

If a U.S. holder purchases a note issued with OID at an “acquisition premium,” the amount of OID that the U.S. holder includes in gross income is reduced to reflect the acquisition premium. A note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of stated interest and (b) greater than the note’s adjusted issue price.

If a note is purchased at an acquisition premium, the U.S. holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the U.S. holder over the adjusted issue price of the note and the denominator of which is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of stated interest, over the note’s adjusted issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described above.

Sale, Exchange, Retirement, or Other Taxable Disposition of Notes

Upon the sale, exchange (other than the exchange for exchange notes pursuant to the exchange offer or certain exchanges pursuant to reorganization transactions), retirement, or other taxable disposition of a note, a U.S. holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued but unpaid stated interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder for U.S. federal income tax purposes) and the adjusted tax basis of the note. A U.S. holder’s adjusted tax basis in a note will, in general, be its cost for that note, increased by any previously accrued OID and market discount (if any) and reduced by the premium, if any, that has been previously amortized and the amount of any payments that are not payments of stated interest.

Any gain or loss will be capital gain or loss and generally will be U.S. source. Capital gains of noncorporate U.S. holders (including individuals) derived in respect of notes held for more than one year are currently eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Defeasance

If we were to obtain a discharge of the indenture with respect to all of the notes then outstanding, as described above under “Description of the Exchange Notes—Satisfaction and Discharge,” such discharge would generally be deemed to constitute a taxable exchange of the notes outstanding for other property. In such case, you would be required to recognize capital gain or loss in connection with such deemed exchange, which generally will be U.S. source. In addition, after such deemed exchange, you might also be required to recognize income from the property deemed to have been received in such exchange in a manner or amount that is different than if the discharge had not occurred. U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of interest (including OID) paid on the notes and to the proceeds of the sale, retirement, redemption or other disposition of a note paid to a U.S. holder unless such U.S. holder is an exempt recipient that, when required, demonstrates its status as such. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding and in each case otherwise complies with applicable certification requirements.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

New Legislation

For taxable years beginning after March 18, 2010, new legislation requires certain U.S. holders who are individuals to report information relating to an interest in our notes, subject to certain exceptions (including an exception for notes held in accounts maintained by certain financial institutions). U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with the resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed in the Registration Rights Agreement that, for a period beginning on the date the exchange offer is consummated and ending on the earlier of 180 days after the date of this prospectus and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making activities or other trading activities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

In connection with any such resales:

•	We will not receive any proceeds from any sale of exchange notes by broker-dealers.

•

Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices, or at negotiated prices.

•

Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any of the exchange notes.

•

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

•

The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For the period described above, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. Any such requests should be made in the letter of transmittal where indicated or otherwise should be directed to Global Crossing Limited, 200 Park Avenue, Suite 300, Florham Park, NJ 07932, Attention: Corporate Secretary, telephone: (973) 937-0100. For additional information about the obligations of participating broker-dealers in connection with the exchange offer and the resale of exchange notes, see “The Exchange Offer—Terms of the Exchange Offer—Resales of Exchange Notes.”

We have agreed in the Registration Rights Agreement to pay all expenses incident to the exchange offer (other than commissions and concessions of any broker-dealer) and to indemnify the holders of the original notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and guarantees offered by this prospectus are being passed upon for us by Latham & Watkins LLP, New York, New York. Certain legal matters regarding the due organization, valid existence and good standing of Global Crossing Limited and the subsidiary guarantors under the laws of their respective jurisdictions, as well as the due authorization of the exchange notes (in the case of Global Crossing Limited) and the due authorization, execution and delivery of the Indenture, including the guarantees contained therein (in the case of all Registrants), under the laws of their respective jurisdictions are being passed upon for us by the law firm listed opposite the applicable jurisdiction in the table below:

Jurisdiction(s)	Law Firm
Bermuda	Appleby

Canada (Federal); Alberta; British Columbia; Ontario	Blake Cassels & Graydon LLP

Hong Kong Special Administrative Region	Wilkinson & Grist

England & Wales	Latham & Watkins (London) LLP

Michigan; Wisconsin	Whyte Hirschboeck Dudek S.C.

Virginia	LeClairRyan, P.C.

Australia	Freehills

Japan	Nagashima Ohno & Tsunematsu

Singapore	Rodyk & Davidson LLP

Brazil	TozziniFreire Advogados

Chile	Cariola Diez Perez-Cotapos & Cia. Ltda.

Mexico	Alvarez, Santamarina y Acedo, S.C.

Panama	Sucre Arias y Reyes

Peru	Berninzon, Benavides, Vargas & Fernández, Abogados

U.S. Virgin Islands	Moore, Dodson & Russell, P.C.

Costa Rica	Soley, Saborio & Associados

Ecuador	Corral & Rosales

Venezuela	D’Empaire Reyna Abogados

Germany	K&L Gates LLP

Ireland	A&L Goodbody Solicitors

Luxembourg	Bonn Schmitt Steichen

Spain	Araoz Y Rueda Abogados, S.L.P.

The Netherlands	Houthoff Buruma

Belgium	Simmons & Simmons

Cyprus	Michael & Liasides L.L.C.

Denmark	Horten Law Firm

Sweden	Advokatfirma DLA Nordic KB

Switzerland	VISCHER AG

EXPERTS

The consolidated financial statements of Global Crossing Limited included in Global Crossing Limited’s Current Report (Form 8-K) dated June 17, 2010, (including the schedule appearing therein), and the effectiveness of Global Crossing Limited’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein and in Global Crossing Limited’s Annual Report (Form 10-K) for the year ended December 31, 2009, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

GCL, as issuer of the exchange notes, and most of GCL’s subsidiaries that guarantee the exchange notes are organized and existing under the laws of countries other than the United States. In this section, we refer to GCL and such subsidiaries as the “non-US registrants”. In addition, certain of the directors and officers of the non-US registrants reside outside of the United States. The non-US registrants have significant assets (and in some cases, substantially all of their assets) in locations outside the United States, and some or all of the assets of the non-US registrant directors and officers are located outside of the United States. As a result, it may be difficult for investors to effect service of process on the non-US registrants or those persons in the United States, or to enforce in the United States judgments obtained in U.S. courts against the non-US registrants or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in the jurisdiction of organization of the non-US registrants will enforce judgments obtained in other jurisdictions, including the United States, against the non-US registrants or their directors or officers under the securities or other laws of that jurisdiction or entertain actions in that jurisdiction against the non-US registrants or their directors or officers under the securities or other laws of that jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy reports and other information that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information concerning the public reference room. Our SEC filings are also available to you on the SEC’s website at http://www.sec.gov and through the Nasdaq Select Global Market (Nasdaq), on which our common stock is listed. For further information on obtaining copies of our public filings at Nasdaq, please visit Nasdaq’s website at http://www.nasdaq.com. Our SEC filings are also available to the public from our website at http://www.globalcrossing.com. However, the information on our web site does not constitute a part of this prospectus.

We and the subsidiary guarantors of the notes have filed a registration statement on Form S-4 under the Securities Act with the SEC to register the securities offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed or incorporated by reference as exhibits to the registration statement, including the indenture, the material Collateral Documents and the Registration Rights Agreement described in this prospectus, are available for inspection and copying as described above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 23, 2010 (the “Form 10-K”), as amended by Amendment No.1 to the Form 10-K filed on April 10, 2010;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010 filed on May 4, 2010; and

•	our Current Reports on Form 8-K filed on February 5, 2010, February 19, 2010 and June 17, 2010.

We incorporate by reference any additional documents or information that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents or information furnished to and not filed with the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any information that we later file with the SEC will automatically update and replace the information we previously filed with the SEC.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

We will provide a copy of any or all of the information we incorporate by reference, at no cost, to each person, including any beneficial owner, to whom this prospectus is delivered. To request a copy of any or all of this information, you should write or telephone us at the following address and telephone number:

Global Crossing Limited

200 Park Avenue

Suite 300

Florham Park, NJ 07932

(973) 937-0100

Attention: Corporate Secretary

We have not authorized any dealer or salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of the date of this prospectus unless the information specifically indicates that another date applies.

Until                 , 2010 (90 days after the date of delivery of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Global Crossing Limited

Offer To Exchange Up To

$750,000,000

12% Senior Secured Notes due 2015

which have been registered under the Securities Act of 1933

for any and all outstanding

12% Senior Secured Notes due 2015

                , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The following summarizes certain arrangements by which controlling persons, directors and officers of Global Crossing Limited (“GCL”) and its subsidiaries (GCL and each subsidiary, a “Registrant”) are indemnified against liability which they may incur in their capacities as such.

GCL has entered into indemnity agreements with each member of its board of directors or of the Executive Committee of such Board. The indemnity agreements provide that, subject to any limitations of the Companies Act, GCL will indemnify such persons against all liabilities, losses, damages or expenses incurred by such person in connection with his acting as a member of such body. Expenses incurred in defending any action or proceeding for which indemnification is required pursuant to the indemnity agreement shall be paid by GCL in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

GCL and/or various subsidiaries also have entered into indemnity agreements with certain directors and officers of certain co-Registrants. These agreements generally provide that each such indemnified person will be indemnified to the fullest extent permitted by applicable law against all liabilities, losses, damages or expenses incurred or suffered by such person arising from or in connection with his acting in his capacity as a director or officer (except if the action is in bad faith or opposed to the best interests of the applicable Registrant).

GCL maintains directors’ and officers’ liability insurance policies covering indemnified losses of each indemnified person. The policies provide up to $50 million in director, officer and entity-level coverage and up to an additional $15 million in coverage for directors and officers only.

The following summarizes certain indemnification rights provided for in the applicable statutes and constituent documents of the Registrants. These summaries are qualified in their entirety by reference to the complete text of the statutes and the constituent documents referred to below.

Global Crossing Limited and Co-Registrants

Global Crossing Limited

Atlantic Crossing Ltd.

Global Crossing International Networks Ltd.

Global Crossing Asia Holdings Ltd.

Global Crossing Australia Holdings Ltd.

Global Crossing Holdings Limited

Global Crossing International, Ltd.

Global Crossing Network Center Ltd.

South American Crossing Holdings Ltd.

PAC Panama Ltd.

Old GMS Ltd.

GC Crystal Holdings Ltd.

The bye-laws of Global Crossing Limited (“GCL”) and each of the Bermuda subsidiary guarantors listed above provide that each of their respective officers, directors and certain other persons shall be indemnified and held harmless out of the funds of the respective company to the fullest extent provided by Bermuda law against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such party which arise from or in connection with actions or inactions of the indemnified person while acting in such capacity; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Bermuda Companies Act of 1981 (the “Companies Act”) as in effect from time to time in Bermuda. The bye-laws of each of GCL and the subsidiary guarantors also provide that such persons shall be indemnified for costs of defense of civil and criminal proceedings and, other than Global Crossing International, Ltd. and Atlantic Crossing Ltd., for advancement of expenses in connection with indemnified activities and proceedings. The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in a company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Global Crossing Australia Pty Limited

The constitution of Global Crossing Australia Pty Limited (“GC Australia”) provides that each of its officers (including executive officers and former officers of the company or of its related bodies corporate as the directors in each case determine), directors, alternate directors and, if the directors so determine, any auditor or former auditor of the company or its related bodies corporate (each a Party) shall be indemnified on a full indemnity basis and to the full extent permitted by Australian law against all losses, liabilities, costs, charges and expenses incurred by a Party as an officer of the company, (including without limitation liability for negligence and reasonable legal costs), provided that such indemnification shall not extend to any matter which is not allowed pursuant to the Corporations Act (Cth) 2001 (Corporations Act) as in effect from time to time in Australia. Any liability (other than for legal costs) which is a liability to GC Australia or any of its related bodies corporate, is a liability for a pecuniary penalty order under section 1317G of the Corporations Act or a compensation order under section 1317H of the Corporations Act, or arises out of conduct of the Party which was not in good faith, or which involves wilful misconduct, gross negligence, reckless misbehaviour or fraud (together, the Limitations on Liability) is excluded from the indemnity given by GC Australia. This is consistent with the Corporations Act. The indemnity for legal costs incurred by a Party in defending an action does not operate if costs are incurred in defending or resisting proceedings in which the Party is found liable under the Limitations on Liability, in defending or resisting criminal proceedings in which the Party is found guilty, and in defending or resisting proceedings brought by the Australian Securities and Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established. Legal costs are also not covered in connection with proceedings for relief to the Party under the Corporations Act in which the court denies the relief.

The constitution of GC Australia provides that GC Australia may, to the extent permitted by law, purchase and maintain insurance or pay or agree to pay a premium for insurance for each Party against any liability incurred by that Party, including but not limited to, negligence or for reasonable costs and expenses incurred in defending proceedings, whether civil or criminal. However, the Corporations Act also provides that a company or related body corporate must not pay a premium for insurance for a Party against liability arising out of a wilful breach of duty in relation to the company, or improper use of a position or information to gain personal advantage for themselves or someone else, or cause detriment to the corporation. The constitution also provides that indemnity does not extend to any amount in respect of which the indemnity would otherwise be illegal, void, unenforceable or not permitted by law, and does not operate in respect of any liability of a Party to the extent that liability is covered by insurance. These indemnities are enforceable without a Party having first incurred any expense, and are a continuing obligation even though a Party may have ceased to be an officer of the company or any of its related bodies corporate.

Global Crossing Telecommunications-Canada, Ltd./Télécommunications Global Crossing-Canada, Ltée

Ameritel Management, Inc.

(each individually, a “Canadian Registrant”)

The by-laws of Global Crossing Telecommunications-Canada, Ltd./ Télécommunications Global Crossing-Canada, Ltée and Ameritel Management, Inc. provide that, subject to the Canadian Business Corporations Act, the Canadian Registrant shall indemnify a director or an officer, a former director or officer, or another individual who acts or acted at the Canadian Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Canadian Registrant, or other entity. The Canadian Registrant shall not indemnify an individual unless the individual (a) acted honestly and in good faith with a view to the best interests of the Canadian Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Canadian Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Furthermore, each Canadian Registrant is party to a unanimous shareholder declaration which relieves directors of their duties and liabilities and causes such duties and liabilities to be assumed by its sole shareholder. The shareholder has agreed to indemnify and save harmless the directors and their heirs and legal representatives from and against all costs, charges and expenses, including all amounts paid to settle any action or satisfy any judgment reasonably incurred by or on behalf of the directors in respect of any civil, criminal, administrative, investigative or other proceeding to which the directors are made a party (or any such proceeding that might be threatened and in respect of which the directors are threatened to be made a party) by reason of the directors being or having been directors and, if applicable, officers of the Canadian Registrant

Global Crossing Cyprus Holding Limited

Article 19 of Global Crossing Cyprus Holding Limited’s Memorandum of Association provides that directors or officers of the company shall be indemnified out of the assets of the company against losses or liabilities they may incur in the execution of their duties including liability incurred in defending civil or criminal proceedings in which they have judgements in their favour or in which they are acquitted or in connection with an application under Section 383 of the Companies Law CAP 113 in which relief is granted by the court and the director or officer shall not be liable for any loss to the company in execution of his duties, subject to Section 197 of the Companies Law.

Section 383 provides that if in any proceedings for negligence, default, breach of duty or breach of trust against an officer of the company it appears to the court that the officer is or may be liable for negligence, default, breach of duty or breach of trust, but he has acted honestly and reasonably and having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused, the court may relieve him wholly or in part on terms which the court thinks fit. The officer himself could apply for relief to the court is he apprehends that such claim may be made against him.

Section 197 of Companies Law provides that any provision in the Articles of Association of a company or in any contract with the company or otherwise exempting any officer from any liability in respect of negligence, default, breach of duty or breach of trust of which he may be guilty or indemnifying him against such liability is void but this section is subject to Section 383 described above and also this section shall not operate to deprive such officer of any exemption or right to be indemnified in respect of anything done or omitted to be done by him while any such provision was in force.

Global Crossing PEC Deutschland GmbH

Fibernet GmbH

(each individually, a “German Guarantor”)

Due to the absence of contractual indemnities for the managing directors of Global Crossing PEC Deutschland GmbH and Fibernet GmbH (collectively the (“German Guarantors”), they may be indemnified on the basis of German law only.

Under German law a managing director of a German Guarantor shall be entitled to claim indemnification from a shareholder of a German Guarantor in the event that the managing director will be liable for a business-destroying intervention (existenzvernichtender Eingriff) jointly with the shareholder provided that the shareholder has instructed the managing director to the action or omission resulting into the business-destroying intervention.

Following the German legal principles regarding the “mandate and contract for the management of the affairs of another” and in particular sec. 670 of the German Civil Code (BGB), a German Guarantor will be obliged to make reimbursement of all expenses (Aufwendungen) incurred by a managing director for the purpose of performing a mandate on behalf of the respective German Guarantor that the managing director lawfully considered to be necessary in the circumstances.

The managing directors may also be entitled to ask for indemnification by a German Guarantor pursuant to sect. 426 (1) BGB in case of joint liability with the German Guarantor vis-à-vis third parties, provided that the managing director has not violated any of his/her obligations towards the German Guarantor. The same principles apply in case of a joint and several liability of two or more managing directors among themselves. In case of a joint liability of a managing director and the respective German Guarantor vis-à-vis the German tax authorities for any tax payments, the managing director is entitled to ask for indemnification by the German Guarantor in respect to the primary tax obligation but excluding any fine for late payment. The right to ask for such indemnification does not exist, however, if and to the extent the managing director and the German Guarantor would be liable based on tort (sect. 823 to 853, 31 BGB).

Global Crossing Hong Kong Limited

The articles of association of Global Crossing Hong Kong Limited (“GCHK”) provide that every Director, alternate Director, auditor, Secretary or other officer of the Company shall be entitled to be indemnified by GCHK against all costs, charges, losses, expenses and liabilities incurred by him as such Director, alternate Director, auditor, Secretary or other officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under Section 358 of the Companies Ordinance (Chapter 32 of the

laws of Hong Kong) (the “Ordinance”) in which relief is granted to him by the Hong Kong court. The aforesaid indemnity is permitted under Section 165(2) of the Ordinance.

Section 358(1) of the Ordinance provides that if in any proceeding for negligence, default, breach of duty, or breach of trust against a person to whom Section 358 applies it appears to the Hong Kong court hearing the case that that person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as that court may think fit.

Global Crossing Ireland Limited

Global Crossing Services Europe Limited

Global Crossing Services Ireland Limited

(each individually, an “Irish Registrant”)

The constitutive documents of each Irish Registrant provide that every director, managing director, agent, auditor, secretary or other officer of the Irish Registrant shall be entitled to be indemnified out of the assets of the Irish Registrant against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under Section 391 of the Companies Act 1963 (the Act) in which relief is granted to him by the Court and no director or other officer shall be liable for any loss, damage or misfortune which may happen to be incurred by the Irish Registrant in the execution of the duties of his office or in relation thereto. Such provisions are expressed to only have effect insofar as they are not avoided by Section 200 of the Act.

Section 200 of the Act provides that any provision whether contained in the Irish Registrant’s constitutive documents or in any contract which has the effect of exempting or indemnifying company officers from any liability in respect of any negligence, default, breach of duty or breach of trust shall be void; however Section 200 of the Act permits the Irish Registrant to indemnify any officer or auditor as set out in its constitutive documents against any liability incurred by him in defending proceedings, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted or in connection with any application under Section 391 of the Act or Section 42 of the Companies (Amendment) Act, 1983 in which relief is granted to him by the court.

Global Crossing Japan KK

As the general rule under the Companies Act, a director’s liability to the company may not be discharged without the consent of all shareholders (including those shareholders who have no voting rights); provided, the Companies Act allows a director’s liability for damages caused to the company by his/her negligence or by intent in the performance of his/her duties (the “Breach of Duty”), to be discharged or limited under certain circumstances where there is (i) a resolution of general meeting of shareholders; (ii) a resolution of board of directors pursuant to the articles of incorporation; or (iii) a contract which limits liabilities of an outside director entered into pursuant to the articles of incorporation. The Companies Act does not have specific provision for discharging or limiting a director’s liability to third parties.

A director may be excused from his/her liabilities to Global Crossing Japan KK (“GCJ”) with the consent of all shareholders (including those shareholders who have no voting rights). It should be noted, however, that even with the consent of all of the shareholders excusing liability, there are instances where liability may be excused only to the extent of the amount legally distributable at the time of the act in question.

A director’s liability to GCJ for Breach of Duty (except for the liability of a director who entered into a direct conflict transaction on his/her own behalf) may be excused up to the Minimum Liability Amount (calculated pursuant to a formula in the Company Act) by the resolution of a general meeting of shareholders, if the director had no knowledge of the unlawfulness of his/her act(s) and was not grossly negligent in the performance of his/her duties.

A director of a company with statutory auditors can be released from his/her liability for Breach of Duty (with the exception of liability where a director has entered into a direct conflict-type transaction on his/her own behalf) up to the Minimum Liability Amount by the resolution of the board of directors, if so provided in the articles of incorporation of the company. However, there is no such provision in the Articles of Incorporation of GCJ.

The liability for Breach of Duty of an outside director (except for liability where an outside director has entered into a direct conflict-type transaction on his/her own behalf) may be limited if the company, whose articles of incorporation so provides, enters into a contract with an outside director pursuant to the provision of the articles of incorporation to limit such outside director’s liability for Breach of Duty to: (a) an amount that the company has determined in advance within the scope of the amount prescribed by the articles of incorporation or (b) the minimum liability amount, whichever is larger, provided that the outside director had no knowledge of the unlawfulness of his/her act and was not grossly negligent in performing his/her duties. However, the Articles of Incorporation of GCJ does not have such provision allowing GCJ to enter into such contract.

Global Crossing Mexicana, S. de R.L. de C.V.

Global Crossing Mexicana II, S. de R.L. de C.V.

Global Crossing Servicios, S. de R.L. de C.V.

The by-laws of each of these companies provide that the members of the board of directors, non-member secretary, and other relevant officers, agents or employees shall be indemnified and hold safe and harmless by each of the companies, respectively, against all legal actions started against said individuals for acts lawfully carried out in the pursuance of their duties. These indemnifications include all legal fees and expenses as well as the possibility for the companies to carry out advanced payments, in case that the officers of employees agree to return any such amounts to the companies, respectively, in case that it is resolved at the end of the procedure that he or she did not have the right to be indemnified.

These indemnifications do not include the possibility to be indemnified for any act carried out in fraud of the companies or under any other conduct standard not acceptable to the companies.

Global Crossing Panama, Inc.

SAC Panama, S.A.

Global Crossing Panama, Inc. and SAC Panama, S.A. are companies incorporated and subject to the Laws of the Republic of Panama. Law 32 of 1927 and the Code of Commerce which regulate corporations do not require companies to indemnify its directors and/or officers for any liabilities incurred in the course of their duties or due to their office and services to the company.

The Memorandum of Incorporation of both Global Crossing Panama, Inc. and SAC Panama, S.A., however, includes language indicating that, except for fraud, each company shall indemnify its own directors, officers and agents in the event of any action, claim, proceedings or lawsuit, either judicial or extrajudicial, in which such person is involved for reason of the office held with the company.

Telecom Infrastructure Hardware S.R.L.

The by-laws of the Peruvian entity Telecom Infrastructure Hardware S.R.L. (“TIH”) do not expressly provide that any of its officers of TIH or any other persons shall be indemnified and held harmless out of the funds of TIH against any liabilities, losses, damages or expenses incurred or suffered by such party which arise from or in connection with actions or inactions of such person while acting in such capacity.

Peruvian Law does not have any specific provision about indemnification of officers and directors, so this matter will be governed by the general principles applying to damages. Peruvian Civil Code provides that agreements for limiting or exempting liability will be null and void when dealing with liability resulting of wishful misconduct or gross negligence. Peruvian Companies Act provides that any provision, whether contained in the company’s by-laws or in a contract or arrangement between the company and an officer or director, indemnifying an officer or director against any liability which would attach to him in respect of his fraud or dishonesty will be void. Peruvian Companies Act also considers void any shareholders meeting or board meeting resolution holding harmless any manager against future claims.

Global Crossing Peru S.A.

The by-laws of Global Crossing Peru (“GCP”) do not expressly provide that any of its directors, officers or any other persons shall be indemnified and held harmless out of the funds of GCP against any liabilities, losses, damages or expenses incurred or suffered by such party which arise from or in connection with actions or inactions of such person while acting in such capacity.

Peruvian Law does not have any specific provision about indemnification of officers and directors, so this matter will be governed by the general principles applying to damages. Peruvian Civil Code provides that agreements for limiting or exempting liability will be null and void when dealing with liability resulting of wishful misconduct or gross negligence. Peruvian Companies Act provides that any provision, whether contained in the company’s by-laws or in a contract or arrangement between the company and an officer or director, indemnifying an officer or director against any liability which would attach to him in respect of his fraud or dishonesty will be void. Peruvian Companies Act also considers void any shareholders meeting or board meeting resolution holding harmless any manager against future claims.

Global Crossing Singapore Pte. Ltd.

The Articles of Association of Global Crossing Singapore Pte. Ltd. (“GC Singapore”) provide that subject to the provisions of and so far as may be permitted by the Singapore Companies Act (Chapter 50) (the “Act”), every director, manager, secretary and other officer or servant of the company shall be indemnified by the company again, and it shall be the duty of the directors out of the funds of the company to pay, all costs, losses and expenses which any such officer or servant may incur or become liable to incur by reason of any contract entered into or act or deed done by him as such officer or servant or in any way in the discharge of his duties, including reasonable hotel, travelling and other expenses. The Act provides that any provision, whether in the articles or in any contract with a company or otherwise, for exempting any officer or auditor of the company from, or indemnifying him against, any liability which by law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company, shall be void.

Racal Telecommunications, Inc.

Impsat Fiber Networks, Inc.

Global Crossing Americas Solutions, Inc.

GT Landing II Corp.

Budget Call Long Distance, Inc.

ALC Communications Corporation

Global Crossing North American Holdings, Inc.

Global Crossing North American Networks, Inc.

Global Crossing Employee Services Inc.

Global Crossing Development Co.

Section 145 of the General Corporation Law of the State of Delaware (the “DCGL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Section 145 of the DGCL also permits a corporation to purchase and maintain, on behalf of any director, officer, employee or agent of a corporation insurance against liabilities incurred in such capacities. In addition, Section 145 of the DGCL permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of an action, suit, or proceeding, upon receipt of an undertaking by the director or officer to repay such amount if it is determined that such person is not entitled to indemnification.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for improper payment of dividends or redemptions of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The certificate of incorporation of each Delaware corporate Registrant (other than Global Crossing North American Networks, Inc. and Racal Telecommunications, Inc.) provides that, to the fullest extent permitted by the DGCL, such Registrant’s directors will not be personally liable to such Registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. The certificate of incorporation of each of ALC Communications Corporation, Budget Call Long Distance, Inc., GT Landing II Corp., and Racal Telecommunications, Inc. also generally provides for the indemnification of such Registrant’s directors and officers to the fullest extent permitted by the DGCL.

The bylaws of each Delaware corporate Registrant provides that such Registrant’s directors will not be personally liable to such Registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors, except (1) for any breach of the director’s duty of loyalty to such Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) for any matter in respect of which such director is liable under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

The bylaws of each Delaware corporate Registrant also provides for the indemnification of each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or administrative or investigative proceeding by reason of the fact that such person is or was a director or officer of such Registrant or, while a director or officer of such Registrant, is or was serving at the request of such Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, employee benefit plan, trust or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and such Registrant may enter into agreements with any such person for the purpose of providing for such indemnification.

International Optical Network, L.L.C.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. However, to the extent that the limited liability company agreement seeks to restrict or limit the liabilities of such person, Section 18-1101 of the DLLCA prohibits it from eliminating liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

The limited liability company agreement of the Delaware limited liability company Registrant provides that, to no manager, officer or employee shall be liable to any member or to such Registrant by reason of the actions of such person in the conduct of the business of such Registrant except for criminal acts, fraud, bad faith, gross negligence or willful misconduct. The limited liability company agreement also provides that such Registrant shall indemnify, hold harmless, and pay all judgments and claims against any member of the board of managers or any officer or employee of such Registrant relating to any liability or damage incurred by any such person by reason of any act performed or omitted to be performed by such person in connection with the business of such Registrant, except that no person shall be indemnified from any liability for fraud, bad faith, gross negligence or willful misconduct.

Global Crossing Bandwidth, Inc.

Section 317 of the General Corporation Law of California (the “GCLC”) sets forth the provisions pertaining to the indemnification of corporate “agents.” For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a California corporation, or is or was serving at the request of a California corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or other agent of a predecessor corporation of such California corporation or of another enterprise at the request of such predecessor corporation. Section 317 mandates a California corporation’s indemnification of agents where the agent’s defense of a proceeding is successful on the merits. In other cases, Section 317 allows a California corporation to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action, subject in some cases to court approval) if such agents acted in good faith and in a manner such agents believed to be in the best interests of such company, and if the indemnification is authorized by (1) a majority vote of a quorum of such company’s boards of directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, a California corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a California corporation to advance expenses to their agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse such company if the agent is found liable.

The certificate of incorporation of the California corporate Registrant provides that the liability of the directors of such Registrant for monetary damages is eliminated to the fullest extent permissible under California law. The certificate of incorporation also provides that such Registrant is authorized to provide indemnification of agents (as defined in Section 317 of the GCLC) through bylaw provisions, by agreement or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the GCLC, subject to the limits on such excess indemnification set forth in Section 204 of the GCLC.

The bylaws of the California corporate Registrant provide that such Registrant, to the full extent authorized by law, (1) will indemnify any person made, or threatened to be made, a party in any action by reason of the fact that he, his testator or intestate, is or was a director, officer o employee of such Registrant, or is or was serving at the request of such Registrant as a director, officer or employee of any other corporation of any type or kind, domestic or foreign, any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, if such director, officer or employee acted in a manner consistent with such indemnification under the GCLC. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by such Registrant in advance of final disposition of such action upon the terms and conditions required by the GCLC.

The bylaws of the California corporate Registrant also provides that, unless ordered by a court, such Registrant will indemnify any claim, issue or matter as to which such person has met the standard of conduct required by the GCLC as follows: (1) by such Registrant’s board of directors acting by a majority vote of a quorum consisting of directors who are not party to such action, suit or proceeding; (2) if a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders of such Registrant.

Global Crossing North America, Inc.

Article 7, Sections 721-726 of the New York Business Corporation Law (the “NYBCL”) provides for the indemnification and advancement of expenses to officers and directors for actions in their capacity as such. Under the NYBCL, a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, provided that the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe his conduct was unlawful. A corporation may obtain indemnification insurance indemnifying itself and its directors and officers. Indemnification and advancement pursuant to the NYBCL are not exclusive of any other rights an officer or director may be entitled to, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

The certificate of incorporation of the New York corporate Registrant provides that the personal liability of the directors of such Registrant is eliminated to the fullest extent permitted by paragraph (b) of Section 402 of the NBCL.

The bylaws of the New York corporate Registrant provide that such Registrant, to the full extent permitted and in the manner required by the laws of the State of New York, (1) will indemnify any person (and their heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of such Registrant to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of such Registrant served in any capacity at the request of such Registrant, by reason of the fact that such director or officer, or such director’s or officer’s testator or intestate, was a director or officer of such Registrant or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, and (2) will provide to any such person (and the heirs and legal representatives of such person) advances for expenses incurred in pursuing such action or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent required by, Section 725(a) of the NBCL.

Global Crossing Local Services, Inc.

Global Crossing Telecommunications, Inc.

The By-Laws of both Global Crossing Local Services, Inc., a Michigan corporation (“GCLSI”), and Global Crossing Telecommunications, Inc., a Michigan corporation (“Telecommunications”), each provide that its respective officers, directors and certain other persons shall be indemnified and held harmless out of the funds of GCLSI or Telecommunications, as applicable, to the fullest extent provided by Michigan law against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such party which arise from or in connection with actions or inactions of the indemnified person while acting in such individual’s official corporate capacity; provided that such indemnification shall not (i) extend to any matter which would render it void pursuant to the Michigan Business Corporations Act (the “Michigan Act”) as in effect from time to time in Michigan or (ii) apply to the extent the liability was incurred because a director or officer breached or failed to perform a duty he/she owes to GCLSI or Telecommunications, as applicable, and the breach or failure to perform constitutes (a) a willful failure to deal fairly with GCLSI or Telecommunications, as applicable, or their respective shareholders in connection with the matter in which such director or officer has a material conflict of interest, (b) a violation of criminal law, unless such director or officer had reasonable cause to believe his/her conduct was lawful or no reasonable cause to believe his/her conduct was unlawful, (c) a transaction from which such director or officer derived an improper personal profit, or (d) willful misconduct. Each of the By-Laws of GCLSI and Telecommunications also provide that such persons shall be indemnified for costs of defense of civil and criminal proceedings and for advancement of expenses in connection with indemnified activities and proceedings. The Michigan Act provides that a Michigan corporation shall, unless otherwise limited by the Articles of Incorporation of GCLSI or Telecommunications, as applicable, indemnify such corporation’s directors and officers, if such officer or director has been successful on the merits, with respect to any loss arising or liability attaching to them as a result of any liability incurred by an officer or director because such individual was an officer or director of GCLSI or Telecommunications, as applicable, provided that the liability was incurred (i) as a result of such individual acting in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of GCLSI or Telecommunications or their shareholders, and (ii) with respect to a criminal action or proceeding, if such individual had no reasonable cause to believe his or her conduct was unlawful.

Global Crossing Telemanagement, Inc.

The By-Laws of Global Crossing Telemanagement, Inc., a Wisconsin corporation (“Telemanagement”), provide that its officers, directors and certain other persons shall be indemnified and held harmless out of the funds of Telemanagement to the fullest extent provided by Wisconsin law against all liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such party which arise from or in connection with actions or inactions of the indemnified person while acting in such individual’s official corporate capacity; provided that such indemnification shall not (i) extend to any matter which would render it void pursuant to the Wisconsin Business Corporation Law (the “Wisconsin Act”) as in effect from time to time in Wisconsin or (ii) apply to the extent the liability was incurred because a director or officer breached or failed to perform a duty he/she owes to Telemanagement and the breach or failure to perform constitutes (a) a willful failure to deal fairly with Telemanagement or its shareholders in connection with the matter in which such director or officer has a material conflict of interest, (b) a violation of criminal law, unless such director or officer had reasonable cause to believe his/her conduct was lawful or no reasonable cause to believe his/her conduct was unlawful, (c) a transaction from which such director or officer derived an improper personal profit, or (d) willful misconduct (the foregoing events described in items (a)–(d) being collectively referred to as the “Non-Liability Events”). The By-Laws also provide that such persons shall be indemnified for costs of defense of civil and criminal proceedings and for advancement of expenses in connection with indemnified activities and proceedings. The Wisconsin Act provides that a Wisconsin corporation shall, unless otherwise limited by the Articles of Incorporation of Telemanagement, indemnify its directors and officers, if such officer or director has been successful on the merits, with respect to any loss arising or liability attaching to them as a result of any liability incurred by an officer or director because such individual was an officer or director of Telemanagement, provided that the liability was not incurred as a result of a Non-Liability Event.

Global Crossing Telemanagement VA, LLC

The Articles of Organization of Global Crossing Telemanagement VA, LLC, as amended, do not provide that its officers, directors, members, management or any other third parties shall be indemnified and held harmless out of the funds of such Virginia limited liability company against any liabilities, losses, damages or expenses (including but not limited to liabilities under contract, tort and statute or any applicable law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by such party which arise from or in connection with actions or inactions of that person while acting in such capacity. The limited liability company has no bylaws or operating agreement governing the activities of the organization. There is no Virginia statutory or common law right to indemnification extended to officers, directors, members or managers of a limited liability company.

G.C. St. Croix Company, Inc.

The Articles of Incorporation of G.C. St. Croix Company, Inc. (“GCSTC”), a corporation formed under the laws of the U.S. Virgin Islands, provide that GCSTC shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of GCSTC, or is or was serving at the request of GCSTC as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding. This indemnity is in turn authorized by the Virgin Islands General Corporation Law, Title 13, Section 67a (“Section 67a”). The indemnity provided in the Articles of Incorporation, as authorized by Section 67a, requires that the party to be indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the GCSTC and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. However, as required by Section 67a, the Articles of Incorporation also provided that no indemnification shall be made where the person in question has been adjudged to be liable for negligence or misconduct in the performance of his duty to GCSTC, unless and only to the extent that a court determines that that, despite the adjudication of liability, such person is nevertheless entitled to indemnity.

Fibernet Holdings Limited

Global Crossing (Bidco) Limited

Global Crossing Europe Limited

Global Crossing Financial Markets Limited

GC Pan European Crossing UK Limited

Pan American Crossing UK Ltd.

GC IMPSAT Holdings I plc

GC IMPSAT Holdings II Limited

GC IMPSAT Holdings III Limited

(together, the “English Guarantors”)

General

As companies incorporated in England and Wales, the English Guarantors are subject to, where applicable, the Companies Act 1985 (the “CA 1985”) and/or the Companies Act 2006 (the “CA 2006”). In addition to the provisions set out below, please also refer to Chapter 7 (Directors’ Liabilities) of the CA 2006 as set out below (Chapter 7 of the Companies Act 2006).

The articles of association of each of the English Guarantors provide that, subject to the provisions of the CA 2006, each of their respective directors, other officers and auditors shall be indemnified against all costs, charges, expenses, losses or liabilities incurred by them in the execution of their duties of office or otherwise relating to their office, including liabilities incurred by them in defending any proceedings, whether civil or criminal, in which judgment is given in their favour, or in which they are acquitted or in connection with any application in which relief is granted to them by the court. Please note that the above statement is a summary of the indemnity provision as set out in articles of association of each of the English Guarantors (which are set out in greater detail below).

The articles of association of Global Crossing Europe Limited, GC Pan European Crossing UK Limited and Pan American Crossing UK Limited also provide that such companies may purchase and maintain insurance for any of their directors, other officers or auditors against any liabilities which may attach to by them. Please note that the above statement is a summary of the insurance provision as set out in articles of association of the applicable English Guarantors (which are set out in greater detail below).

Global Crossing Europe Limited and Pan American Crossing UK Ltd

Article 13 (Indemnity) of the articles of association of Global Crossing Europe Limited and Pan European Crossing UK Ltd provide as follows:

(a)	“Every director or other officer or auditor of the company shall be indemnified out of the assets of the company against all losses or liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, or in connection with any application under section 144 or section 727 of the CA 1985 in which relief is granted to him by the court and no director or other officer shall be liable for any loss, damage or misfortune which may happen to or be incurred by the company in the execution of the duties of his office or in relation thereto. But this article shall only have effect in so far as its provisions are not avoided by Section 310 of the CA 1985.

(b)	The directors shall have power to purchase and maintain for any director, officer or auditor of the company insurance against any such liability as is referred to in Section 310(1) of the CA 1985.

(c)	Clause 118 in Table A shall not apply to the company.”

Global Crossing Financial Markets Limited

Article 12 (Indemnity) of the articles of association of Global Crossing Financial Markets Limited provides as follows:

“Subject to the provisions of the CA 1985 and in addition to such indemnity as is contained in Clause 118 of Table A, every director, officer or official of the Company shall be entitled to be indemnified out of the assets of the company against all losses or liabilities incurred by him in or about the execution and discharge of the duties of his office.”

Clause 118 of Table A of the CA 1985 provides as follows (“Table A Indemnity”):

“Subject to the provisions of the CA 1985 but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer or auditor of the company shall be indemnified out of the assets of the company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the company.”

GC Pan European Crossing UK Limited

Articles 37 and 38 (Indemnity) of the articles of association of GC Pan European Crossing UK Limited provides as follows:

“37. Subject to the provisions of the CA 1985, but without prejudice to any indemnity to which he may otherwise be entitled, each person who is a director, alternate director or secretary of the company must be indemnified out of the assets of the company against all costs charges, losses and liabilities incurred by him in the proper execution of his duties or the proper exercise of his powers, authorities and discretions including, without limitation, a liability incurred:

(d)	defending proceedings (whether civil or criminal in which judgment is given in his favour or in which he is acquitted, or which are otherwise disposed of without a finding or admission of material breach of duty on his part; or

(e)	in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the company.

38. The directors may exercise all the powers of the company to purchase and maintain insurance for the benefit of a person who is or was:

(a)	an director, alternate director, secretary or auditor of the company or of a company which is or was a subsidiary undertaking of the company or in which the company has or had an interest whether direct or indirect; or
(b)	a trustee of a retirement benefits scheme or other trust in which a person referred to in the preceding paragraph is or has been interested,

indemnifying him against liability for negligence, default, breach of trust or breach of duty or other liability which may lawfully be insured against by the company.”

GC IMPSAT Holdings I plc

Article 18 (Indemnity) of the articles of association of GC IMPSAT Holdings I plc provides as follows:

“In addition to the indemnity conferred by the Table A Indemnity and subject to the provisions of the CA 1985 every such person as is mentioned in the Table A Indemnity shall be entitled to be indemnified out of the assets of the company against all expenses, losses or liabilities incurred by him as agent of the company or for the company’s benefit or intended benefit or in or about the discharge or intended discharge of his duties in relation to the company.”

GC IMPSAT Holdings II Limited and GC IMPSAT Holdings III Limited

Article 17 (Indemnity) of the articles of association of GC IMPSAT Holdings II Limited and GC IMPSAT Holdings III Limited provides as follows:

“Subject to the provisions of the CA 1985, the company may purchase and maintain for any of the company’s directors, alternate directors, auditors, secretaries and other offices insurance against any liability which by virtue of any rule of law would otherwise attach to any such person in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company and (whether or not any such insurance is effected) every such person shall be entitled to be indemnified by the company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, that relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the company and in which judgment is given in his favour (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted by the Court. The Table A Indemnity shall not apply.”

Fibernet Holdings Limited, Global Crossing (Bidco) Limited

The articles of association of Fibernet Holdings Limited and Global Crossing (Bidco) Limited provide that the Table A Indemnity applies (as set out above).

Chapter 7 of the Companies Act 2006

Directors’ Liabilities

Provision protecting directors from liability

232 Provisions protecting directors from liability

(1) Any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

(2) Any provision by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company, or of an associated company, against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is void, except as permitted by—

(a)	section 233 (provision of insurance),
(b)	section 234 (qualifying third party indemnity provision), or
(c)	section 235 (qualifying pension scheme indemnity provision).

(3) This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise.

(4) Nothing in this section prevents a company’s articles from making such provision as has previously been lawful for dealing with conflicts of interest.

233 Provision of insurance

Section 232(2) (voidness of provisions for indemnifying directors) does not prevent a company from purchasing and maintaining for a director of the company, or of an associated company, insurance against any such liability as is mentioned in that subsection.

234 Qualifying third party indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying third party indemnity provision.

(2) Third party indemnity provision means provision for indemnity against liability incurred by the director to a person other than the company or an associated company.

Such provision is qualifying third party indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a)	any liability of the director to pay—
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director—
(i)	in defending criminal proceedings in which he is convicted, or
(ii)	in defending civil proceedings brought by the company, or an associated company, in which judgment is given against him, or
(iii)	in connection with an application for relief (see subsection (6)) in which the court refuses to grant him relief.

(4) The references in subsection (3)(b) to a conviction, judgment or refusal of relief are to the final decision in the proceedings.

(5) For this purpose—

(a)	a conviction, judgment or refusal of relief becomes final—
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and

(b)	an appeal is disposed of—
(i)	if it is determined and the period for bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.

(6) The reference in subsection (3)(b)(iii) to an application for relief is to an application for relief under—

section 661(3) or (4) (power of court to grant relief in case of acquisition of shares by innocent nominee), or section 1157 (general power of court to grant relief in case of honest and reasonable conduct).

235 Qualifying pension scheme indemnity provision

(1) Section 232(2) (voidness of provisions for indemnifying directors) does not apply to qualifying pension scheme indemnity provision.

(2) Pension scheme indemnity provision means provision indemnifying a director of a company that is a trustee of an occupational pension scheme against liability incurred in connection with the company’s activities as trustee of the scheme.

Such provision is qualifying pension scheme indemnity provision if the following requirements are met.

(3) The provision must not provide any indemnity against—

(a)	any liability of the director to pay—
(i)	a fine imposed in criminal proceedings, or
(ii)	a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or
(b)	any liability incurred by the director in defending criminal proceedings in which he is convicted.

(4) The reference in subsection (3)(b) to a conviction is to the final decision in the proceedings.

(5) For this purpose—

(a)	a conviction becomes final—
(i)	if not appealed against, at the end of the period for bringing an appeal, or
(ii)	if appealed against, at the time when the appeal (or any further appeal) is disposed of; and
(b)	an appeal is disposed of—
(i)	if it is determined and the period for bringing any further appeal has ended, or
(ii)	if it is abandoned or otherwise ceases to have effect.

(6) In this section “occupational pension scheme” means an occupational pension scheme as defined in section 150(5) of the Finance Act 2004 (c 12) that is established under a trust.

236 Qualifying indemnity provision to be disclosed in directors’ report

(1) This section requires disclosure in the directors’ report of—

(a)	qualifying third party indemnity provision, and
(b)	qualifying pension scheme indemnity provision.

Such provision is referred to in this section as “qualifying indemnity provision”.

(2) If when a directors’ report is approved any qualifying indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, the report must state that such provision is in force.

(3) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of the company, the report must state that such provision was in force.

(4) If when a directors’ report is approved qualifying indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, the report must state that such provision is in force.

(5) If at any time during the financial year to which a directors’ report relates any such provision was in force for the benefit of one or more persons who were then directors of an associated company, the report must state that such provision was in force.

237 Copy of qualifying indemnity provision to be available for inspection

(1) This section has effect where qualifying indemnity provision is made for a director of a company, and applies—

(a)	to the company of which he is a director (whether the provision is made by that company or an associated company), and
(b)	where the provision is made by an associated company, to that company.

(2) That company or, as the case may be, each of them must keep available for inspection—

(a)	a copy of the qualifying indemnity provision, or
(b)	if the provision is not in writing, a written memorandum setting out its terms.

(3) The copy or memorandum must be kept available for inspection at—

(a)	the company’s registered office, or
(b)	a place specified in regulations under section 1136.

(4) The copy or memorandum must be retained by the company for at least one year from the date of termination or expiry of the provision and must be kept available for inspection during that time.

(5) The company must give notice to the registrar—

(a)	of the place at which the copy or memorandum is kept available for inspection, and
(b)	of any change in that place,

unless it has at all times been kept at the company’s registered office.

(6) If default is made in complying with subsection (2), (3) or (4), or default is made for 14 days in complying with subsection (5), an offence is committed by every officer of the company who is in default.

(7) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(8) The provisions of this section apply to a variation of a qualifying indemnity provision as they apply to the original provision.

(9) In this section “qualifying indemnity provision” means—

(a)	qualifying third party indemnity provision, and
(b)	qualifying pension scheme indemnity provision.

238 Right of member to inspect and request copy

(1) Every copy or memorandum required to be kept by a company under section 237 must be open to inspection by any member of the company without charge.

(2) Any member of the company is entitled, on request and on payment of such fee as may be prescribed, to be provided with a copy of any such copy or memorandum.

The copy must be provided within seven days after the request is received by the company.

(3) If an inspection required under subsection (1) is refused, or default is made in complying with subsection (2), an offence is committed by every officer of the company who is in default.

(4) A person guilty of an offence under this section is liable on summary conviction to a fine not exceeding level 3 on the standard scale and, for continued contravention, a daily default fine not exceeding one-tenth of level 3 on the standard scale.

(5) In the case of any such refusal or default the court may by order compel an immediate inspection or, as the case may be, direct that the copy required be sent to the person requiring it.

Ratification of acts giving rise to liability

239 Ratification of acts of directors

(1) This section applies to the ratification by a company of conduct by a director amounting to negligence, default, breach of duty or breach of trust in relation to the company.

(2) The decision of the company to ratify such conduct must be made by resolution of the members of the company.

(3) Where the resolution is proposed as a written resolution neither the director (if a member of the company) nor any member connected with him is an eligible member.

(4) Where the resolution is proposed at a meeting, it is passed only if the necessary majority is obtained disregarding votes in favour of the resolution by the director (if a member of the company) and any member connected with him. This does not prevent the director or any such member from attending, being counted towards the quorum and taking part in the proceedings at any meeting at which the decision is considered.

(5) For the purposes of this section—

(a)	“conduct” includes acts and omissions;
(b)	“director” includes a former director;
(c)	a shadow director is treated as a director; and
(d)	in section 252 (meaning of “connected person”), subsection (3) does not apply (exclusion of person who is himself a director).

(6) Nothing in this section affects—

(a)	the validity of a decision taken by unanimous consent of the members of the company, or
(b)	any power of the directors to agree not to sue, or to settle or release a claim made by them on behalf of the company.

(7) This section does not affect any other enactment or rule of law imposing additional requirements for valid ratification or any rule of law as to acts that are incapable of being ratified by the company.

Other Co-Registrants

With respect to the following Registrants, there are no applicable statutes under local law or provisions under the applicable constituent documents with respect to indemnification of directors and officers.

Global Crossing België bvba (in liquidation)

Global Crossing PEC Belgium bvba

SAC Brasil Holding Ltda.

SAC Brasil S.A.

Impsat Participações e Comercial Ltda.

Global Crossing Coumunicações do Brasil Ltda.

Global Crossing Chile S.A.

Global Crossing Costa Rica, S.R.L.

Global Crossing PEC Danmark ApS

Global Crossing Comunicaciones Ecuador S.A.

Global Crossing PEC Luxembourg I s.à.r.l.

Global Crossing PEC Luxembourg II s.à.r.l.

GC IMPSAT Holdings Nederland B.V.

Global Crossing PEC Holdings B.V.

GC Pan European Crossing Networks B.V.

Global Crossing PEC Nederland B.V.

Global Crossing Nederland B.V.

Telecom Infrastructure Hardware S.R.L.

Global Crossing Peru S.A.

Global Crossing PEC España S.A.

Global Crossing Sverige AB

Global Crossing PEC Switzerland AG

Global Crossing Venezuela S.A.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits

The exhibits to this registration statement are listed on the exhibit index, which appears elsewhere in this registration statement and is incorporated in this Item 21 by reference.

(b)	Financial Statement Schedules

VALUATION AND QUALIFYING ACCOUNTS

(in millions)

	Column A	Column B	Column C	Column D	Column E
	Balance at beginning of period	Additions		Deductions	Balance at end of period
		Charged to costs and expenses	Charged to other accounts
2009
Reserve for uncollectible accounts and sales credits	$58	$26	$2	$(36)	$50
Restructuring reserves	27	4	3	(9)	25
Deferred tax valuation allowance	2,294	20	—	(20)	2,294
2008
Reserve for uncollectible accounts and sales credits	$52	$27	$3	$(24)	$58
Restructuring reserves	37	3	4	(17)	27
Deferred tax valuation allowance	2,663	—	—	(369)	2,294
2007
Reserve for uncollectible accounts and sales credits	$43	$29	$8	$(28)	$52
Restructuring reserves	91	(30)	16	(40)	37
Deferred tax valuation allowance	2,532	9	122	—	2,663

Item 22.	Undertakings

(a) The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

GLOBAL CROSSING LIMITED

By:	/ S / JOHN J. LEGERE
John J. Legere
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / JOHN J. LEGERE John J. Legere	Chief Executive Officer (principal executive officer)

/ S / JOHN A. KRITZMACHER John A. Kritzmacher	Executive Vice President and Chief Financial Officer (principal financial officer)

/ S / ROBERT A. KLUG Robert A. Klug	Chief Accounting Officer (principal accounting officer)

/ S / E.C. “PETE” ALDRIDGE, JR. E.C. “Pete” Aldridge, Jr.	Director

/ S / ARCHIE CLEMINS Archie Clemins	Director

/ S / DONALD L. CROMER Donald L. Cromer	Director

/ S / RICHARD R. ERKENEFF Richard R. Erkeneff	Director

Signature	Title

/ S / LEE THENG KIAT Lee Theng Kiat	Director

/ S / CHARLES MACALUSO Charles Macaluso	Director

/ S / MICHAEL RESCOE Michael Rescoe	Director

/ S / ROBERT J. SACHS Robert J. Sachs	Director

/ S / PETER SEAH LIM HUAT Peter Seah Lim Huat	Vice Chairman and Director

/ S / LODEWIJK CHRISTIAAN VAN WACHEM Lodewijk Christiaan van Wachem	Chairman and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on June 18, 2010.

Global Crossing Holdings Limited

Atlantic Crossing Ltd.

Global Crossing Asia Holdings Ltd.

Global Crossing Australia Holdings Ltd.

Global Crossing Network Center Ltd.

Global Crossing International, Ltd.

Old GMS Holdings Ltd.

South American Crossing Holdings Ltd.

Global Crossing International Networks Ltd.

GC Crystal Holdings Ltd.

PAC Panama Ltd.

By:	/ S / HENRY M. GODFREY
Henry M. Godfrey
Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / HENRY M. GODFREY Henry M. Godfrey	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Director; Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

Global Crossing Telecommunications-Canada, Ltd.

By:	/ S / JOHN A. KRITZMACHER
John A. Kritzmacher
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / JOHN A. KRITZMACHER John A. Kritzmacher	President (principal executive officer, principal financial officer and principal accounting officer)

/ S / KATIA DESILLES-LEMIEUX Katia Desilles-Lemieux	Director

/ S / ANDREA D. VABALIS Andrea D. Vabalis	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on June 18, 2010.

Ameritel Management, Inc.

By:	/ S / DAVID R. CAREY
David R. Carey
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / DAVID R. CAREY David R. Carey	President (principal executive officer)

/ S / JOHN A. KRITZMACHER John A. Kritzmacher	Chief Financial Officer (principal financial officer and principal accounting officer)

/ S / KATIA DESILLES-LEMIEUX Katia Desilles-Lemieux	Director

/ S / JOCELYN M. KELLEY Jocelyn M. Kelley	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

Global Crossing Hong Kong Limited

By:	/ S / JOHN ROBERT MULHEARN, JR.
John Robert Mulhearn, Jr.
Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / JOHN ROBERT MULHEARN, JR. John Robert Mulhearn, Jr.	Director

/ S / JON LYNDON FISSE Jon Lyndon Fisse	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Fibernet Holdings Limited Global Crossing Europe Limited Global Crossing Financial Markets Limited Pan American Crossing UK Ltd. GC Pan European Crossing UK Limited

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh
Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / MATTHEW GUTIERREZ Matthew Gutierrez	Director

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / EDWARD HIGASE Edward Higase	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Global Crossing (Bidco) Limited

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh
Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

GC Impsat Holdings I Plc

By:	/ S / JOHN A. KRITZMACHER
John A. Kritzmacher Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / JOSE ANTONIO RIOS Jose Antonio Rios	Director

/ S / DAVID ROY CAREY David Roy Carey	Director

/ S / JOHN BUCKHOUT MCSHANE John Buckhout McShane	Director

/ S / HECTOR ROBERTO ALONSO Hector Roberto Alonso	Director

/ S / JOHN A. KRITZMACHER John A. Kritzmacher	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

GC Impsat Holdings II Plc GC Impsat Holdings III Plc

By:	/ S / JOHN A. KRITZMACHER
John A. Kritzmacher Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / DAVID ROY CAREY David Roy Carey	Director

/ S / JOHN BUCKHOUT MCSHANE John Buckhout McShane	Director

/ S / HECTOR ROBERTO ALONSO Hector Roberto Alonso	Director

/ S / JOHN A. KRITZMACHER John A. Kritzmacher	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

Racal Telecommunications, Inc.

International Optical Network, L.L.C.

Global Crossing Bandwidth, Inc.

Global Crossing North America, Inc.

Global Crossing Development Co.

Global Crossing Employee Services, Inc.

Global Crossing Local Services, Inc.

Global Crossing North American Holdings, Inc.

Global Crossing North American Networks, Inc.

Global Crossing Telecommunications, Inc.

ALC Communications Corporation

Budget Call Long Distance, Inc.

GT Landing II Corp.

Global Crossing Telemanagement, Inc.

Global Crossing Telemanagement VA, LLC

By:	/ S / JOHN A. KRITZMACHER
John A. Kritzmacher Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / DANIEL J. ENRIGHT Daniel J. Enright	President (principal executive officer)

/ S / JOHN A. KRITZMACHER John A. Kritzmacher	Director; Chief Financial Officer (principal financial officer and principal accounting officer)

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

Impsat Fiber Networks, Inc.

By:	/ S / JOHN A. KRITZMACHER
John A. Kritzmacher Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / DAVID ROY CAREY David Roy Carey	Director

/ S / JOHN BUCKHOUT MCSHANE John Buckhout McShane	Director

/ S / HECTOR ROBERTO ALONSO Hector Roberto Alonso	Director; President (principal executive officer)

/ S / JOHN A. KRITZMACHER John A. Kritzmacher	Director; Chief Financial Officer (principal financial officer and principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

Global Crossing Americas Solutions, Inc.

By:	/ S / JOHN A. KRITZMACHER
John A. Kritzmacher Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / FERNANDO MARCHETTI Fernando Marchetti	Director

/ S / JOHANNA RAVELO Johanna Ravelo	Director

/ S / HECTOR ROBERTO ALONSO Hector Roberto Alonso	Director; President (principal executive officer)

/ S / JOHN A. KRITZMACHER John A. Kritzmacher	Director; Chief Financial Officer (principal financial officer and principal accounting officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

Global Crossing Australia Pty Limited

By:	/ S / JOHN ROBERT MULHEARN, JR.
John Robert Mulhearn, Jr. Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / JOHN ROBERT MULHEARN, JR. John Robert Mulhearn, Jr.	Director

/ S / JON LYNDON FISSE Jon Lyndon Fisse	Director

/ S / GRAHAM JOHN KELLY Graham John Kelly	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

Global Crossing Japan KK

By:	/ S / JOHN ROBERT MULHEARN, JR.
John Robert Mulhearn, Jr. Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / JOHN ROBERT MULHEARN, JR. John Robert Mulhearn, Jr.	Director

/ S / JON LYNDON FISSE Jon Lyndon Fisse	Director

/ S / IAN TAYLOR Ian Taylor	Representative Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florham Park, State of New Jersey, on June 18, 2010.

Global Crossing Singapore Pte Ltd

By:	/ S / JOHN ROBERT MULHEARN, JR.
John Robert Mulhearn, Jr. Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / JOHN ROBERT MULHEARN, JR. John Robert Mulhearn, Jr.	Director

/ S / JON LYNDON FISSE Jon Lyndon Fisse	Director

Jacqueline Joelle Loke Mun-Tze	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Fibernet GmbH Global Crossing PEC Deutschland GmbH

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / SHEELA CRIBBIN Sheela Cribbin	Director

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Director

/ S / ISABEL JANET HOWSON Isabel Janet Howson	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Global Crossing Ireland Limited

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Director

/ S / ISABEL JANET HOWSON Isabel Janet Howson	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Global Crossing Service Europe Limited Global Crossing Services Ireland Limited

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Global Crossing PEC Luxembourg I s.à r.l. Global Crossing PEC Luxembourg II s.à r.l

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh Manager

By:	/ S / ARTHUR ESHUIS Arthur Eshuis Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Manager

/ S / ARTHUR ESHUIS Arthur Eshuis	Manager

Sylvia Infanger	Manager

/ S / KUY LY ANG Kuy Ly Ang	Manager

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Global Crossing PEC Espana S.A.

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / SHEELA CRIBBIN Sheela Cribbin	Director

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Director

/ S / ISABEL JANET HOWSON Isabel Janet Howson	Director

/ S / ROBERTO BEGOZZI Roberto Begozzi	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

GC IMPSAT Holdings Nederland B.V.

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / SHAUN GREGORY TWEED Shaun Gregory Tweed	Director

/ S / NICHOLAS ALEXANDER SPENCE Nicholas Alexander Spence	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Global Crossing PEC Holdings B.V.

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / SHEELA CRIBBIN Sheela Cribbin	Director

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

GC Pan European Crossing Networks B.V. Global Crossing PEC Nederland B.V.

BY:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh
Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / SHEELA CRIBBIN Sheela Cribbin	Director

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Director

/ S / ISABEL JANET HOWSON Isabel Janet Howson	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Global Crossing Nederland B.V.

BY:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh
Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / SHEELA CRIBBIN Sheela Cribbin	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naarden, The Netherlands, on June 18, 2010.

Global Crossing België b.v.b.a (in liquidation)

BY:	Global Crossing PEC Belgium b.v.b.a., its liquidator

BY:	/ S / ARTHUR ESHUIS
Arthur Eshuis
Authorized Representative

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / ARTHUR ESHUIS Arthur Eshuis	Authorized representative of Global Crossing PEC Belgium b.v.b.a., liquidator of the registrant

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Global Crossing PEC Belgium b.v.b.a.

BY:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh
Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / SHEELA CRIBBIN Sheela Cribbin	Director

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on June 18, 2010.

Global Crossing Cyprus Holdings Limited

BY:	/ S / QAMAR UL ARFEEN QADEER
Qamar Ul Arfeen Qadeer
Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / ANDROULLA CHRISTOPHI Androulla Christophi	Director

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Global Crossing PEC Denmark A.p.S. Global Crossing Sverige AB

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh Director

By:	/ S / QAMAR UL ARFEEN QADEER
Qamar Ul Arfeen Qadeer Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Director

/ S / SHEELA CRIBBIN Sheela Cribbin	Director

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Director

/ S / HANS ABILDSTROM Hans Abildstrom	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on June 18, 2010.

Global Crossing PEC Switzerland AG

By:	/ S / BERNARD WILLIAM KEOGH
Bernard William Keogh Manager

By:	/ S / QAMAR UL ARFEEN QADEER
Qamar Ul Arfeen Qadeer Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / JURG BADERTSCHER Jurg Badertscher	Director

/ S / SHEELA CRIBBIN Sheela Cribbin	Manager

/ S / QAMAR UL ARFEEN QADEER Qamar Ul Arfeen Qadeer	Manager

/ S / BERNARD WILLIAM KEOGH Bernard William Keogh	Manager

/ S / ROBERTO BEGOZZI Roberto Begozzi	Manager

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on June 18, 2010.

Telecom Infrastructure Hardware S.R.L.

By:	/ S / HECTOR ALONSO
Hector Alonso General Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / HECTOR ALONSO Hector Alonso	General Manager (principal executive officer)

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on June 18, 2010.

G.C. St. Croix Company, Inc.

By:	/ S / HECTOR ALONSO
Hector Alonso President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / HECTOR ALONSO Hector Alonso	Director; President (principal executive officer)

/ S / JOHANNA RAVELO Johanna Ravelo	Director

/ S / FERNANDO MARCHETTI CERSOSSIMO Fernando Marchetti Cersossimo	Director

/ S / EDWARD TUCKER Edward Tucker	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santiago, Chile, on June 18, 2010.

Global Crossing Chile S.A.

By:	/ S / LEONARDO PATRICIO MIRANDA PAVEZ
Leonardo Patricio Miranda Pavez
General Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / HECTOR ALONSO Hector Alonso	Director

/ S / VALERIA PLASTINO Valeria Plastino	Director

/ S / LIDIA GALDAMES RIQUELME Lidia Galdames Riquelme	Director

/ S / FACUNDO CASTRO CASTELLANOS Facundo Castro Castellanos	Director

/ S / MARIA JOSEFINA QUEROS SADIR Maria Josefina Queros Sadir	Director

/ S / LEONARDO PATRICIO MIRANDA PAVEZ Leonardo Patricio Miranda Pavez	General Manager (principal executive officer)

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on June 18, 2010.

Global Crossing Costa Rica S.R.L.

By:	/ S / HECTOR ALONSO
Hector Alonso
General Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / HECTOR ALONSO Hector Alonso	General Manager (principal executive officer)

/S / FERNANDO MARCHETTI CERSOSSIMO Fernando Marchetti Cersossimo	Financial Manager (principal financial officer and principal accounting officer)

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on June 18, 2010.

Global Crossing Mexicana, S.de R.L. de C.V. Global Crossing Mexicana, II S.de R.L. de C.V. Global Crossing Servicios, S. de R.L. de C.V

By:	/ S / HECTOR ALONSO
Hector Alonso
President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / HECTOR ALONSO Hector Alonso	Director; President (principal executive officer)

/ S / FACUNDO CASTRO CASTELLANOS Facundo Castro Castellanos	Director

/ S / JOHANNA RAVELO Johanna Ravelo	Director

/ S / FRANCISCO EDUARDO OLIVARES VELVER Francisco Eduardo Olivares Velver.	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lima, Peru, on June 18, 2010.

Global Crossing Peru S.A.

By:	/ S / HUGO ALDO GOMERO CESPEDES
Hugo Aldo Gomero Cespedes
General Manager

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / DANTE JULIO PASSALACQUA ZEGARRA Dante Julio Passalacqua Zegarra	Director

/ S / HECTOR ALONSO Hector Alonso	Director

/ S / CARLOS DANIEL TITOTTO Carlos Daniel Titotto	Director

/ S / HUGO ALDO GOMERO CESPEDES Hugo Aldo Gomero Cespedes	General Manager (principal executive officer)

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on June 18, 2010.

SAC Panama, S.A.

By:	/ S / HECTOR ALONSO
Hector Alonso President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / HECTOR ALONSO Hector Alonso	Director; President (principal executive officer)

/ S / JOHANNA RAVELO Johanna Ravelo	Director

/ S / FERNANDO MARCHETTI Fernando Marchetti	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Caracas, Venezuela, on June 18, 2010.

Global Crossing Venezuela S.A.

By:	/ S / GISELA GOMEZ
Gisela Gomez President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / GISELA GOMEZ Gisela Gomez	Director; President (principal executive officer)

/ S / HECTOR ALONSO Hector Alonso	Director

/ S / VALERIA PLASTINO Valeria Plastino	Director

/ S / JAIME A. PELAEZ ESPINOSA Jaime A. Pelaez Espinosa	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on June 18, 2010.

Global Crossing Comunicaciones Ecuador S.A.

By:	/ S / HECTOR ALONSO
Hector Alonso Executive President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / HECTOR ALONSO Hector Alonso	Executive President (principal executive officer)

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buenos Aires, Argentina, on June 18, 2010.

Global Crossing Panama Inc.

By:	/ S / HECTOR ALONSO
Hector Alonso President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / HECTOR ALONSO Hector Alonso	Director; President (principal executive officer)

/ S / JOHANNA RAVELO Johanna Ravelo	Director

/ S / FERNANDO MARCHETTI Fernando Marchetti	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sao Paulo, Brazil, on June 18, 2010.

SAC Brasil S.A.

By:	/ S / MIGUEL ORTIZ
Miguel Ortiz President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / MIGUEL ORTIZ Miguel Ortiz	Director

/ S / JOAO LEONARDO DA SILVA GOMEZ FIGUEIRA Joao Leonardo da Silva Gomez Figueira	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sao Paulo, Brazil, on June 18, 2010.

Global Crossing Comunicacoes do Brasil Ltda. Impsat Participacoes e Comercial Ltda.

By:	/ S / JOAO LEONARDO S.G. FIGUEIRA
Joao Leonardo S.G. Figueira President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / JOAO LEONARDO S.G. FIGUEIRA Joao Leonardo S.G. Figueira	Director; President (principal executive officer)

/ S / MARCOS MALFATTI Marcos Malfatti	Director

/ S / MIGUEL ORTIZ Miguel Ortiz	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sao Paulo, Brazil, on June 18, 2010.

SAC Brasil Holding Ltda.

By:	/ S / JOAO LEONARDO DA SILVA GOMEZ FIGUEIRA
Joao Leonardo da Silva Gomez Figueira Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Kritzmacher, John B. McShane and Mitchell C. Sussis, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on June 18, 2010.

Signature	Title

/ S / JOAO LEONARDO DA SILVA GOMEZ FIGUEIRA Joao Leonardo da Silva Gomez Figueira	Director

/ S / MITCHELL C. SUSSIS Mitchell C. Sussis	Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit Number	Description

2.1

Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings Ltd., Joint Provisional Liquidators of Global Crossing Ltd. and Global Crossing Holdings Ltd. (the “JPLs”), Singapore Technologies Telemedia Pte Ltd, and Hutchison Telecommunications Ltd., dated as of August 9, 2002 (incorporated by reference to Exhibit 2.12 of Global Crossing Ltd.’s 2001-2002 Annual Report on Form 10-K filed on December 8, 2003 (the “2002 10-K”)).

2.2

Amendment No. 1 to Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings Ltd., the JPLs, Singapore Technologies Telemedia Pte Ltd, and Hutchison Telecommunications Ltd., dated as of December 20, 2002 (incorporated by reference to Exhibit 2.13 of the 2002 10-K).

2.3

Amendment No. 2 to Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings Ltd., the JPLs and Singapore Technologies Telemedia Pte Ltd, dated as of May 13, 2003 (incorporated by reference to Exhibit 2.14 of the 2002 10-K).

2.4

Amendment No. 3 to Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings, Ltd. and Singapore Technologies Telemedia Pte Ltd, dated as of October 13, 2003 (incorporated by reference to Exhibit 2.15 of the 2002 10-K).

2.5

Amendment No. 4 to Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings Ltd., the JPLs and Singapore Technologies Telemedia Pte Ltd, dated as of November 14, 2003 (incorporated by reference to Exhibit 2.16 of the 2002 10-K).

2.6

Amendment No. 5 to Purchase Agreement among Global Crossing Ltd., Global Crossing Holdings Ltd., the JPLs and Singapore Technologies Telemedia Pte Ltd, dated as of December 3, 2003 (incorporated by reference to Exhibit 2.17 of the 2002 10-K).

2.7

Disclosure Statement, including Proposed Plan of Reorganization of Global Crossing Ltd., dated as of October 21, 2002 (incorporated by reference to Global Crossing Ltd.’s Current Report on Form 8-K, filed on October 28, 2002).

2.8

Confirmation Order, dated as of December 26, 2002, confirming Global Crossing Ltd.’s Joint Plan of Reorganization (incorporated by reference to Exhibit 99.2 to Global Crossing Ltd.’s Current Report on Form 8-K, filed on January 10, 2003).

2.9

Asset Purchase Agreement by and between Global Crossing Telecommunications, Inc. and Matrix Telecom, Inc. dated as of March 19, 2005 (incorporated by reference to Exhibit 2.9 to GCL’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005 (the “March 31, 2005 10-Q”)). (The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Pursuant to this regulation, Global Crossing Limited (“GCL”) hereby agrees to furnish a copy of any such instrument to the SEC upon request.)

2.10

Asset Purchase Agreement between Global Crossing Holdings Limited (“GCHL”) and WestCom Corporation, dated as of March 25, 2005 (incorporated by reference to Exhibit 2.10 to the March 31, 2005 10-Q). (The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Pursuant to this regulation, GCL hereby agrees to furnish a copy of any such instrument to the SEC upon request. GCL received approval of its request for confidential treatment with respect to portions of this Exhibit. An unredacted version of this Exhibit has been filed separately with the SEC.)

2.11

Agreement and Plan of Merger by and among GCL, GC Crystal Acquisition, Inc. (“GC Crystal”), and Impsat Fiber Networks, Inc. (“Impsat”), dated as of October 25, 2006 (incorporated by reference to Exhibit 2.1 to Impsat’s Current Report on Form 8-K, filed on October 30, 2006).

Exhibit Number	Description

2.12

Amendment to Agreement and Plan of Merger by and among GCL, GC Crystal, and Impsat, dated as of February 22, 2007 (incorporated by reference to Exhibit 2.1 to GCL’s Current Report on Form 8-K, filed on February 23, 2007).

2.13

Second Amendment to Agreement and Plan of Merger by and among GCL, GC Crystal, and Impsat, dated as of March 15, 2007 (incorporated by reference to Exhibit 2.13 of GCL’s 2006 Annual Report on Form 10-K, filed on March 16, 2007).

3.1	Amended and Restated Constitutional Documents of GCL (incorporated by reference to Exhibit 2.13 of GCL’s 2007 Annual Report on Form 10-K, filed on March 13, 2008 (the “2007 10-K”).

3.2	Certificate of Deposit of Memorandum of Increase of Share Capital, dated June 3, 2004 (incorporated by reference to Exhibit 3.2 of the 2007 10-K).

3.3	Certificate of Deposit of Memorandum of Increase of Share Capital, dated July 18, 2006 (incorporated by reference to Exhibit 3.3 of the 2007 10-K).

3.4	Certificate of Deposit of Memorandum of Increase of Share Capital, dated June 29, 2007 (incorporated by reference to Exhibit 3.4 of the 2007 10-K).

3.5	Amended and Restated Bye-Laws of GCL dated as of June 12, 2007 (incorporated by reference to Exhibit 3.5 of the 2007 10-K).

*3.6	Articles of Incorporation of Global Crossing Holdings Limited.

*3.7	Bye-laws of Global Crossing Holdings Limited.

*3.8	Articles of Incorporation of Atlantic Crossing Ltd.

*3.9	Bye-laws of Atlantic Crossing Ltd.

*3.10	Articles of Incorporation of Global Crossing Asia Holdings Ltd.

*3.11	Bye-laws of Global Crossing Asia Holdings Ltd.

*3.12	Articles of Incorporation of Global Crossing Australia Holdings Ltd.

*3.13	Bye-laws of Global Crossing Australia Holdings Ltd.

*3.14	Articles of Incorporation of Global Crossing Network Center Ltd.

*3.15	Bye-laws of Global Crossing Network Center Ltd.

*3.16	Articles of Incorporation of Global Crossing International, Ltd.

*3.17	Bye-laws of Global Crossing International, Ltd.

*3.18	Articles of Incorporation of Old GMS Holdings Ltd.

*3.19	Bye-laws of Old GMS Holdings Ltd.

*3.20	Articles of Incorporation of South American Crossing Holdings Ltd.

*3.21	Bye-laws of South American Crossing Holdings Ltd.

*3.22	Articles of Incorporation of Global Crossing International Networks Ltd.

*3.23	Bye-laws of Global Crossing International Networks Ltd.

*3.24	Articles of Incorporation of GC Crystal Holdings Ltd.

*3.25	Bye-laws of GC Crystal Holdings Ltd.

*3.26	Articles of Incorporation of PAC Panama Ltd.

*3.27	Bye-laws of PAC Panama Ltd.

*3.28	Articles of Amalgamation of Global Crossing Telecommunications–Canada, Ltd.

*3.29	Bylaws of Global Crossing Telecommunications–Canada, Ltd.

Exhibit Number	Description

*3.30	Articles of Continuance of Ameritel Management, Inc.

*3.31	Bylaws of Ameritel Management, Inc.

*3.32	Certificate of Incorporation of Global Crossing Hong Kong Limited.

*3.33	Articles of Association Global Crossing Hong Kong Limited.

*3.34	Certificate of Incorporation of Fibernet Holdings Limited.

*3.35	Memorandum and Articles of Association of Fibernet Holdings Limited.

*3.36	Certificate of Incorporation of Global Crossing (Bidco) Limited.

*3.37	Memorandum and Articles of Association of Global Crossing (Bidco) Limited.

*3.38	Certificate of Incorporation of Global Crossing Europe Limited.

*3.39	Memorandum and Articles of Association of Global Crossing Europe Limited.

*3.40	Certificate of Incorporation of Global Crossing Financial Markets Limited.

*3.41	Memorandum and Articles of Association of Global Crossing Financial Markets Limited.

*3.42	Certificate of Incorporation of Pan American Crossing UK Ltd.

*3.43	Memorandum and Articles of Association of Pan American Crossing UK Ltd.

*3.44	Certificate of Incorporation of GC Impsat Holdings I Plc.

*3.45	Memorandum and Articles of Association of GC Impsat Holdings I Plc.

*3.46	Certificate of Incorporation of GC Impsat Holdings II Limited

*3.47	Memorandum and Articles of Association of GC Impsat Holdings II Limited.

*3.48	Certificate of Incorporation of GC Impsat Holdings III Limited.

*3.49	Memorandum and Articles of Association of GC Impsat Holdings III Limited.

*3.50	Certificate of Incorporation of GC Pan European Crossing UK Limited.

*3.51	Memorandum and Articles of Association of GC Pan European Crossing UK Limited.

*3.52	Certificate of Incorporation of Racal Telecommunications, Inc.

*3.53	Bylaws of Racal Telecommunications, Inc.

*3.54	Certificate of Formation of International Optical Network, L.L.C.

*3.55	Operating Agreement of International Optical Network, L.L.C.

*3.56	Certificate of Agreement of Incorporation of Global Crossing Bandwidth, Inc.

*3.57	Bylaws of Global Crossing Bandwidth, Inc.

*3.58	Certificate of Incorporation of Global Crossing North America, Inc.

*3.59	Bylaws of Global Crossing North America, Inc.

*3.60	Certificate of Incorporation of Global Crossing Development Co.

*3.61	Bylaws of Global Crossing Development Co.

*3.62	Certificate of Incorporation of Global Crossing Employee Services Inc.

*3.63	Bylaws of Global Crossing Employee Services Inc.

*3.64	Certificate of Incorporation of Global Crossing Local Services, Inc.

*3.65	Bylaws of Global Crossing Local Services, Inc.

*3.66	Certificate of Incorporation of Global Crossing North American Holdings, Inc.

*3.67	Bylaws of Global Crossing North American Holdings, Inc.

Exhibit Number	Description

*3.68	Certificate of Incorporation of Global Crossing North American Networks, Inc.

*3.69	Bylaws of Global Crossing North American Networks, Inc.

*3.70	Certificate of Incorporation of Global Crossing Telecommunications, Inc.

*3.71	Bylaws of Global Crossing Telecommunications, Inc.

*3.72	Certificate of Incorporation of ALC Communications Corporation.

*3.73	Bylaws of ALC Communications Corporation.

*3.74	Certificate of Incorporation of Budget Call Long Distance, Inc.

*3.75	Bylaws of Budget Call Long Distance, Inc.

*3.76	Certificate of Incorporation of GT Landing II Corp.

*3.77	Certificate of GT Landing II Corp.

*3.78	Certificate of Incorporation of Global Crossing Telemanagement, Inc.

*3.79	Bylaws of Global Crossing Telemanagement, Inc.

*3.80	Certificate of Organization of Global Crossing Telemanagement VA, LLC.

*3.81	Amended and Restated Certificate of Incorporation of Impsat Fiber Networks, Inc.

*3.82	Amended and Restated Bylaws of Impsat Fiber Networks, Inc.

*3.83	Certificate of Incorporation of Global Crossing Americas Solutions, Inc.

*3.84	Bylaws of Global Crossing Americas Solutions, Inc.

*3.85	Certificate of Incorporation of Global Crossing Australia Pty Limited.

*3.86	Constitution of Global Crossing Australia Pty Limited.

*3.87	Articles of Incorporation of Global Crossing Japan KK.

*3.88	Memorandum and Articles of Association of Global Crossing Singapore Pte. Ltd.

*3.89	Bylaws of SAC Brasil Holding Ltda.

*3.90	Bylaws of SAC Brasil S.A.

*3.91	Bylaws of Impsat Participacoes e Comercial Ltda.

*3.92	Bylaws of Global Crossing Comunicacoes do Brasil Ltda.

*3.93	Bylaws of Global Crossing Chile S.A.

*3.94	Bylaws of Global Crossing Servicios, S. de R.L. de C.V.

*3.95	Bylaws of Global Crossing Mexicana, S. de R.L. de C.V.

*3.96	Bylaws of Global Crossing Mexicana, II S. de R.L. de C.V.

*3.97	Articles of Incorporation of SAC Panama S.A.

*3.98	Articles of Incorporation of Global Crossing Panama Inc.

*3.99	Bylaws of Telecom Infrastructure Hardware S.R.L.

*3.100	Bylaws of Global Crossing Peru S.A.

*3.101	Articles of Incorporation of GC St. Croix Company, Inc.

*3.102	Bylaws of GC St. Croix Company, Inc.

*3.103	Bylaws of Global Crossing Costa Rica, S.R.L.

*3.104	Bylaws of Global Crossing Comunicaciones Ecuador S.A.

*3.105	Bylaws of Global Crossing Venezuela S.A.

Exhibit Number	Description

*3.106	Articles of Incorporation of Fibernet GmbH.

*3.107	Articles of Incorporation of Global Crossing PEC Deutschland GmbH.

*3.108	Articles of Incorporation of Global Crossing Ireland Limited.

*3.109	Articles of Incorporation of Global Crossing Services Europe Limited.

*3.110	Articles of Incorporation of Global Crossing Services Ireland Limited.

*3.111	Articles of Incorporation of Global Crossing PEC Luxembourg I s.à.r.l.

*3.112	Articles of Incorporation of Global Crossing PEC Luxembourg II s.à.r.l.

*3.113	Articles of Incorporation of Global Crossing PEC España S.A.

*3.114	Articles of Incorporation of GC IMPSAT Holdings Nederland B.V.

*3.115	Articles of Incorporation of Global Crossing PEC Holdings B.V.

*3.116	Articles of Incorporation of GC Pan European Crossing Networks B.V.

*3.117	Articles of Incorporation of Global Crossing PEC Nederland B.V.

*3.118	Articles of Incorporation of Global Crossing Nederland B.V.

*3.119	Articles of Incorporation of Global Crossing Belgie b.v.b.a. (in liquidation)

*3.120	Articles of Incorporation of Global Crossing PEC Belgium b.v.b.a.

*3.121	Articles of Incorporation of Global Crossing Cyprus Holdings Limited.

*3.122	Articles of Incorporation of Global Crossing PEC Danmark A.p.S.

*3.123	Articles of Incorporation of Global Crossing Sverige AB.

*3.124	Articles of Incorporation of Global Crossing PEC Switzerland AG.

4.1	Form of stock certificate for common stock of GCL (formerly GC Acquisition Ltd.) (incorporated by reference to Exhibit 4.1 of the 2002 10-K).

4.2

Certificate of Designations of 2.0% Cumulative Senior Preferred Shares of GCL (formerly GC Acquisition Ltd.), dated as of December 9, 2003 (incorporated by reference to Exhibit 4.2 of GCL’s 2003 Annual Report on Form 10-K, filed on March 26, 2004 (the “2003 10-K”)).

4.3

Written Consent of STT Crossing Ltd., the Sole Holder of the 2.0% Cumulative Senior Convertible Preferred Shares of GCL, dated as of May 23, 2006 (incorporated by reference to Exhibit 99.3 of GCL’s current report on Form 8-K, filed May 30, 2006 (the “May 30, 2006 8-K”)).

4.4

Restructuring Agreement dated as of October 8, 2004, among GCL, GCHL, Global Crossing North American Holdings, Inc., Global Crossing (UK) Telecommunications Limited (“GCUK”), STT Crossing Ltd., STT Hungary Liquidity Management Limited Liability Company, and STT Communications Ltd. (incorporated by reference to Exhibit 4.6 of GCL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 15, 2004 (the “September 30, 2004 10-Q”)).

4.5

Amendment No. 1 to Restructuring Agreement, dated as of December 10, 2004, among GCL, GCHL, Global Crossing North American Holdings, Inc., GCUK, STT Crossing Ltd., STT Hungary Liquidity Management Limited Liability Company, and STT Communications Ltd. (incorporated by reference to Exhibit 10 of GCL’s current report on Form 8-K filed on December 13, 2004).

4.6

Amendment No. 2 to Restructuring Agreement, dated as of May 30, 2006, among GCL, GCHL, Global Crossing North American Holdings, Inc., GCUK, STT Crossing Ltd., and STT Communications Ltd. (incorporated by reference to Exhibit 99.4 of GCL’s Current Report on Form 8-K, filed on June 1, 2006 (the “June 1, 2006 8-K”).

Exhibit Number	Description

4.7

Indenture, dated as of December 23, 2004, by and among Global Crossing (UK) Finance Plc (“GCUK Finance”), GCUK, the other subsidiaries of GCUK guaranteeing the notes, STT Communications Ltd., as optionholder, AIB/BNY Fund Management (Ireland) Limited, as Irish paying agent, and The Bank of New York, as trustee, relating to the approximately $404 million aggregate original principal amount of senior secured notes due 2014 (incorporated by reference to Exhibit 4.2 of GCL’s current report on Form 8-K, filed on December 30, 2004 (the “December 30, 2004 8-K”)).

4.8

Debenture, dated as of December 23, 2004, between GCUK and GCUK Finance, as chargors, in favor of The Bank of New York, as collateral agent (incorporated by reference to Exhibit 4.3 of the December 30, 2004 8-K).

4.9

Security Arrangement Agreement, dated as of December 23, 2004, by and among STT Communications Ltd., STT Crossing Ltd., STT Hungary Liquidity Management Limited Liability Company, The Bank of New York, as trustee and collateral agent, GCUK, certain of its subsidiaries as obligors and the Hedging Counterparties named therein (incorporated by reference to Exhibit 4.4 of the December 30, 2004 8-K).

4.10

Supplemental Indenture, dated as of December 28, 2006, among Fibernet Group Limited, Fibernet UK Limited and Fibernet Limited, GCUK Finance, GCUK and The Bank of New York, as trustee, relating to the approximately 52 million pounds sterling aggregate original principal amount of senior secured notes due 2014 (incorporated by reference to Exhibit 4.1 to GCL’s current report on Form 8-K, filed on December 29, 2006 (the “December 29, 2006 8-K”)).

4.11

Indenture, dated as of May 18, 2006 between GCL and Wells Fargo Bank, N.A. as trustee relating to debt securities to be issued from time to time under GCL’s shelf registration statement filed on April 21, 2006 (incorporated by reference to Exhibit 4.1 of GCL’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 10-Q, filed on August 9, 2006).

4.12

First Supplemental Indenture, dated as of May 30, 2006, to the Indenture dated as of May 18, 2006 between GCL and Wells Fargo as trustee relating to the $143.75 million aggregate original principal amount of GCL’s 5.0% Convertible Senior Notes due 2011 (incorporated by reference to Exhibit 99.1 of the June 1, 2006 8-K).

4.13

Pledge Agreement, dated as of May 30, 2006, between GCL and Wells Fargo as trustee and securities intermediary relating to the $143.75 million aggregate original principal amount of GCL’s 5.0% Convertible Senior Notes due 2011 (incorporated by reference to Exhibit 99.2 of the June 1, 2006 8-K).

4.14

Indenture, dated as of February 14, 2007 between GC Impsat Holdings I Plc (“GC Impsat”) and Wells Fargo Bank, N.A. as trustee and Wells Fargo Bank, National Association, as escrow agent relating to $225,000,000 in aggregate principal amount of GC Impsat’s 9.875% senior notes due 2017 (incorporated by reference to Exhibit 4.1 GCL’s current report on Form 8-K, filed on February 20, 2007 (the “February 20, 2007 8-K”)).

4.15

Escrow and Security Agreement dated as of February 14, 2007 between the GC Impsat as Depositor, Wells Fargo Bank, N.A as Escrow Agent and Wells Fargo Bank, N.A. as trustee relating to debt securities to be issued from time to time under GCL’s shelf registration statement filed on April 21, 2006 (incorporated by reference to Exhibit 4.2 to the February 20, 2007 8-K).

4.16

First Supplemental Indenture, dated as of September 10, 2009, to the Indenture between GC Impsat and Wells Fargo Bank, N.A. as trustee and Wells Fargo Bank, National Association, as escrow agent relating to $225,000,000 in aggregate principal amount of GC Impsat’s 9.875% senior notes due 2017 (incorporated by reference to Exhibit 4.1 GCL’s current report on Form 8-K, filed on September 11, 2009).

Exhibit Number	Description

4.17

Registration Rights Agreement, dated as of December 9, 2003, between GCL and Singapore Technologies Telemedia Pte Ltd, relating to common and preferred shares (incorporated by reference to Exhibit 10.10 of the 2003 10-K).

4.18

Amendment No. 1 to Registration Rights Agreement, dated as of December 23, 2004, by and among GCL, STT Crossing Ltd and STT Hungary Liquidity Management Limited Liability Company (incorporated by reference to Exhibit 10.1 of the December 30, 2004 8-K).

4.19	Amendment No. 2 to Registration Rights Agreement, dated as of May 23, 2006, between GCL and STT Crossing Ltd (incorporated by reference to Exhibit 99.1 of the May 30, 2006 8-K).

4.20

Amendment No. 3 to Registration Rights Agreement, dated as of August 27, 2007, between GCL and STT Crossing Ltd. (incorporated by reference to Exhibit 4.20 of GCL’s 2009 Annual Report on Form 10-K, filed on February 23, 2010 (the “2009 10-K”))

4.21

Registration Rights Agreement, dated as of December 23, 2004, by and among GCL, STT Crossing Ltd and STT Hungary Liquidity Management Limited Liability Company, relating to Convertible Notes (incorporated by reference to Exhibit 10.2 of the December 30, 2004 8-K).

4.22

Indenture, dated as of September 22, 2009, by and among GCL, each of the guarantors identified therein, and Wilmington Trust FSB, as trustee (incorporated by reference to Exhibit 4.1 of GCL’s current report on Form 8-K, filed on September 25, 2009 (the “September 25, 2009 8-K”)).

*4.23

First Supplemental Indenture, dated as of March 11, 2010, by and among Budget Call Long Distance, Inc., Global Crossing Telecommunications, Inc., Global Crossing North American Networks, Inc., Global Crossing Local Services, Inc., Global Crossing Telemanagement, Inc., GCL and Wilmington Trust FSB, as trustee.

4.24	Form of 12% Senior Secured Note due 2015 (included in Exhibit 4.22).

4.25

Collateral Agency Agreement, dated as of September 22, 2009, by and among GCL and Wilmington Trust FSB, both as collateral agent and indenture trustee (incorporated by reference to Exhibit 4.2 of the September 25, 2009 8-K).

4.26

Exchange and Registration Rights Agreement, dated September 22, 2009, by and among the registrant, the guarantors identified therein and the initial purchasers (incorporated by reference to Exhibit 4.3 of the September 25, 2009 8-K).

Except as hereinabove provided, there is no instrument with respect to long-term debt of GCL and its consolidated subsidiaries under which the total authorized amount exceeds 10 percent of the total consolidated assets of GCL. GCL agrees to furnish to the SEC upon its request a copy of any instrument relating to long-term debt.

**5.1	Opinion of Latham & Watkins LLP.

**5.2	Opinion of Appleby.

**5.3	Opinion of Blake Cassels & Graydon LLP.

**5.4	Opinion of Wilkinson & Grist.

**5.5	Opinion of Latham & Watkins (London) LLP.

**5.6	Opinion of Whyte Hirschboeck Dudek S.C.

**5.7	Opinion of LeClairRyan, P.C.

**5.8	Opinion of Freehills.

**5.9	Opinion of Nagashima Ohno & Tsunematsu.

**5.10	Opinion of Rodyk & Davidson LLP.

Exhibit Number	Description
**5.11	Opinion of TozziniFreire Advogados.
**5.12	Opinion of Cariola Diez Perez-Cotapos & Cia. Ltda.
**5.13	Opinion of Alvarez, Santamarina y Acedo, S.C.
**5.14	Opinion of Sucre Arias y Reyes.
**5.15	Opinion of Berninzon, Benavides, Vargas & Fernández, Abogados.
**5.16	Opinion of Moore, Dodson & Russell, P.C.
**5.17	Opinion of Soley, Saborio & Associados.
**5.18	Opinion of Corral & Rosales.
**5.19	Opinion of D’Empaire Reyna Abogados.
**5.20	Opinion of K&L Gates LLP.
**5.21	Opinion of A&L Goodbody Solicitors.
**5.22	Opinion of Bonn Schmitt Steichen.
**5.23	Opinion of Araoz Y Rueda Abogados, S.L.P.
**5.24	Opinion of Houthoff Buruma.
**5.25	Opinion of Simmons & Simmons.
**5.26	Opinion of Michael & Liasides L.L.C.
**5.27	Opinion of Horten Law Firm.
**5.28	Opinion of Advokatfirma DLA Nordic KB.
**5.29	Opinion of VISCHER AG.
10.1	Employment Agreement, dated as of December 9, 2003, between John J. Legere and GCL (incorporated by reference to Exhibit 10.3 of the 2003 10-K).†
10.2

Employment Agreement, dated as of August 15, 2006, between John J. Legere and GCL (incorporated by reference to Exhibit 10.1 of GCL’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed on November 9, 2006 (the “September 30, 2006 10-Q”)).†

10.3

First Amendment to Employment Agreement, dated as of June 24, 2008, between John J. Legere and GCL (incorporated by reference to Exhibit 10.3 of GCL’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed on August 6, 2008 (the “June 30, 2008 10-Q”)).†

10.4

Second Amendment to Employment Agreement, dated as of December 31, 2008, between John J. Legere and GCL (incorporated by reference to Exhibit 10.4 of GCL’s 2008 Annual Report on Form 10-K filed on March 4, 2009 (the “2008 10-K”)).†

10.5	Third Amendment to Employment Agreement, dated as of December 31, 2009, between John J. Legere and GCL (incorporated by reference to Exhibit 4.20 of the 2009 10-K).†
10.6	2003 Global Crossing Limited Stock Incentive Plan, as amended on December 10, 2008 (incorporated by reference to Exhibit 10.6 of the 2008 10-K).†
10.7	Form of Non-Qualified Stock Option Agreement applicable to executive officers of GCL (incorporated by reference to Exhibit 10.9 of the 2002 10-K).†
10.8	Form of Non-Qualified Stock Option Agreement applicable to John J. Legere (incorporated by reference to Exhibit 10.14 of the September 30, 2004 10-Q).†
10.9

Form of Restricted Stock Unit Agreement applicable to directors of GCL, and to executive officers of GCL for grants made prior to 2007 (incorporated by reference to Exhibit 10.8 of GCL’s 2005 Annual Report on Form 10-K, filed on March 16, 2006 (the “2005
10-K”)).†

Exhibit Number	Description
10.10

Form of Restricted Stock Unit Agreement applicable to executive officers of GCL for grants made in 2007 (incorporated by reference to Exhibit 10.1 of GCL’s Quarterly Report on Form 10-Q for the quarter ended March, 31, 2008, filed on May 8, 2008 (the “March 31, 2008 10-Q”)).†

10.11	Form of Restricted Stock Unit Agreement applicable to executive offers of GCL for grants made after January 1, 2008 (incorporated by reference to Exhibit 10.1 of the June 30, 2008 10-Q).†
10.12	Form of Restricted Stock Unit Agreement applicable to John J. Legere (incorporated by reference to Exhibit 10.15 of the September 30, 2004 10-Q).†
10.13

Form of Performance Based Restricted Stock Unit Agreement applicable to directors of GCL, and to executive officers of GCL for grants made prior to 2007 (incorporated by reference to Exhibit 10.10 of the 2005 10-K).†

10.14	Form of Performance Based Restricted Stock Unit Agreement applicable to executive officers of GCL for grants made in 2007 (incorporated by reference to Exhibit 10.2 of the March 31, 2008 10-Q).†
10.15

Form of Performance Based Restricted Stock Unit Agreement applicable to executive officers of GCL for grants made after January 1, 2008 (incorporated by reference to Exhibit 10.2 of the June 30, 2008 10-Q).†

10.16	Form of Performance Based Restricted Stock Unit Agreement applicable to John J. Legere (incorporated by reference to Exhibit 10.11 of the 2005 10-K).†
10.17	Global Crossing Limited Senior Executive Short Term Incentive Compensation Plan (incorporated by reference to Exhibit 10.7 to the 2003 10-K).†
10.18	Summary of terms of Global Crossing Senior Leadership Performance Program approved by the Board of Directors on November 19, 2004 (incorporated by reference to Exhibit 10.11 to the 2004 10-K).†
10.19	Form of Indemnity Agreement applicable to directors and Executive Committee members of GCL (incorporated by reference to Exhibit 10.16 of the September 30, 2004 10-Q).†
10.20	Form of Indemnity Agreement applicable to directors and officers of subsidiaries of GCL (incorporated by reference to Exhibit 10.4 of the June 30, 2007 10-Q).†
10.21

Cooperation Agreement dated as of December 9, 2003, between GCL (formerly GC Acquisition Ltd.) and the individuals signatory thereto in their capacities as Estate Representative under the Plan of Reorganization and as, or on the behalf of, the Liquidating Trustee under a liquidating trust agreement (incorporated by reference to Exhibit 10.8 of the 2003 10-K).

10.22

Liquidating Trust Agreement among Global Crossing Ltd. and its debtor subsidiaries signatory thereto and the individuals signatory thereto in their capacity as the liquidating trustee (incorporated by reference to Exhibit 99.2 of GCL’s current report on Form 8-K filed on December 23, 2003).

10.23

Network Security Agreement dated as of September 24, 2003, between Global Crossing Ltd., GCL (formerly GC Acquisition Ltd.), Singapore Technologies Telemedia Pte Ltd, the Federal Bureau of Investigation, the U.S. Department of Justice, the Department of Defense and the Department of Homeland Security (incorporated by reference to Exhibit 10.13 of the 2002 10-K) (the “Network Security Agreement”).

10.24

Amendment 1 to the Network Security Agreement dated as of February 1, 2007, between GCL (formerly GC Acquisition Ltd.), Singapore Technologies Telemedia Pte Ltd, the Federal Bureau of Investigation, the U.S. Department of Justice, the Department of Defense and the Department of Homeland Security (incorporated by reference to Exhibit 10.18 of the 2007 10-K).

Exhibit Number	Description

10.25	Global Crossing Limited 2005 Annual Bonus Program (incorporated by reference to Exhibit 10.22 of the March 31, 2005 10-Q).†

10.26	Employment Agreement, dated as of June 1, 2007, between Héctor Alonso and GCL (incorporated by reference to Exhibit 10.1 of the June 30, 2007 10-Q).†

10.27	Employment Agreement, dated as of June 1, 2007, between Héctor Alonso and Impsat Argentina S.A. (incorporated by reference to Exhibit 10.2 of the June 30, 2007 10-Q).†

10.28	Letter agreement, dated September 18, 2008, between John A. Kritzmacher and GCL (incorporated by reference to Exhibit 10.2 of the September 30, 2008 10-Q).†

10.29	Global Crossing 2009 Discretionary Incentive Bonus Program (incorporated by reference to Exhibit 10.1 of the June 30, 2009 Form 10-Q, filed August 4, 2009 (the “June 30, 2009 10-Q”)).†

10.30	Amended and Restated Global Crossing Limited Key Management Protection Plan (incorporated by reference to Exhibit 10.2 of the June 30, 2009 10-Q).†

10.31

Global Crossing 2010 Discretionary Incentive Bonus Program (incorporated by reference to Exhibit 10.1 of GCL’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 4, 2010).†

*12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.

*21	Subsidiaries of GCL.

*23.1	Consent of Ernst & Young LLP.

**23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

**23.3	Consent of Appleby (included in Exhibit 5.2).

**23.4	Consent of Blake Cassels & Graydon LLP (included in Exhibit 5.3).

**23.5	Consent of Wilkinson & Grist (included in Exhibit 5.4).

**23.6	Consent of Latham & Watkins (London) LLP (included in Exhibit 5.5).

**23.7	Consent of Whyte Hirschboeck Dudek S.C. (included in Exhibit 5.6).

**23.8	Consent of LeClairRyan, P.C. (included in Exhibit 5.7).

**23.9	Consent of Freehills (included in Exhibit 5.8).

**23.10	Consent of Nagashima Ohno & Tsunematsu (included in Exhibit 5.9).

**23.11	Consent of Rodyk & Davidson LLP (included in Exhibit 5.10).

**23.12	Consent of TozziniFreire Advogados (included in Exhibit 5.11).

**23.13	Consent of Cariola Diez Perez-Cotapos & Cia. Ltda. (included in Exhibit 5.12).

**23.14	Consent of Alvarez, Santamarina y Acedo,S.C. (included in Exhibit 5.13).

**23.15	Consent of Sucre Arias y Reyes (included in Exhibit 5.14).

**23.16	Consent of Berninzon, Benavides, Vargas & Fernández, Abogados (included in Exhibit 5.15).

**23.17	Consent of Moore, Dodson & Russell, P.C. (included in Exhibit 5.16).

**23.18	Consent of Soley, Saborio & Associados (included in Exhibit 5.17).

**23.19	Consent of Corral & Rosales (included in Exhibit 5.18).

**23.20	Consent of D’Empaire Reyna Abogados (included in Exhibit 5.19).

**23.21	Consent of K&L Gates LLP (included in Exhibit 5.20).

Exhibit Number	Description

**23.22	Consent of A&L Goodbody Solicitors (included in Exhibit 5.21).

**23.23	Consent of Bonn Schmitt Steichen (included in Exhibit 5.22).

**23.24	Consent of Araoz Y Rueda Abogados, S.L.P. (included in Exhibit 5.23).

**23.25	Consent of Houthoff Buruma (included in Exhibit 5.24).

**23.26	Consent of Simmons & Simmons (included in Exhibit 5.25).

**23.27	Consent of Michael &, Liasides L.L.C. (included in Exhibit 5.26).

**23.28	Consent of Horten Law Firm (included in Exhibit 5.27).

**23.29	Consent of Advokatfirma DLA Nordic KB (included in Exhibit 5.28).

**23.30	Consent of VISCHER AG (included in Exhibit 5.29).

*24	Powers of Attorney (included on signature pages hereof).

*25	Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act.

**99.1	Form of Letter of Transmittal.

**99.2	Form of Notice of Guaranteed Delivery.

**99.3	Form of Letter to Brokers, Dealers and Other Nominees.

**99.4	Form of Letter to Beneficial Owners Regarding Offer to Exchange.

*	Filed herewith.
**	To be filed by amendment.
†	Denotes management contract or compensatory plan, contract or arrangement.